As filed with the Securities and Exchange Commission on July 18, 2013

Registration No. 333-188919

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED BANKSHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

West Virginia	6711	55-0641179
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I. R. S. Employer Identification Number)

500 Virginia Street, East

Charleston, West Virginia 25301

(304) 348 8400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard M. Adams

United Bankshares, Inc.

P. O. Box 393

500 Virginia Street, East

Charleston, West Virginia 25301

(304) 348 8400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Sandra M. Murphy, Esq.	Jacob A. Lutz III, Esq.
Bowles Rice LLP	Troutman Sanders LLP
600 Quarrier Street	1001 Haxall Point
P.O. Box 1386	Richmond, Virginia 23219
Charleston, West Virginia 25325	(804) 697-1490
(304) 347-1131

Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company.)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JULY 18, 2013

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On January 29, 2013, United Bankshares, Inc. and Virginia Commerce Bancorp, Inc. announced a strategic business combination in which Virginia Commerce will merge with and into a wholly-owned subsidiary of United Bankshares. The combined company, which will retain the United name, will have approximately $11 billion in assets and operate [—] branches across the contiguous states of West Virginia, Virginia, Ohio, Pennsylvania and Maryland and the District of Columbia. United Bankshares and Virginia Commerce are sending you this prospectus and joint proxy statement to invite you to attend a special meeting of shareholders being held by each company to allow you to vote on the merger.

If the merger is completed, holders of Virginia Commerce common stock will receive 0.5442 shares of United Bankshares common stock in exchange for each share of Virginia Commerce common stock held immediately prior to the merger, subject to the payment of cash in lieu of fractional shares. The number of shares of United Bankshares common stock that Virginia Commerce shareholders will receive in the merger for each share of Virginia Commerce common stock is fixed. The implied value of the consideration Virginia Commerce shareholders will receive in the merger will change depending on changes in the market price of United Bankshares common stock and will not be known at the time you vote on the merger.

Based on the closing price of United Bankshares common stock on the NASDAQ Global Select Market, or Nasdaq (trading symbol “UBSI”) on January 29, 2013, the last trading day before public announcement of the merger, the 0.5442 exchange ratio represented approximately $14.00 in value for each share of Virginia Commerce common stock. Based on United Bankshares’ closing price on [—], 2013 of $[—], the 0.5442 exchange ratio represented approximately $[—] in value for each share of Virginia Commerce common stock. Based on the 0.5442 exchange ratio and the number of shares of Virginia Commerce common stock outstanding and reserved for issuance under various plans and agreements and in connection with various convertible securities as of [—], 2013, the maximum number of shares of United Bankshares common stock issuable in the merger is expected to be [—].

The common stock of United Bankshares and Virginia Commerce are listed on the NASDAQ Global Select Market. United Bankshares and Virginia Commerce urge you to obtain current market quotations for United Bankshares (trading symbol “UBSI”) and Virginia Commerce (trading symbol “VCBI”).

The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and holders of Virginia Commerce common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Virginia Commerce common stock for shares of United Bankshares common stock in the merger, except with respect to any cash received in lieu of fractional shares of United Bankshares common stock.

At the special meeting of United Bankshares shareholders to be held on [—], 2013, United Bankshares shareholders will be asked to vote to (1) approve and adopt the merger agreement, (2) approve the issuance of the shares of United Bankshares common stock in connection with the merger, and (3) adjourn, postpone or continue the special meeting, if necessary, in order to further solicit proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. Adoption of the merger agreement and the issuance of the shares of United Bankshares common stock requires the affirmative vote of a majority of the votes cast on the matter assuming that a quorum is present.

At the special meeting of Virginia Commerce shareholders to be held on [—], 2013, holders of Virginia Commerce common stock will be asked to vote to (1) approve the merger agreement, (2) approve, in a non-binding advisory vote, certain compensation that may become payable to Virginia Commerce’s named executive officers in connection with the merger, and (3) grant the board of directors authority to adjourn, continue, or postpone the special meeting, if necessary, in order to further solicit proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement. Approval of the merger agreement requires the affirmative vote of the holders of at least a majority (50.1%) of the outstanding shares of Virginia Commerce common stock entitled to vote at the special meeting.

The United Bankshares board of directors unanimously recommends that United Bankshares common shareholders vote “FOR” the approval and adoption of the merger agreement, “FOR” the issuance of the shares of United Bankshares common stock and “FOR” the approval of the adjournment, postponement or continuance of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement and approve the issuance of the United Bankshares common stock.

The Virginia Commerce board of directors unanimously recommends that Virginia Commerce common shareholders vote “FOR” the approval of the merger agreement, “FOR” the approval, in a non-binding advisory vote, of certain compensation that may become payable to Virginia Commerce’s named executive officers in connection with the merger, and “FOR” granting the board the authority to adjourn, postpone, or continue the special meeting, if necessary, in order to further solicit proxies if there are not sufficient votes to approve the merger agreement.

This document describes the special meetings, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page 20 for a discussion of the risks relating to the proposed merger and owning United Bankshares common stock after the merger. You also can obtain information about United Bankshares and Virginia Commerce from documents that each has filed with the Securities and Exchange Commission.

Richard M. Adams

Chairman of the Board and Chief Executive Officer

United Bankshares, Inc.

Peter A. Converse

President and Chief Executive Officer

Virginia Commerce Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the United Bankshares common stock to be issued under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings and deposit accounts and are not insured by the Federal Deposit Insurance Corporation, or any other governmental agency.

The date of this document is [—], 2013, and it is first being mailed or otherwise delivered to United Bankshares shareholders and Virginia Commerce shareholders on or about [—], 2013.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [—], 2013

On [—], 2013, United Bankshares, Inc. (“United Bankshares”) will hold a Special Meeting of Shareholders at [4:00 p.m.], local time, at:

[The Blennerhassett Hotel]

320 Market Street

Parkersburg, West Virginia 26101

to consider and vote upon the following matters:

(1)	a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of January 29, 2013 among United Bankshares, Inc., its subsidiary George Mason Bankshares, Inc. and Virginia Commerce Bancorp, Inc., and related plan of merger, as each may be amended from time to time (the “merger agreement”);

(2)	a proposal to approve the issuance of the shares of United Bankshares common stock to Virginia Commerce shareholders pursuant to the merger agreement; and

(3)	a proposal to approve the adjournment, postponement or continuance of the special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the issuance of United Bankshares common stock.

The United Bankshares board of directors has fixed the close of business on [—], 2013, as the record date for the special meeting. Only United Bankshares shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. Adoption of the merger agreement and issuance of United Bankshares common stock in accordance with the merger agreement requires the affirmative vote of a majority of the votes cast on the matter, assuming that a quorum is present.

Whether or not you plan to attend the special meeting, please vote your shares as soon as possible. If you are a shareholder of record, you may vote your shares by submitting your proxy card by mail, by accessing the Internet site listed on the United Bankshares proxy card, by voting telephonically using the phone number listed on the United Bankshares proxy card or by submitting your proxy card by mail. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of record of United Bankshares common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the special meeting in the manner described in the accompanying document.

If you beneficially hold your shares through a bank, broker, nominee or other holder of record, please vote your shares as soon as possible by following the voting instructions you receive from such holder of record.

The United Bankshares board of directors has unanimously adopted and approved the merger and the merger agreement and recommends that United Bankshares shareholders vote “FOR” the proposals set forth herein.

By Order of the Board of Directors

Richard M. Adams

Chairman of the Board of Directors and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [—], 2013

On [—], 2013, Virginia Commerce Bancorp, Inc. (“Virginia Commerce”) will hold a Special Meeting of Shareholders at [4:00 p.m.], local time, at:

The Washington Golf and Country Club

3017 North Glebe Road

Arlington, Virginia 22207

to consider and vote upon the following matters:

(1)	a proposal to approve the Agreement and Plan of Reorganization, dated as of January 29, 2013, as amended, among United Bankshares, Inc., its subsidiary George Mason Bankshares, Inc. and Virginia Commerce Bancorp, Inc., and related plan of merger, as each may be amended from time to time (the “merger agreement”);

(2)	a proposal to approve, in a non-binding advisory vote, certain compensation that may become payable to Virginia Commerce’s named executive officers in connection with the merger;

(3)	a proposal to grant the board of directors authority to adjourn, postpone or continue the special meeting on one or more occasions, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

(4)	to transact such other business as may properly come before the special meeting or any adjournment, postponement or continuance of the special meeting.

The Virginia Commerce board of directors has fixed the close of business on [—], 2013, as the record date for the special meeting. Only Virginia Commerce shareholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment, postponement or continuance of the special meeting. Adoption of the merger agreement requires the affirmative vote of a majority (50.1%) of the outstanding shares of Virginia Commerce common stock entitled to vote at the special meeting.

Whether or not you plan to attend the special meeting, please vote your shares as soon as possible. If you are a shareholder of record, you may vote your shares by submitting your proxy card by mail, by accessing the Internet site listed on the Virginia Commerce proxy card, or by voting telephonically using the phone number listed on the Virginia Commerce proxy card. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of record of Virginia Commerce common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked at any time before the special meeting in the manner described in the accompanying document.

If you beneficially hold your shares through a bank, broker, nominee or other holder of record, please vote your shares as soon as possible by following the voting instructions you receive from such holder of record.

The Virginia Commerce board of directors has unanimously adopted and approved the merger and the merger agreement and recommends that Virginia Commerce shareholders vote “FOR” the proposals set forth herein.

By Order of the Board of Directors,

Peter A. Converse

President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates by reference important business and financial information about United Bankshares and Virginia Commerce from documents that are not included in or delivered with this document.

You can obtain documents incorporated by reference in this document free of charge through the Securities and Exchange Commission website (http://www.sec.gov) or by requesting them in writing or by telephone from United Bankshares or Virginia Commerce at the following addresses:

United Bankshares, Inc. 514 Market Street Parkersburg, West Virginia 26102 Attention: Jennie Singer Telephone: (304) 424-8800	Virginia Commerce Bancorp, Inc. 14201 Sullyfield Circle, Suite 500 Chantilly, Virginia 20151 Attention: Jennifer Manning Telephone: (703) 633-6120 x237
Georgeson, Inc. 480 Washington Blvd., 26th Floor Jersey City, New Jersey 07310 Telephone: (212) 440-9800	Eagle Rock Proxy Advisors, LLC 12 Commerce Drive Cranford, New Jersey 07016 Telephone: (877) 705-6164

You will not be charged for any of these documents that you request. United Bankshares shareholders requesting documents should do so by [—], 2013, in order to receive them before their special meeting. Virginia Commerce shareholders requesting documents should do so by [—], 2013, in order to receive them before their special meeting.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [—], 2013, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Virginia Commerce shareholders or United Bankshares shareholders nor the issuance by United Bankshares of shares of United Bankshares common stock in connection with the merger will create any implication to the contrary.

Information on the websites of United Bankshares or Virginia Commerce, or any subsidiary of United Bankshares or Virginia Commerce, is not part of this document. You should not rely on that information in deciding how to vote.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Virginia Commerce has been provided by Virginia Commerce and information contained in this document regarding United Bankshares has been provided by United Bankshares.

See “Where You Can Find More Information” on page [—].

-i-

Page
PROPOSALS TO BE CONSIDERED AT THE VIRGINIA COMMERCE SPECIAL MEETING PROPOSAL NO. 1 APPROVAL OF THE MERGER AGREEMENT	64
Required Vote	64
Recommendation of the Virginia Commerce Board of Directors	64
PROPOSAL NO. 2 ADVISORY (NON-BINDING) VOTE ON CERTAIN MERGER-RELATED COMPENSATION FOR VIRGINIA COMMERCE NAMED EXECUTIVE OFFICERS	65
Required Vote	65
Recommendation of the Virginia Commerce Board of Directors	65
PROPOSAL NO. 3 APPROVE GRANTING THE BOARD OF DIRECTORS AUTHORITY TO ADJOURN, POSTPONE OR CONTINUE THE VIRGINIA COMMERCE SPECIAL MEETING, IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES	65
Required Vote	66
Recommendation of the Virginia Commerce Board of Directors	66
THE MERGER	67
Background of the Merger	67
Background and Negotiations of the Merger	67
Virginia Commerce’s Reasons for the Merger; Recommendation of the Virginia Commerce Board of Directors	72
United Bankshares’ Reasons for the Merger; Recommendation of the United Bankshares Board of Directors	76
Opinion of Virginia Commerce’s Financial Advisor	78
Opinion of United Bankshares’ Financial Advisor	92
Nonpublic Financial Projections Provided to the Financial Advisors	99
United Bankshares Board of Directors Following Completion of the Merger	100
Public Trading Markets	100
Dissenters’ Rights	101
Interests of Certain Virginia Commerce Directors and Executive Officers in the Merger	101
Accounting Treatment of the Merger	110
THE MERGER AGREEMENT	111
Terms of the Merger	111
Treatment of Virginia Commerce Stock Options	111
Treatment of Virginia Commerce Warrants	112
Conditions of the Merger	112
Representations and Warranties	113
Waiver and Amendment	115
Indemnification; Directors’ and Officers’ Insurance	115
Acquisition Proposals	116
Closing Date; Effective Time	116
Regulatory Approvals	116
Conduct of Business Pending the Merger	117

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-iii-

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the Virginia Commerce special meeting, the United Bankshares special meeting and the merger. United Bankshares and Virginia Commerce urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote, including the risk factors beginning on page [—]. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:	What are holders of Virginia Commerce common stock being asked to vote on?

A:	Holders of Virginia Commerce common stock are being asked to vote to approve the Agreement and Plan of Reorganization, dated as of January 29, 2013, as amended, among United Bankshares, Inc., its subsidiary George Mason Bankshares, Inc., and Virginia Commerce Bancorp, Inc., and related plan of merger (the “merger agreement”), as each may be amended from time to time (the “Virginia Commerce Merger Proposal”), to approve, in a non-binding advisory vote, certain compensation that may become payable to Virginia Commerce’s named executive officers in connection with the merger (the “Virginia Commerce Merger-Related Compensation Proposal”), and to approve a proposal granting the Virginia Commerce board the right to adjourn, continue or postpone the special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the Virginia Commerce Merger Proposal (the “Virginia Commerce Adjournment Proposal”).

Q:	When and where is the Virginia Commerce special meeting of shareholders?

A:	The special meeting of Virginia Commerce shareholders will be held at The Washington Golf and Country Club, 3017 North Glebe Road, Arlington, Virginia 22207 on [—], 2013 at [4:00 p.m.], local time.

Q:	What are holders of United Bankshares common stock being asked to vote on?

A:	Holders of United Bankshares common stock are being asked to vote to approve and adopt the merger agreement as such agreement may be amended from time to time (the “United Bankshares Merger Proposal”), approve the issuance of the shares of United Bankshares common stock to Virginia Commerce shareholders pursuant to the merger agreement (the “United Bankshares Stock Issuance Proposal”) and approve the adjournment, postponement or continuance of the special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposals (the “United Bankshares Adjournment Proposal”).

Q:	When and where is the United Bankshares special meeting of shareholders?

A:	The special meeting of United Bankshares shareholders will be held at [The Blennerhassett Hotel], 320 Market Street, Parkersburg, West Virginia 26101 on [—], 2013 at [4:00 p.m.], local time.

Q:	What do holders of Virginia Commerce common stock need to do now?

A:	After you have carefully read this document and have decided how you wish to vote your shares, please vote your shares as soon as possible. If you are a shareholder of record, to vote by proxy card, indicate on your proxy card how you want your shares to be voted with respect to each of the matters indicated. When complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote by telephone or through the Internet by following the voting instructions found on your proxy card. If you beneficially hold your shares through a bank, broker, nominee or other holder of record, you should follow the voting instructions you receive from that holder of record to vote your shares.

Submitting your proxy by Internet, telephone or mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the Virginia Commerce special meeting. If you would like to attend the Virginia Commerce special meeting, see “The Virginia Commerce Special Meeting – Attending the Special Meeting” beginning on page [—].

Q:	What do United Bankshares shareholders need to do now?

A:	After you have carefully read this document and have decided how you wish to vote your shares, please vote your shares as soon as possible. If you are a shareholder of record, to vote by proxy card, indicate on your proxy card how you want your shares to be voted with respect to each of the matters indicated. When complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote by telephone or through the Internet by following the voting instructions found on your proxy card. If you beneficially hold your shares through a bank, broker, nominee or other holder of record, you should follow the voting instructions you receive from that holder of record to vote your shares.

Submitting your proxy by Internet, telephone or mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the United Bankshares special meeting. If you would like to attend the United Bankshares special meeting, see “The United Bankshares Special Meeting – Attending the Special Meeting” beginning on page [—].

Q:	Who may solicit proxies on Virginia Commerce’s behalf?

A:	In addition to solicitation of proxies by Virginia Commerce by mail, proxies may also be solicited by Virginia Commerce’s directors and employees personally, and by telephone, facsimile or other means. Virginia Commerce has also made arrangements with Eagle Rock Proxy Advisors, LLC to assist it in soliciting proxies. For more information on solicitation of proxies in connection with the special meeting of Virginia Commerce shareholders, see “The Virginia Commerce Special Meeting-Solicitation of Proxies” beginning on page [—].

Q:	Who may solicit proxies on United Bankshares’ behalf?

A:	In addition to solicitation of proxies by United Bankshares by mail, proxies may also be solicited by United Bankshares’ directors and employees personally, and by telephone, facsimile or other means. United Bankshares has also made arrangements with Georgeson, Inc., or Georgeson, to assist it in soliciting proxies. For more information on solicitation of proxies in connection with the special meeting of United Bankshares shareholders, see “The United Bankshares Special Meeting-Solicitation of Proxies” beginning on page [—].

Q:	Why is my vote as a holder of Virginia Commerce common stock important?

A:	If you do not vote by proxy card, telephone or Internet or vote in person at the Virginia Commerce special meeting, it will be more difficult for Virginia Commerce to obtain the necessary quorum to hold its special meeting. In addition, approval of the Virginia Commerce Merger Proposal requires the affirmative vote of a majority (50.1%) of the outstanding shares of the Virginia Commerce common stock entitled to vote at the special meeting. The Virginia Commerce board of directors recommends that you vote to approve the merger agreement. Further, due to the importance of the vote to approve the merger agreement, Virginia Commerce is also seeking authority from shareholders through the Virginia Commerce Adjournment Proposal to grant authority to the board of directors to adjourn the special meeting to temporarily delay the meeting to provide time for management to solicit additional proxies in the event there are insufficient votes to approve the merger agreement.

Q:	Why is my vote as a United Bankshares shareholder important?

A:	If you do not vote by proxy, telephone or Internet or vote in person at the United Bankshares special meeting, it will be more difficult for United Bankshares to obtain the necessary quorum to hold its special meeting. In addition, approval of the United Bankshares Merger Proposal and the United Bankshares Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast on the matter. The United Bankshares board of directors recommends that you vote to approve and adopt the merger agreement and to approve the issuance of the shares of United Bankshares common stock. Further, due to the importance of the vote to approve and adopt the merger agreement, United Bankshares is also seeking, through the United Bankshares Adjournment Proposal, authority from shareholders to adjourn the special meeting to temporarily delay the meeting to provide time for management to solicit additional proxies in the event there are insufficient votes to approve the merger agreement.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. Without instructions, your shares will not be voted, which will have the effect described below.

Q:	What if I abstain from voting or fail to instruct my broker or other holder of record how to vote?

A:	If you are a holder of Virginia Commerce common stock and you submit a proxy card in which you abstain from voting, the abstention will be counted toward a quorum at the Virginia Commerce special meeting, but it will have the same effect as a vote against the Virginia Commerce Merger Proposal. An abstention will have no effect on either the Virginia Commerce Merger-Related Compensation Proposal or the Virginia Commerce Adjournment Proposal.

If you are a holder of United Bankshares common stock and you submit a proxy card in which you abstain from voting, the abstention will be counted toward a quorum at the United Bankshares special meeting, but it will have no effect on any of the three proposals.

If your bank, broker, nominee or other holder of record holds your shares of United Bankshares or Virginia Commerce common stock in “street name,” for each proposal your bank, broker, nominee or other holder of record generally will vote such shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank, nominee or other holder of record with this prospectus and joint proxy statement. Your shares held in “street name” generally will not be voted on any proposal with respect to which you do not provide voting instructions (referred to as broker non-votes). Broker non-votes will have the same effect as a vote against the Virginia Commerce Merger Proposal, but will have no effect on any other proposal at the Virginia Commerce special meeting or any proposal at the United Bankshares special meeting.

Q:	Can I attend the Virginia Commerce special meeting and vote my shares in person?

A:

Yes. All holders of Virginia Commerce common stock, including shareholders of record and shareholders who beneficially own their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Virginia Commerce special meeting. Holders of record of Virginia Commerce common stock as of the record date can vote in person at the Virginia Commerce special meeting. If you wish to vote in person at the special meeting and if you are a shareholder of record, you should bring the enclosed proxy card and proof of identity. If you hold your shares in street name, through your broker or beneficially own your shares through another holder of record, you will need to bring with you and provide to the inspectors of election proof of identity and a letter from your bank, broker, nominee or other holder of record confirming your beneficial ownership of common stock as of the record date (a “written proxy” from your holder of record). At the appropriate time during the special meeting, the shareholders present will be asked whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting distributed at the meeting.

Even if you plan to attend the special meeting, you are encouraged to vote your shares as soon as possible.

Q:	Can I attend the United Bankshares special meeting and vote my shares in person?

A:	Yes. All holders of United Bankshares common stock, including shareholders of record and shareholders who beneficially own their shares through banks, brokers, nominees or any other holder of record, are invited to attend the United Bankshares special meeting. Holders of record of United Bankshares common stock as of the record date can vote in person at the United Bankshares special meeting. If you wish to vote in person at the special meeting and if you are a shareholder of record, you should bring the enclosed proxy card and proof of identity. If you hold your shares in street name, through your broker or beneficially own your shares through another holder of record, you will need to bring with you and provide to the inspectors of election proof of identity and a letter from your bank, broker, nominee or other holder of record confirming your beneficial ownership of common stock as of the record date (a “written proxy” from your holder of record). At the appropriate time during the special meeting, the shareholders present will be asked whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting distributed at the meeting.

Even if you plan to attend the special meeting, you are encouraged to vote your shares as soon as possible.

Q:	Will Virginia Commerce be required to submit the Virginia Commerce Merger Proposal to its shareholders even if the Virginia Commerce board of directors has withdrawn or modified its recommendation?

A:	Yes. Unless the merger agreement is terminated before the Virginia Commerce special meeting, Virginia Commerce is required to submit the Virginia Commerce Merger Proposal to its shareholders even if the Virginia Commerce board of directors has withdrawn or modified its recommendation, consistent with the terms of the merger agreement.

Q:	Will United Bankshares be required to submit the United Bankshares Merger Proposal to its shareholders even if the United Bankshares board of directors has withdrawn, modified or qualified its recommendation?

A:	Yes. Unless the merger agreement is terminated before the United Bankshares special meeting, United Bankshares is required to submit the United Bankshares Merger Proposal to its shareholders even if the United Bankshares board of directors has withdrawn or modified its recommendation, consistent with the terms of the merger agreement.

Q:	Is the merger expected to be taxable to Virginia Commerce shareholders?

A:

Generally, no. The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, and holders of Virginia Commerce common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Virginia Commerce common stock for shares of United Bankshares common stock in the merger, except with respect to any cash received instead of fractional shares of United Bankshares common stock. You should read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—] for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Q:	If I am a holder of Virginia Commerce common stock, can I change or revoke my vote?

A:	Yes. If you are a shareholder of record of common stock, you may change your vote and revoke your proxy by:

•	before the meeting, voting by telephone or the Internet at a later time;

•	before the meeting, submitting a properly signed proxy card with a later date;

•	voting in person at the Virginia Commerce special meeting subject to proof of identity; or

•

delivering written notice that you wish to revoke your proxy to Jennifer Manning, with an office located at 14201 Sullyfield Circle, Suite 500, Chantilly, Virginia 20151, at or before the Virginia Commerce special meeting. You must include your control number.

If you hold shares in street name, you must follow your broker’s instructions to change your vote. Any record holder of Virginia Commerce common stock, or street name holder with a written proxy from the record holder, entitled to vote in person at the Virginia Commerce special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	If I am a United Bankshares shareholder, can I change or revoke my vote?

A:	Yes. If you are a shareholder of record of common stock, you may change your vote and revoke your proxy by:

•	before the meeting, voting by telephone or the Internet at a later time;

•	before the meeting, submitting a properly signed proxy card with a later date;

•	voting in person at the United Bankshares special meeting subject to proof of identity; or

•

delivering written notice that you wish to revoke your proxy to James J. Consagra, Jr. and Steven E. Wilson or either one of them, with an office located at United Square, Fifth and Avery Streets, Parkersburg, West Virginia 26101, at or before the United Bankshares special meeting. You must include your control number.

If you hold shares in street name, you must follow your broker’s instructions to change your vote. Any record holder of United Bankshares common stock, or street name holder with a written proxy from the record holder, entitled to vote in person at the United Bankshares special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	If I am a Virginia Commerce shareholder, do I have appraisal or dissenters’ rights?

A:	No. Under Virginia law, holders of Virginia Commerce common stock will not be entitled to exercise any appraisal or dissenters’ rights in connection with any of the proposals being presented to them.

Q:	If I am a United Bankshares shareholder, do I have appraisal or dissenters’ rights?

A:	No. Under West Virginia law, holders of United Bankshares common stock will not be entitled to exercise any appraisal or dissenters’ rights in connection with any of the proposals being presented to them.

Q:	If I am a holder of Virginia Commerce common stock with shares represented by stock certificates, should I send in my Virginia Commerce stock certificates now?

A:	No. You should not send in your Virginia Commerce stock certificates at this time. After completion of the merger, United Bankshares will send you instructions for exchanging Virginia Commerce stock certificates for the merger consideration. The shares of United Bankshares common stock that Virginia Commerce shareholders will receive in the merger will be issued in book-entry form. Please do not send in your stock certificates with your proxy card.

Q:	What should I do if I hold my shares of Virginia Commerce common stock in book-entry form?

A:	After the completion of the merger, United Bankshares will send you instructions for exchanging shares of Virginia Commerce common stock held in book-entry form for shares of United Bankshares common stock in book-entry form and cash to be paid instead of fractional shares of United Bankshares common stock.

Q:	Can I place my Virginia Commerce stock certificate(s) into book-entry form prior to the merger?

A:	Yes. Virginia Commerce stock certificates can be placed into book-entry form prior to the merger. For more information, please contact Registrar & Transfer Company at (800) 368-5948.

Q:	Who can I contact if I cannot locate my Virginia Commerce stock certificate(s)?

A:	If you are unable to locate your original Virginia Commerce stock certificate(s), you should contact Computershare Limited at (888) 470-5886.

Q:	When do you expect to complete the merger?

A:	United Bankshares and Virginia Commerce currently expect to complete the merger during the fourth quarter of 2013. However, they cannot assure you when or if the merger will occur. United Bankshares and Virginia Commerce must, among other things, obtain the approvals of Virginia Commerce shareholders and United Bankshares shareholders at their respective special meetings and the required regulatory approvals described below in “The Merger Agreement—Conditions of the Merger” beginning on page [—].

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, holders of Virginia Commerce common stock will not receive any consideration for their shares in connection with the merger. Instead, Virginia Commerce will remain an independent public company and its common stock will continue to be listed and traded on Nasdaq. In addition, in certain circumstances, a termination fee may be required to be paid by Virginia Commerce. See “The Merger Agreement—Effect of Termination; Termination Fee” beginning on page [—] for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q:	Who will be soliciting proxies?

A:	In addition to soliciting proxies by mail, the directors and certain employees of Virginia Commerce may be soliciting proxies for the Virginia Commerce special meeting. In addition, Virginia Commerce has engaged Eagle Rock Proxy Advisors, LLC to assist with soliciting proxies on behalf of Virginia Commerce. See “The Virginia Commerce Special Meeting—Solicitation of Proxies” beginning on page [—] for more information.

In addition to soliciting proxies by mail, certain employees of United Bankshares may be soliciting proxies for the United Bankshares special meeting. United Bankshares has retained Georgeson, Inc. to assist with soliciting proxies on behalf of United Bankshares. See “The United Bankshares Special Meeting—Solicitation of Proxies” beginning on page [—] for more information.

Q:	Whom should I call with questions?

A:	Virginia Commerce shareholders should contact Jennifer Manning at Virginia Commerce by telephone at (703) 633-6120 x237, or Eagle Rock Proxy Advisors, LLC, Virginia Commerce’s proxy solicitor, toll-free at (877) 705-6164. United Bankshares shareholders should call Jennie Singer at United Bankshares by telephone at (304) 424-8800, or Computershare Limited, United Bankshares’ exchange agent, toll-free at (888) 470-5886.

SUMMARY

This summary highlights selected information from this prospectus and joint proxy statement. It does not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and joint proxy statement and the other documents to which this prospectus and joint proxy statement refers to fully understand the merger and the other matters to be considered at the special meeting. See “Where You Can Find More Information” on page [—] to obtain the information incorporated by reference into this prospectus and joint proxy statement without charge. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger (page [—])

We have attached the merger agreement to this prospectus and joint proxy statement as Appendix A. We encourage you to read the merger agreement. It is the legal document that governs the merger.

In the merger, United Bankshares will acquire Virginia Commerce by means of the merger of Virginia Commerce into George Mason Bankshares, Inc., or George Mason, which is a subsidiary of United Bankshares. George Mason will be the surviving entity in the merger.

Each share of Virginia Commerce common stock outstanding will be converted in the merger into 0.5442 shares of United Bankshares common stock as further described below. We expect to complete the merger in the fourth quarter of 2013, although there can be no assurance in this regard.

Exchange Ratio in the Merger (page [—])

Upon completion of the merger, each Virginia Commerce shareholder will receive 0.5442 shares of United Bankshares common stock for each share of Virginia Commerce common stock held immediately prior to the merger. We refer to this ratio as the exchange ratio. The aggregate number of shares of United Bankshares common stock to which a Virginia Commerce shareholder will be entitled upon completion of the merger will equal 0.5442 multiplied by the number of shares of Virginia Commerce common stock held by that Virginia Commerce shareholder. However, United Bankshares will not issue any fractional shares. A Virginia Commerce shareholder entitled to a fractional share of United Bankshares common stock will instead receive an amount in cash equal to the fraction of a whole share of United Bankshares common stock to which such shareholder would otherwise be entitled multiplied by the average of the daily closing prices for the shares of United Bankshares common stock for the 20 consecutive full trading days on which such shares are actually traded on Nasdaq, ending at the close of trading on the tenth trading day immediately prior to the date on which the merger is completed. As an example, a holder of 100 shares of Virginia Commerce common stock would receive 54 shares of United Bankshares common stock and an amount of cash equal to the product of 0.42 and the average of the daily closing prices for the shares of United Bankshares common stock for the 20 consecutive full trading days on which United Bankshares common stock is traded ending at the close of trading on the tenth trading day immediately prior to the date on which the merger is completed. A Virginia Commerce shareholder whose direct shareholdings are represented by multiple Virginia Commerce stock certificates will have all shares associated with those stock certificates aggregated for purposes of calculating whole shares and cash in lieu of fractional shares to be received upon completion of the merger.

The exchange ratio is a fixed ratio. Therefore, the number of shares of United Bankshares common stock to be received by holders of Virginia Commerce common stock in the merger will not change if the trading price of United Bankshares common stock or the market value of Virginia Commerce common stock changes between now and the time the merger is completed, except in limited circumstances where the trading price of United Bankshares common stock falls below certain thresholds when measured during a period shortly before the date that the merger is scheduled to be completed, in which case, Virginia Commerce will have an opportunity to terminate the merger agreement if United Bankshares elects not to adjust the exchange rate accordingly.

Upon completion of the merger, we expect that United Bankshares shareholders will own approximately 73% of the combined company and former Virginia Commerce shareholders will own approximately 27% of the combined company.

The market prices of both United Bankshares common stock and Virginia Commerce common stock will fluctuate prior to the merger. You should obtain current stock price quotations for United Bankshares common stock.

Virginia Commerce’s Reasons for the Merger (page [—])

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the Virginia Commerce board of directors consulted with Virginia Commerce management, as well as its financial and legal advisors, and considered a number of factors, including, but not limited to each of the following: the value of the United Bankshares common stock consideration being offered to Virginia Commerce shareholders, the anticipated future trading value of the United Bankshares common stock consideration, and the expected future receipt by Virginia Commerce shareholders of dividends as United Bankshares shareholders; each of Virginia Commerce’s, United Bankshares’, and the combined entity’s business, operations, financial condition, asset quality, earnings and prospects; the feasibility of, and the results that could be expected to be obtained, if Virginia Commerce continued to operate independently; the process conducted by its financial advisors to assist the Virginia Commerce board of directors in structuring the merger with United Bankshares; and the scale, scope, strength and diversity of operations that could be achieved by combining Virginia Commerce with United Bankshares. For more detail concerning the factors considered by the Virginia Commerce board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger – Virginia Commerce’s Reasons for the Merger; Recommendation of the Virginia Commerce Board of Directors.”

Virginia Commerce’s Recommendation (page [—])

The Virginia Commerce board of directors believes that the merger is fair to and in the best interests of the Virginia Commerce shareholders. Virginia Commerce’s board of directors unanimously recommends that Virginia Commerce shareholders vote “FOR” the proposal to approve and adopt the merger agreement, the merger and the other transactions contemplated thereby. For the factors considered by the Virginia Commerce board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger – Virginia Commerce’s Reasons for the Merger; Recommendation of the Virginia Commerce Board of Directors.”

Opinion of Virginia Commerce’s Financial Advisor (page [—] and Appendix B)

In considering whether to approve the merger, the Virginia Commerce board of directors considered the opinion of its financial advisor, Sandler O’Neill & Partners, L.P., or Sandler O’Neill, who delivered a written opinion to the Virginia Commerce board of directors that, as of January 29, 2013, the exchange ratio is fair to the holders of Virginia Commerce common stock from a financial point of view. We have attached the full text of this opinion, dated as of January 29, 2013, to this prospectus and joint proxy statement as Appendix B. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Sandler O’Neill in providing its opinion.

Sandler O’Neill’s opinion is directed to Virginia Commerce’s board of directors, addresses only the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of shares of Virginia Commerce common stock and does not address any other aspect of the merger or constitute a recommendation as to how any Virginia Commerce shareholder should vote at the special meeting held in connection with the merger.

United Bankshares’ Reasons for the Merger (page[—])

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the United Bankshares board of directors consulted with United Bankshares management, as well as its financial and legal advisors, and considered a number of factors, including, but not limited to, the following: each of United Bankshares’, Virginia Commerce’s and the combined entity’s business, operations, financial condition, asset quality, earnings and prospects; the potential of creating a contiguous Mid-Atlantic banking franchise with additional scale and access to a broader base of middle market and small business prospects; Virginia Commerce’s familiarity with the Northern Virginia and Washington, D.C. markets; and management’s expectation regarding cost synergies, accretion and internal rate of return. For more detail concerning the factors considered by the United Bankshares board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger – United Bankshares’ Reasons for the Merger; Recommendation of the United Bankshares Board of Directors.”

United Bankshares’ Recommendation (page [—])

The United Bankshares board of directors believes that the merger is fair to and in the best interests of the United Bankshares shareholders. The United Bankshares board of directors unanimously recommends that United Bankshares shareholders vote “FOR” the proposal to approve and adopt the merger agreement, the merger and the other transactions contemplated thereby and the issuance of United Bankshares common stock to Virginia Commerce shareholders in connection with the merger. For the factors considered by the United Bankshares board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger – United Bankshares’ Reasons for the Merger; Recommendation of the United Bankshares Board of Directors.”

Opinion of United Bankshares’ Financial Advisor (page [—] and Appendix C)

In considering whether to approve the merger, the United Bankshares board of directors considered the opinion of its financial advisor, Keefe, Bruyette & Woods, Inc., or KBW, who delivered a written opinion to the United Bankshares board of directors that, as of January 28, 2013, the merger consideration in the merger is fair to United Bankshares from a financial point of view. We have attached the full text of this opinion, dated as of January 28, 2013, to this prospectus and joint proxy statement as Appendix C. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by KBW in providing its opinion.

KBW’s opinion is directed to the United Bankshares board of directors, addresses only the fairness of the merger consideration in the merger from a financial point of view to United Bankshares and does not address any other aspect of the merger or constitute a recommendation as to how any United Bankshares shareholder should vote at the special meeting held in connection with the merger.

No Dissenters’ or Appraisal Rights (page [—])

Shareholders will not have any dissenters’ or appraisal rights in connection with the merger and the other matters described in this prospectus and joint proxy statement.

Accounting Treatment (page [—])

United Bankshares will account for the merger as a business combination as that term is used under U.S. generally accepted accounting principles.

Material U.S. Federal Income Tax Consequences (page [—])

The merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes, and assuming the merger will so qualify, you will not recognize any gain or loss for U.S. federal income tax purposes as a result of your exchange of shares of Virginia Commerce common stock solely for shares of United Bankshares common stock. Virginia Commerce shareholders may, however, have to recognize gain in connection with the receipt of any cash received in the merger. Because this tax treatment may not apply to all Virginia Commerce shareholders, you should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you. It is a condition to our obligation to complete the merger that we receive a legal opinion that the merger will be treated for U.S. federal income tax purposes as a reorganization under Section 368 of the Code. This opinion, however, will not bind the Internal Revenue Service, which could take a different view.

Shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Virginia Commerce common stock. Shareholders of Virginia Commerce are strongly urged to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

The Companies (page [—])

United Bankshares, Inc.

500 Virginia Street, East

Charleston, West Virginia 25301

(304) 348 8400

United Bankshares is a West Virginia corporation registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, or the BHCA. United Bankshares was incorporated and organized in 1982 and began conducting business in 1984 with the acquisition of three wholly owned subsidiaries. Since its formation in 1982, United Bankshares has acquired 28 banking institutions. United Bankshares has two banking subsidiaries “doing business” under the name United Bank, one operating under the laws of West Virginia and the other operating under the laws of Virginia. United Bankshares’ banking subsidiaries offer a full range of commercial and retail banking services and products. United Bankshares also owns nonbank subsidiaries that engage in other community banking services such as asset management, real property title insurance, investment banking, financial planning and brokerage services.

The headquarters of United Bankshares is located in United Center at 500 Virginia Street, East, Charleston, West Virginia. United Bankshares’ executive offices are located in Parkersburg, West Virginia at Fifth and Avery Streets. United Bankshares operates 115 full service offices – 56 located throughout West Virginia, 54 throughout the Shenandoah Valley Region of Virginia and the Northern Virginia, Maryland and Washington, D.C. areas, 4 in southwestern Pennsylvania and 1 in southeastern Ohio.

As of December 31, 2012, United Bankshares had total assets of $8.4 billion, total deposits of $6.7 billion, and shareholders’ equity of $992 million.

Virginia Commerce Bancorp, Inc.

5350 Lee Highway

Arlington, Virginia 22207

(703) 534-0700

Virginia Commerce is a bank holding company organized under the laws of the Commonwealth of Virginia and is registered under the BHCA. Virginia Commerce was organized under Virginia law on November 5, 1999 to become the holding company for Virginia Commerce Bank. Virginia Commerce acquired all of the outstanding shares of Virginia Commerce Bank on December 22, 1999, upon the effectiveness of the Agreement and Plan of Share Exchange dated September 22, 1999 between Virginia Commerce and Virginia Commerce Bank.

Virginia Commerce’s and Virginia Commerce Bank’s executive offices and main branch are located at 5350 Lee Highway, Arlington, Virginia. The telephone number for Virginia Commerce’s principal executive offices is (703) 534-0700. Virginia Commerce Bank currently has twenty-seven additional full service branch offices throughout Northern Virginia, an investment services office in Vienna, Virginia, and a residential mortgage lending office in Chantilly, Virginia.

As of December 31, 2012, Virginia Commerce had total assets of $2.8 billion, total deposits of $2.2 billion, and total stockholders’ equity of $245 million.

The Virginia Commerce Shareholder Meeting (page [—])

The Virginia Commerce special meeting will be held on [—], 2013 at [4:00 p.m.] at [The Washington Golf and Country Club, 3017 North Glebe Road, Arlington, Virginia 22207]. At the special meeting, Virginia Commerce shareholders will be asked:

•	To approve the merger agreement as such agreement may be amended from time to time;

•	To approve, in a non-binding advisory vote, certain compensation that may become payable to Virginia Commerce named executive officers in connection with the merger;

•

Approve the adjournment, postponement or continuance of the special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	To transact such other business as may properly come before the special meeting or any adjournment, postponement or continuance of the special meeting.

Virginia Commerce Record Date; Vote Required (page [—])

Virginia Commerce shareholders can vote at the special meeting if they owned shares of Virginia Commerce common stock at the close of business on [—], 2013, which is the record date for the special meeting. On the record date, Virginia Commerce had approximately [—] shares of common stock outstanding and [—] shareholders entitled to vote. Each Virginia Commerce shareholder can cast one vote for each share of Virginia Commerce common stock owned on that date.

The presence, in person or by proxy, of the holders of a majority of the shares of Virginia Commerce common stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares of Virginia Commerce common stock with respect to routine matters, they do not have discretionary power to vote your shares of Virginia Commerce common stock on non-routine matters. All proposals for consideration at the Virginia Commerce special meeting are non-routine and therefore your broker will not be able to vote your shares of Virginia Commerce common stock with respect to these proposals unless the broker received appropriate instructions from you.

If a quorum exists, the approval of the merger agreement requires the affirmative vote of a majority (50.1%) of the outstanding shares of Virginia Commerce common stock entitled to vote at the special meeting. Abstentions and broker non-votes will have the same effect on the outcome of the vote on this proposal as votes against this proposal.

If a quorum exists, approval, on an advisory basis only, of the payment of certain compensation to Virginia Commerce’s named executive officers in connection with the merger, requires the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote on this proposal.

Approval of the adjournment, postponement or continuance of the special meeting requires the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote on this proposal.

As of the record date, Virginia Commerce directors and executive officers, and their affiliates, held approximately [—]% of the outstanding shares of Virginia Commerce common stock entitled to vote at the special meeting. Virginia Commerce directors have entered into support agreements that obligate each director to vote shares of Virginia Commerce common stock over which each such director has sole voting and dispositive power for approval of the merger agreement, the merger and the other transactions contemplated thereby.

The United Bankshares Shareholder Meeting (page [—])

The United Bankshares special meeting will be held on [—], 2013 at [4:00 p.m.] at [The Blennerhassett Hotel], 320 Market Street, Parkersburg, West Virginia 26101. At the special meeting, United Bankshares shareholders will be asked:

•	To approve and adopt the merger agreement as such agreement may be amended from time to time;

•	Approve the issuance of the shares of United Bankshares common stock to Virginia Commerce shareholders pursuant to the merger agreement; and

•

Approve the adjournment, postponement or continuance of the special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposals.

United Bankshares Record Date; Vote Required (page [—])

United Bankshares shareholders can vote at the special meeting if they owned shares of United Bankshares common stock at the close of business on [—], 2013, which is the record date for the special meeting. On the record date, United Bankshares had approximately [—] shares of common stock outstanding and [—] shareholders entitled to vote. Each United Bankshares shareholder can cast one vote for each share of United Bankshares common stock owned on that date.

The presence, in person or by proxy, of the holders of a majority of the shares of United Bankshares common stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares of United Bankshares common stock with respect to routine matters, they do not have discretionary power to vote your shares of United Bankshares common stock on non-routine matters. All proposals for consideration at the United

Bankshares special meeting are non-routine and therefore your broker will not be able to vote your shares of United Bankshares common stock with respect to these proposals unless the broker received appropriate instructions from you.

If a quorum exists, the approval of the merger agreement, the approval of the issuance of United Bankshares common stock in connection with the merger, and approval of the adjournment, postponement or continuance of the special meeting require the affirmative vote of a majority of the votes cast at the special meeting.

In determining whether all proposals have received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote on each proposal.

As of the record date, United Bankshares directors and executive officers, and their affiliates, held approximately [—]% of the outstanding shares of United Bankshares common stock entitled to vote at the special meeting. United Bankshares directors have indicated that they plan to vote the shares of United Bankshares common stock that they own for approval of the merger agreement, the merger and the other transactions contemplated thereby, although none of them have entered into any agreements obligating them to do so.

Conditions to Completion of the Merger (page [—])

The obligations of United Bankshares and Virginia Commerce to complete the merger depend on a number of conditions being satisfied or waived. These conditions include:

•	Virginia Commerce shareholders’ approval of the merger agreement;

•	United Bankshares shareholders’ approval of the merger agreement;

•	Approval of the merger by the necessary federal and state regulatory authorities;

•

The effectiveness of the registration statement filed on Form S-4 of which this prospectus and joint proxy statement is a part and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission, or SEC;

•	Authorization for the listing on Nasdaq of the shares of United Bankshares common stock to be issued in the merger;

•	Absence of any law or court order prohibiting the merger;

•	Receipt of opinions from counsel to Virginia Commerce and United Bankshares that the merger will be treated as a “reorganization” under Section 368(a) of the Code;

•	The execution and delivery of all documents required for United Bankshares to assume Virginia Commerce’s obligations with respect to its trust preferred securities;

•	The accuracy of the other party’s representations and warranties subject to the material adverse effect standard in the merger agreement; and

•	The performance in all material respects of all obligations contained in the merger agreement.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (page [—])

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System, or the Federal Reserve, and the Virginia Bureau of Financial Institutions. Once the Federal Reserve

approves the merger, we have to wait from 15 to 30 days before we can complete it. During that time, the Department of Justice may challenge the merger. As of the date of this prospectus and joint proxy statement, we have not yet received the required regulatory approvals. While we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after completion of the merger.

Termination of the Merger Agreement (page [—])

Virginia Commerce and United Bankshares may mutually agree to terminate the merger agreement at any time.

Either Virginia Commerce or United Bankshares may terminate the merger agreement if the merger is not complete by November 30, 2013, unless the failure of the merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate.

United Bankshares may terminate the merger agreement if any of the following occurs:

•	Virginia Commerce materially breaches any of its representations or obligations under the merger agreement and does not cure the breach within 30 days of written notice of the breach;

•

The approval of any governmental entity required for consummation of the merger is denied by a final non-appealable action of such governmental entity or the shareholders of Virginia Commerce or United Bankshares do not approve the merger agreement;

•

Virginia Commerce is not able to confirm, as of the effective date of the merger, (i) the continued accuracy of its representations and warranties in the merger agreement or (ii) the performance in all material respects of all of its obligations in the merger agreement; or

•	The Virginia Commerce board of directors fails to recommend approval of the merger agreement, withdraws its recommendation or modifies its recommendation in a manner adverse to United Bankshares.

Virginia Commerce may terminate the merger agreement if any of the following occurs:

•	United Bankshares materially breaches any of its representations or obligations under the merger agreement and does not cure the breach within 30 days of written notice of the breach;

•

The approval of any governmental entity required for consummation of the merger is denied by a final non-appealable action of such governmental entity or the shareholders of United Bankshares do not approve the merger agreement;

•

United Bankshares is not able to confirm, as of the effective date of the merger, (i) the continued accuracy of its representations and warranties in the merger agreement or (ii) the performance in all material respects of all of its obligations in the merger agreement;

•

The United Bankshares board of directors fails to recommend approval of the merger agreement and the issuance of United Bankshares common stock in connection with the merger to the United Bankshares shareholders, withdraws its recommendation or modifies its recommendation in a manner adverse to Virginia Commerce; or

•

The price of United Bankshares common stock declines by more than 20% from $25.83 and underperforms an index of banking companies by more than 15% over a designated measurement period unless United Bankshares agrees to increase the number of shares of United Bankshares common stock to be issued to holders of Virginia Commerce common stock who are to receive shares of United Bankshares common stock in the merger to an amount that equals the economic value of the merger consideration to be received by Virginia Commerce shareholders as of the date the merger agreement was executed.

Additionally, Virginia Commerce may terminate the merger agreement in order to enter into an agreement with respect to an unsolicited acquisition proposal that if consummated would result in a transaction more favorable to Virginia Commerce shareholders from a financial point of view than the merger, provided that United Bankshares does not make a counteroffer that the Virginia Commerce board of directors determines is at least as favorable to the other proposal and Virginia Commerce pays the termination fee described below.

Termination Fee (page [—])

In the event that the merger agreement is terminated (i) by Virginia Commerce because it has received an unsolicited acquisition proposal that is more favorable to its shareholders from a financial point of view than the merger with United Bankshares and United Bankshares does not make a counteroffer that the Virginia Commerce board of directors determines is at least as favorable to the unsolicited acquisition proposal or (ii) by United Bankshares because the Virginia Commerce board of directors fails to recommend, withdraws, modifies or changes its recommendation of the merger in a manner adverse in any respect to the interests of United Bankshares and within 12 months after the date of termination of the merger agreement, Virginia Commerce enters into an agreement with respect to another acquisition proposal or consummates another acquisition proposal, then Virginia Commerce must pay United Bankshares a termination fee of $20,000,000.

Waiver and Amendment (page [—])

United Bankshares and Virginia Commerce may jointly amend the merger agreement and each may waive its right to require the other party to adhere to the terms and conditions of the merger agreement. However, United Bankshares and Virginia Commerce may not do so after Virginia Commerce shareholders approve the merger agreement if the amendment or waiver would violate the Virginia Stock Corporation Act.

Interests of Directors and Executive Officers in the Merger that Differ from Your Interests (page [—])

Some of the directors and executive officers of Virginia Commerce have interests in the merger that differ from, or are in addition to, their interests as shareholders of Virginia Commerce. These interests exist because of, among other things, employment or severance agreements that the executive officers entered into with Virginia Commerce, rights that these executive officers and directors have under Virginia Commerce’s benefit plans including equity plans and deferred compensation plans, arrangements to continue as employees, contractors and/or directors of United Bankshares or its subsidiaries, including United Bank (Virginia), following the merger, and rights to indemnification and directors and officers insurance following the merger. These employment and severance agreements provide certain executive officers with severance benefits if their employment is terminated in connection with the merger. The aggregate compensation that certain Virginia Commerce directors and named executive officers may receive as a result of the merger, described in greater detail under “Interests of Certain Virginia Commerce Directors and Executive Officers in the Merger” beginning on page [—], is as follows: Mr. Converse – $2,258,977; Mr. Merrill – $696,444; Mr. Anderson – $894,367; Ms. Ostrander –$672,446; and Mr. Reeder – $820,146. These amounts are subject to reduction in the event they would constitute an “excess parachute payment” based on Section 280G of the Code. Assuming the merger closes in 2013, the 280G limit for each individual is estimated as follows: Mr. Converse – $1,394,153; Mr. Merrill – $795,311; Mr. Anderson – $770,354; Ms. Ostrander – $518,402; and Mr. Reeder – $638,672.

Mr. Converse will be appointed to serve as President of United Bank (Virginia) at the effective time of the merger and will provide certain services on a significantly reduced basis as an independent contractor following the closing of the merger. The exact duties and responsibilities for Mr. Converse have not been determined, but

United Bankshares and Mr. Converse have agreed that the services Mr. Converse will provide to United Bankshares, including any duties associated with Mr. Converse’s service on the boards of directors of United Bankshares and United Bank (Virginia), will be 20% or less of the average level of services Mr. Converse provides to Virginia Commerce and Virginia Commerce Bank prior to the effective time of the merger. It is anticipated that Mr. Converse will provide the services for up to two years and that Mr. Converse will receive compensation appropriate for this level of service. Additionally, because it is anticipated that the duties and responsibilities of Mr. Converse will be permanently and materially inconsistent with Mr. Converse’s current position, authority, duties and responsibilities for Virginia Commerce and Virginia Commerce Bank, it is anticipated that, at or shortly after the effective time of the merger, Mr. Converse will give the required notice of termination for “good reason”. After the 30-day period for the employer to cure the “good reason” has expired, it is anticipated that Mr. Converse will resign his employment with “good reason” and that Mr. Converse will be entitled to the change of control severance benefits provided under the employment agreement and certain other benefits provided by Virginia Commerce in connection with a change of control.

Virginia Commerce and/or Virginia Commerce Bank currently have employment agreements with each of their executive officers, including each of Messrs. Converse, Merrill, Anderson and Reeder and Ms. Ostrander. With the exception of Mr. Anderson’s employment agreement, United Bank (Virginia) will assume these agreements at the effective time of the merger. With respect to Mr. Anderson, it is currently anticipated that Mr. Anderson will be employed by United Bank (Virginia) following the closing of the merger, as a regional president in Virginia. United Bank (Virginia) and Mr. Anderson are currently negotiating a new employment agreement, the terms of which have not yet been finalized, to replace Mr. Anderson’s existing employment agreement with Virginia Commerce Bank at the effective time of the merger. Although the terms of Mr. Anderson’s employment with United Bank (Virginia) have not been finalized, the agreement is expected to include a two-year term, an initial annual base salary of $235,000, a signing bonus of $400,000, eligibility for an annual incentive bonus in accordance with plans adopted by the boards of directors of United Bankshares or United Bank (Virginia), equity awards to be determined by United Bankshares, a car allowance and reimbursement of Mr. Anderson’s country club dues. The agreement is also expected to require Mr. Anderson to be responsible for the applicable portion of his health insurance premiums, as contemplated in the applicable health plan in which Mr. Anderson participates, and to provide for a severance benefit and a non-compete covenant mutually acceptable to United Bankshares and Mr. Anderson. In light of his anticipated employment with United Bank (Virginia), Mr. Anderson is not expected to receive any of the change of control severance benefits provided under his existing agreement. However, United Bankshares does intend to continue for Mr. Anderson a pre-separation death benefit in the amount of $100,000 (plus an additional amount to cover taxes) currently offered to executive officers by Virginia Commerce. With respect to Mr. Reeder and another executive officer, who have accepted other employment with a banking institution in Maryland that would constitute “competition” under their agreements, United Bankshares or United Bank (Virginia), as applicable, has agreed to waive the non-competition covenants for these executive officers in exchange for payment of a reduced change of control cash severance benefit.

In addition, two individuals from Virginia Commerce, one of whom will be Mr. Converse, will join the board of directors of United Bankshares. Three individuals from Virginia Commerce, one of whom will be Mr. Converse, will join the board of directors of United Bank (Virginia), and, although not required by the merger agreement, United Bank (Virginia) is contemplating adding a fourth individual from Virginia Commerce to its board of directors.

Further, as of the record date of the Virginia Commerce special meeting, Virginia Commerce and Virginia Commerce Bank directors and executive officers owned, in the aggregate, (i) options to purchase [—] shares of Virginia Commerce common stock granted under Virginia Commerce’s stock option plan, (ii) [—] restricted shares of Virginia Commerce common stock granted under Virginia Commerce’s stock option plan, (iii) warrants to purchase 1,500,000 shares of Virginia Commerce common stock that were issued in connection with Virginia

Commerce’s trust preferred securities, and (iv) $[—] in liquidation value of trust preferred securities issued by Virginia Commerce in connection with VCBI Capital Trust IV. The treatment of each of (i) through (iv) above will be as set forth in the merger agreement and as described in greater detail under “Interests of Certain Virginia Commerce Directors and Executive Officers in the Merger” beginning on page [—].

The members of the Virginia Commerce board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger.

Stock Options (page [—])

Under the merger agreement, each stock option to buy Virginia Commerce common stock granted under Virginia Commerce’s stock option plan that is outstanding and not yet exercised immediately prior to the merger, whether vested or unvested, will vest pursuant to the terms thereof and will be converted into an option to acquire, on the same terms and conditions as were applicable under such stock option, the number of shares of United Bankshares common stock equal to (a) the number of shares of Virginia Commerce common stock subject to such stock option multiplied by (b) 0.5442. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each United Bankshares stock option issued for the Virginia Commerce stock option shall equal (y) the exercise price per share of shares of Virginia Commerce common stock that were purchasable pursuant to such Virginia Commerce stock option divided by (z) 0.5442.

Warrants (page [—])

Under the merger agreement, each warrant to acquire Virginia Commerce common stock that is outstanding and not yet exercised immediately prior to the merger, will be converted automatically into a warrant to purchase shares of United Bankshares common stock such that: (i) the number of shares of United Bankshares common stock to be subject to such warrant will be equal to the product of the number of shares of Virginia Commerce common stock subject to the original warrant and 0.5442; and (ii) the exercise price per share of United Bankshares common stock under such warrant will be equal to the exercise price per share of Virginia Commerce common stock under the original warrant divided by 0.5442.

The warrants issued by Virginia Commerce in connection with its trust preferred securities expire on September 24, 2013. Virginia Commerce and United Bankshares expect the holders of the trust preferred securities to exercise their warrants on or before September 23, 2013 to acquire shares of Virginia Commerce common stock, which shares of common stock would be eligible for the merger consideration on the same basis as all other shares of Virginia Commerce common stock.

In addition, while not a term of the merger agreement and notwithstanding the terms thereof discussed above, it is the present intention of United Bankshares, either alone or together with Virginia Commerce, to repurchase the warrant, or the TARP warrant, held by the United States Department of Treasury, or Treasury, and issued by Virginia Commerce in connection with the Troubled Asset Relief Program, or TARP, Capital Purchase Program, on or about the effective date of the merger for a purchase price equal to its fair value, which is assumed to be $26.845 million, subject to final negotiation with the Treasury and the approval of the Federal Reserve. If the TARP warrant has not been repurchased as of the effective date, it will be converted into a warrant to purchase common stock of United Bankshares in accordance with the terms of the merger agreement. If the TARP warrant has not been repurchased as of the effective date, the number of United Bankshares common shares for which the TARP warrant will become exercisable and the exercise price will be adjusted to reflect the 0.5442 share exchange ratio.

Restricted Stock (page [—])

Under the merger agreement, each restricted share of Virginia Commerce common stock that is outstanding immediately prior to the merger will be converted into shares of United Bankshares common stock in accordance with the exchange ratio, whether or not such restricted shares are vested. Restricted shares of Virginia Commerce common stock that were granted to an executive as TARP-compliant restricted stock less than two years prior to the merger will not experience accelerated vesting unless the executive’s employment is also terminated in connection with the merger. Any such TARP-compliant restricted shares that do not experience accelerated vesting in connection with the merger will be converted into restricted shares of United Bankshares common stock in accordance with the exchange ratio and will continue to be subject to time-based vesting in accordance with their original vesting schedule. All other restricted shares of Virginia Commerce common stock will fully vest and be freely transferable United Bankshares common stock following the merger.

Material Differences in the Rights of United Bankshares Shareholders and Virginia Commerce Shareholders (page [—])

The rights of United Bankshares shareholders are governed by West Virginia law and by United Bankshares’ articles of incorporation and bylaws. The rights of Virginia Commerce shareholders are governed by Virginia law and by Virginia Commerce’s articles of incorporation and bylaws. Upon completion of the merger, the rights of the United Bankshares shareholders, including former shareholders of Virginia Commerce, will be governed by West Virginia law and the articles of incorporation and bylaws of United Bankshares.

This prospectus and joint proxy statement contains descriptions of the material differences in shareholder rights under each of the United Bankshares and Virginia Commerce governing documents.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this prospectus and joint proxy statement, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page [—] and the matters described under the caption “Risk Factors” in the Annual Reports on Forms 10-K filed by United Bankshares and Virginia Commerce for the year ended December 31, 2012, Virginia Commerce shareholders should consider the matters described below in determining whether to approve the merger agreement and United Bankshares shareholders should consider the matters described below in determining whether to approve and adopt the merger agreement and to approve the issuance of the shares of United Bankshares common stock in connection therewith.

Risks Associated with the Merger

Fluctuations in the trading price of United Bankshares common stock will change the value of the shares of United Bankshares common stock you receive in the merger.

The exchange ratio is set at 0.5442 shares of United Bankshares common stock for each share of Virginia Commerce common stock. As a result, the market value of the United Bankshares common stock that Virginia Commerce shareholders receive in the merger will depend on the market price of United Bankshares common stock at the time the shares are issued. Because the exchange ratio is fixed, the value of the shares of United Bankshares common stock that will be issued to Virginia Commerce shareholders in the merger will depend on the market price of United Bankshares common stock at the time the shares are issued. After the merger, the market value of United Bankshares common stock may decrease and be lower than the market value of United Bankshares common stock that was used in calculating the exchange ratio in the merger. Except as described in this prospectus and joint proxy statement, there will be no adjustment to the fixed number of shares of United Bankshares common stock that will be issued to Virginia Commerce shareholders based upon changes in the market price of United Bankshares common stock or Virginia Commerce common stock prior to the closing.

There may be an adjustment to the fixed number of shares of United Bankshares common stock that will be issued to Virginia Commerce shareholders based upon changes in the market price of United Bankshares common stock and the NASDAQ Bank Index prior to the closing. However, any changes to the fixed number of shares of United Bankshares common stock will not increase the per share value that Virginia Commerce shareholders will receive in the merger from the value calculated using the pre-announcement market price of United Bankshares common stock. Furthermore, the Virginia Commerce board of directors may terminate the merger agreement if the market price of United Bankshares common stock falls more than 20% on an actual basis and 15% on a relative basis to the NASDAQ Bank Index prior to the closing, in which case the merger will not occur.

The market price of United Bankshares common stock at the time the merger is completed may vary from the price of United Bankshares common stock on the date the merger agreement was executed, on the date of this prospectus and joint proxy statement and on the date of the Virginia Commerce special meeting as a result of various factors that are beyond the control of United Bankshares and Virginia Commerce, including, but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. In addition to the approval of the merger agreement by Virginia Commerce shareholders and United Bankshares shareholders, completion of the merger is subject to receipt of required regulatory approvals and satisfaction of other conditions that may not occur until after the Virginia Commerce special meeting or the United Bankshares special meeting. Therefore, at the time of the Virginia Commerce special meeting Virginia Commerce shareholders will not know the precise value of the consideration they will receive at the effective time of the merger. Virginia Commerce shareholders should obtain current market quotations for shares of United Bankshares common stock.

The market price of United Bankshares common stock after the merger may be affected by factors different from those affecting the shares of Virginia Commerce or United Bankshares currently.

Upon completion of the merger, holders of Virginia Commerce common stock will become holders of United Bankshares common stock. United Bankshares’ business differs from that of Virginia Commerce, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of United Bankshares and Virginia Commerce. For a discussion of the businesses of United Bankshares and Virginia Commerce and of certain factors to consider in connection with those businesses, see the documents incorporated by reference or described elsewhere in this prospectus and joint proxy statement.

The integration of the operations of United Bankshares and Virginia Commerce may be more difficult than anticipated.

The success of the merger will depend on a number of factors, including, but not limited to, United Bankshares’ ability to:

•	Timely and successfully integrate the operations of United Bankshares and Virginia Commerce;

•	Retain key employees, and retain and attract qualified personnel to, United Bankshares and Virginia Commerce;

•	Maintain existing relationships with depositors in Virginia Commerce to minimize withdrawals of deposits prior to and subsequent to the merger;

•	Maintain and enhance existing relationships with borrowers to limit unanticipated losses from loans of Virginia Commerce;

•	Control the incremental non-interest expense from United Bankshares to maintain overall operating efficiencies; and

•	Compete effectively in the communities served by United Bankshares and Virginia Commerce and in nearby communities.

United Bankshares may not be able to manage effectively its growth resulting from the merger.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the merger may be completed, we must obtain various approvals or consents from the Federal Reserve and various bank regulatory and other authorities. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Although United Bankshares and Virginia Commerce do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of United Bankshares following the merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. The merger agreement contains a condition to the obligation of each of United Bankshares and Virginia Commerce to close the merger that the required regulatory approvals not contain any conditions, restrictions or requirements applicable either before or after the effective time of the merger that the United Bankshares board of directors reasonably determines in good faith would have a material adverse effect on United Bankshares and its subsidiaries taken as a whole taking into account the consummation of the merger in making such determination. See “The Merger Agreement – Regulatory Approvals” on page [—].

Combining the two companies may be more difficult, costly or time-consuming than expected.

The success of the merger will depend, in part, on United Bankshares’ ability to realize the anticipated benefits and cost savings from combining the businesses of United Bankshares and Virginia Commerce and to combine the businesses of United Bankshares and Virginia Commerce in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of Virginia Commerce or decreasing revenues due to loss of customers. However, to realize these anticipated benefits and cost savings, United Bankshares must successfully combine the businesses of United Bankshares and Virginia Commerce. If United Bankshares is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

United Bankshares and Virginia Commerce have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger will depend, in part, on our ability to successfully combine the businesses of United Bankshares and Virginia Commerce. To realize these anticipated benefits, after the completion of the merger, United Bankshares expects to integrate Virginia Commerce’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect United Bankshares’ ability to successfully conduct its business in the markets in which Virginia Commerce now operates, which could have an adverse effect on United Bankshares’ financial results and the value of its common stock. If United Bankshares experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Virginia Commerce to lose customers or cause customers to remove their accounts from Virginia Commerce and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Virginia Commerce and United Bankshares during this transition period and for an undetermined period after consummation of the merger.

United Bankshares may fail to realize the cost savings estimated for the merger.

Although United Bankshares estimates that it will realize cost savings of approximately $16 million annually (excluding one-time costs and expenses associated with the merger with Virginia Commerce) from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, future business developments may require United Bankshares to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on United Bankshares’ ability to combine the businesses of United Bankshares and Virginia Commerce in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or United Bankshares is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

Results after the merger may materially differ from the pro forma per share information presented in this prospectus and joint proxy statement.

Results after the merger of Virginia Commerce with and into United Bankshares may be materially different from those shown in the pro forma per share information that only show a combination of historical results from United Bankshares and Virginia Commerce. Merger, integration, restructuring and transaction costs related to the acquisition and combination of the companies are estimated to be in the range of approximately $16 million and could be higher or lower depending on how difficult it will be to integrate United Bankshares and Virginia Commerce. Furthermore, these charges may decrease capital of the combined company that could be used for profitable, income earning investments in the future.

The merger with Virginia Commerce may distract management of United Bankshares from its other responsibilities.

The acquisition of Virginia Commerce could cause the management of United Bankshares to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of United Bankshares. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of United Bankshares.

If the merger is not completed, United Bankshares and Virginia Commerce will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of United Bankshares and Virginia Commerce has incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this prospectus and joint proxy statement and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, United Bankshares and Virginia Commerce would have to recognize these expenses without realizing the expected benefits of the merger.

Virginia Commerce shareholders will have less influence as shareholders of United Bankshares than as shareholders of Virginia Commerce.

Virginia Commerce shareholders currently have the right to vote in the election of the board of directors of Virginia Commerce and on other matters affecting Virginia Commerce. Following the merger, the shareholders of Virginia Commerce as a group will own approximately 27% of the combined organization. When the merger occurs, each Virginia Commerce shareholder that receives shares of United Bankshares common stock will become a shareholder of United Bankshares with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of Virginia Commerce. Because of this, Virginia Commerce shareholders will have less influence on the management and policies of United Bankshares than they now have on the management and policies of Virginia Commerce.

Directors and executive officers of Virginia Commerce have interests in the merger that differ from the interests of non-director or non-management shareholders.

Some of the directors and executive officers of Virginia Commerce have interests in the merger that are in addition to their interests as shareholders of Virginia Commerce generally. These interests exist because of, among other things, employment or severance agreements that the executive officers entered into with Virginia Commerce, rights that Virginia Commerce executive officers and directors have under Virginia Commerce’s benefit plans including equity plans and deferred compensation plans, arrangements to continue as employees, contractors and/or directors of United Bankshares or its subsidiaries, including United Bank (Virginia), following the merger, and rights to indemnification and directors and officers insurance following the merger.

The aggregate compensation that certain Virginia Commerce directors and named executive officers may receive as a result of the merger, described in greater detail under “Interests of Certain Virginia Commerce Directors and Executive Officers in the Merger” beginning on page [—], is as follows: Mr. Converse – $2,258,977; Mr. Merrill – $696,444; Mr. Anderson – $894,367; Ms. Ostrander – $672,446; and Mr. Reeder – $820,146. These amounts are subject to reduction in the event they would constitute an “excess parachute payment” based on Section 280G of the Code. Assuming the merger closes in 2013, the 280G limit for each individual is estimated as follows: Mr. Converse – $1,394,153; Mr. Merrill – $795,311; Mr. Anderson – $770,354; Ms. Ostrander – $518,402; and Mr. Reeder – $638,672.

Mr. Converse will be appointed to serve as President of United Bank (Virginia) at the effective time of the merger and will provide certain services on a significantly reduced basis as an independent contractor following the closing of the merger. The exact duties and responsibilities for Mr. Converse have not been determined, but

United Bankshares and Mr. Converse have agreed that the services Mr. Converse will provide to United Bankshares, including any duties associated with Mr. Converse’s service on the boards of directors of United Bankshares and United Bank (Virginia), will be 20% or less of the average level of services Mr. Converse provides to Virginia Commerce and Virginia Commerce Bank prior to the effective time of the merger. It is anticipated that Mr. Converse will provide the services for up to two years and that Mr. Converse will receive compensation appropriate for this level of service. Additionally, because it is anticipated that the duties and responsibilities of Mr. Converse will be permanently and materially inconsistent with Mr. Converse’s current position, authority, duties and responsibilities for Virginia Commerce and Virginia Commerce Bank, it is anticipated that, at or shortly after the effective time of the merger, Mr. Converse will give the required notice of termination for “good reason”. After the 30-day period for the employer to cure the “good reason” has expired, it is anticipated that Mr. Converse will resign his employment with “good reason” and that Mr. Converse will be entitled to the change of control severance benefits provided under the employment agreement and certain other benefits provided by Virginia Commerce in connection with a change of control.

Virginia Commerce and/or Virginia Commerce Bank currently have employment agreements with each of their executive officers, including each of Messrs. Converse, Merrill, Anderson and Reeder and Ms. Ostrander. With the exception of Mr. Anderson’s employment agreement, United Bank (Virginia) will assume these agreements at the effective time of the merger. With respect to Mr. Anderson, it is currently anticipated that Mr. Anderson will be employed by United Bank (Virginia) following the closing of the merger, as a regional president in Virginia. United Bank (Virginia) and Mr. Anderson are currently negotiating a new employment agreement, the terms of which have not yet been finalized, to replace Mr. Anderson’s existing employment agreement with Virginia Commerce Bank at the effective time of the merger. Although the terms of Mr. Anderson’s employment with United Bank (Virginia) have not been finalized, the agreement is expected to include a two-year term, an initial annual base salary of $235,000, a signing bonus of $400,000, eligibility for an annual incentive bonus in accordance with plans adopted by the boards of directors of United Bankshares or United Bank (Virginia), equity awards to be determined by United Bankshares, a car allowance and reimbursement of Mr. Anderson’s country club dues. The agreement is also expected to require Mr. Anderson to be responsible for the applicable portion of his health insurance premiums, as contemplated in the applicable health plan in which Mr. Anderson participates, and to provide for a severance benefit and a non-compete covenant mutually acceptable to United Bankshares and Mr. Anderson. In light of his anticipated employment with United Bank (Virginia), Mr. Anderson is not expected to receive any of the change of control severance benefits provided under his existing agreement. However, United Bankshares does intend to continue for Mr. Anderson a pre-separation death benefit in the amount of $100,000 (plus an additional amount to cover taxes) currently offered to executive officers by Virginia Commerce. With respect to Mr. Reeder and another executive officer, who have accepted other employment with a banking institution in Maryland that would constitute “competition” under their agreements, United Bankshares or United Bank (Virginia), as applicable, has agreed to waive the non-competition covenants for these executive officers in exchange for payment of a reduced change of control cash severance benefit.

Further, as of the record date of the Virginia Commerce special meeting, Virginia Commerce and Virginia Commerce Bank directors and executive officers owned, in the aggregate, (i) options to purchase [—] shares of Virginia Commerce common stock granted under Virginia Commerce’s stock option plan, (ii) [—] restricted shares of Virginia Commerce common stock granted under Virginia Commerce’s stock option plan, (iii) warrants to purchase 1,500,000 shares of Virginia Commerce common stock that were issued in connection with Virginia Commerce’s trust preferred securities, and (iv) $[—] in liquidation value of trust preferred securities issued by Virginia Commerce in connection with VCBI Capital Trust IV. The treatment of each of (i) through (iv) above will be as set forth in the merger agreement and as described in greater detail under “Interests of Certain Virginia Commerce Directors and Executive Officers in the Merger” beginning on page [—].

In addition, two individuals from Virginia Commerce, one of whom will be Mr. Converse, will join the board of directors of United Bankshares. Three individuals from Virginia Commerce, one of whom will be

Mr. Converse, will join the board of directors of United Bank (Virginia), and, although not required by the merger agreement, United Bank (Virginia) is contemplating adding a fourth individual from Virginia Commerce to its board of directors.

Although the members of each of United Bankshares’ and Virginia Commerce’s board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger, Virginia Commerce shareholders should understand that some of the directors and officers of Virginia Commerce will receive benefits or other payments in connection with the merger that Virginia Commerce shareholders will not receive. Further, in connection with Virginia Commerce’s entry into the merger agreement, each of Virginia Commerce’s directors signed a support agreement, which requires the directors, in their capacities as shareholders of Virginia Commerce, to (i) except in certain circumstances, vote their respective shares in favor of the merger agreement and the merger, to the extent such director has sole voting and dispositive power over such shares, and (ii) comply with the provisions of the merger agreement regarding solicitation of alternative third-party acquisition proposals. See “The Merger – Interests of Certain Virginia Commerce Directors and Executive Officers in the Merger” on page [—].

The fairness opinion obtained by Virginia Commerce from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

Virginia Commerce has not obtained an updated fairness opinion as of the date of this prospectus and joint proxy statement from Sandler O’Neill & Partners, L.P., Virginia Commerce’s financial advisor. Changes in the operations and prospects of Virginia Commerce or United Bankshares, general market and economic conditions and other factors that may be beyond the control of Virginia Commerce and United Bankshares, and on which the fairness opinion was based, may alter the value of Virginia Commerce or United Bankshares or the prices of shares of Virginia Commerce common stock or United Bankshares common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Virginia Commerce does not anticipate asking its financial advisor to update its opinion, the January 29, 2013 opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. The opinion is included as Appendix B to this prospectus and joint proxy statement. For a description of the opinion that Virginia Commerce received from its financial advisor, please refer to “The Merger – Opinion of Virginia Commerce’s Financial Advisor” on page [—]. For a description of the other factors considered by Virginia Commerce’s board of directors in determining to approve the merger, please refer to “The Merger – Recommendation of the Virginia Commerce Board of Directors” on page [—].

The fairness opinion obtained by United Bankshares from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

United Bankshares has not obtained an updated fairness opinion as of the date of this prospectus and joint proxy statement from Keefe, Bruyette & Woods, Inc., United Bankshares’ financial advisor. Changes in the operations and prospects of Virginia Commerce or United Bankshares, general market and economic conditions and other factors that may be beyond the control of Virginia Commerce and United Bankshares, and on which the fairness opinion was based, may alter the value of Virginia Commerce or United Bankshares or the prices of shares of Virginia Commerce common stock or United Bankshares common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because United Bankshares does not anticipate asking its financial advisor to update its opinion, the January 28, 2013 opinion does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. The opinion is included as Appendix C to this prospectus and joint proxy statement. For a description of the opinion that United Bankshares received from its financial advisor, please refer to “The Merger – Opinion of United Bankshares’ Financial Advisor” on page [—]. For a description of the other factors considered by United Bankshares’ board of directors in determining to approve the merger, please refer to “The Merger – Recommendation of the United Bankshares Board of Directors” on page [—].

The merger agreement limits Virginia Commerce’s ability to pursue an alternative acquisition proposal and requires Virginia Commerce to pay a termination fee of $20 million under limited circumstances relating to alternative acquisition proposals.

The merger agreement prohibits Virginia Commerce from soliciting, initiating, or encouraging certain alternative acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. See “The Merger Agreement—Acquisition Proposals” on page [—]. The merger agreement also provides for the payment by Virginia Commerce of a termination fee in the amount of $20,000,000 in the event that the other party terminates the merger agreement for certain reasons. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Virginia Commerce from considering or proposing such an acquisition. See “Merger Agreement—Termination Fee” on page [—].

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of United Bankshares and Virginia Commerce may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before United Bankshares and Virginia Commerce are obligated to complete the merger:

•	The merger agreement and merger must be duly approved by the requisite vote of the shareholders of Virginia Commerce and the shareholders of United Bankshares;

•	All required regulatory approvals must be obtained;

•	The absence of any law or order by a court or regulatory authority that prohibits, restricts or makes illegal the merger;

•	The registration statement shall become effective under the Securities Act and no stop order shall have been issued or threatened by the SEC; and

•	To the extent required, the shares of United Bankshares common stock to be issued in the merger must be approved for listing on Nasdaq.

Termination of the merger agreement could negatively impact Virginia Commerce.

If the merger agreement is terminated, there may be various consequences. For example, Virginia Commerce’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. If the merger agreement is terminated and Virginia Commerce’s board of directors seeks another merger or business combination, Virginia Commerce shareholders cannot be certain that Virginia Commerce will be able to find a party willing to pay the equivalent or greater consideration than that which United Bankshares has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Virginia Commerce’s board of directors, Virginia Commerce may be required to pay United Bankshares a termination fee of $20,000,000.

Neither Virginia Commerce shareholders nor United Bankshares shareholders have dissenters’ appraisal rights in the merger.

Dissenters’ appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Under the Virginia Stock Corporation Act, shareholders are not entitled to relief as dissenting shareholders if the shares of the corporation for which the dissenting shareholder would otherwise be entitled to relief are covered securities under Section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended, on the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights. Under the West Virginia Business Corporation Act, a shareholder may not exercise dissenters’ appraisal rights in connection with a merger with respect to shares that are listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., like Nasdaq, as of the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the merger.

Because Virginia Commerce common stock and United Bankshares common stock are listed on Nasdaq, neither holders of Virginia Commerce common stock nor holders of United Bankshares common stock will be entitled to dissenters’ appraisal rights in the merger with respect to their shares of Virginia Commerce common stock and United Bankshares common stock, respectively.

Failure to complete the merger could negatively affect the market price of Virginia Commerce common stock.

If the merger is not completed for any reason, Virginia Commerce will be subject to a number of material risks, including the following:

•	The market price of its common stock may decline to the extent that the current market prices of its shares reflect a market assumption that the merger will be completed;

•	Costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed;

•

The diversion of management’s attention from the day-to-day business operations and the potential disruption to Virginia Commerce’s employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur; and

•

If Virginia Commerce’s board of directors seeks another merger or business combination, Virginia Commerce shareholders cannot be certain that Virginia Commerce will be able to find a party willing to pay an equivalent or greater consideration than that which United Bankshares has agreed to pay in the merger.

The shares of United Bankshares common stock to be received by Virginia Commerce shareholders as a result of the merger will have different rights from the shares of Virginia Commerce common stock.

Upon completion of the merger, Virginia Commerce shareholders will become United Bankshares shareholders and their rights as shareholders will be governed by the United Bankshares’ articles of incorporation and the United Bankshares’ bylaws. The rights associated with Virginia Commerce common stock are different from the rights associated with United Bankshares common stock. Please see “Comparative Rights of Shareholders” beginning on page [—] for a discussion of the different rights associated with United Bankshares common stock.

Virginia Commerce will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Virginia Commerce. These uncertainties may impair Virginia Commerce’s ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with

Virginia Commerce to seek to change existing business relationships with Virginia Commerce. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of Virginia Commerce may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If strategic Virginia Commerce employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, Virginia Commerce’s business following the merger could be harmed. In addition, the merger agreement restricts Virginia Commerce from making certain acquisitions and taking other specified actions until the merger occurs without the consent of United Bankshares. These restrictions may prevent Virginia Commerce from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement – Conduct of Business Pending the Merger” on page [—].

Risks Associated with United Bankshares

United Bankshares’ business may be adversely affected by conditions in financial markets and economic conditions generally.

United Bankshares’ business is concentrated in the West Virginia, Northern Virginia and Shenandoah Valley Virginia market areas. As a result, its financial condition, results of operations and cash flows are subject to changes if there are changes in the economic conditions in these areas. A prolonged period of economic recession or other adverse economic conditions in these areas could have a negative impact on United Bankshares. A significant decline in general economic conditions nationally, caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic occurrences, unemployment, changes in securities markets, declines in the housing market, a tightening credit environment or other factors could impact these local economic conditions and, in turn, have a material adverse effect on United Bankshares’ financial condition and results of operations which occurred during this past year.

The U.S. economy was in recession from December 2007 through June 2009. Business activity across a wide range of industries and regions in the U.S. was greatly reduced. Although economic conditions have improved, certain sectors, such as real estate and manufacturing, remain weak and unemployment remains high. Continued declines in real estate values, home sales volumes, and financial stress on borrowers as a result of the uncertain economic environment could have an adverse effect on United Bankshares’ borrowers or its customers, which could adversely affect United Bankshares’ financial condition and results of operations. In addition, local governments and many businesses are still experiencing difficulty due to lower consumer spending and decreased liquidity in the credit markets. Deterioration in local economic conditions, particularly within United Bankshares’ geographic regions and markets, could drive losses beyond that which is provided for in its allowance for loan losses. United Bankshares may also face the following risks in connection with these events:

•

Economic conditions that negatively affect housing prices and the job market have resulted, and may continue to result, in deterioration in credit quality of United Bankshares’ loan portfolios, and such deterioration in credit quality has had, and could continue to have, a negative impact on United Bankshares’ business.

•	Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates on loans and other credit facilities.

•

The processes United Bankshares uses to estimate allowance for loan losses and reserves may no longer be reliable because they rely on complex judgments that may no longer be capable of accurate estimation.

•

United Bankshares’ ability to assess the creditworthiness of its customers may be impaired if the models and approaches it uses to select, manage and underwrite its customers become less predictive of future charge-offs.

•

United Bankshares expects to face increased regulation of its industry, and compliance with such regulation may increase its costs, limit its ability to pursue business opportunities, and increase compliance challenges.

As the above conditions or similar ones continue to exist or worsen, United Bankshares could experience continuing or increased adverse effects on its financial condition and results of operations.

The value of certain investment securities is volatile and future declines or other-than-temporary impairments could have a materially adverse effect on future earnings and regulatory capital.

Continued volatility in the fair value for certain investment securities, whether caused by changes in market conditions, interest rates, credit risk of the issuer, the expected yield of the security, or actual defaults in the portfolio could result in significant fluctuations in the value of the securities. This could have a material adverse impact on United Bankshares’ accumulated other comprehensive income and shareholders’ equity depending on the direction of the fluctuations. Furthermore, future downgrades or defaults in these securities could result in future classifications as other-than-temporarily impaired. This could have a material impact on United Bankshares’ future earnings, although the impact on shareholders’ equity will be offset by any amount already included in other comprehensive income for securities that were temporarily impairment.

There are no assurances as to adequacy of the allowance for loan losses

United Bankshares believes that its allowance for loan losses is maintained at a level adequate to absorb any probable losses in its loan portfolio given the current information known to management.

Management establishes the allowance based upon many factors, including, but not limited to:

•	Historical loan loss experience;

•	Industry diversification of the commercial loan portfolio;

•	The effect of changes in the local real estate market on collateral values;

•	The amount of nonperforming loans and related collateral security;

•	Current economic conditions that may affect the borrower’s ability to pay and value of the collateral;

•	Sources and cost of funds;

•	Volume, growth and composition of the loan portfolio; and

•	Other factors management believes are relevant.

These determinations are based upon estimates that are inherently subjective, and their accuracy depends on the outcome of future events, so ultimate losses may differ from current estimates. Changes in economic, operating and other conditions, including changes in interest rates, that are generally beyond United Bankshares’ control, can affect its loan losses. With unfavorable economic conditions since the end of 2007, United Bankshares’ credit losses have been on the rise. If the economic conditions do not improve or continue to decline, United Bankshares’ credit losses could continue to increase, perhaps significantly. As a result, such losses could exceed United Bankshares’ current allowance estimates. United Bankshares can provide no assurance that its allowance is sufficient to cover actual credit losses should such losses differ substantially from our current estimates.

In addition, federal and state regulators, as an integral part of their respective supervisory functions, periodically review United Bankshares’ allowance for credit losses.

Changes in interest rates may adversely affect United Bankshares’ business.

United Bankshares’ earnings, like most financial institutions, are significantly dependent on its net interest income. Net interest income is the difference between the interest income United Bankshares earns on loans and other assets that earn interest and the interest expense incurred to fund those assets, such as on savings deposits and borrowed money. Therefore, changes in general market interest rates, such as a change in the monetary policy of the Federal Reserve or otherwise, beyond those that are contemplated by United Bankshares’ interest rate risk model and policy, could have an effect on net interest income.

United Bankshares is subject to credit risk.

There are risks inherent in making any loan, including risks with respect to the period of time over which the loan may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and risks resulting from uncertainties as to the future value of collateral. United Bankshares seeks to mitigate the risk inherent in its loan portfolio by adhering to prudent loan approval practices. Although United Bankshares believes that its loan approval criteria are appropriate for the various kinds of loans it makes, United Bankshares may incur losses on loans that meet our loan approval criteria. Due to recent economic conditions affecting the real estate market, many lending institutions, including United Bankshares, have experienced substantial declines in the performance of their loans, including construction, land development and land loans. The value of real estate collateral supporting many construction and land development loans, land loans, commercial and multi-family loans have declined and may continue to decline. United Bankshares cannot assure that the economic conditions affecting customers and the quality of the loan portfolio will improve and thus, United Bankshares’ financial condition and results of operations could continue to be adversely affected.

Loss of United Bankshares’ Chief Executive Officer or other executive officers could adversely affect its business.

United Bankshares’ success is dependent upon the continued service and skills of its executive officers and senior management. If United Bankshares loses the services of these key personnel, it could have a negative impact on United Bankshares’ business because of their skills, years of industry experience and the difficulty of promptly finding qualified replacement personnel. The services of Richard M. Adams, United Bankshares’ Chief Executive Officer, would be particularly difficult to replace. United Bankshares and Mr. Adams are parties to an employment agreement providing for his continued employment by United Bankshares through March 31, 2016.

United Bankshares operates in a highly competitive market.

United Bankshares faces a high degree of competition in all of the markets it serves. United Bankshares considers all of West Virginia to be included in its market area. This area includes the five largest West Virginia Metropolitan Statistical Areas (MSA): the Parkersburg MSA, the Charleston MSA, the Huntington MSA, the Wheeling MSA and the Weirton MSA. United Bankshares serves the Ohio counties of Lawrence, Belmont, Jefferson and Washington and Fayette county in Pennsylvania primarily because of their close proximity to the Ohio and Pennsylvania borders and United Bankshares banking offices located in those counties or in nearby West Virginia. United Bankshares’ Virginia markets include the Maryland, northern Virginia and Washington, D.C. MSA, the Winchester MSA, the Harrisonburg MSA, and the Charlottesville MSA. United Bankshares considers all of the above locations to be the primary market area for the business of its banking subsidiaries.

There is a risk that aggressive competition could result in United Bankshares controlling a smaller share of these markets. A decline in market share could lead to a decline in net income which would have a negative impact on stockholder value.

Dividend payments by United Bankshares’ subsidiaries to United Bankshares and by United Bankshares to its shareholders can be restricted.

The declaration and payment of future cash dividends will depend on, among other things, United Bankshares’ earnings, the general economic and regulatory climate, United Bankshares’ liquidity and capital requirements, and other factors deemed relevant by United Bankshares’ board of directors. Federal Reserve policy limits the payment of cash dividends by bank holding companies, without regulatory approval, and requires that a holding company serve as a source of strength to its banking subsidiaries.

United Bankshares’ principal source of funds to pay dividends on its common stock is cash dividends from its subsidiaries. The payment of these dividends by its subsidiaries is also restricted by federal and state banking laws and regulations. As of January 1, 2013, an aggregate of approximately $27.6 million and $16.2 million was available for dividend payments from United Bank (West Virginia) and United Bank (Virginia), respectively, to United Bankshares without regulatory approval.

United Bankshares may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. United Bankshares has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds or other institutional clients. Recent defaults by financial services institutions, and even rumors or questions about a financial institution or the financial services industry in general, have led to market wide liquidity problems and could lead to losses or defaults by United Bankshares or other institutions. Any such losses could adversely affect United Bankshares’ financial condition or results of operations.

United Bankshares is subject to extensive government regulation and supervision.

United Bankshares is subject to extensive federal and state regulation, supervision and examination. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not shareholders. These regulations affect United Bankshares’ lending practices, capital structure, investment practices, dividend policy, operations and growth, among other things. These regulations also impose obligations to maintain appropriate policies, procedures and controls, among other things, to detect, prevent and report money laundering and terrorist financing and to verify the identities of United Bankshares’ customers. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect United Bankshares in substantial and unpredictable ways. Such changes could subject United Bankshares to additional costs, limit the types of financial services and products United Bankshares may offer and/or increase the ability of nonbanks to offer competing financial services and products, among other things. United Bankshares expends substantial effort and incurs costs to improve its systems, audit capabilities, staffing and training in order to satisfy regulatory requirements, but the regulatory authorities may determine that such efforts are insufficient. Failure to comply with relevant laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on United Bankshares’ business, financial condition and results of operations. While United Bankshares has policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur. As an example, the FDIC imposed higher assessments on deposits in 2009 based on the adequacy of the deposit insurance fund, conditions of the banking industry and as a result of changes in specific programs. The Dodd-Frank Act changed the FDIC’s assessment base for federal deposit insurance from the amount of insured deposits to consolidated average assets less tangible capital. It is possible that United Bankshares’ deposit insurance premiums could increase even more in the future under this new requirement.

In the normal course of business, United Bankshares and its subsidiaries are routinely subject to examinations and challenges from federal and state tax authorities regarding the amount of taxes due in connection with investments that United Bankshares has made and the businesses in which United Bankshares has engaged. Recently, federal and state taxing authorities have become increasingly aggressive in challenging tax positions taken by financial institutions. These tax positions may relate to tax compliance, sales and use, franchise, gross receipts, payroll, property and income tax issues, including tax base, apportionment and tax credit planning. The challenges made by tax authorities may result in adjustments to the timing or amount of taxable income or deductions or the allocation of income among tax jurisdictions. If any such challenges are made and are not resolved in United Bankshares’ favor, they could have a material adverse effect on United Bankshares’ financial condition and results of operations.

United Bankshares may elect or be compelled to seek additional capital in the future, but capital may not be available when it is needed.

United Bankshares is required by federal and state regulatory authorities to maintain adequate levels of capital to support United Bankshares’ operations. In addition, United Bankshares may elect to raise additional capital to support its business or to finance acquisitions, if any, or United Bankshares may otherwise elect to raise additional capital. In that regard, a number of financial institutions have recently raised considerable amounts of capital as a result of deterioration in their results of operations and financial condition arising from the turmoil in the mortgage loan market, deteriorating economic conditions, declines in real estate values and other factors, which may diminish United Bankshares’ ability to raise additional capital.

United Bankshares’ ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside United Bankshares’ control, and on United Bankshares’ financial performance. Accordingly, United Bankshares cannot be assured of its ability to raise additional capital if needed or on terms acceptable to United Bankshares. If United Bankshares cannot raise additional capital when needed, it may have a material adverse effect on the company’s financial condition, results of operations and prospects.

United Bankshares’ information systems may experience an interruption or breach in security.

United Bankshares relies heavily on communications and information systems to conduct its business. In addition, as part of its business, United Bankshares collects, processes and retains sensitive and confidential client and customer information. United Bankshares’ facilities and systems, and those of its third party service providers, may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming and/or human errors, or other similar events. Any failure, interruption or breach in security of these systems could result in failures or disruptions in its customer relationship management, general ledger, deposit, loan and other systems. While United Bankshares has policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of its information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of its information systems could damage United Bankshares’ reputation, result in a loss of customer business, subject United Bankshares to additional regulatory scrutiny or expose it to civil litigation and possible financial liability, any of which could have a material adverse effect on United Bankshares’ financial condition and results of operations.

The Dodd-Frank Act may adversely affect United Bankshares’ business, financial condition and results of operations.

The Dodd-Frank Act significantly changes regulation of financial institutions and the financial services industry. The Dodd-Frank Act includes, among other things, provisions creating a Financial Services Oversight Council to identify emerging systemic risks and improve interagency cooperation; centralizing the responsibility for consumer financial protection by creating a new agency, the Consumer Financial Protection Bureau, which is responsible for implementing, examining and enforcing compliance with federal consumer financial laws; permanently raising the current standard maximum deposit insurance amount to $250,000; establishing strengthened capital standards for banks and disallowing trust preferred securities as qualifying for Tier 1 capital (subject to certain grandfather provisions for existing trust preferred securities); establishing new minimum mortgage underwriting standards; granting the Federal Reserve Board the power to regulate debit card interchange fees; and implementing corporate governance changes. Many aspects of the Dodd-Frank Act are subject to rulemaking that will take effect over several years, thus making it difficult to assess all the effects the Dodd-Frank Act will have on the financial industry, including United Bankshares, at this time. However, it is possible that United Bankshares’ interest expense could increase and deposit insurance premiums could change, and steps may need to be taken to increase qualifying capital. United Bankshares expects that operating and compliance costs will increase and could adversely affect its financial condition and results of operations.

The rules effecting debit card interchange fees under the Durbin Amendment will negatively impact our electronic banking income.

The Durbin Amendment required the Federal Reserve to establish a cap on the rate merchants pay banks for electronic clearing of debit transactions (i.e. the interchange rate). The Federal Reserve issued final rules, effective October 1, 2011, for establishing standards, including a cap, for debit card interchange fees and prohibiting network exclusivity arrangements and routing restrictions. The final rule established standards for assessing whether debit card interchange fees received by debit card issuers were reasonable and proportional to the costs incurred by issuers for electronic debit transactions. Under the final rule, the maximum permissible interchange fee that an issuer may receive for an electronic debit transaction is the sum of 21 cents per transaction, a 1 cent fraud prevention adjustment, and 5 basis points multiplied by the value of the transaction. Following completion of the acquisition of Virginia Commerce, United Bankshares will be subject to the cap on the interchange fees under the Durbin Amendment which will result in lower debit card interchange fees.

The short-term and long-term impact of the changing regulatory capital requirements and anticipated new capital rules is uncertain.

On June 7, 2012, the Federal Reserve, FDIC and OCC approved proposed rules that would substantially amend the regulatory risk-based capital rules applicable to United Bankshares, United Bank (West Virginia) and United Bank (Virginia). The proposed rules implement the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. The proposed rules were subject to a public comment period that has expired and there is no date set for the adoption of final rules.

Various provisions of the Dodd-Frank Act increase the capital requirements of bank holding companies, such as United Bankshares. The leverage and risk-based capital ratios of these entities may not be lower than the leverage and risk-based capital ratios for insured depository institutions. The proposed rules include new minimum risk-based capital and leverage ratios, which would be phased in beginning in 2013, and would refine the definition of what constitutes “capital” for purposes of calculating those ratios. The proposed new minimum capital level requirements applicable to United Bankshares and its subsidiary banks under the proposals would be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. The proposed rules would also establish a “capital conservation buffer” of 2.5% above the new regulatory minimum capital ratios, and would result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement would be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. Moreover, the proposed reforms seek to eliminate trust preferred securities from Tier 1 capital over a ten-year period. An institution would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations would establish a maximum percentage of eligible retained income that could be utilized for such actions. Additionally, the U.S. implementation of Basel III contemplates that, for banking organizations with less than $15 billion in assets, the ability to treat trust preferred securities as tier 1 capital would be phased out over a ten-year period.

The new Consumer Financial Protection Bureau, created pursuant to the Dodd-Frank Act, has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. Additionally, the Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets.

While the proposed Basel III changes and other regulatory capital requirements will likely result in generally higher regulatory capital standards, it is difficult at this time to predict when or how any new standards will ultimately be applied to United Bankshares.

In addition, in the current economic and regulatory environment, regulators of banks and bank holding companies have become more likely to impose capital requirements on bank holding companies and banks that are more stringent than those required by applicable existing regulations.

The application of more stringent capital requirements for United Bankshares could, among other things, result in lower returns on invested capital, require the raising of additional capital and result in additional regulatory actions if United Bankshares were to be unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of Basel III could result in our having to lengthen the term of our funding, restructure our business models, and/or increase our holdings of liquid assets. Implementation of changes to asset risk weightings for risk based capital calculations, items included or deducted in calculating regulatory capital and/or additional capital conservation buffers could result in management modifying its business strategy and could limit United Bankshares’ ability to make distributions, including paying dividends.

United Bankshares’ business is dependent on technology, and an inability to invest in technological improvements may adversely affect United Bankshares’ results of operations and financial condition.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. United Bankshares has made significant investments in data processing, management information systems and Internet banking accessibility. United Bankshares’ future success will depend in part upon United Bankshares’ ability to create additional efficiencies in its operations through the use of technology. There can be no assurance that United Bankshares’ technological improvements will increase United Bankshares’ operational efficiency or that United Bankshares will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers.

In addition, these changes may also require United Bankshares to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements which may negatively impact United Bankshares’ financial condition and results of operation. United Bankshares is currently reviewing the provisions of the Dodd-Frank Act and assessing their probable impact on United Bankshares and its operations.

If the FDIC raises the assessment rate charged to its insured financial institutions, United Bankshares’ FDIC insurance premium may increase and this could have a negative effect on expenses and results of operations.

Recent high levels of bank failures and temporary programs increasing deposit insurance limits dramatically increased resolution costs for the FDIC and depleted its deposit insurance fund. In order to maintain a strong funding position and restore reserve ratios for the deposit insurance fund, the FDIC increased assessment rates for all insured institutions throughout 2010. If there are additional financial institution failures, United Bankshares may be required to pay even higher FDIC insurance premiums than the recently increased levels, which may materially adversely affect results of operations and financial condition.

Failure to maintain effective internal controls over financial reporting in the future could impair United Bankshares’ ability to accurately and timely report its financial results or prevent fraud, resulting in loss of investor confidence and adversely affecting United Bankshares’ business and stock price.

Effective internal controls over financial reporting are necessary to provide reliable financial reports and prevent fraud. Management believes that United Bankshares’ internal controls over financial reporting are currently effective. Management will continually review and analyze United Bankshares’ internal controls over financial reporting for Sarbanes-Oxley Section 404 compliance. Any failure to maintain, in the future, an effective internal control environment could impact United Bankshares’ ability to report its financial results on an accurate and timely basis, which could result in regulatory actions, loss of investor confidence, and adversely impact United Bankshares’ business and stock price.

United Bankshares could face unanticipated environmental liabilities or costs related to real property owned or acquired through foreclosure. Compliance with federal, state and local environmental laws and regulations, including those related to investigation and clean-up of contaminated sites, could have a negative effect on expenses and results of operations.

A significant portion of United Bankshares’ loan portfolio is secured by real property. During the ordinary course of business, United Bankshares may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, United Bankshares may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require United Bankshares to incur substantial expenses and may materially reduce the affected property’s value or limit United Bankshares’ ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase exposure to environmental liability. Although United Bankshares has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on results of operations.

The Standard & Poor’s downgrade in the U.S. government’s sovereign credit rating, and in the credit ratings of instruments issued, insured or guaranteed by certain related institutions, agencies and instrumentalities, creates risks to United Bankshares’ net income, capital levels, financial condition and liquidity and causes uncertainties in general economic conditions that may adversely impact it.

In August 2011, Standard & Poor’s downgraded the United States long-term debt ratings and downgraded the credit ratings of certain long-term debt instruments issued by Fannie Mae and Freddie Mac and other U.S. government agencies linked to long-term U.S. debt. Instruments of this nature are key assets on the balance sheets of financial institutions, including United Bankshares. These downgrades could adversely affect the market value of such instruments, and could adversely impact United Bankshares’ ability to obtain funding that is collateralized by affected instruments, as well as affecting the pricing of that funding when it is available. In addition, these downgrades could materially affect financial markets and economic conditions, which may affect United Bankshares’ net income, financial condition and liquidity and result in future changes in capital requirements or United Bankshares’ investment portfolio in response to management’s assessment of the related risk weightings. United Bankshares cannot predict if, when or how these changes to the credit ratings will affect economic conditions. As a result, it is possible that these changes could result in a significant adverse impact to United Bankshares, and could affect other risks to which it is subject.

New accounting or tax pronouncements or interpretations may be issued by the accounting profession, regulators or other government bodies which could change existing accounting methods. Changes in accounting methods could negatively impact United Bankshares’ results of operations and financial condition.

Current accounting and tax rules, standards, policies and interpretations influence the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. These laws, regulations, rules, standards, policies, and interpretations are constantly evolving and may change significantly over time. Events that may not have a direct impact on United Bankshares, such as the bankruptcy of major U.S. companies, have resulted in legislators, regulators and authoritative bodies, such as the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board, and various taxing authorities, responding by adopting and/or proposing substantive revision to laws, regulations, rules, standards, policies, and interpretations. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. A change in accounting standards may adversely affect reported financial condition and results of operations.

United Bankshares’ business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, its business and a negative impact on results of operations.

United Bankshares relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems, whether due to severe weather, natural disasters, cyber attack, acts of war or terrorism, criminal activity or other factors, could result in failures or disruptions in general ledger, deposit, loan, customer relationship management and other systems. While United Bankshares has disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of its information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of United Bankshares’ information systems could damage its reputation, result in a loss of customer business, subject it to additional regulatory scrutiny or expose it to civil litigation and possible financial liability, any of which could have a material adverse effect on results of operations.

The negative economic effects caused by terrorist attacks, including cyber attacks, potential attacks and other destabilizing events would likely contribute to the deterioration of the quality of United Bankshares’ loan portfolio and could reduce its customer base, level of deposits, and demand for its financial products such as loans.

High inflation, natural disasters, acts of terrorism, including cyber attacks, an escalation of hostilities or other international or domestic occurrences, and other factors could have a negative impact on the economy of the Mid-Atlantic regions in which United Bankshares operates. An additional economic downturn in its markets would likely contribute to the deterioration of the quality of United Bankshares’ loan portfolio by impacting the ability of its customers to repay loans, the value of the collateral securing loans, and may reduce the level of deposits in its bank and the stability of its deposit funding sources. An additional economic downturn could also have a significant impact on the demand for United Bankshares’ products and services. The cumulative effect of these matters on United Bankshares’ results of operations and financial condition would likely be adverse and material.

United Bankshares’ vendors could fail to fulfill their contractual obligations, resulting in a material interruption in, or disruption to, its business and a negative impact on results of operations.

United Bankshares has entered into subcontracts for the supply of current and future services, such as data processing, mortgage loan processing and servicing, and certain property management functions. These services must be available on a continuous and timely basis and be in compliance with any regulatory requirements. Failure to do so could substantially harm United Bankshares’ business.

United Bankshares often purchases services from vendors under agreements that typically can be terminated on a periodic basis. There can be no assurance, however, that vendors will be able to meet their obligations under these agreements or that United Bankshares will be able to compel them to do so. Risks of relying on vendors include the following:

•

If an existing agreement expires or a certain service is discontinued by a vendor, then United Bankshares may not be able to continue to offer its customers the same breadth of products and its operating results would likely suffer unless it is able to find an alternate supply of a similar service.

•

Agreements United Bankshares may negotiate in the future may commit it to certain minimum spending obligations. It is possible United Bankshares will not be able to create the market demand to meet such obligations.

•

If market demand for United Bankshares’ products increases suddenly, its current vendors might not be able to fulfill United Bankshares’ commercial needs, which would require it to seek new arrangements or new sources of supply, and may result in substantial delays in meeting market demand.

•

United Bankshares may not be able to control or adequately monitor the quality of services it receives from its vendors. Poor quality services could damage United Bankshares’ reputation with its customers.

Potential problems with vendors such as those discussed above could have a significant adverse effect on United Bankshares’ business, lead to higher costs and damage its reputation with its customers and, in turn, have a material adverse effect on its financial condition and results of operations.

United Bankshares’ potential inability to integrate companies it may acquire in the future could have a negative effect on its expenses and results of operations.

On occasion, United Bankshares may engage in a strategic acquisition when it believes there is an opportunity to strengthen and expand its business. To fully benefit from such acquisition, however, United Bankshares must integrate the administrative, financial, sales, lending, collections and marketing functions of the acquired company. If United Bankshares is unable to successfully integrate an acquired company, it may not realize the benefits of the acquisition, and its financial results may be negatively affected. A completed acquisition may adversely affect United Bankshares’ financial condition and results of operations, including its capital requirements and the accounting treatment of the acquisition. Completed acquisitions may also lead to significant unexpected liabilities after the consummation of these acquisitions.

United Bankshares’ stock price can be volatile.

Stock price volatility may make it more difficult for United Bankshares shareholders to resell their common stock when they want and at prices they find attractive. United Bankshares’ stock price can fluctuate significantly in response to a variety of factors, including, among other things:

•	Actual or anticipated negative variations in quarterly results of operations;

•	Negative recommendations by securities analysts;

•	Poor operating and stock price performance of other companies that investors deem comparable to United Bankshares;

•	News reports relating to negative trends, concerns and other issues in the financial services industry or the economy in general;

•	Negative perceptions in the marketplace regarding United Bankshares and/or its competitors;

•	New technology used, or services offered, by competitors;

•	Adverse changes in interest rates or a lending environment with prolonged low interest rates;

•	Adverse changes in the real estate market;

•	Negative economic news;

•	Failure to integrate acquisitions or realize anticipated benefits from acquisitions;

•	Adverse changes in government regulations; and

•	Geopolitical conditions such as acts or threats of terrorism or military conflicts.

General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause United Bankshares’ stock price to decrease regardless of operating results.

An investment in United Bankshares common stock is not an insured deposit.

United Bankshares common stock is not a bank deposit and, therefore, is not insured against loss by the Federal Deposit Insurance Corporation, any other deposit insurance fund or by any other public or private entity. Investment in United Bankshares common stock is inherently risky for the reasons described in this section and elsewhere in this prospectus and joint proxy statement and is subject to the same market forces that affect the price of common stock in any company. As a result, someone who acquires United Bankshares common stock, could lose some or all of their investment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the financial conditions, results of operations, earnings outlook and prospects of United Bankshares, Virginia Commerce and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions which identify these forward-looking statements and appear in a number of places in this prospectus and joint proxy statement (and the documents to which you are referred in this prospectus and joint proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this prospectus and joint proxy statement relates, the timing and amount of growth and cost savings realized, following the merger, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition, potential effects of not approving proposals discussed in this prospectus and joint proxy statement or not completing the merger, and all other statements regarding the intent, plans, beliefs or expectations of United Bankshares, Virginia Commerce, or those of their respective directors or officers.

The forward-looking statements involve certain risks and uncertainties. The ability of either United Bankshares or Virginia Commerce to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth on page [—] under “Risk Factors,” as well as, among others, the following:

•	Those discussed and identified in public filings with the SEC made by United Bankshares or Virginia Commerce;

•

Fluctuations in the market price of United Bankshares common stock and the related effect on the market value of the merger consideration that Virginia Commerce common shareholders will receive upon completion of the merger;

•	Business uncertainties and contractual restrictions while the merger is pending;

•

The possibility that the proposed merger does not close when expected or at all because required regulatory, shareholder or other approvals and conditions to closing are not received or satisfied on a timely basis or at all;

•	The terms of the proposed merger may need to be modified to satisfy such approvals or conditions;

•

The anticipated benefits from the proposed merger such as it being accretive to earnings and expanding United Bankshares’ geographic presence and synergies are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations (including changes to capital requirements) and their enforcement, and the degree of competition in the geographic and business areas in which the companies operate;

•	The ability to promptly and effectively integrate the businesses of United Bankshares and Virginia Commerce;

•	Reputational risks and the reaction of the companies’ customers to the merger;

•	Diversion of management time on merger related issues;

•	Changes in asset quality and credit risk;

•	The inability to sustain revenue and earnings;

•	Changes in interest rates and capital markets;

•	Inflation;

•	Customer acceptance of United Bankshares products and services;

•	Customer borrowing, repayment, investment and deposit practices;

•	Customer disintermediation;

•	The introduction, withdrawal, success and timing of business initiatives;

•	Competitive conditions;

•	The impact, extent and timing of technological changes,

•	Changes in fiscal and monetary policies, including changes in tax laws, and their effects on markets and customers; and

•

Changes in regulations and other actions of the Federal Reserve Board and federal and state banking regulators, and legislative and regulatory actions and reforms, including those associated with the Dodd-Frank Act and the Volcker Rule, and the new regulatory capital rules proposed under Basel III.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to United Bankshares or Virginia Commerce or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. Except to the extent required by applicable law or regulation, United Bankshares and Virginia Commerce undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

SUMMARY SELECTED FINANCIAL DATA

The following tables set forth certain summary historical consolidated financial information for United Bankshares and Virginia Commerce. The balance sheet data and income statement data of each of United Bankshares and Virginia Commerce as of and for the five years in the period ended December 31, 2012 are taken from the audited consolidated financial statements of United Bankshares and Virginia Commerce, respectively.

The following information should be read in conjunction with the audited consolidated financial statements of each of United Bankshares and Virginia Commerce which can be found in their respective Annual Reports on Form 10-K for the year ended December 31, 2012 and with the unaudited consolidated financial statements of each of United Bankshares and Virginia Commerce in their Quarterly Reports on Form 10-Q for the periods ended March 31, 2013 and March 31, 2012. See “Where You Can Find More Information” on page [—] for instructions on how to obtain this information.

UNITED BANKSHARES, INC.

Summary Consolidated Financial Data

	At or For the Three Months Ended March 31		Five Year Summary
(Dollars in thousands, except per share data)	2013	2012	2012	2011	2010	2009	2008
Summary of Operations:
Total interest income	$76,325	$81,788	$323,897	$316,522	$323,382	$365,845	$429,911
Total interest expense	9,503	12,822	46,190	55,794	85,196	120,374	177,119
Net interest income	66,822	68,966	277,707	260,728	238,186	245,471	252,792
Provision for loan losses	5,187	4,133	17,862	17,141	13,773	46,065	25,155
Other income	18,348	16,326	66,292	50,837	62,203	53,970	67,303
Other expense	48,249	50,262	204,656	184,048	182,212	175,127	171,073
Income taxes	10,155	9,887	38,874	34,766	32,457	10,951	36,913
Net income	21,579	21,010	82,607	75,610	71,947	67,298	86,954
Cash dividends	15,605	15,570	62,351	56,827	52,300	50,837	50,231
Per common share:
Net income:
Basic	0.43	0.42	1.64	1.62	1.65	1.55	2.01
Diluted	0.43	0.42	1.64	1.61	1.65	1.55	2.00
Cash dividends	0.31	0.31	1.24	1.21	1.20	1.17	1.16
Book value per share	19.87	19.42	19.74	19.29	18.18	17.53	16.97
Selected Ratios:
Return on average shareholders’ equity	8.72%	8.63%	8.35%	8.50%	9.19%	8.81%	11.12%
Return on average assets	1.05%	1.00%	0.98%	0.97%	0.95%	0.85%	1.09%
Dividend payout ratio	72.32%	74.11%	75.48%	75.16%	72.69%	75.54%	57.77%
Selected Balance Sheet Data:
Average assets	$8,295,632	$8,442,810	$8,399,513	$7,780,836	$7,533,974	$7,925,506	$8,007,068
Investment securities	750,215	790,936	729,402	824,219	794,715	966,920	1,291,822
Loans held for sale	7,041	7,401	17,762	3,902	6,869	5,284	868
Total loans	6,466,762	6,194,187	6,511,416	6,230,777	5,260,326	5,736,809	6,014,155
Total assets	8,313,828	8,529,469	8,420,013	8,451,470	7,155,719	7,805,101	8,102,091
Total deposits	6,682,712	6,881,610	6,752,986	6,819,010	5,713,534	5,971,100	5,647,954
Long-term borrowings	284,850	345,298	284,926	345,366	386,458	771,935	852,685
Total liabilities	7,313,579	7,553,166	7,427,762	7,482,626	6,362,707	7,043,551	7,365,379
Shareholders’ equity	1,000,249	976,303	992,251	968,844	793,012	761,550	736,712

VIRGINIA COMMERCE BANCORP, INC.

Summary Consolidated Financial Data

	Three Months Ended March 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2013	2012	2012	2011	2010	2009	2008
Summary of Operations:
Interest income	$31,202	$34,005	$132,938	$141,844	$148,826	$150,633	$160,468
Interest expense	5,408	7,226	26,271	35,042	43,497	59,229	77,430
Net interest income	25,794	26,779	106,667	106,802	105,329	91,404	83,038
Provision for loan losses	1,847	5,994	14,826	14,849	20,594	81,913	25,378
Net interest income after provision for loan losses	23,947	20,785	91,841	91,953	84,735	9,491	57,660
Non-interest income	2,558	4,949	17,470	8,145	7,621	5,600	6,431
Non-interest expense	17,647	16,627	64,239	59,715	61,110	66,820	44,776
Income (loss) before taxes	8,858	9,107	45,072	40,383	31,246	(51,729)	19,315
Provision (benefit) for income tax	2,822	2,965	14,972	13,293	9,706	(18,404)	6,231
Net income (loss)	6,036	6,142	30,100	27,090	21,540	(33,325)	13,084
Effective dividend on preferred stock	—	1,363	7,612	5,300	5,002	4,539	258
Net income (loss) available to common stockholders	6,036	4,779	22,488	21,790	16,538	(37,864)	12,826
Per Common Share:
Net income (loss) per common share, basic	$0.19	$0.15	$0.71	$0.73	$0.60	$(1.42)	$0.48
Net income (loss) per common share, diluted	$0.17	$0.14	$0.67	$0.71	$0.57	$(1.42)	$0.47
Book value per common share	$7.81	$7.20	$7.68	$7.17	$6.22	$5.79	$7.18
Average number of common shares outstanding:
Basic	32,437,500	31,503,351	31,750,958	29,720,985	27,603,741	26,692,570	26,555,484
Diluted	35,147,566	33,547,703	33,702,769	30,897,811	28,875,993	26,692,570	27,249,839
Selected Ratios:
Return on average assets	0.86%	0.84%	1.01%	0.95%	0.77%	-1.22%	0.51%
Return on average equity	9.80%	8.46%	10.11%	10.23%	9.22%	-13.89%	7.18%
Selected Balance Sheet Data:
Total assets	$2,883,388	$2,954,226	$2,823,692	$2,938,518	$2,741,648	$2,725,297	$2,715,922
Total loans (net)	2,152,816	2,099,484	2,142,872	2,120,291	2,149,591	2,210,064	2,273,086
Total deposits	2,186,932	2,237,848	2,245,392	2,292,158	2,247,201	2,229,327	2,172,142
Total stockholders’ equity	253,803	296,637	245,309	283,771	245,594	218,868	253,287

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of United Bankshares and its subsidiaries and of Virginia Commerce and its subsidiaries, as an acquisition by United Bankshares of Virginia Commerce using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Virginia Commerce will be recorded by United Bankshares at their respective fair values as of the date the merger is completed. The pro forma financial information should be read in conjunction with the Quarterly Report on Form 10-Q for the period ended March 31, 2013 and Annual Report on Form 10-K for the calendar year ended December 31, 2012 of both United Bankshares and Virginia Commerce, which are incorporated by reference herein. See “Where You Can Find More Information” on page [—], “Information about Virginia Commerce” on page [—] and “Summary Selected Financial Data—Virginia Commerce Bancorp, Inc. Summary Consolidated Financial Data” on page [—].

The merger was announced on January 29, 2013, and provides that each outstanding share of Virginia Commerce common stock will be canceled and converted into the right to receive 0.5442 shares of United Bankshares common stock. Any shares of Virginia Commerce common stock that are owned by Virginia Commerce, United Bankshares or any of their respective subsidiaries, other than in a fiduciary capacity, will be canceled without any consideration. At the effective time of the merger, Virginia Commerce’s outstanding stock options and trust preferred warrants will be converted into options to purchase United’s common stock and warrants to purchase United Bankshares common stock, respectively. The number of United Bankshares common shares for which the stock options and trust preferred warrants will become exercisable and the exercise price will be adjusted to reflect the 0.5442 share exchange ratio.

In accordance with the merger agreement and for the purposes hereof, Virginia Commerce and United Bankshares have assumed that the TARP warrant will be converted automatically into a warrant to purchase United Bankshares common stock in accordance with the terms of the TARP warrant. The number of United Bankshares common shares for which the TARP warrant will become exercisable and the exercise price will be adjusted to reflect the 0.5442 share exchange ratio. However, while not a term of the merger agreement, it is the present intention of United Bankshares, either alone or together with Virginia Commerce, to repurchase the TARP warrant held by the Treasury and issued by Virginia Commerce in connection with the TARP Capital Purchase Program, on or about the effective date of the merger for a purchase price equal to its fair value, which is assumed to be $26.845 million, subject to final negotiation with the Treasury and the approval of the Federal Reserve. If the TARP warrant has not been repurchased as of the effective date, it will be converted into a warrant to purchase common stock of United Bankshares in accordance with the terms of the merger agreement.

Virginia Commerce and United Bankshares expect the holders of the trust preferred securities to exercise their warrants on or before September 23, 2013 to acquire shares of Virginia Commerce common stock and that the shares issued in connection therewith would be eligible for the merger consideration on the same basis as all other shares of Virginia Commerce common stock.

The merger is intended to be treated as a “reorganization” for federal income tax purposes and United Bankshares and Virginia Commerce shareholders are not expected to recognize, for federal income tax purposes, any gain or loss on the merger, or the receipt of shares of United Bankshares common stock. For more information, see “Material U.S. Federal Income Tax Consequences of the Merger” on page [—].

The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the transaction had occurred on March 31, 2013. The unaudited pro forma condensed combined income statements for the three months ended March 31, 2013 and the year ended December 31, 2012, give effect to the merger as if the transaction had occurred on January 1, 2012.

The unaudited pro forma condensed combined financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed combined financial information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and related notes thereto of United Bankshares and its subsidiaries, which are incorporated in this document by reference, and the historical consolidated financial statements and related notes thereto of Virginia Commerce and its subsidiaries, which are also incorporated by reference. See “Where You Can Find More Information” on page [—], “Summary Selected Financial Data –United Bankshares, Inc. Summary Consolidated Financial Data” on page [—], and “Summary Selected Financial Data – Virginia Commerce Bancorp, Inc. Summary Consolidated Financial Data” on page [—].

UNITED BANKSHARES, INC.

SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (UNAUDITED)

(Dollars in thousands)

	Three Months Ended March 31, 2013	Year Ended December 31, 2012
INCOME STATEMENT:
Net interest income	$94,083	$392,991
Provision for loan losses	7,034	32,688

Net interest income after provision for loan losses	87,049	360,303
Noninterest income	20,906	83,762
Noninterest expense	66,888	273,304

Income before income taxes	41,067	170,761
Income taxes	13,152	55,403

Net income	$27,915	$115,358

	As of March 31, 2013
BALANCE SHEET:
Cash and cash equivalents	$475,309
Net loans	8,508,509
Total assets	11,447,944
Deposits	8,880,476
Borrowings	991,994
Shareholders’ equity	1,489,988

PRO FORMA CONDENSED BALANCE SHEET (UNAUDITED)

UNITED BANKSHARES, INC.

As of March 31, 2013

	As Reported					United Bankshares & Virginia Commerce Pro Forma Combined
(In thousands)	United Bankshares	Virginia Commerce	Proforma Adjustments
ASSETS
Cash and due from bank	$138,885	$32,662				$171,547
Interest-bearing deposits with other banks	223,044	80,000				303,044
Federal funds sold and securities purchased under agreements to resell	718	0				718
Securities available for sale	650,640	495,086				1,145,726
Securities held to maturity	43,266	0				43,266
Securities—Other	56,309	10,253				66,562
Loans held for sale	7,041	4,941				11,982
Loans (net of unearned income)	6,466,762	2,194,786	(78,881)	(b	)	8,582,667
Less: allowance for loan losses	(74,158)	(41,970)	41,970	(c	)	(74,158)

Net loans	6,392,604	2,152,816	(36,911)			8,508,509
Bank premises and equipment	70,856	9,668				80,524
Goodwill	375,583	0	251,212	(d	)	626,795
Other intangibles	9,573	0	24,247	(e	)	33,820
Other assets	345,309	97,962	12,180	(f	)	455,451

Total Assets	$8,313,828	$2,883,388	$223,883			$11,447,944

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$1,810,345	$420,579				$2,230,924
Interest-bearing deposits	4,872,367	1,766,353	10,832	(g	)	6,649,552

Total deposits	6,682,712	2,186,932	10,832			8,880,476
Federal funds purchased	13,490	0				13,490
Securities sold under agreements to repurchase	215,394	342,409	10,226	(g	)	568,029
FHLB borrowings	126,307	25,000				151,307
Other long-term borrowings	198,543	66,891	(6,266)	(g	)	259,168
Other liabilities	77,133	8,353				85,486

Total Liabilities	7,313,579	2,629,585	14,792			9,957,956
STOCKHOLDERS’ EQUITY:
Common stock	127,169	32,310	13,956	(h	)(i)	173,435
Surplus	237,198	121,370	295,258	(h	)(i)	653,826
Warrants	0	8,520	18,325	(a	)(h)	26,845
Retained earnings	718,273	89,523	(89,523)	(h	)	718,273
Accumulated other comprehensive income	(64,253)	2,080	(2,080)	(h	)	(64,253)
Treasury stock	(18,138)	0				(18,138)

Total Stockholders’ equity	1,000,249	253,803	209,091			1,489,988

Total Liabilities and Stockholders’ Equity	$8,313,828	$2,883,388	$223,883			$11,447,944

See notes to the unaudited pro forma condensed combined financial information.

PRO FORMA CONDENSED INCOME STATEMENT (UNAUDITED)

UNITED BANKSHARES, INC.

For the Three Months Ended March 31, 2013

	As Reported
(In thousands, except share data)	United Bankshares	Virginia Commerce	Pro Forma Adjustments			United Bankshares & Virginia Commerce Pro Forma Combined
Interest income	$76,325	$31,202	$190	(j	)	$107,717
Interest expense	9,503	5,408	(1,277)	(k	)	13,634

Net Interest Income	66,822	25,794	1,467			94,083
Provision for loan losses	5,187	1,847				7,034

Net interest income after provision for loan losses	61,635	23,947	1,467			87,049
Other income	18,348	2,558				20,906
Other expense	48,249	17,647	992	(l	)	66,888

Income Before Income Taxes	31,734	8,858	475			41,067
Income taxes	10,155	2,822	175	(m	)	13,152

Net Income	$21,579	$6,036	$300			$27,915
Effective dividend on preferred stock	0	0	0			0

Net income available to common shareholders	$21,579	$6,036	$300			$27,915

Net income per common share:
Basic	$0.43	$0.19				$0.41
Diluted	$0.43	$0.17				$0.40
Average common shares outstanding
Basic	50,301,875	32,437,500	(14,785,013)	(o	)	67,954,363
Diluted	50,331,503	35,147,566	(16,020,261)	(o	)	69,458,808

See notes to the unaudited pro forma condensed combined financial information.

PRO FORMA CONDENSED INCOME STATEMENT (UNAUDITED)

UNITED BANKSHARES, INC.

For the Year Ended December 31, 2012

	As Reported
(In thousands, except share data)	United Bankshares	Virginia Commerce	Pro Forma Adjustments			United Bankshares & Virginia Commerce Pro Forma Combined
Interest income	$323,897	$132,938	$759	(j	)	$457,594
Interest expense	46,190	26,271	(7,858)	(k	)	64,603

Net Interest Income	277,707	106,667	8,617			392,991
Provision for loan losses	17,862	14,826				32,688

Net interest income after provision for loan losses	259,845	91,841	8,617			360,303
Other income	66,292	17,470				83,762
Other expense	204,656	64,239	4,409	(l	)	273,304

Income Before Income Taxes	121,481	45,072	4,208			170,761
Income taxes	38,874	14,972	1,557	(m	)	55,403

Net Income	$82,607	$30,100	$2,651			$115,358
Effective dividend on preferred stock	0	7,612	(7,612)	(n	)	0

Net income available to common shareholders	$82,607	$22,488	$10,263			$115,358

Net income per common share:
Basic	$1.64	$0.71				$1.71
Diluted	$1.64	$0.67				$1.68
Average common shares outstanding
Basic	50,265,620	31,750,958	(14,472,087)	(o	)	67,544,491
Diluted	50,298,019	33,702,769	(15,361,722)	(o	)	68,639,066

See notes to the unaudited pro forma condensed combined financial information.

NOTE A – BASIS OF PRESENTATION

After the close of business on January 29, 2013, United Bankshares entered into the merger agreement with Virginia Commerce. In accordance with the merger agreement, Virginia Commerce will merge with and into George Mason, a wholly-owned subsidiary of United Bankshares. At the effective time of the merger, Virginia Commerce will cease to exist and George Mason shall survive and continue to exist as a Virginia corporation.

The merger agreement provides that at the effective time of the merger, each outstanding share of common stock of Virginia Commerce will be converted into the right to receive 0.5442 shares of United Bankshares common stock, par value $2.50 per share. There may be an adjustment to the fixed number of shares of United Bankshares common stock that will be issued to Virginia Commerce shareholders based upon changes in the market price of United Bankshares common stock and the NASDAQ Bank Index prior to the closing. However, any changes to the fixed number of shares of United Bankshares common stock will not increase the per share value that Virginia Commerce shareholders will receive in the merger from the value calculated using the pre-announcement market price of United Bankshares common stock. Furthermore, the Virginia Commerce board of directors may terminate the merger agreement if the market price of United Bankshares common stock falls more than 20% on an actual basis and 15% on a relative basis to the NASDAQ Bank Index prior to the closing, in which case the merger will not occur if United Bankshares is not willing to adjust the merger consideration accordingly in accordance with the terms of the merger agreement.

Pursuant to the merger agreement, at the effective time of the merger, Virginia Commerce’s outstanding stock options and trust preferred warrants will be converted into options to purchase United Bankshares’ common stock and warrants to purchase United Bankshares common stock. However, for the purposes hereof, Virginia Commerce and United Bankshares have assumed that the trust preferred warrants will be exercised by the holders thereof prior to their expiration date of September 23, 2013 and that the shares issued in connection therewith will be eligible to participate in the merger on the same basis as all other shares of Virginia Commerce common stock.

In accordance with the merger agreement and for the purposes hereof, Virginia Commerce and United Bankshares have assumed that the TARP warrant will be converted automatically into a warrant to purchase United Bankshares common stock in accordance with the terms of the TARP warrant. The number of United Bankshares common shares for which the TARP warrant will become exercisable and the exercise price will be adjusted to reflect the 0.5442 share exchange ratio. However, while not a term of the merger agreement, it is the present intention of United Bankshares, either alone or together with Virginia Commerce, to repurchase the TARP warrant held by the Treasury on or about the effective date of the merger for a purchase price equal to its fair value, which is assumed to be $26.845 million, subject to final negotiation with the Treasury and the approval of the Federal Reserve. If the TARP warrant has not been repurchased as of the effective date, it will be converted into a warrant to purchase common stock of United Bankshares in accordance with the terms of the merger agreement.

After the effective time of the merger, Virginia Commerce Bank, a wholly-owned subsidiary of Virginia Commerce, will merge with and into United Bank (Virginia), a wholly-owned subsidiary of George Mason. United Bank (Virginia) will survive the bank merger and continue to exist as a Virginia banking corporation.

The unaudited pro forma condensed combined financial information of United Bankshares’ financial condition and results of operations, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger with Virginia Commerce was consummated on January 1, 2012 for purposes of the unaudited pro forma condensed combined statement of income and on March 31, 2013 for purposes of the pro forma balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statement of income, as if it had been effective during the entire period presented.

The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.

The pro forma financial information includes estimated adjustments to record the assets and liabilities of Virginia Commerce at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Virginia Commerce’s tangible, and identifiable intangible, assets and liabilities as of the closing date.

NOTE B – PRO FORMA ADJUSTMENTS

(In thousands, except share data)

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current valuations, estimates and assumptions that are subject to change.

(a)	In accordance with the terms of the merger agreement, the pro forma financial information reflects the conversion of the TARP warrant into a warrant to purchase United Bankshares’ common stock. The amount of $26,845 represents an estimate of the fair value of the TARP warrant using a binomial model with the following weighted-average assumptions: risk-free interest rate of 0.80%; dividend yield of 5.0%; volatility factors of the expected market price of United Bankshares’ common stock of 0.30; and a weighted-average expected warrant life of 5.6 years, respectively. However, while not a term of the merger agreement, it is the present intention of United Bankshares, either alone or together with Virginia Commerce, to repurchase the TARP warrant on or about the effective date of the merger for a purchase price equal to its fair value, which is assumed to be $26,845, subject to final negotiation with the Treasury and the approval of the Federal Reserve. If the TARP warrant has not been repurchased as of the effective date, it will be converted into a warrant to purchase common stock of United Bankshares in accordance with the terms of the merger agreement.

(b)	A fair value adjustment was recorded to Virginia Commerce’s outstanding loan portfolio. This fair value adjustment was based on (1) current market interest rates and spreads including consideration for liquidity concerns and (2) United Bankshares’ initial evaluation of credit deterioration identified in the Virginia Commerce’s loan portfolio. Loans were adjusted for credit deterioration of the acquired portfolio in the amount of $87,426 which represented a mark of 4% on Virginia Commerce’s outstanding loan portfolio. Of the $87,426 credit mark, approximately 15% or $12,344 is estimated to be an accretable adjustment. A further fair value adjustment to reflect differences in interest rates in the amount of $8,545 partially offset the credit deterioration adjustment. Subsequent to the completion of the merger, United Bankshares will use an independent third party to determine the fair value of the acquired loans which could be significantly change the amount of the estimated fair value adjustment.

(c)	The allowance for loan losses of Virginia Commerce is eliminated. Purchased loans acquired in a business combination are required to be recorded at fair value and the recorded allowance of the acquired company may not be carried over.

(d)	The goodwill generated as a result of the total purchase price based on United Bankshares’ stock price of $24.76 as of April 15, 2013 and the fair value of assets purchased exceeding the fair value of liabilities assumed. The following table depicts the sensitivity of the purchase price and resulting goodwill to changes in the price of United Bankshares’ common stock.

(Unaudited, in thousands)	Purchase Price	Estimated Goodwill
As presented in pro forma	$489,739	$251,212
Up 10%	540,545	302,018
Down 10%	439,052	200,525

(e)	Adjustment representing United Bankshares’ estimate of the fair value of the core deposit intangible asset to be recorded. The estimate represents a 1.5% premium on Virginia Commerce’s core deposits. The actual amount of such core deposit intangible asset will be determined at the completion of the merger and will be valued by an independent third party that could change the amount of the adjustment significantly.

(f)	Deferred taxes associated with the adjustments to record the assets and liabilities of Virginia Commerce at fair value were recognized using United Bankshares’ statutory rate of 37%.

(g)	A fair value adjustment was recorded to Virginia Commerce’s outstanding deposit liabilities, securities sold under agreements to repurchase and junior subordinated debentures to reflect current market interest rates and spreads for comparable instruments. Upon completion of the merger, United Bankshares will use an independent third party to determine the fair value of the assumed deposit liabilities, securities sold under agreements to repurchase and junior subordinated debentures. Subsequent to the closing of the merger, the amount and timing of the estimated fair value adjustments could be revised significantly.

(h)	Adjustments representing the elimination of the historical equity of Virginia Commerce as part of the purchase accounting adjustments.

(i)	Recognition of the equity portion of the merger consideration. The adjustment to common stock represents the $2.50 par value of shares of United Bankshares common stock issued to effect the transaction. The adjustment to surplus represents in the amount of equity consideration above the par value of United Bankshares’ common stock issued.

(j)	Represents the net accretion of the fair value adjustment on portfolio loans assuming the merger closed on January 1, 2012. This consists of an accretion of $617 and $2,468, respectively, for the three months ended March 31, 2013 and the year ended December 31, 2012 related to the accretable adjustment related to the credit mark on the acquired loans. Partially offsetting this amount was amortization of $427 and $1,709, respectively, for the three months ended March 31, 2013 and the year ended December 31, 2012 related to the interest rate adjustment on the acquired loans. The average remaining life of the loans is approximately 5 years.

(k)	Represents net amortization of the premium on deposits, securities sold under agreements to repurchase and junior subordinated debentures assuming the merger closed on January 1, 2012. For purposes of the pro forma financial information, the following table reflects the respective amortization (accretion) amounts using the straight-line method and the average remaining life for each individual liability.

(Unaudited, dollars in thousands)	Average Remaining Life (Years)	For the Three Months Ended March 31, 2013	For the Year Ended December 31, 2012
Deposits	1.70	$1,115	$6,372
Securities sold under agreements to repurchase	5.08	475	2,739
Other long-term borrowings	5.00	(313)	(1,253)

(l)	Represents the amortization of the core deposit intangible to be acquired in the merger over an estimated useful life of ten (10) years using the sum-of-the years digits method assuming the merger closed on January 1, 2012. The estimated amount of the amortization is $992 for the three months ended March 31, 2013 and $4,409 for the year ended December 31, 2012.

(m)	Applicable income taxes at a 37% rate less deferred taxes associated with the net amortization and accretion of the purchase accounting adjustments.

(n)	Elimination of effective dividend on preferred stock which was redeemed by Virginia Commerce.

(o)	Weighted-average basic and diluted shares outstanding were adjusted to effect the transaction.

NOTE C – TARP CAPITAL PURCHASE PROGRAM WARRANT

On December 12, 2008, Virginia Commerce entered into a letter agreement with the Treasury under the TARP Capital Purchase Program, whereby Virginia Commerce issued and sold to the Treasury 71,000 shares of fixed rate cumulative perpetual preferred stock with a par value of $1.00 and a liquidation amount of $1,000 per share, for a total price of $71.0 million. In addition, the Treasury received a warrant to purchase 2,696,203 shares of the Virginia Commerce’s common stock at an exercise price of $3.95 per share. Virginia Commerce accrued and paid dividends quarterly, beginning February 2009, at a rate of 5% per year for the first five years, then would have increased to 9% thereafter.

On December 11, 2012, Virginia Commerce repurchased all of its preferred stock that was issued to the Treasury under the TARP Capital Purchase Program. Pursuant to the redemption, the Treasury received from Virginia Commerce $71.3 million, consisting of $71.0 million in liquidation value of the preferred stock and approximately $256 thousand in accrued and unpaid dividends for the fourth quarter of 2012.

The TARP warrant has a ten-year term, is immediately exercisable and remained outstanding at December 31, 2012. Pursuant to the terms of the letter agreement, the Treasury will not exercise voting rights with respect to any shares of common stock it acquires upon exercise of the warrant; voting rights may be exercised by any other holder.

In accordance with the merger agreement and for the purposes hereof, Virginia Commerce and United Bankshares have assumed that the TARP warrant will be converted automatically into a warrant to purchase United Bankshares common stock in accordance with the terms of the TARP warrant. The number of United Bankshares common shares for which the TARP warrant will become exercisable and the exercise price will be adjusted to reflect the 0.5442 share exchange ratio. However, while not a term of the merger agreement, it is the present intention of United Bankshares, either alone or together with Virginia Commerce, to repurchase the TARP warrant held by the Treasury on or about the effective date of the merger for a purchase price equal to its fair value, which is assumed to be $26.845 million, subject to final negotiation with the Treasury and the approval of the Federal Reserve. If the TARP warrant has not been repurchased as of the effective date, it will be converted into a warrant to purchase common stock of United Bankshares in accordance with the terms of the merger agreement.

NOTE D – PRO FORMA ALLOCATION OF PURCHASE PRICE

The following table shows the pro forma allocation of the consideration paid for Virginia Commerce’s common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the transaction:

Purchase price:
Fair value of common shares issued (18,506,473 shares), based on United Bankshares’ stock price of $24.76 as of April 15, 2013	$458,220
Fair value of stock options assumed	4,674
Fair value for the warrant to the Treasury assumed	26,845

Total purchase price	489,739
Identifiable assets:
Cash and cash equivalents	112,662
Investment securities	505,339
Loans held for sale	4,941
Loans	2,115,905
Premises and equipment	9,668
Core deposit intangibles	24,247
Other assets	110,142

Total identifiable assets	$2,882,904

Identifiable liabilities:
Deposits	$2,197,764
Short-term borrowings	352,635
Long-term borrowings	85,625
Other liabilities	8,353

Total identifiable liabilities	2,644,377

Net assets acquired including identifiable intangible assets	238,527

Resulting goodwill	$251,212

NOTE E – ESTIMATED AMORTIZATION/ACCRETION OF ACQUISITION ACCOUNTING ADJUSTMENTS

The following table sets forth an estimate of the expected effects of the estimated aggregate acquisition accounting adjustments reflected in the pro forma combined financial statements on the future pre-tax net income of United Bankshares after the merger with Virginia Commerce:

	For the Years Ended December 31,
(Unaudited, in thousands)	2014	2015	2016	2017	2018
Loans, net of unearned income	$759	$759	$759	$759	$759
Deposits	6,372	4,460	0	0	0
Core deposit intangible	(4,409)	(3,968)	(3,527)	(3,086)	(2,645)
Securities sold under agreements to repurchase	2,739	1,901	1,693	1,693	1,693
Other long-term borrowings	(1,253)	(1,253)	(1,253)	(1,253)	(1,253)

Increase (decrease) in pre-tax income	$1,740	$(569)	$(4,796)	$(4,355)	$(3,914)

The actual effect of purchase accounting adjustments on the future pre-tax income of United Bankshares will differ from these estimates based on the closing date estimates of fair values and the use of different amortization methods than assumed above.

NOTE F – ESTIMATED COST SAVINGS AND MERGER-RELATED COSTS

Estimated cost savings, expected to approximate 25% of Virginia Commerce’s annualized pre-tax operating expenses, are excluded from the pro forma analysis. Cost savings are estimated to be realized at 50% in the first year after acquisition and 100% in subsequent years. In addition, estimated merger-related costs are not included in the pro forma combined statements of income since they will be recorded in the combined results of income as they are incurred prior to or after completion of the merger and not indicative of what historical results of the combined company would have been had the companies been actually combined during the periods presented. Merger-related costs are estimated to be approximately $16 million, before-tax.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

United Bankshares common stock is traded on Nasdaq under the symbol “UBSI”. Virginia Commerce common stock is traded on Nasdaq under the symbol “VCBI”. The closing sale price reported for United Bankshares common stock on January 29, 2013, the last trading date preceding the public announcement of the merger agreement, was $25.83 and the closing price reported for Virginia Commerce on such date was $12.21.

The following table sets forth for the periods indicated the high and low prices per share of United Bankshares common stock and Virginia Commerce common stock as reported on the Nasdaq, along with the quarterly cash dividends per share declared. The per share prices do not include adjustments for markups, markdowns or commissions.

	United Bankshares			Virginia Commerce
	Sales Price			Sales Price
Time Period	Dividends	High	Low	Dividends	High	Low
2013
Third Quarter (through [—], 2013)	[—]	[—]	[—]	[—]	[—]	[—]
Second Quarter	$0.31	$26.84	$24.46	—	$14.11	$12.85
First Quarter	$0.31	$27.24	$24.80	—	$14.29	$9.02

2012
Fourth Quarter	$0.31	$25.80	$23.02	—	$9.49	$8.38
Third Quarter	$0.31	$26.40	$22.54	—	$9.00	$7.82
Second Quarter	$0.31	$29.45	$23.87	—	$9.13	$7.46
First Quarter	$0.31	$30.91	$27.36	—	$9.70	$7.39

2011
Fourth Quarter	$0.31	$29.29	$19.06	—	$7.88	$5.56
Third Quarter	$0.30	$25.21	$18.78	—	$6.55	$5.45
Second Quarter	$0.30	$27.46	$22.36	—	$6.09	$5.35
First Quarter	$0.30	$30.84	$25.66	—	$6.37	$5.49

As of [—], 2013 the last date prior to printing this prospectus and joint proxy statement for which it was practicable to obtain this information, there were approximately [—] registered holders of United Bankshares common stock and approximately [—] registered holders of Virginia Commerce common stock.

The following table sets forth historical per share market values for United Bankshares common stock (i) on January 29, 2013, the last trading day prior to public announcement of the merger agreement, and (ii) on [—], 2013 the most recent practicable date before the printing and mailing of this proxy statement/prospectus. The table also shows the equivalent pro forma market value of Virginia Commerce common stock on those dates.

The equivalent pro forma market value of Virginia Commerce common stock is obtained by multiplying the historical market price of United Bankshares common stock by the applicable exchange ratio. For purposes of determining the equivalent pro forma market value and the applicable exchange ratio, we have assumed that the average closing price of a share of United Bankshares common stock is equal to the historical market price on January 29, 2013 and [—], 2013. Accordingly, the pro forma market value (i) on January 29, 2013 is determined by multiplying $25.83 by the exchange ratio of 0.5442 and (ii) on [—], 2013 is determined by multiplying $[—] by the exchange ratio of 0.5442.

The historical market prices represent the last sale prices on or before the dates indicated. The average closing price of United Bankshares common stock used to determine the exchange ratio and the market price may be higher or lower than the closing prices of United Bankshares common stock on the dates shown in the table and, therefore, the market value of the United Bankshares common stock that you receive may be higher or lower than the equivalent pro forma market value shown in the table.

Historical Market Price

	United Bankshares	Virginia Commerce	Virginia Commerce Equivalent Pro Forma Market Value
January 29, 2013	$25.83	$12.21	$14.06
[—], 2013	$[—]	$[—]	$[—]

Once the merger is completed, there will be no further private or public market for Virginia Commerce common stock.

The market prices of both United Bankshares common stock and Virginia Commerce common stock will fluctuate prior to the merger. Virginia Commerce shareholders should obtain current stock price quotations for United Bankshares common stock.

COMPARATIVE HISTORICAL AND PRO FORMA UNAUDITED SHARE DATA

We have summarized below historical, unaudited per share information for United Bankshares and Virginia Commerce and additional information as if the companies had been combined for the periods shown, which we refer to as “pro forma” information.

The Virginia Commerce pro forma equivalent per share amounts are calculated by multiplying the United Bankshares pro forma combined book value per share and net income per share by the exchange ratio of 0.5442 so that the per share amounts equate to the respective values for one share of Virginia Commerce common stock.

We expect that both United Bankshares and Virginia Commerce will incur merger and integration charges as a result of the merger. We also anticipate that the merger will provide the combined company with financial benefits that may include reduced operating expenses. The information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect all of these anticipated financial benefits or consider any potential impacts of current market conditions or the merger or revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors, and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

In addition, the information set forth below has been prepared based on preliminary estimates of merger consideration and fair values attributable to the merger, the actual amounts recorded for the merger may differ from the information presented. The estimation and allocations of merger consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs. A final determination of fair value will be based on the actual net tangible and intangible assets and liabilities of Virginia Commerce that will exist on the date of completion of the merger.

The information in the following table is based on, and you should read it together with, the historical financial information and the notes thereto for United Bankshares and Virginia Commerce incorporated by reference into, or contained in, this proxy statement/prospectus.

	Historical		Pro Forma Combined		Pro Forma Equivalent Virginia Commerce Share
	United Bankshares	Virginia Commerce
Basic Earnings Per Common Share
For the year ended December 31, 2012	$1.64	$0.71	$1.71	(1)	$0.93	(2)
For the quarter ended March 31, 2013	$0.43	$0.19	$0.41	(1)	$0.22	(2)
Diluted Earnings Per Common Share
For the year ended December 31, 2012	$1.64	$0.67	$1.68	(1)	$0.91	(2)
For the quarter ended March 31, 2013	$0.43	$0.17	$0.40	(1)	$0.22	(2)
Cash Dividends Per Common Share
For the year ended December 31, 2012	$1.24	—	$1.24	(3)	$0.67	(2)
For the quarter ended March 31, 2013	$0.31	—	$0.31	(3)	$0.17	(2)
Book Value Per Common Share
For the year ended December 31, 2012	$19.74	$7.68	$21.60	(4)	$11.76	(2)
For the quarter ended March 31, 2013	$19.87	$7.81	$22.58	(4)	$12.29	(2)

(1)	Pro forma earnings per common share are based on pro forma combined net income and pro forma combined shares outstanding at the end of the period.
(2)	Calculated based on pro forma combined multiplied by 0.5442 exchange ratio.
(3)	Pro forma dividends per share represent United Bankshares’ historical dividends per share.
(4)	Calculated based on pro forma combined equity and pro forma combined common shares outstanding at the end of period.

THE UNITED BANKSHARES SPECIAL MEETING

This section contains information about the special meeting of United Bankshares shareholders that has been called to consider and adopt the merger agreement.

Together with this document, United Bankshares is also sending you a notice of the special meeting and a form of proxy that is solicited by the United Bankshares board of directors. The special meeting will be held on [—], at [4:00 p.m.], local time at [The Blennerhassett Hotel], 320 Market Street, Parkersburg, West Virginia 26101.

Matters to Be Considered

The purpose of the special meeting is to vote on:

(1)	a proposal to approve and adopt the merger agreement as such agreement may be amended from time to time (the “United Bankshares Merger Proposal”);

(2)	a proposal to approve the issuance of the shares of United Bankshares common stock to Virginia Commerce shareholders pursuant to the merger agreement (the “United Bankshares Stock Issuance Proposal”); and

(3)	a proposal to approve the adjournment, postponement or continuance of the special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal (the “United Bankshares Adjournment Proposal”).

Proxies

Each copy of this document mailed to record holders of United Bankshares common stock is accompanied by a proxy card with instructions for voting by mail, telephone or through the Internet. The United Bankshares board of directors requests that you submit your proxy promptly, whether or not your plan to attend the meeting. If you hold stock in your name as a shareholder of record and are voting by mail, you should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting, or at any adjournment of the special meeting, regardless of whether you plan to attend the special meeting. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone and through the Internet are set forth in the enclosed proxy card instructions.

If you hold your stock in “street name” through a broker, bank, nominee or other holder of record, you must direct your broker, bank, nominee or other holder of record to vote in accordance with the instructions you have received from such party.

If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by signing and returning a proxy card with a later date, delivering a written revocation letter to United Bankshares’ Corporate Secretary, or by attending the special meeting in person, notifying the Corporate Secretary, and voting by ballot at the special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying the Corporate Secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

United Bankshares

514 Market Street

Parkersburg, West Virginia 26102

Attn: Jennie Singer

If you hold your shares in “street name” through a broker, bank, nominee or other holder of record, you will receive a voting instruction form directly from them. Follow the instructions on the form they provide to have your shares voted by proxy. If you wish to attend the meeting and vote in person, you must obtain a written proxy, executed in your favor, from the broker, bank, nominee or other holder of record to do so.

All shares represented by valid proxies that United Bankshares receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via the Internet or telephone, or with respect to shares beneficially held in “street name”, in accordance with the voting instructions received from the appropriate bank, broker, nominee or other holder of record.

If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the United Bankshares Merger Proposal, “FOR” the United Bankshares Stock Issuance Proposal and “FOR” the United Bankshares Adjournment Proposal. According to the United Bankshares bylaws, business to be conducted at the special meeting must be confined to the subjects stated in the United Bankshares notice of the special meeting.

Solicitation of Proxies

United Bankshares will bear the entire cost of soliciting proxies from its shareholders. Proxies may be solicited on its behalf by directors, officers or employees in person or by telephone, electronic transmission, facsimile transmission or be telegram. United Bankshares has made arrangements with Georgeson, Inc. of Jersey City, New Jersey to assist in the soliciting proxies from institutional investors, nominee accounts and beneficial holders and has agreed to pay it approximately $7,500 plus reasonable expenses for these services. United Bankshares is not retaining Georgeson to solicit proxies from registered holders. Broadridge Financial Solutions, Inc. of Edgewood, New York will assist in the distribution of proxy materials to institutional investors and beneficial owners. Broadridge will contact all broker and nominee accounts to facilitate determination of the number of sets of proxy materials required, assist in the delivery of proxy materials to these accounts and secure their voting instructions. United Bankshares will reimburse Broadridge for the reasonable expenses in taking these actions.

If necessary, United Bankshares may use several of its regular employees, who will not be specially compensated, to solicit proxies from United Bankshares shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Record Date

The close of business on [—], 2013 has been fixed as the record date for determining the United Bankshares shareholders entitled to receive notice of and to vote at the special meeting. At that time, [—] shares of United Bankshares common stock were outstanding, held by approximately [—] holders of record and [—] holders in street name.

Quorum and Voting Rights

In order to conduct voting at the special meeting, there must be a quorum. A quorum is the number of shares that must be present at the meeting—either in person or by proxy. To have a quorum at the special meeting requires the presence of shareholders or their proxies who are entitled to cast at least a majority of the votes that all shareholders are entitled to cast. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

As of the record date, directors and executive officers of United Bankshares had the right to vote approximately [—] shares of United Bankshares common stock, or approximately [—]% of the outstanding United Bankshares shares entitled to vote at the special meeting. United Bankshares currently expects that each of these individuals will vote their shares of United Bankshares common stock in favor of the proposals to be presented at the special meeting.

If you are a holder of United Bankshares common stock and you submit a proxy card in which you abstain from voting, the abstention will be counted toward a quorum at the United Bankshares special meeting, but it will have no effect on the United Bankshares Merger Proposal, the United Bankshares Stock Issuance Proposal and the United Bankshares Adjournment Proposal.

Brokers, banks and other holders of record holding shares of United Bankshares common stock in “street name” may vote your shares of United Bankshares common stock on the United Bankshares Merger Proposal, the United Bankshares Stock Issuance Proposal and the United Bankshares Adjournment Proposal only if you provide instructions on how to vote. If you do not provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other holder of record, your shares will not be voted on any proposal with respect to which you did not provide voting instructions. Broker non-votes will have no effect on the United Bankshares Merger Proposal, the United Bankshares Stock Issuance Proposal and the United Bankshares Adjournment Proposal.

The United Bankshares board of directors urges United Bankshares shareholders to promptly vote by: accessing the Internet site listed in the proxy card instructions if voting through the Internet, calling the telephone number listed in the proxy card instructions or completing, dating, and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope. If you hold your stock in “street name” through a bank or broker, please vote by following the voting instructions of your bank or broker.

Shareholders will vote at the meeting by ballot. Votes properly cast at the special meeting, in person or by proxy, will be tallied by United Bankshares’ Inspector of Election.

Attending the Special Meeting

All holders of United Bankshares common stock, including holders of record and shareholders who beneficially hold their stock through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record on the record date can vote in person at the special meeting. If you beneficially hold your shares in “street name,” of record, you must obtain a written proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must either hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership, and you must bring a form of personal photo identification with you in order to be admitted. United Bankshares reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

PROPOSALS TO BE CONSIDERED AT THE UNITED BANKSHARES SPECIAL MEETING

PROPOSAL NO. 1

APPROVAL OF THE MERGER

As discussed elsewhere in this prospectus and joint proxy statement, United Bankshares shareholders will consider and vote on a proposal to approve and adopt the merger agreement. You should carefully read this prospectus and joint proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Appendix A to this prospectus and joint proxy statement.

Required Vote

Approval of the United Bankshares Merger Proposal requires the affirmative vote of a majority of the votes cast at a meeting at which a quorum exists consisting of a least a majority of the shares of United Bankshares common stock. Therefore, assuming that a quorum is present, your failure to vote or an abstention will be disregarded and have no effect on the outcome of the vote for the United Bankshares Merger Proposal. Your failure to vote could impact the existence of a quorum.

The United Bankshares board of directors urges United Bankshares shareholders to promptly vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope, or, if you hold your stock in “street name” through a bank, broker, nominee or other holder of record, by following the voting instructions of your bank, broker, nominee or other holder of record. If you hold stock in your name as a shareholder of record, you may complete, sign, date and mail your proxy card in the enclosed postage paid return envelope, vote by calling the toll-free number listed on the Virginia Commerce proxy card, vote by accessing the Internet site listed on the United Bankshares proxy card or vote in person at the United Bankshares special meeting. If you hold your stock in “street name” through a bank, broker, nominee or other holder of record, you must direct your bank or broker to vote in accordance with the instruction form forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail, telephone or on the Internet.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of United Bankshares common stock represented by such proxy card will be voted “FOR” approval of the United Bankshares Merger Proposal.

Recommendation of the United Bankshares Board of Directors

The United Bankshares board of directors unanimously recommends that United Bankshares shareholders vote “FOR” approval of the United Bankshares Merger Proposal.

PROPOSAL NO. 2

ISSUANCE OF UNITED BANKSHARES COMMON STOCK

As discussed elsewhere in this prospectus and joint proxy statement, United Bankshares shareholders will consider and vote on a proposal to approve the issuance of the shares of United Bankshares common stock to Virginia Commerce shareholders pursuant to the merger agreement. You should carefully read this prospectus and joint proxy statement in its entirety for more detailed information concerning the issuance of the United Bankshares common stock.

Required Vote

Approval of the United Bankshares Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast on the matter at a meeting at which a quorum exists consisting of at least a majority of the shares of

United Bankshares common stock. Therefore, assuming that a quorum is present, your failure to vote or an abstention will be disregarded and have no effect on the outcome of the vote for the United Bankshares Stock Issuance Proposal.

The United Bankshares board of directors urges United Bankshares shareholders to promptly vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope, or, if you hold your stock in “street name” through a bank, broker, nominee or other holder of record, by following the voting instructions of your bank, broker, nominee or other holder of record. If you hold stock in your name as a shareholder of record, you may complete, sign, date and mail your proxy card in the enclosed postage paid return envelope, vote by calling the toll-free number listed on the Virginia Commerce proxy card, vote by accessing the Internet site listed on the United Bankshares proxy card or vote in person at the United Bankshares special meeting. If you hold your stock in “street name” through a bank, broker, nominee or other holder of record, you must direct your bank or broker to vote in accordance with the instruction form forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail, telephone or on the Internet.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of United Bankshares common stock represented by such proxy card will be voted “FOR” approval of the United Bankshares Stock Issuance Proposal.

Recommendation of the United Bankshares Board of Directors

The United Bankshares board of directors unanimously recommends that United Bankshares shareholders vote “FOR” approval of the United Bankshares Stock Issuance Proposal.

PROPOSAL NO. 3

APPROVE AN ADJOURNMENT, POSTPONEMENT OR CONTINUANCE OF THE SPECIAL MEETING, IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES

United Bankshares shareholders may be asked to vote on a proposal to adjourn, postpone or continue the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and approve the issuance of United Bankshares common stock.

Required Vote

Approval of the United Bankshares Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the matter at a meeting at which a quorum exists consisting of at least a majority of the shares of United Bankshares common stock. Therefore, assuming that a quorum is present, your failure to vote or an abstention will be disregarded and have no effect on the outcome of the vote for the United Bankshares Adjournment Proposal.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of United Bankshares common stock represented by such proxy card will be voted “FOR” approval of the United Bankshares Adjournment Proposal.

Recommendation of the United Bankshares Board of Directors

The United Bankshares board of directors unanimously recommends that shareholders vote “FOR” approval of the United Bankshares Adjournment Proposal.

THE VIRGINIA COMMERCE SPECIAL MEETING

This section contains information about the special meeting of Virginia Commerce shareholders that has been called to consider and approve the merger agreement.

Together with this document, Virginia Commerce is also sending you a notice of the special meeting and a form of proxy that is solicited by the Virginia Commerce board of directors. The special meeting will be held on [—], 2013, at [4:00 p.m.], local time, at [The Washington Golf and Country Club, 3017 North Glebe Road, Arlington, Virginia 22207].

Matters to Be Considered

The purpose of the special meeting is to vote on:

(1)	a proposal to approve the merger agreement, and the plan of merger attached thereto, as such agreement may be amended from time to time (the “Virginia Commerce Merger Proposal”);

(2)	a proposal to approve, in a non-binding advisory vote, certain compensation that may become payable to Virginia Commerce named executive officers in connection with the merger (the “Virginia Commerce Merger-Related Compensation Proposal”);

(3)	a proposal granting the Virginia Commerce board the right to adjourn, postpone or continue the special meeting, on one or more occasions, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal (the “Virginia Commerce Adjournment Proposal”); and

(4)	to transact such other business as may properly come before the special meeting or any adjournment, postponement or continuance of the special meeting.

Other Business

We do not expect that any matter other than the Virginia Commerce Merger Proposal, the Virginia Commerce Merger-Related Compensation Proposal and the Virginia Commerce Adjournment Proposal will be brought before the special meeting. If, however, any other matter shall be brought before the special meeting, the shares represented by a valid proxy will be voted by the named proxies, to the extent entitled, in accordance with their best judgment.

Proxies

Each copy of this document mailed to record holders of Virginia Commerce common stock is accompanied by a proxy card with instructions for voting. The Virginia Commerce board of directors requests that you submit your proxy promptly, whether or not you plan to attend the meeting. If you are a common shareholder and hold your shares of Virginia Commerce common stock under your own name (also known as “record ownership”), you can vote your shares in one of the following manners:

•	By proxy via mail by signing and returning the enclosed proxy card in the postage-paid envelope;

•	By proxy via the Internet at [—] and following the instructions;

•	By proxy via telephone at [—] on a touch-tone phone and following the recorded instructions; or

•	By attending the meeting and voting your shares in person.

Any vote by proxy card, Internet or telephone may be revoked by you at any time before the meeting by giving written notice of such revocation to the corporate secretary, executing another proxy or using the Internet or telephone voting procedures as of a date subsequent to the prior proxy card or Internet or telephone vote. If you are a shareholder of record or have a legal proxy from a shareholder of record, you may also revoke your proxy by voting in person at the special meeting. Shareholders who vote via the Internet or by telephone need not mail their proxy cards and doing so will revoke any prior vote or proxy. Instructions on how to vote by telephone or by the Internet are included with your proxy card.

If you hold your shares in “street name” through a bank, broker, nominee or other holder of record, you will receive a voting instruction form directly from them. Follow the instructions on the form they provide to have your shares voted by proxy. If you wish to attend the meeting and vote in person, you must obtain a written proxy, executed in your favor, from the bank, broker, nominee or other holder of record to do so.

All shares represented by valid proxies that Virginia Commerce receives through this solicitation and that are not revoked will be voted in accordance with your instructions on the proxy card or as instructed via the Internet or telephone, or with respect to shares beneficially held in “street name,” in accordance with the voting instructions received from the appropriate bank, broker, nominee or other holder of record. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” each of the proposals described above.

Virginia Commerce shareholders with shares represented by stock certificates should not send Virginia Commerce stock certificates with their proxy cards. After the merger is completed, holders of Virginia Commerce common stock with shares represented by stock certificates or held in book-entry form will be mailed a transmittal form with instructions on how to exchange their Virginia Commerce stock certificates or book-entry shares for the merger consideration.

Solicitation of Proxies

Virginia Commerce will bear the entire cost of soliciting proxies from its shareholders. In addition to solicitation of proxies by mail, proxies may also be solicited by Virginia Commerce’s directors and employees personally, and by telephone, facsimile, or other means. No additional compensation will be paid to these individuals for proxy solicitation nor is it expected to result in more than a minimal cost. Virginia Commerce may make arrangements directly with banks, brokerage houses, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Virginia Commerce common stock held of record by them and to obtain authorization for the execution of proxies. Virginia Commerce expects to reimburse these institutional holders for their reasonable expenses in connection with these activities. Virginia Commerce has also made arrangements with Eagle Rock Proxy Advisors, LLC to assist it in soliciting proxies and has agreed to pay it approximately $5,000 for these services and reimburse certain out of pocket expenses.

Record Date

The close of business on [—], 2013 has been fixed as the record date for determining the Virginia Commerce shareholders entitled to receive notice of and to vote at the special meeting. At that time, [—] shares of Virginia Commerce common stock were outstanding and entitled to vote at the special meeting, held by approximately [—] beneficial holders of record including [—] holders of record.

Quorum and Voting Rights

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Virginia Commerce common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

As of the record date, directors and executive officers of Virginia Commerce had the right to vote [—] shares of Virginia Commerce common stock, or approximately [—] of the outstanding Virginia Commerce common stock entitled to be voted at the special meeting. Virginia Commerce currently expects that each of these individuals will vote their shares of Virginia Commerce common stock in favor of the proposals to be presented at the special meeting.

If you are a holder of Virginia Commerce common stock and you submit a proxy in which you abstain from voting, the abstention will be counted toward a quorum at the Virginia Commerce special meeting, but it will have the same effect as a vote against approval of the Virginia Commerce Merger Proposal. An abstention will have no effect on either the Virginia Commerce Merger-Related Compensation Proposal or the Virginia Commerce Adjournment Proposal.

Brokers, banks, nominees and other holders of record holding shares of Virginia Commerce common stock in “street name” may only vote your shares of Virginia Commerce common stock on the Virginia Commerce Merger Proposal, the Virginia Commerce Merger-Related Compensation Proposal, and the Virginia Commerce Adjournment Proposal if you provide instructions on how to vote. If you do not provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank, nominee or other holder of record, your shares will not be voted on any proposal with respect to which you did not provide instructions. Broker non-votes will have the same effect as a vote against approval of the Virginia Commerce Merger Proposal, and will have no effect on either the Virginia Commerce Merger-Related Compensation Proposal or the Virginia Commerce Adjournment Proposal.

Attending the Special Meeting

All holders of Virginia Commerce common stock, including holders of record and shareholders who beneficially hold their stock through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record on the record date can vote in person at the special meeting. If you beneficially hold your shares in “street name,” of record, you must obtain a written proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must either hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership, and you must bring a form of personal photo identification with you in order to be admitted. Virginia Commerce reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

PROPOSALS TO BE CONSIDERED AT THE VIRGINIA COMMERCE SPECIAL MEETING

PROPOSAL NO. 1

APPROVAL OF THE MERGER AGREEMENT

Virginia Commerce is asking its shareholders to approve the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger Agreement,” beginning on page [—]. As discussed in detail in the sections entitled “The Merger— Virginia Commerce’s Reasons for the Merger; Recommendation of the Board of Directors,” beginning on page [—], after careful consideration, the Virginia Commerce board of directors determined that the terms of the merger agreement and the transactions contemplated thereby are in the best interests of Virginia Commerce and the board unanimously approved the merger agreement. Accordingly, Virginia Commerce’s board of directors unanimously recommends that Virginia Commerce shareholders vote “FOR” the Virginia Commerce Merger Proposal.

Required Vote

Approval of the Virginia Commerce Merger Proposal requires the affirmative vote of the holders of a majority (50.1%) of the outstanding shares of Virginia Commerce common stock entitled to vote at the special meeting. You are entitled to one vote for each share of Virginia Commerce common stock you held as of the record date.

Because the affirmative vote of the holders of a majority (50.1%) of the outstanding shares entitled to vote at the special meeting is needed in order to proceed with the merger, an abstention will have the effect of a vote against approval of the merger agreement. The Virginia Commerce board of directors urges Virginia Commerce shareholders to promptly vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope, or, if you hold your stock in “street name” through a bank, broker, nominee or other holder of record, by following the voting instructions of your bank, broker, nominee or other holder of record. If you hold stock in your name as a shareholder of record, you may complete, sign, date and mail your proxy card in the enclosed postage paid return envelope, vote by calling the toll-free number listed on the Virginia Commerce proxy card, vote by accessing the Internet site listed on the Virginia Commerce proxy card or vote in person at the Virginia Commerce special meeting. If you hold your stock in “street name” through a bank, broker, nominee or other holder of record, you must direct your bank or broker to vote in accordance with the instruction form forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail, telephone or on the Internet.

Recommendation of the Virginia Commerce Board of Directors

The Virginia Commerce board of directors recommends that you vote “FOR” approval of the Virginia Commerce Merger Proposal. See “The Merger—Virginia Commerce’s Reasons for the Merger; Recommendation of the Virginia Commerce Board of Directors” on page [—] for a more detailed discussion of the Virginia Commerce board of directors’ recommendation.

PROPOSAL NO. 2

ADVISORY (NON-BINDING) VOTE ON CERTAIN MERGER-RELATED

COMPENSATION FOR VIRGINIA COMMERCE NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, Virginia Commerce is providing its shareholders with the opportunity to approve, in a non-binding advisory vote, certain compensation that may become payable to its named executive officers in connection with the merger, which is based on or related to the merger and the agreements and understandings concerning such compensation (the “Virginia Commerce Merger-Related Compensation Proposal”), by voting on the following resolution:

“RESOLVED, that the compensation that may be paid to the named executive officers of Virginia Commerce in connection with or as a result of the merger, as disclosed in the section entitled “The Merger – Interests of Certain Virginia Commerce Directors and Executive Officers in the Merger – Certain Compensation for Virginia Commerce Named Executive Officers,” and the related table and narrative, is hereby APPROVED.”

Approval of this proposal is not a condition to completion of the merger. The vote on this proposal is a vote separate and apart from the vote on the Virginia Commerce Merger Proposal. Because this proposal is advisory in nature only, a vote for or against approval will not be binding on either Virginia Commerce or United Bankshares.

The compensation that is subject to this proposal is a contractual obligation of Virginia Commerce and/or Virginia Commerce Bank and of United Bankshares and United Bank (Virginia) as the successors thereto. If the merger is approved and completed, such compensation may be paid, subject only to the conditions applicable thereto, even if shareholders fail to approve this proposal. If the merger is not completed, the Virginia Commerce board of directors will consider the results of the vote in making future executive compensation decisions.

Required Vote

Approval of the Virginia Commerce Merger-Related Compensation Proposal requires the affirmative vote of a majority of the votes cast by shareholders on the proposal, assuming a quorum is present. Abstentions will be counted toward a quorum at the Virginia Commerce special meeting, but will have no effect on the vote on this proposal.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of Virginia Commerce common stock represented by such proxy card will be voted “FOR” approval of the Virginia Commerce Merger-Related Compensation Proposal.

Recommendation of the Virginia Commerce Board of Directors

The Virginia Commerce board of directors unanimously recommends that Virginia Commerce shareholders vote “FOR” approval of the Virginia Commerce Merger-Related Compensation Proposal.

PROPOSAL NO. 3

APPROVE GRANTING THE BOARD OF DIRECTORS AUTHORITY TO ADJOURN, POSTPONE OR CONTINUE THE VIRGINIA COMMERCE SPECIAL MEETING, IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES

If at the Virginia Commerce special meeting the number of shares of common stock present in person or represented by proxy and voting in favor of the Virginia Commerce Merger Proposal is insufficient to approve such proposal, management may move to adjourn, postpone or continue the special meeting on one or more occasions in order to enable the board of directors to continue to solicit additional proxies in favor of such proposal; however, the special meeting may not be adjourned, postponed or continued to a date later than [—], 2013. In that event, you will be asked to vote only upon the Virginia Commerce Adjournment Proposal, may be asked to vote on the Virginia Commerce Merger-Related Compensation Proposal and will not be asked to vote on the Virginia Commerce Merger Proposal at the special meeting.

In this proposal, Virginia Commerce is asking the Virginia Commerce shareholders to authorize the holder of any proxy solicited by its board of directors to grant to the Virginia Commerce board of directors the authority to adjourn, postpone or continue the special meeting and any later adjournments. If the Virginia Commerce shareholders approve this proposal, Virginia Commerce could adjourn, postpone or continue the special meeting, and any adjourned session of the special meeting on one or more occasions, to use the additional time to solicit proxies in favor of the merger agreement proposal, including the solicitation of proxies from the shareholders that have previously voted against such proposal. Among other effects, approval of this proposal could mean that, even if proxies representing a sufficient number of votes against the approval of the Virginia Commerce Merger Proposal have been received, Virginia Commerce could adjourn, postpone or continue the special meeting without a further shareholder vote on such proposal and seek to convince the holders of those shares to change their votes to vote in favor of such proposal.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Required Vote

Approval of the Virginia Commerce Adjournment Proposal requires the affirmative vote of a majority of the votes cast by shareholders on the proposal, assuming a quorum is present. Abstentions will be counted toward a quorum at the Virginia Commerce special meeting, but will have no effect on the vote on this proposal.

Recommendation of the Virginia Commerce Board of Directors

The Virginia Commerce board of directors believes that if the number of shares of its common shares present in person or represented by proxy at the Virginia Commerce special meeting and voting in favor of the approval of the merger agreement is insufficient to approve such proposals, it is in the best interests of the Virginia Commerce shareholders to enable the board of directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve such proposals. The Virginia Commerce board of directors unanimously recommends that shareholders vote “FOR” the approval of the Virginia Commerce Adjournment Proposal.

THE MERGER

The following summary describes certain aspects of the merger, including all the terms of the merger agreement that the respective managements of Virginia Commerce and United Bankshares believe are material. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this prospectus and joint proxy statement as Appendix A and is incorporated by reference in this prospectus and joint proxy statement. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Background of the Merger

The United Bankshares board of directors considers the strategic direction of United Bankshares, including an evaluation of strategic growth opportunities, on a regular basis. This consideration includes periodic discussions with United Bankshares management with respect to business combination opportunities. In its evaluation of potential acquisition targets, the United Bankshares board of directors considers numerous factors, including among other things the strength of the fit between the target and United Bankshares’ existing business, the accretive or dilutive impact of the acquisition on United Bankshares’ earnings per share and other measures of profitability, the projected strength of the combined enterprise, the expected pro forma effects of the transaction on the balance sheet of the combined enterprise, and the impacts of the transaction on United Bankshares shareholders, employees, customers and other stakeholders.

Background and Negotiations of the Merger

Over the past several years, the Virginia Commerce board of directors, consistent with its duties to its shareholders, has periodically discussed and reviewed Virginia Commerce’s business, performance and prospects and considered Virginia Commerce’s strategic options, including potential strategic transactions.

During May 2012, Virginia Commerce began to meet informally with certain larger financial institutions, primarily as a result of solicitations from such other larger financial institutions, to discuss potential strategic transactions. From May 2012 to December 2012, Virginia Commerce met informally with five financial institutions including United Bankshares. Although Sandler O’Neill had not been formally engaged to advise Virginia Commerce in connection with a potential strategic transaction, Sandler O’Neill had previously advised the board of directors and executive management of Virginia Commerce in a variety of contexts and, continuing this advisory relationship, advised Virginia Commerce regarding these informal discussions.

On May 16, 2012, Mr. Doug Fisher, Chairman of the board of Virginia Commerce, Mr. Ken Lehman, Director of Virginia Commerce and Mr. Peter Converse, President and Chief Executive Officer of Virginia Commerce, along with a representative from Sandler O’Neill, met with two officers of a financial institution (referred to herein as “Bank 1”) with responsibility for mergers and acquisition activity for Bank 1. These officers of Bank 1 presented on Bank 1’s historical and planned expansion, including through acquisitions, and expressed interest in pursuing a potential acquisition of Virginia Commerce if Virginia Commerce were offered for sale. Messrs. Fisher, Lehman and Converse did not discuss specific transaction terms, including form of acquisition and specific acquisition price, with these officers from Bank 1 during this meeting. Messrs. Fisher, Lehman and Converse updated the Virginia Commerce board of directors on the meeting with Bank 1 at a regularly scheduled meeting of the board held on June 27, 2012.

On June 13, 2012, Messrs. Fisher, Lehman and Converse met with two members of senior management of a financial institution (referred to herein as “Bank 2”) at Bank 2’s request. These members of Bank 2’s senior management expressed interest in pursuing a potential acquisition of Virginia Commerce if Virginia Commerce were offered for sale. Messrs. Fisher, Lehman and Converse did not discuss specific transaction terms, including form of acquisition and specific acquisition price, with these members of Bank 2’s senior management during this meeting.

On June 22, 2012, Messrs. Fisher, Lehman and Converse, and a representative of Sandler O’Neill, met with one member of senior management and one director of a financial institution (referred to herein as “Bank 3”) at Bank 3’s request regarding Bank 3’s interest in a potential acquisition of Virginia Commerce if Virginia Commerce were offered for sale. Messrs. Fisher, Lehman and Converse did not discuss specific transaction terms, including form of acquisition and specific acquisition price, with these representatives of Bank 3 during this meeting.

On June 27, 2012, during a regularly scheduled meeting, the Virginia Commerce board of directors discussed reviewing strategic alternatives for Virginia Commerce, including a potential business combination or sale of Virginia Commerce.

During the weekend of July 3 through July 5, 2012, at United Bankshares’ request, Mr. Converse informally met with Mr. Richard Adams, Chairman and Chief Executive Officer of United Bankshares, Mr. James Consagra, Jr., Executive Vice President of United Bankshares, and Mr. Richard M. Adams, Jr., Executive Vice President of United Bankshares. United Bankshares expressed interest in pursuing a potential acquisition of Virginia Commerce if Virginia Commerce were offered for sale. Mr. Converse did not discuss specific transaction terms, including form of acquisition and specific acquisition price, with these members of United Bankshares’ senior management during this meeting.

At the July 25, 2012 meeting of Virginia Commerce’s board of directors, at which all directors were in attendance, Messrs. Fisher, Lehman, and Converse, along with a representative of Sandler O’Neill, reported the details of the meetings with Bank 2, Bank 3 and United Bankshares. During the meeting, Sandler O’Neill presented to the board of directors an overview of financial and competitive trends in the banking industry, an overview of Virginia Commerce, and trends in mergers and acquisitions in the banking industry. At this meeting, the board of directors determined to undertake certain steps which could culminate in the marketing of Virginia Commerce for sale, if the board of directors decided to pursue a potential acquisition of Virginia Commerce. Also at this meeting, the Virginia Commerce board of directors discussed potential courses of action if the independent loan review revealed additional weaknesses in Virginia Commerce’s loan portfolio, including potentially postponing any additional efforts that could culminate in the marketing of Virginia Commerce for sale. Accordingly, Virginia Commerce hired an independent, third-party loan review firm in August 2012 (a) to evaluate the loan portfolio of Virginia Commerce and estimate the fair value mark that a potential buyer would be likely to place on Virginia Commerce’s loan portfolio in conjunction with an acquisition of Virginia Commerce, and (b) to prepare Virginia Commerce for a targeted examination of Virginia Commerce’s loan portfolio by the Federal Reserve Bank of Richmond (the FRB of Richmond) during September 2012.

Based in part on advice received from Troutman Sanders LLP as Virginia Commerce’s outside legal counsel and Sandler O’Neill, the board of directors and management of Virginia Commerce concluded that, if Virginia Commerce received favorable exam results from the FRB of Richmond’s targeted exam and met relevant regulatory objectives, Virginia Commerce would likely be favorably positioned to receive regulatory approval to redeem the $71 million of preferred stock that Virginia Commerce issued to the Treasury pursuant to TARP in 2008. The board of directors and management of Virginia Commerce concluded that redeeming Virginia Commerce’s TARP preferred stock would improve Virginia Commerce’s position to attract potential acquisition offers from other financial institutions, in addition to potentially improving the valuation of Virginia Commerce common stock and providing operational, regulatory and compliance benefits to Virginia Commerce.

On August 1, 2012, Mr. Converse met with Mr. Adams of United Bankshares to generally discuss United Bankshares’ interest in pursuing an acquisition of Virginia Commerce. Mr. Converse and Mr. Adams did not discuss specific transaction terms, including form of acquisition and specific acquisition price, during this meeting.

The third party loan review was completed in late August 2012. At the August 29, 2012 meeting of the board of directors of Virginia Commerce, the directors of Virginia Commerce reviewed the results of the third-party loan review with a representative of Sandler O’Neill and concluded that the loan report showed progress in Virginia Commerce’s efforts to reduce the levels of Virginia Commerce’s problem loans, and validated the sufficiency of Virginia Commerce’s allowance for loan losses and problem loan identification processes.

On September 19, 2012, at the request of United Bankshares, Messrs. Fisher, Lehman and Converse, and a representative of Sandler O’Neill met with Mr. Adams of United Bankshares to discuss further United Bankshares’ interest in pursuing an acquisition of Virginia Commerce and potential merits of combining Virginia Commerce and United Bankshares. During that meeting, United Bankshares generally described prices that United Bankshares could potentially offer for Virginia Commerce.

At the September 26, 2012 meeting of the Virginia Commerce board of directors, Messrs. Fisher, Lehman and Converse briefed the board on the meeting with United Bankshares, including the range of values discussed. Mark Merrill, Chief Financial Officer of Virginia Commerce, also attended portions of this meeting. During late September 2012, Mr. Converse contacted Virginia Commerce’s outside legal counsel, Troutman Sanders LLP, regarding the Board’s review of strategic alternatives, including potential business combinations or a potential sale of Virginia Commerce. Following this conversation Troutman Sanders initiated formal representation of Virginia Commerce in connection with its review of strategic alternatives.

On October 12, 2012, the Virginia Commerce board of directors approved the engagement of Sandler O’Neill for the express purpose of providing financial advisory and investment banking services to Virginia Commerce in connection with Virginia Commerce’s consideration of a possible business combination transaction, including a possible sale of Virginia Commerce. Based on a relationship of mutual trust that had developed between the Virginia Commerce board of directors and Sandler O’Neill over many years of consultations and presentations to the Virginia Commerce board and the Virginia Commerce board’s knowledge of the experience and qualifications of Sandler O’Neill in connection with financial institution mergers and acquisitions, the Virginia Commerce board of directors determined not to interview or seek alternate proposals from other investment banking firms. The Virginia Commerce board also took into account Virginia Commerce’s prior experience working with Sandler O’Neill, which in 2011 and 2012 assisted Virginia Commerce with the purchase of investment securities. See the additional information provided under “Sandler O’Neill’s Compensation and Other Relationships with Virginia Commerce” on page [—]. Troutman Sanders reviewed the proposed terms of Sandler O’Neill’s engagement and advised Virginia Commerce’s executive management in connection with entering into a formal engagement letter. Virginia Commerce executed a formal engagement letter with Sandler O’Neill on October 12, 2012.

On November 7, 2012, three representatives of Sandler O’Neill met with members of Virginia Commerce’s executive management team in order to conduct due diligence on Virginia Commerce for the purpose of representing Virginia Commerce as independent financial advisor.

On November 15, 2012, Messrs. Converse and Merrill, Richard B. Anderson, Jr., Chief Lending Officer of Virginia Commerce, and a representative of Sandler O’Neill met with two members of senior management of a financial institution (referred to herein as “Bank 4”). Bank 4 expressed interest in pursuing an acquisition of Virginia Commerce if Virginia Commerce were offered for sale. Messrs. Converse, Anderson and Merrill did not discuss specific transaction terms, including form of acquisition and specific acquisition price, with these members of Bank 4’s senior management during this meeting. On December 7, 2012, Mr. Converse met with the Chief Executive Officer of Bank 4 to discuss a potential strategic transaction including an acquisition by Bank 4 of Virginia Commerce. Mr. Converse did not discuss specific transaction terms, including form of acquisition and specific acquisition price, with the Chief Executive Officer of Bank 4 during this meeting.

On December 11, 2012, Virginia Commerce received approval to redeem all of its TARP preferred stock. The redemption was completed in full on December 12, 2012.

During the first and second weeks of December 2012, representatives of Sandler O’Neill contacted 13 potential acquirors to invite them to participate in a sale process for Virginia Commerce. Eight banks executed confidentiality agreements (such banks, the “potential buyers”). Upon receipt of signed confidentiality agreements Sandler O’Neill emailed copies of a confidential information memorandum to each potential buyer. At this point, each potential buyer that returned a signed confidentiality agreement was also granted access to an online data room to conduct due diligence on Virginia Commerce. Letters of interest were required to be submitted by the potential buyers no later than January 15, 2013.

On December 19, 2012, during a regularly scheduled meeting, the Virginia Commerce board of directors discussed the status of confidential negotiations and diligence with the potential buyers.

On the morning of January 11, 2013, a public relations representative at Sandler O’Neill was contacted by a reporter from Bloomberg News. This reporter from Bloomberg asked the Sandler O’Neill representative to confirm that Sandler O’Neill had been hired to advise in connection with a possible sale of Virginia Commerce and that letters of interest were due on January 15, 2013. The Sandler O’Neill representative declined to comment. A representative from Sandler O’Neill promptly called Mr. Converse to discuss the inquiry. Mr. Converse immediately scheduled a meeting with the complete Virginia Commerce executive management team and then a subsequent telephonic meeting of the Virginia Commerce board of directors, in which Mr. Merrill and Troutman Sanders also participated. The Virginia Commerce board of directors determined to change the due date for letters of interest to Sunday, January 13, 2013. Sandler O’Neill contacted each of the potential buyers to make them aware of this change.

On Sunday January 13, 2013, Virginia Commerce received letters of interest from United Bankshares, Bank 3, Bank 4 and two additional financial institutions. The letters of interest contained various offers to acquire Virginia Commerce, with United Bankshares’ offer of a range of $13.50 to $14.00 per share of Virginia Commerce common stock being the highest.

The Virginia Commerce board of directors met by conference call on the evening of January 13, 2013 to discuss the letters of interest that had been received. Mr. Merrill also participated in this meeting. As part of its review of the letters of interest that had been received, the Virginia Commerce board of directors also reviewed the form of consideration proposed by each potential buyer.

On Monday evening, January 14, 2013, the Virginia Commerce board of directors held a telephonic meeting to further discuss and consider the letters of interest that had been received. The Virginia Commerce board invited Sandler O’Neill and Troutman Sanders to attend the meeting, and Mr. Merrill also attended this meeting. A representative of Troutman Sanders presented to the board a summary of fiduciary duties of directors of Virginia corporations, including a focused summary of fiduciary duties that apply in a merger or sale of a company. Troutman Sanders also delivered to the board of directors a memorandum explaining and analyzing fiduciary duties and related standards of conduct that apply to directors of Virginia corporations.

Sandler O’Neill formally presented the offers that were received during the January 14, 2013 meeting of the Virginia Commerce board of directors. The Virginia Commerce board of directors determined that United Bankshares and Bank 4 would be offered an opportunity to conduct further due diligence on Virginia Commerce and that updated bids to acquire Virginia Commerce would be due on Wednesday, January 30, 2013. United Bankshares requested that they be the first potential acquiror to conduct due diligence, and the board of directors and management of Virginia Commerce determined to grant United Bankshares onsite access to the books and records of Virginia Commerce on January 18 through January 20, 2013. Bank 4 was invited to conduct onsite due diligence of Virginia Commerce on January 25 through January 27, 2013, subject to Bank 4 increasing its offer significantly. Bank 4 stated to Sandler O’Neill that Bank 4 was unsure if it would be able to increase its offer until after due diligence on Virginia Commerce was complete; however it acknowledged that it would be required to do so if it were to be successful in an acquisition of Virginia Commerce.

One of the two additional financial institutions that submitted a letter of interest on January 13, 2013 (referred to herein as “Bank 5”) and Bank 3 also requested that they be allowed to proceed with additional due diligence. Sandler O’Neill informed Bank 5 and Bank 3 that only one additional bidder, in addition to two already-selected bidders, would be invited to conduct onsite due diligence, and that the last selected bidder would have to increase its offer significantly to be so selected. Both Bank 5 and Bank 3 declined to submit increased bids and proceed further with negotiations and diligence.

From Friday, January 18 through Sunday, January 20, 2013, United Bankshares’ due diligence team was onsite at Virginia Commerce’s operations center in Chantilly, Virginia conducting due diligence. Sandler O’Neill and KBW, as financial advisor to United Bankshares, also attended and participated in due diligence efforts.

On Wednesday, January 23, 2013, Virginia Commerce received a verbal offer from United Bankshares that United Bankshares would pay $14.00 per share of Virginia Commerce common stock. Virginia Commerce convened a special meeting of the board of directors to discuss the verbal offer from United Bankshares. The Virginia Commerce board of directors held a second, telephonic meeting on Thursday morning, January 24, 2013, to receive and discuss analysis of the United Bankshares offer from a representative of Sandler O’Neill. United Bankshares submitted a written offer to pay $14.00 per share of Virginia Commerce common stock on Thursday, January 24, 2013. After much discussion by the board of directors, including a discussion of advice received from Sandler O’Neill, the board of directors determined to pursue the $14.00 per share offer from United Bankshares and cancel Bank 4’s scheduled onsite due diligence.

A representative of Sandler O’Neill communicated to Bank 4 the Virginia Commerce board’s decision to cancel Bank 4’s due diligence. The representative of Sandler O’Neill informed Bank 4 that Virginia Commerce was planning to pursue one-on-one discussions with another potential acquiror, United Bankshares, but did not disclose United Bankshares’ identity to Bank 4. Bank 4 requested that it be given an opportunity to pursue additional due diligence and make a new offer to acquire Virginia Commerce. The representative of Sandler O’Neill asked Bank 4 for its best offer, and Bank 4 indicated that its best offer would be $13.50 per share. After Bank 4 learned that its best offer was lower than the other potential acquiror’s offer by a considerable margin, the representative of Sandler O’Neill confirmed with Bank 4 that it would not be invited to conduct further due diligence or further participate in the sale process without a further improved offer.

On Friday, January 25, 2013, six members of Virginia Commerce’s executive management team, including Messrs. Converse, Anderson and Merrill, and a representative of Sandler O’Neill traveled to Parkersburg, West Virginia to conduct reverse due diligence on United Bankshares. On Saturday, January 26, 2013, the members of Virginia Commerce’s executive management, with the assistance of the representative from Sandler O’Neill, conducted due diligence and negotiated certain basic terms of the definitive agreement. Members of United Bankshares’ senior management team assisted with the due diligence. Beginning January 25, 2013 through January 29, 2013, Virginia Commerce’s executive management and Troutman Sanders negotiated the terms of the definitive merger agreement with United Bankshares’ outside legal counsel, Bowles Rice LLP, and senior management.

On Monday, January 28, 2013, the United Bankshares board of directors held a meeting that was attended by representatives of Keefe, Bruyette & Woods, Inc., United Bankshares’ investment banker for the proposed transaction, and Bowles Rice LLP, counsel to United Bankshares. During this meeting, the United Bankshares board of directors evaluated the fairness of the proposed transaction with Virginia Commerce to the United Bankshares shareholders from a financial point of view. A representative of KBW advised that the merger consideration to be paid by United Bankshares in the transaction was fair to United Bankshares, from a financial point of view. A representative from Bowles Rice advised the United Bankshares board of directors regarding the directors’ fiduciary duties and the terms of the proposed transaction and merger agreement. After detailed discussion and careful deliberation, the United Bankshares board of directors unanimously approved the proposed acquisition of Virginia Commerce and approved signing the merger agreement.

On Tuesday, January 29, 2013, the Virginia Commerce board of directors held a meeting by conference call that was also attended by Mr. Merrill and representatives of Sandler O’Neill and Troutman Sanders. During this meeting the Virginia Commerce board of directors evaluated the fairness of the proposed transaction with United Bankshares to the Virginia Commerce shareholders from a financial point of view. A representative of the Sandler O’Neill Fairness Committee advised that the transaction was fair from a financial point of view. A representative from Troutman Sanders advised the Virginia Commerce board of directors regarding the legal structure and terms of the proposed transaction, the proposed merger agreement and the directors’ fiduciary duties. After detailed discussion and careful deliberation, the Virginia Commerce board of directors unanimously approved the proposed acquisition of Virginia Commerce by United Bankshares and approved signing the merger agreement.

Negotiation of the final terms continued throughout the evening of January 29, 2013 until a final agreement was reached and the parties executed the merger agreement. The merger agreement was publicly announced on the morning of January 30, 2013 through a joint press release and a publicly accessible webcast prior to the market opening.

Virginia Commerce’s Reasons for the Merger; Recommendation of the Virginia Commerce Board of Directors

The Virginia Commerce board of directors believes that the merger is in the best interest of Virginia Commerce and its shareholders. Accordingly, the Virginia Commerce board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that Virginia Commerce shareholders vote FOR approval of the merger agreement.

In reaching its decision to approve the merger and the merger agreement and to recommend its approval to Virginia Commerce shareholders, the Virginia Commerce board of directors consulted with executive management, Sandler O’Neill, its financial advisor, and Troutman Sanders LLP, its legal counsel. The Virginia Commerce board of directors carefully considered the terms of the merger agreement and the value of the merger consideration to be received by Virginia Commerce shareholders and ultimately determined that it was in the best interest of Virginia Commerce and its shareholders for Virginia Commerce to enter into the merger agreement with United Bankshares. The Virginia Commerce board of directors believes that partnering with United Bankshares will maximize the long-term value of shareholders’ investment in Virginia Commerce, and that the merger will provide the combined company with additional resources necessary to compete more effectively in Northern Virginia and the Washington, D.C. metropolitan area. In addition, the Virginia Commerce board of directors believes that the customers and communities served by Virginia Commerce will benefit from the combined company’s enhanced abilities to meet their banking needs.

In reaching its unanimous decision to approve the merger and the merger agreement and to recommend that Virginia Commerce shareholders vote FOR approval of the merger agreement, the Virginia Commerce board of directors considered many factors, including, without limitation, the following:

•

The value of the United Bankshares common stock consideration being offered to Virginia Commerce shareholders in relation to the market value, book value per share, tangible book value per share, earnings per share and projected earnings per share of Virginia Commerce and United Bankshares;

•	Comparative pro forma analyses of Virginia Commerce, United Bankshares and the combined entity, and the earnings per share, dividends and capital levels of each entity;

•

The fact that the merger consideration represented more than 1.48 times the closing price of Virginia Commerce common stock on January 10, 2013 (the day prior to the news report of a potential transaction) and 1.82 times the December 31, 2012 tangible book value per share of Virginia Commerce common stock;

•

The expected future receipt by Virginia Commerce shareholders of significant dividends after completion of the merger as United Bankshares shareholders, based on United Bankshares’ current and forecasted dividend yield and its 38-year history of dividend increases;

•

United Bankshares’ asset size, capital position and financial performance in recent periods, which make United Bankshares an attractive merger partner and would give the combined company over $11 billion in assets;

•

The feasibility of, and the results that could be expected to be obtained if, Virginia Commerce continued to operate independently, including Virginia Commerce’s ability to compete with much larger regionally-based banks and the potential need to eventually raise additional capital that could be dilutive to existing Virginia Commerce shareholders;

•	The anticipated future earnings growth of Virginia Commerce compared to the potential future earnings growth of United Bankshares and the combined entity;

•

The anticipated future trading value of Virginia Commerce common stock compared to the value of the common stock consideration offered by United Bankshares and the potential future trading value of United Bankshares common stock;

•

The common stock consideration offered by United Bankshares, including the opportunity for Virginia Commerce shareholders to receive shares of United Bankshares common stock on a tax-free basis for their shares of Virginia Commerce common stock;

•

The greater market capitalization and trading liquidity of United Bankshares common stock in the event Virginia Commerce shareholders desired to sell the shares of United Bankshares common stock to be received by them upon completion of the merger;

•	Virginia Commerce’s recent repayment of TARP and operational, regulatory and compliance benefits that could be realized by Virginia Commerce if Virginia Commerce continued to operate independently;

•	The process conducted by Sandler O’Neill, Virginia Commerce’s financial advisor, to assist the Virginia Commerce board of directors in structuring the proposed merger with United Bankshares;

•

The presentation of analyses by Sandler O’Neill, Virginia Commerce’s financial advisor, as to the fairness, from a financial point of view, of the merger consideration to be paid to Virginia Commerce common shareholders. In this regard, the Virginia Commerce board of directors received from Sandler O’Neill a written opinion dated January 29, 2013 that, as of such date, the merger consideration to be received pursuant to the merger agreement was fair to Virginia Commerce shareholders from a financial point of view. The opinion is attached as Appendix B to this document. For a summary of Sandler O’Neill’s presentation, see “— Opinion of Virginia Commerce’s Financial Advisor” below;

•

The current and prospective environment in which Virginia Commerce operates, including national, regional and local economic conditions, the competitive environment for financial institutions, the increased regulatory burdens on financial institutions, and the uncertainties in the regulatory climate going forward;

•

The analyses presented by Troutman Sanders, Virginia Commerce’s outside legal counsel, as to the structure of the merger, the merger agreement, duties of the Virginia Commerce board of directors under applicable law, and the process that Virginia Commerce (including its board of directors) employed in considering all potential strategic transactions including the merger with United Bankshares;

•

The ability to terminate the merger agreement if (i) the average closing price of United Bankshares common stock declines by more than 20% from the closing price immediately prior to the public announcement of entry into the merger agreement, and (ii) United Bankshares common stock underperforms the NASDAQ by more than 15%, all as calculated pursuant to the merger agreement;

•	The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining Virginia Commerce with United Bankshares;

•

The additional products offered by United Bankshares to its customers, the ability of the combined company to provide comprehensive financial services to its customers, and the potential for operating synergies and cross-marketing of products and services across the combined company;

•

The potential value of an expansion of the United Bankshares branch network adding Virginia Commerce branch locations in Virginia to United Bankshares’ existing branch network in Virginia, West Virginia, Maryland, Pennsylvania, Ohio and Washington, D.C.;

•	The earnings prospects of the combined company after completion of the merger;

•

The shared community banking philosophies of Virginia Commerce and United Bankshares, and each entity’s commitment to community service and support of community-based non-profit organizations and causes;

•

The fact that Virginia Commerce directors and executive officers have interests in the merger that are different from, or in addition to, those of other Virginia Commerce shareholders, as more fully discussed under “—Interests of Certain Virginia Commerce Directors and Executive Officers in the Merger” on page [—];

•

The reports of Virginia Commerce’s management and the financial presentation by Sandler O’Neill to the Virginia Commerce board of directors concerning the operations, financial condition and prospects of United Bankshares and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and capital ratios;

•	The likelihood of successful integration and operation of the combined company;

•	The likelihood of obtaining the regulatory approvals needed to complete the transaction;

•	The potential cost-saving opportunities resulting from the merger;

•

The effects of the merger on Virginia Commerce employees, including the prospects for continued employment and the severance and other benefits agreed to be provided to Virginia Commerce employees; and

•

The review by the Virginia Commerce board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger, including the exchange ratio and the condition that the merger must qualify as a transaction that will permit Virginia Commerce shareholders to receive United Bankshares shares in exchange for their Virginia Commerce shares on a tax-free basis for federal income tax purposes.

The Virginia Commerce board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	The challenges of integrating Virginia Commerce’s businesses, operations and employees with those of United Bankshares;

•	The need to obtain approval by shareholders of Virginia Commerce and United Bankshares, as well as regulatory approvals in order to complete the transaction;

•	The risks associated with the operations of the combined company including the ability to achieve the anticipated cost savings;

•

The risks associated with entry into the merger agreement and conduct of Virginia Commerce’s business before the merger is completed, and the impact that provisions of the merger agreement relating to reimbursement of expenses and payment of a termination fee by Virginia Commerce may have on Virginia Commerce receiving superior acquisition offers; and

•

That the fixed exchange ratio, by its nature, would not adjust upwards to compensate for declines in United Bankshares’ stock price prior to the completion of the merger, meaning that Virginia Commerce shareholders would not be protected against decreases in United Bankshares’ stock price prior to the completion of the merger; based upon its review of United Bankshares and its historical stock prices and prospects, the Virginia Commerce board of directors believes that a fixed exchange ratio is appropriate and in the best interests of Virginia Commerce shareholders.

The Virginia Commerce board of directors also considered the structural protections included in the merger agreement, such as the ability of Virginia Commerce to terminate the merger agreement if, without limitation:

•

United Bankshares breaches the representation that, since December 31, 2011, no event has occurred or circumstance arisen that is reasonably likely to have a material adverse effect with respect to United Bankshares, which breach cannot be or has not been cured within 30 days after written notice of the breach to United Bankshares;

•

The average closing price of United Bankshares common stock declines by more than 20% from the closing price immediately prior to the public announcement of entry into the merger agreement, and United Bankshares common stock underperforms the NASDAQ Bank Index by more than 15%, all as calculated pursuant to the merger agreement;

•

United Bankshares materially breaches any of its covenants or agreements under the merger agreement, which material breach cannot be or has not been cured within 30 days after written notice of the breach to United Bankshares; or

•

Any required approval of any government authority is denied by final nonappealable action of such government authority, or the shareholders of United Bankshares or Virginia Commerce do not approve the merger at the United Bankshares special meeting or the Virginia Commerce special meeting, respectively.

The Virginia Commerce board of directors also noted that it could terminate the merger agreement in order to concurrently enter into an agreement with respect to an unsolicited acquisition proposal that was received and considered by Virginia Commerce in compliance with the nonsolicitation provisions of the merger agreement and that would, if consummated, result in a transaction that is more favorable to Virginia Commerce shareholders than the merger. This termination right is conditioned on Virginia Commerce providing notice of the unsolicited acquisition proposal to United Bankshares, United Bankshares not making a revised offer to Virginia Commerce that is at least as favorable as the unsolicited acquisition proposal and Virginia Commerce paying a $20.0 million break-up fee to United Bankshares. The amount of this potential fee was negotiated at arm’s-length and was deemed by the Virginia Commerce board of directors to be reasonable based upon the break-up fees paid in comparable transaction and the fact that multiple institutions had already been given an opportunity to bid prior to the merger agreement being approved. As of the date of this prospectus and joint proxy statement, no unsolicited acquisition proposals have been received. See “The Merger Agreement—Acquisition Proposals” on page [—] for more information.

The foregoing discussion of the information and factors considered by the Virginia Commerce board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors. In view of the wide variety and complexity of factors considered in connection with its evaluation of the merger, the Virginia Commerce board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The

Virginia Commerce board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Virginia Commerce board of directors based its recommendation on the totality of the information presented. The Virginia Commerce board of directors evaluated the factors described above, including asking questions of Virginia Commerce’s legal and financial advisors. The Virginia Commerce board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the merger agreement and on the experience and expertise of its financial advisor for quantitative analysis of the financial terms of the merger. See “— Opinion of Virginia Commerce’s Financial Advisor” below.

The Virginia Commerce board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and plan of merger. In considering the recommendation of the Virginia Commerce board of directors with respect to the proposal to approve the merger agreement and plan of merger, Virginia Commerce shareholders should be aware that Virginia Commerce’ directors and executive officers have interests in the merger that are different from, or in addition to, those of other Virginia Commerce shareholders. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement and plan of merger be adopted by the shareholders of Virginia Commerce. See “The Merger—Interests of Certain Virginia Commerce Directors and Executive Officers in the Merger” on page [—].

This summary of the reasoning of Virginia Commerce’ board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page [—].

United Bankshares’ Reasons for the Merger; Recommendation of the United Bankshares Board of Directors

In reaching its decision to adopt and approve the merger agreement, the merger, the issuance of United Bankshares common stock in connection with the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the United Bankshares board of directors consulted with United Bankshares management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•

United Bankshares’, Virginia Commerce’s and the combined entity’s business, operations, financial condition, risk profile, asset quality, earnings and prospects. In reviewing these factors, the United Bankshares board of directors considered its view that Virginia Commerce’s business and operations complement those of United Bankshares and that the merger would result in a combined company with a more diversified revenue stream, a well-balanced loan portfolio and an attractive funding base;

•	The fact that the core deposits made up the vast majority of Virginia Commerce’s deposit mix;

•

The fact that the merger will result in a combined entity with assets of approximately $11 billion and the regulatory and compliance consequences related to being an entity of that size in the financial services industry;

•	The potential of creating a contiguous Mid-Atlantic banking franchise with additional scale and access to a broader base of middle market and small business prospects;

•	The combined entity will be the leading independent community bank operating throughout the most attractive markets in Northern Virginia and Washington, D.C.

•	Virginia Commerce’s familiarity with the Northern Virginia and Washington, D.C. markets;

•	The board’s understanding of the current and prospective environment in which United Bankshares and Virginia Commerce operate, including national and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on United Bankshares both with and without the proposed transaction;

•	Management’s expectation regarding cost synergies, earnings accretion, tangible book value dilution and internal rate of return;

•	Its review and discussions with United Bankshares management concerning the due diligence examination of Virginia Commerce;

•

Sensitivity of the proposed transaction’s economic returns to a variety of factors, including changes to the amount of cost synergies, Virginia Commerce’s pro forma earnings, Virginia Commerce’s rates of growth and estimated mark-to-market of the associated loan portfolio;

•	The market for alternative merger or acquisition transactions in the banking industry and the likelihood and timing of other material strategic transactions;

•

The complementary nature of the cultures and product mix of the two companies, including the fact that each company utilizes the same service provider for its data processing platform, which management believes should facilitate integration and implementation of the transaction;

•

Management’s expectation that the strong capital position maintained by each separate company prior to the completion of the merger will contribute to a strong capital position for the combined entity upon completion of the merger;

•

The written opinion of KBW, United Bankshares’ financial advisor, dated as of January 28, 2013, delivered to the United Bankshares board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to United Bankshares;

•

The financial and other terms of the merger agreement, including the fixed exchange ratio, tax treatment and mutual deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;

•

The potential risks associated with and management’s recent experience in achieving anticipated cost synergies and savings and successfully integrating Virginia Commerce’s business, operations and workforce with those of Virginia Commerce;

•

The nature and amount of payments to be received by Virginia Commerce management in connection with the merger and the merger-related costs and restructuring charges that will be incurred in connection with the merger;

•	The potential risk of diverting management attention and resources from the operation of United Bankshares’ business and towards the completion of the merger; and

•	The regulatory and other approvals required in connection with the merger.

The foregoing discussion of the information and factors considered by the United Bankshares board of directors is not intended to be exhaustive, but includes the material factors considered by the United Bankshares board of directors. In reaching its decision to approve the merger agreement, the merger, the issuance of United Bankshares common stock to Virginia Commerce shareholders in connection with the merger, and the other transactions contemplated by the merger agreement, the United Bankshares board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The United Bankshares board of directors considered all these factors as a whole, including discussions with, and questioning of, United Bankshares management and United Bankshares’ financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the United Bankshares board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, are advisable and in the best interests of United Bankshares and its shareholders, and unanimously adopted and approved the merger agreement and the transactions contemplated by it. The United Bankshares board of directors unanimously recommends that the United Bankshares shareholders vote “FOR” the approval of the United Bankshares Merger Proposal and vote “FOR” the approval of the United Bankshares Stock Issuance Proposal.

Opinion of Virginia Commerce’s Financial Advisor

By letter dated October 12, 2012, Virginia Commerce retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination transaction, including a potential sale of Virginia Commerce (or VCBI). Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Sandler O’Neill was also familiar with Virginia Commerce, having advised Virginia Commerce in connection with the acquisition of investment securities and having made presentations to the Virginia Commerce board of directors and management from time to time.

Sandler O’Neill acted as financial advisor to Virginia Commerce in connection with the proposed transaction and participated in certain of the negotiations and assisted Virginia Commerce with certain stages of the due diligence process leading to the execution of the merger agreement between Virginia Commerce and United Bankshares (or UBSI). At a meeting of the Virginia Commerce board of directors on January 29, 2013, Sandler O’Neill delivered to the Virginia Commerce board of directors its oral opinion, followed by delivery of its written opinion, that, as of such date, the merger consideration was fair to the holders of Virginia Commerce common stock from a financial point of view. The full text of Sandler O’Neill’s written opinion dated January 29, 2013 is attached as Appendix B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Virginia Commerce shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Virginia Commerce board of directors and is directed only to the fairness of the merger consideration to be paid to the holders of Virginia Commerce common stock from a financial point of view. It does not address the underlying business decision of Virginia Commerce to engage in the merger or any other aspect of the merger and is not a recommendation to any Virginia Commerce shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its opinion on January 29, 2013, Sandler O’Neill reviewed and considered, among other things:

(1)	the merger agreement;

(2)	certain publicly available financial statements and other historical financial information of Virginia Commerce that Sandler O’Neill deemed relevant;

(3)	certain publicly available financial statements and other historical financial information of United Bankshares that Sandler O’Neill deemed relevant;

(4)	certain internal financial projections for Virginia Commerce for the years ending December 31, 2013 through 2014 as provided by executive management of Virginia Commerce;

(5)	median publicly available analyst estimates for United Bankshares’ long term earnings growth rate for the year ended December 31, 2013 and the years thereafter as discussed with senior management of United Bankshares;

(6)	the pro forma financial impact of the merger on United Bankshares, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings as determined by the senior management of United Bankshares;

(7)	a comparison of certain financial and other information for Virginia Commerce and United Bankshares with similar publicly available information for certain other commercial banks, the securities of which are publicly traded;

(8)	the terms and structures of other recent merger and acquisition transactions in the commercial banking sector;

(9)	the current market environment generally and in the commercial banking sector in particular; and

(10)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of executive management of Virginia Commerce the business, financial condition, results of operations and prospects of Virginia Commerce and held similar discussions with the senior management of United Bankshares regarding the business, financial condition, results of operations and prospects of United Bankshares.

In performing its review, Sandler O’Neill has relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Virginia Commerce or that was otherwise reviewed by it and assumed the accuracy and completeness of such for purposes of preparing its fairness opinion. Sandler O’Neill further relied on the assurances of the management of Virginia Commerce and United Bankshares that such managements are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Virginia Commerce or United Bankshares or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Virginia Commerce, United Bankshares or the combined entity after the merger and it has not reviewed any individual credit files relating to Virginia Commerce or United Bankshares. Sandler O’Neill has assumed that the respective allowances for loan losses for both Virginia Commerce and United Bankshares are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections as provided by the executive management of Virginia Commerce and certain publicly available analyst estimates for United Bankshares. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies that were reviewed with the senior management of United Bankshares. With respect to those projections, estimates and judgments, the executive management of Virginia Commerce confirmed to Sandler O’Neill that those projections, estimates and judgments reflected the best estimates and judgments of its management of the future financial performance of Virginia Commerce and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expresses no opinion as to such estimates or the assumptions on which they are based. Sandler O’Neill has assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Virginia Commerce and United Bankshares since the date of the most recent financial data made available to it. Sandler O’Neill has also assumed in all respects material to its analysis that Virginia Commerce and United Bankshares would each remain as a going concern for all periods relevant to its analyses. Sandler O’Neill expresses no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith.

Sandler O’Neill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion.

Sandler O’Neill performed its analyses for the purpose of rendering its opinion to the Virginia Commerce board of directors, and Sandler O’Neill’s opinion is directed to the Virginia Commerce board of directors in connection with its consideration of the merger and does not constitute a recommendation to any shareholder of Virginia Commerce as to how any such shareholder should vote at the special meeting called to consider and vote upon the merger. Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Virginia Commerce common stock and does not address the underlying business decision of Virginia Commerce to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Virginia Commerce or the effect of any other transaction in which Virginia Commerce might engage. Sandler O’Neill’s opinion shall not be reproduced or used for any other purposes without Sandler O’Neill’s prior written consent. Sandler O’Neill has consented to inclusion of its opinion and a summary thereof in this prospectus and joint proxy statement and in the registration statement on Form S-4 which includes this prospectus and joint proxy statement. Sandler O’Neill’s opinion has been approved by Sandler O’Neill’s fairness opinion committee. Sandler O’Neill does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employees, or class of such persons, relative to the compensation to be received in the merger by any other shareholder.

In rendering its January 29, 2013 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Virginia Commerce or United Bankshares and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Virginia Commerce or United Bankshares and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Virginia Commerce, United Bankshares and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Virginia Commerce board of directors at the January 29, 2013 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Virginia Commerce’s or United Bankshares’ common stock or the prices at which Virginia Commerce’s or United Bankshares’ common stock may be sold at any time. The analyses and opinion of Sandler O’Neill were among a number of factors taken into consideration by the Virginia Commerce board of directors in making its determination to adopt the plan of merger contained in the merger agreement and the analyses described below should not be viewed as determinative of the decision of the Virginia Commerce board of directors with respect to the fairness of the merger.

At the January 29, 2013 meeting of the Virginia Commerce board of directors, Sandler O’Neill presented certain financial analyses of the merger. The summary below is not a complete description of the analyses underlying the opinion of Sandler O’Neill, the presentation made by Sandler O’Neill to the Virginia Commerce board of directors or the discussion between Sandler O’Neill and the Virginia Commerce board of directors at the meeting, but is instead a summary of the material analyses performed and presented in connection with the opinion.

Summary of Proposal

Sandler O’Neill reviewed the financial terms of the proposed transaction. Shares of Virginia Commerce common stock issued and outstanding immediately prior to the merger will be converted into the right to receive 0.5442 shares of United Bankshares common stock. The aggregate transaction value of approximately $490.6 million is based upon United Bankshares’ 10-day average closing stock price as of January 29, 2013 of $25.73 and includes $27.1 million of transaction value attributable to 2,696,203 shares of Virginia Commerce common stock issuable upon the exercise of TARP warrant held by the Treasury, which are exercisable at $3.95 per share, 1,500,000 shares of Virginia Commerce common stock issuable upon the exercise of other warrants exercisable at $6.83 per share, and 1,462,653 shares subject to vested and exercisable stock options at a weighted average stock price of $9.99 per share. Based upon financial information as or for the quarter ended December 31, 2012, Sandler O’Neill calculated the following transaction ratios:

Transaction Value / Book Value:	182%
Transaction Value / Tangible Book Value:	182%
Transaction Value / Last Twelve Months Earnings Per Share:	21.0	x
Core Deposit Premium:	12.7%

Virginia Commerce – Comparable Company Analysis

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for Virginia Commerce and a group of financial institutions selected by Sandler O’Neill.

The Virginia Commerce peer group was selected by Sandler O’Neill and consisted of the following publicly-traded commercial banks with total assets between $2.0 and $6.0 billion located in Maryland, Pennsylvania, Washington, D.C., West Virginia and Virginia:

•	Bryn Mawr Bank Corp.

•	Cardinal Financial Corp.

•	Carter Bank & Trust

•	City Holding Co.

•	Customers Bancorp Inc.

•	Eagle Bancorp Inc.

•	First Commonwealth Financial

•	First Community Bancshares Inc.

•	Hampton Roads Bankshares Inc.

•	Metro Bancorp Inc.

•	S&T Bancorp

•	Sandy Spring Bancorp Inc.

•	StellarOne Corp.

•	TowneBank

•	Union First Market Bankshares Corp.

•	Univest Corp. of Pennsylvania

The analysis compared publicly available financial information for Virginia Commerce and the median financial and market trading data for the Virginia Commerce peer group as of and for the last twelve months ended December 31, 2012. The table below sets forth the data for Virginia Commerce and the median data for the Virginia Commerce peer group as of and for the last twelve months ended December 31, 2012, with pricing data as of January 29, 2013.

(Dollars in millions)	VCBI	Comparable Group Median	Comparable Group High	Comparable Group Low
Total Assets	2,824	3,118	5,995	2,036
Tangible Common Equity / Tangible Assets	8.69%	8.93%	10.80%	6.46%
Total Risk-Based Capital Ratio	14.51%	14.35%	16.85%	11.65%
Return on Average Assets	1.04%	0.93%	1.81%	(0.85%)
Return on Average Equity	10.29%	7.68%	17.23%	(9.36%)
Net Interest Margin	3.75%	3.77%	4.51%	2.55%
Efficiency Ratio	50.7%	61.6%	88.2%	44.2%
Loan Loss Reserve / Gross Loans	1.94%	1.38%	3.38%	0.88%
Non-performing Assets / Assets	3.32%	2.02%	8.50%	0.25%
Price / Tangible Book Value	159%	126%	211%	88%
Price / LTM EPS	18.2x	14.0x	20.4x	8.0x
Market Capitalization	390	390	744	198

Financial Data as of or for the Period Ending December 31, 2012

Pricing Data as of January 29, 2013

			Market Data							Capital			Asset Quality		MRQ Performance
Name	Ticker	City, State	Price/ TBV	Price/ LTM EPS	Price/ ‘13E EPS	Price/ ‘14E EPS	Div. Yield	Market Cap. ($mm)	Total Assets ($mm)	TCE/ TA	Tier 1 Ratio	Total Capital	NPAs/ Assets	Res./ Loans	ROAA	ROAE	NIM	Eff. Ratio
First Common-wealth Financial	FCF	Indiana, PA	127%	18.7x	15.7x	14.2x	2.7%	$744	$5,995	10.01%	13.28%	14.53%	1.99%	1.60%	0.59%	4.57%	3.59%	69.8%
S&T Bancorp Inc.	STBA	Indiana, PA	154	15.4	12.6	12.1	3.3	541	4,527	8.20	11.98	15.39	2.15	1.38	0.86	7.11	3.54	61.5
Carter Bank & Trust	CARE	Martinsville, VA	88	8.0	NA	NA	4.3	243	4,442	6.46	11.15	11.89	2.38	1.01	0.57	7.01	2.55	59.2
TowneBank	TOWN	Portsmouth, VA	160	15.3	NA	NA	2.4	479	4,318	7.11	12.88	14.03	2.77	1.25	0.93	7.16	3.97	65.2
Union First Market Bkshs Corp.	UBSH	Richmond, VA	122	12.7	12.4	12.2	2.8	438	4,096	8.97	13.14	14.57	2.70	1.11	0.93	8.46	4.31	61.6
Sandy Spring Bancorp Inc.	SASR	Olney, MD	125	13.4	13.1	12.9	2.8	493	3,955	10.23	14.15	15.40	1.61	1.67	1.01	8.19	3.54	59.8
Eagle Bancorp Inc.	EGBN	Bethesda, MD	189	14.0	12.8	12.0	0.0	519	3,409	8.50	10.80	12.19	1.06	1.38	1.26	11.88	4.34	49.7
Customers Bancorp Inc.	CUUU	Wyomissing PA	104	8.4	11.2	NA	0.0	268	3,197	9.73	12.21	11.65	1.43	0.93	1.03	11.40	3.20	51.4
Cardinal Financial Corp.	CFNL	McLean, VA	167	10.9	11.5	12.3	1.2	498	3,039	9.83	11.94	13.04	0.25	1.06	1.81	17.23	3.54	44.2
StellarOne Corp.	STEL	Charlottes-ville, VA	109	15.6	15.0	14.0	2.1	342	3,023	10.80	15.60	16.85	2.11	1.41	0.84	5.77	3.77	68.2
City Holding Co.	CHCO	Cross Lanes, WV	206	14.3	12.4	12.1	3.8	581	2,917	9.40	12.97	13.85	1.04	0.88	1.49	13.01	4.01	51.6
First Community Bancshares Inc.	FCBC	Bluefield, VA	143	14.0	10.8	11.3	3.0	323	2,770	8.50	14.93	16.18	1.42	1.46	1.45	11.57	4.51	51.9
Metro Bancorp Inc.	METR	Harrisburg, PA	95	20.4	19.6	16.5	0.0	222	2,635	8.90	13.97	15.22	2.07	1.64	0.54	5.92	3.77	75.3
Univest Corp. of Pennsylvania	UVSP	Souderton, PA	126	13.5	12.8	11.9	4.8	280	2,305	9.88	14.35	15.62	2.05	1.66	0.90	7.08	3.82	66.0
Hampton Roads Bankshares Inc.	HMPR	Virginia Beach, VA	107	NM	NA	NA	0.0	198	2,054	8.90	12.88	14.16	8.50	3.38	(0.85)	(9.36)	3.65	88.2
Bryn Mawr Bank Corp.	BMTC	Bryn Mawr, PA	211	14.6	12.7	12.1	2.9	313	2,036	7.50	11.03	12.02	1.13	1.03	1.12	10.53	3.88	64.3

		High	211%	20.4x	19.6x	16.5x	4.8%	$744	$5,995	10.80%	15.60%	16.85%	8.50%	3.38%	1.81%	17.23%	4.51%	88.2%
		Low	88	8.0	10.8	11.3	0.0	198	2,036	6.46	10.80	11.65	0.25	0.88	(0.85)	(9.36)	2.55	44.2
		Mean	139	13.9	13.3	12.8	2.6	405	3,420	8.93	12.95	14.16	2.17	1.43	0.91	7.97	3.75	61.8
		Median	126	14.0	12.7	12.2	2.8	390	3,118	8.93	12.93	14.35	2.02	1.38	0.93	7.68	3.77	61.6

Virginia Commerce			159%	18.2x	12.7x	10.1x	0.0%	$390	$2,824	8.69%	13.25%	14.51%	3.32%	1.94%	1.04%	10.29%	3.75%	50.7%

Sandler O’Neill noted that Virginia Commerce had similar financial and performance metrics to the Virginia Commerce peer group selected by Sandler O’Neill.

United Bankshares – Comparable Company Analysis

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for United Bankshares and a group of financial institutions selected by Sandler O’Neill.

The United Bankshares peer group as selected by Sandler O’Neill consisted of the following publicly-traded commercial banks with total assets between $4.0 and $15.0 billion located in Indiana, Michigan, Ohio, Pennsylvania, Tennessee, Virginia and West Virginia:

•	1st Source Corp.

•	Carter Bank & Trust

•	Chemical Financial Corp.

•	First Commonwealth Financial

•	First Financial Bancorp

•	First Merchants Corp.

•	FirstMerit Corp.

•	F.N.B. Corp

•	National Penn Bancshares Inc.

•	Old National Bancorp

•	Park National Corp.

•	Pinnacle Financial Partners

•	S&T Bancorp Inc.

•	TowneBank

•	Union First Market Bankshares Corp.

•	WesBanco Inc.

The analysis compared publicly available financial information for United Bankshares and the median financial and market trading data for the United Bankshares peer group as of and for the last twelve months ended December 31, 2012. The table below sets forth the data for United Bankshares and the median data for the United Bankshares peer group as of and for the last twelve months ended December 31, 2012, with pricing data as of January 29, 2013.

(Dollars in millions)	UBSI	Comparable Group Median	Comparable Group High	Comparable Group Low
Total Assets	$8,420	$5,956	$14,913	$4,096
Tangible Common Equity / Tangible Assets	7.55%	8.50%	10.80%	6.09%
Total Risk-Based Capital Ratio	13.66%	14.55%	17.80%	11.89%
Return on Average Assets	1.02%	0.95%	1.19%	0.57%
Return on Average Equity	8.48%	7.75%	9.86%	4.57%
Net Interest Margin	3.81%	3.70%	4.34%	2.55%
Efficiency Ratio	52.0%	62.0%	69.8%	55.2%
Loan Loss Reserve / Gross Loans	1.13%	1.45%	2.50%	1.01%
Non-performing Assets / Assets	1.48%	1.82%	3.33%	0.34%
Price / Tangible Book Value	214%	150%	239%	88%
Price / LTM EPS	15.8	x	13.4	x	19.6	x	8.0	x
Market Capitalization	$1,299	$711	$1,638	$243

Financial Data as of or for the Period Ending December 31, 2012

Pricing Data as of January 29, 2013

	Market Data									Capital			Asset Quality		MRQ Performance
Name	Ticker	City, State	Price/ TBV	Price/ LTM EPS	Price/ ‘13E EPS	Price/ ‘14E EPS	Div. Yield	Market Cap. ($mm)	Total Assets ($mm)	TCE/ TA	Tier 1 Ratio	Total Capital	NPAs/ Assets	Res./ Loans	ROAA	ROAE	NIM	Eff. Ratio
FirstMerit Corp.	FMER	Akron, OH	139%	12.2x	11.5x	10.9x	4.3%	$1,638	$14,913	8.16%	11.25%	12.50%	0.34%	1.47%	1.04%	9.35%	3.60%	62.1%
F.N.B. Corp.	FNB	Hermitage, PA	239	14.7	13.5	12.9	4.1	1,622	12,024	6.09	10.70	12.20	0.99	1.28	0.97	8.27	3.67	57.1
Old National Bancorp	ONB	Evansville, IN	163	14.1	12.6	11.8	3.0	1,351	9,544	9.01	13.70	14.80	1.79	1.05	0.98	7.73	4.34	66.3
National Penn Bancshares Inc.	NPBC	Boyertown, PA	159	14.8	14.6	13.6	4.1	1,421	8,530	10.80	16.54	17.80	0.67	2.12	1.19	8.38	3.48	55.2
Park National Corp.	PRK	Newark, OH	175	13.4	13.1	12.7	5.7	1,011	6,643	8.79	13.13	16.32	3.33	1.25	0.97	9.86	3.73	63.1
First Financial Bancorp.	FFBC	Cincinnati, OH	146	13.4	14.1	13.3	7.3	885	6,497	9.50	16.32	17.60	1.36	2.36	1.03	9.11	4.31	59.5
WesBanco Inc.	WSBC	Wheeling, WV	174	12.6	11.7	11.3	3.1	677	6,079	6.77	12.82	14.45	1.11	1.42	0.88	7.40	3.51	62.4
First Common-wealth Financial	FCF	Indiana, PA	127	18.7	15.7	14.2	2.7	744	5,995	10.01	13.28	14.53	1.99	1.60	0.59	4.57	3.59	69.8
Chemical Financial Corp.	CHFC	Midland, MI	146	13.3	12.6	12.3	3.4	676	5,917	8.02	12.38	13.20	2.34	2.02	0.84	7.76	3.75	61.9
Pinnacle Financial Partners	PNFP	Nashville, TN	174	19.6	15.4	14.0	0.0	747	5,041	8.97	11.80	13.00	1.37	1.85	0.95	6.90	3.76	55.5
1st Source Corp.	SRCE	South Bend, IN	115	11.1	NA	NA	3.0	542	4,551	10.56	14.26	15.57	0.93	2.50	1.09	8.83	3.66	66.3
S&T Bancorp Inc.	STBA	Indiana, PA	154	15.4	12.6	12.1	3.3	541	4,527	8.20	11.98	15.39	2.15	1.38	0.86	7.11	3.54	61.5
Carter Bank & Trust	CARE	Martinsville, VA	88	8.0	NA	NA	4.3	243	4,442	6.46	11.15	11.89	2.38	1.01	0.57	7.01	2.55	59.2
Towne-Bank	TOWN	Portsmouth, VA	160	15.3	NA	NA	2.4	479	4,318	7.11	12.88	14.03	2.77	1.25	0.93	7.16	3.97	65.2
First Merchants Corp.	FRME	Muncie, IN	138	10.6	11.7	11.7	0.8	430	4,305	7.50	14.15	16.34	1.84	2.37	0.96	7.48	4.10	63.4
Union First Market Bkshs Corp.	UBSH	Richmond, VA	122	12.7	12.4	12.2	2.8	438	4,096	8.97	13.14	14.57	2.70	1.11	0.93	8.46	4.31	61.6

		High	239%	19.6x	15.7x	14.2x	7.3%	$1,638	$14,913	10.80%	16.54%	17.80%	3.33%	2.50%	1.19%	9.86%	4.34%	69.8%
		Low	88	8.0	11.5	10.9	0.8	243	4,096	9	70	89	4	01	57	57	55	.2
		Mean	151	13.7	13.2	12.5	3.6	840	6,714	8.43	13.09	14.64	1.75	1.63	0.92	7.84	3.74	619
		Median	150	13.4	12.6	12.3	3.3	711	5,956	8.50	13.01	14.55	1.82	1.45	0.95	7.75	3.70	620

United Bankshares			214%	15.8x	14.3x	14.0x	4.8%	$1,299	$8,420	7.55%	12.40%	13.66%	1.48%	1.13%	1.02%	8.48%	3.81%	520%

Sandler O’Neill noted that United Bankshares had similar financial and performance metrics to the United Bankshares peer group selected by Sandler O’Neill.

Virginia Commerce – Stock Price Performance

Sandler O’Neill reviewed the history of the publicly reported trading prices of Virginia Commerce’s common stock for the one-year period ended January 10, 2013 (the day prior to news reports of a potential transaction). Sandler O’Neill also reviewed the history of the publicly reported trading prices of Virginia Commerce common stock for the three-year period ended January 10, 2013. Sandler O’Neill then compared the relationship between the movements in the price of Virginia Commerce common stock against the movements in the prices of its peer group, the S&P 500 Index, NASDAQ Bank Index and the S&P Bank Index.

VCBI One Year Stock Performance

	Beginning Index Value January 10, 2012	Ending Index Value January 10, 2013
VCBI	100%	112%
S&P Bank Index	100%	119%
NASDAQ Bank Index	100%	114%
VCBI Peer Group	100%	114%
S&P 500 Index	100%	112%

VCBI Three Year Stock Performance

	Beginning Index Value January 10, 2010	Ending Index Value January 10, 2013
VCBI	100%	161%
S&P Bank Index	100%	121%
NASDAQ Bank Index	100%	112%
VCBI Peer Group	100%	115%
S&P 500 Index	100%	136%

Sandler O’Neill noted the above analysis shows that Virginia Commerce common stock out-performed each of the indices to which it was compared in the three-year period.

United Bankshares – Stock Price Performance

Sandler O’Neill reviewed the history of the publicly reported trading prices of United Bankshares’ common stock for the one-year period ended January 29, 2013. Sandler O’Neill also reviewed the history of the publicly reported trading prices of United Bankshares’ common stock for the three-year period ended January 29, 2013. Sandler O’Neill then compared the relationship between the movements in the price of United Bankshares’ common stock against the movements in the prices of its peer group, the S&P 500 Index, NASDAQ Bank Index and the S&P Bank Index.

UBSI One Year Stock Performance

	Beginning Index Value January 29, 2012	Ending Index Value January 29, 2013
UBSI	100%	93%
S&P Bank Index	100%	120%
NASDAQ Bank Index	100%	116%
UBSI Peer Group	100%	105%
S&P 500 Index	100%	115%

UBSI Three Year Stock Performance

	Beginning Index Value January 29, 2010	Ending Index Value January 29, 2013
UBSI	100%	104%
S&P Bank Index	100%	121%
NASDAQ Bank Index	100%	114%
UBSI Peer Group	100%	121%
S&P 500 Index	100%	140%

Sandler O’Neill noted the above analysis shows that United Bankshares’ stock under-performed each of the indices to which it was compared in the one-year and three-year periods.

Virginia Commerce – Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the present value of Virginia Commerce through December 31, 2017.

Sandler O’Neill based the analysis on Virginia Commerce’s projected earnings stream as derived from the internal financial projections provided by Virginia Commerce management for the years ending December 31, 2012 through 2014.

To approximate the terminal value of Virginia Commerce common stock at December 31, 2017, Sandler O’Neill applied price to forward earnings multiples of 12.0x to 17.0x and multiples of tangible book value ranging from 100% to 200%. Sandler O’Neill selected the price to forward earnings multiples of 12.0x to 17.0x based on the range of trading multiples of the comparable groups of Virginia Commerce. The income streams and terminal values were then discounted to present values using different discount rates ranging from 11.0% to 17.0%, which were assumed deviations, both up and down, as selected by Sandler O’Neill based on the Virginia Commerce discount rate of 13.5% as determined by Sandler O’Neill. The discount rate is determined by adding the 10-year Treasury Bond rate (1.95%), the published Ibbotson 60-year equity risk premium (5.70%), the published Ibbotson size premium (3.89%) and the published Ibbotson Industry Premium (1.99%).

	Earnings Per Share Multiples
Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
11.0%	$11.13	$12.06	$12.98	$13.91	$14.84	$15.77
12.0%	$10.64	$11.53	$12.41	$13.30	$14.19	$15.07
13.0%	$10.18	$11.03	$11.87	$12.72	$13.57	$14.42
14.0%	$9.74	$10.55	$11.36	$12.17	$12.99	$13.80
15.0%	$9.32	$10.10	$10.88	$11.65	$12.43	$13.21
16.0%	$8.93	$9.67	$10.42	$11.16	$11.90	$12.65
17.0%	$8.55	$9.27	$9.98	$10.69	$11.40	$12.12

	Tangible Book Value Per Share Multiples
Discount Rate	100%	120%	140%	160%	180%	200%
11.0%	$8.56	$10.27	$11.98	$13.69	$15.40	$17.11
12.0%	$8.18	$9.82	$11.45	$13.09	$14.73	$16.36
13.0%	$7.83	$9.39	$10.96	$12.52	$14.09	$15.65
14.0%	$7.49	$8.99	$10.48	$11.98	$13.48	$14.98
15.0%	$7.17	$8.60	$10.04	$11.47	$12.90	$14.34
16.0%	$6.86	$8.24	$9.61	$10.98	$12.36	$13.73
17.0%	$6.58	$7.89	$9.21	$10.52	$11.84	$13.15

Sandler O’Neill also considered and discussed with the Virginia Commerce board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Virginia Commerce’s net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated aggregate values for Virginia Commerce common stock, using a discount rate of 13.5%:

	Earnings Per Share Multiples
Annual Budget Variance	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(25.0%)	$7.46	$8.08	$8.70	$9.32	$9.94	$10.56
(20.0%)	$7.95	$8.62	$9.28	$9.94	$10.61	$11.27
(15.0%)	$8.45	$9.16	$9.86	$10.56	$11.27	$11.97
(10.0%)	$8.95	$9.69	$10.44	$11.19	$11.93	$12.68
(5.0%)	$9.45	$10.23	$11.02	$11.81	$12.59	$13.38
0.0%	$9.94	$10.77	$11.60	$12.43	$13.26	$14.08
5.0%	$10.44	$11.31	$12.18	$13.05	$13.92	$14.79
10.0%	$10.94	$11.85	$12.76	$13.67	$14.58	$15.49
15.0%	$11.43	$12.39	$13.34	$14.29	$15.24	$16.20
20.0%	$11.93	$12.93	$13.92	$14.91	$15.91	$16.90
25.0%	$12.43	$13.46	$14.50	$15.53	$16.57	$17.61

United Bankshares – Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the present value of United Bankshares through December 31, 2017.

Sandler O’Neill based the analysis on United Bankshares’ projected earnings stream as derived from median publicly available analyst estimates for United Bankshares’ long term earnings growth rate for the year ended December 31, 2014 and the years thereafter as discussed with senior management of United Bankshares.

To approximate the terminal value of United Bankshares’ common stock at December 31, 2017, Sandler O’Neill applied price to forward earnings multiples of 12.0x to 17.0x and multiples of tangible book value ranging from 125% to 225%. Sandler O’Neill selected the price to forward earnings multiples of 12.0x to 17.0x based on the range of trades multiples of the comparable groups of United Bankshares. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 13.0%, which were assumed deviations, both up and down, as selected by Sandler O’Neill based on the United Bankshares discount rate of 11.5% as determined by Sandler O’Neill. The discount rate is determined by adding the 10-year Treasury Bond rate (1.95%), the published Ibbotson 60-year equity risk premium (5.70%), the published Ibbotson size premium (1.88%) and the published Ibbotson Industry Premium (1.99%).

	Earnings Per Share Multiples
Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
10.0%	$20.38	$21.68	$22.98	$24.28	$25.58	$26.88
10.5%	$19.97	$21.24	$22.51	$23.78	$25.05	$26.32
11.0%	$19.57	$20.81	$22.06	$23.30	$24.54	$25.78
11.5%	$19.18	$20.40	$21.61	$22.83	$24.04	$25.25
12.0%	$18.80	$19.99	$21.18	$22.37	$23.55	$24.74
12.5%	$18.43	$19.59	$20.76	$21.92	$23.08	$24.24
13.0%	$18.07	$19.21	$20.34	$21.48	$22.62	$23.75

	Tangible Book Value Per Share Multiples
Discount Rate	125%	145%	165%	185%	205%	225%
10.0%	$16.90	$18.84	$20.78	$22.72	$24.65	$26.59
10.5%	$16.57	$18.47	$20.36	$22.25	$24.15	$26.04
11.0%	$16.25	$18.10	$19.95	$21.80	$23.65	$25.51
11.5%	$15.93	$17.74	$19.55	$21.36	$23.17	$24.98
12.0%	$15.62	$17.39	$19.16	$20.94	$22.71	$24.48
12.5%	$15.32	$17.06	$18.79	$20.52	$22.25	$23.98
13.0%	$15.03	$16.73	$18.42	$20.11	$21.81	$23.50

Sandler O’Neill also considered and discussed with the Virginia Commerce board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming United Bankshares’ net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated aggregate values for United Bankshares’ common stock, using a discount rate of 11.5%:

	Earnings Per Share Multiples
Annual Budget Variance	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(25.0%)	$15.53	$16.44	$17.35	$18.26	$19.17	$20.08
(20.0%)	$16.26	$17.23	$18.20	$19.17	$20.14	$21.11
(15.0%)	$16.98	$18.02	$19.05	$20.08	$21.11	$22.14
(10.0%)	$17.71	$18.80	$19.90	$20.99	$22.08	$23.17
(5.0%)	$18.44	$19.59	$20.74	$21.90	$23.05	$24.20
0.0%	$19.17	$20.38	$21.59	$22.81	$24.02	$25.23
5.0%	$19.90	$21.17	$22.44	$23.72	$24.99	$26.27
10.0%	$20.62	$21.96	$23.29	$24.63	$25.96	$27.30
15.0%	$21.35	$22.75	$24.14	$25.54	$26.93	$28.33
20.0%	$22.08	$23.54	$24.99	$26.45	$27.90	$29.36
25.0%	$22.81	$24.32	$25.84	$27.36	$28.87	$30.39

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed two sets of comparable mergers and acquisitions.

The first set of mergers and acquisitions included 19 transactions announced from January 1, 2011 through January 29, 2013 with announced transaction values between $100 and $500 million. Sandler O’Neill considered these transactions to be reflective of the proposed Virginia Commerce and United Bankshares combination. Sandler O’Neill reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months’ earnings per share, core deposit premium and market premium. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of these comparable transactions.

							Deal Price /
Acquiror	ST	Target	ST	Consideration	Announce Date	Deal Value ($mm)	BV	TBV	LTM EPS	Core Dep. Premium	Market Premium
Investors Bancorp Inc. (MHC)	NJ	Roma Financial Corp. (MHC)	NJ	Stock	12/19/2012	$459	215%	217%	NM	NA	70.5%
Prosperity Bancshares Inc.	TX	Coppermark Bancshares Inc.	OK	Mixed	12/10/2012	194	159	159	13.1x	6.9%	NA
PacWest Bancorp	CA	First California Financial Grp	CA	Stock	11/6/2012	235	111	170	21.1	5.4	17.5
NBT Bancorp Inc.	NY	Alliance Financial Corp.	NY	Stock	10/7/2012	231	157	212	19.1	12.4	22.4
Investors Bancorp Inc. (MHC)	NJ	Marathon Banking Corporation	NY	Cash	6/14/2012	135	123	151	23.8	7.4	NA
Berkshire Hills Bancorp Inc.	MA	Beacon Federal Bancorp Inc.	NY	Mixed	5/31/2012	130	111	111	22.6	3.4	48.9
Capital Bank Finl Corp	FL	Southern Community Financial	NC	Mixed	3/26/2012	121	131	132	63.0	2.3	NM
Cadence Bancorp LLC	TX	Encore Bancshares Inc.	TX	Cash	3/5/2012	251	171	240	NM	13.8	37.7
Carlile Bancshares Inc.	TX	Northstar Financial Corp.	TX	Cash	2/21/2012	115	173	174	18.2	7.4	NA
Tompkins Financial Corporation	NY	VIST Financial Corp.	PA	Mixed	1/25/2012	109	71	116	28.8	1.4	83.8
Old National Bancorp	IN	Indiana Community Bancorp	IN	Mixed	1/24/2012	105	123	123	NM	2.2	65.4
Susquehanna Bancshares Inc.	PA	Tower Bancorp Inc.	PA	Mixed	6/20/2011	342	135	149	NM	6.0	40.6
F.N.B. Corp.	PA	Parkvale Financial Corp.	PA	Mixed	6/15/2011	163	138	198	NM	5.2	NM
Valley National Bancorp	NJ	State Bancorp Inc.	NY	Stock	4/28/2011	267	188	188	23.7	NA	25.7
Brookline Bancorp Inc.	MA	Bancorp Rhode Island Inc.	RI	Mixed	4/19/2011	234	175	193	22.9	11.8	57.1
IBERIABANK Corp.	LA	Cameron Bancshares Inc.	LA	Stock	3/10/2011	135	174	174	14.6	11.9	NA
Susquehanna Bancshares Inc.	PA	Abington Bancorp Inc	PA	Stock	1/26/2011	274	124	124	33.4	9.1	13.8
Industrial and Commercial Bank		Bank of East Asia (USA) NA	NY	Cash	1/21/2011	140	134	162	47.6	21.1	NA
People’s United Financial Inc.	CT	Danvers Bancorp Inc.	MA	Mixed	1/20/2011	489	163	184	28.5	13.4	32.9

					High	$489	215%	240%	63.0x	21.1%	83.8%
					Low	105	71	111	13.1	1.4	13.8
					Mean	217	146	167	27.2	8.3	43.0
					Median	194	138	170	23.3	7.4	39.1

The second set of mergers and acquisitions included 19 transactions announced from January 1, 2008 through January 29, 2013 where the target was headquartered in Maryland, Washington, D.C. or Virginia. Sandler O’Neill considered these transactions to be reflective of the proposed Virginia Commerce and United Bankshares combination. Sandler O’Neill reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months’ earnings per share, core deposit premium and market premium. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of these comparable transactions.

	UBSI / VCBI	Comparable Transactions Median	Comparable Transactions High	Comparable Transactions Low
Transaction Value / Book Value:	182%	123%	215%	4%
Transaction Value / Tangible Book Value:	182%	131%	240%	4%
Transaction Value / Last Twelve Months Earnings Per Share:	21.0x	22.8x	63.0x	8.5x
Core Deposit Premium:	12.7%	2.7%	21.1%	(9.5%)
Market Premium	47.5%	40.6%	83.8%	2.0%

							Deal Price /
Acquiror	ST	Target	ST	Consideration	Announce Date	Deal Value ($mm)	BV	TBV	LTM EPS	Core Dep. Premium	Market Premium
F.N.B. Corp.	PA	Annapolis Bancorp Inc.	MD	Mixed	10/22/2012	$50	160%	160%	18.6x	NA	53.7%
City Holding Co.	WV	Community Financial Corp.	VA	Stock	8/2/2012	38	66	66	23.9	(3.8%)	46.8
Old Line Bancshares Inc.	MD	WSB Holdings Inc.	MD	Stock	7/11/2012	49	89	89	43.7	(2.8)	NM
Customers Bancorp Inc.	PA	Acacia FSB	VA	Stock	6/20/2012	65	52	52	NM	(9.5)	NA
First Virginia Community Bank	VA	1st Commonwealth Bank Virginia	VA	Stock	6/12/2012	4	98	98	NM	(0.2)	NA
Washington-First Bankshares Inc.	VA	Alliance Bankshares Corp.	VA	Stock	5/3/2012	24	86	86	NM	(1.2)	15.4
Kopernik Federal Bank	MD	Hull FSB	MD	Unclassified	5/1/2012	2	NM	NM	NM	NM	NA
First Community Bancshares Inc.	VA	Peoples Bank of Virginia	VA	Stock	3/1/2012	41	100	100	18.8	0.9	NM
Sandy Spring Bancorp Inc.	MD	CommerceFirst Bancorp Inc.	MD	Stock	10/6/2011	25	107	107	16.4	1.1	NM
City Holding Co.	WV	Virginia Savings Bancorp Inc.	VA	Stock	9/21/2011	13	110	110	25.2	1.0	NA
Old Line Bancshares Inc.	MD	Maryland Bankcorp Inc.	MD	Stock	9/1/2010	20	78	78	NM	(2.2)	NM
Capital Funding Bancorp Inc.	MD	AmericasBank Corp.	MD	Cash	4/3/2009	0	4	4	NM	(9.1)	2.0
Union Bankshares Corp.	VA	First Market Bank FSB	VA	Stock	3/30/2009	105	118	118	NM	1.7	NA
Premier Financial Bancorp Inc.	WV	Abigail Adams National Bancorp	DC	Stock	12/30/2008	12	44	NA	NM	NA	9.7
M&T Bank Corp.	NY	Provident Bankshares Corp.	MD	Stock	12/18/2008	402	72	150	NM	2.7	69.9
Capital One Financial Corp.	VA	Chevy Chase Bank F.S.B.	MD	Stock	12/3/2008	520	59	66	NM	(2.7)	NA
Hampton Roads Bankshares Inc.	VA	Gateway Financial Holdings	VA	Stock	9/23/2008	86	61	96	8.5	(2.0)	22.1
Village Bank & Trust Finl Corp	VA	River City Bk	VA	Stock	3/9/2008	20	131	131	NM	5.6	44.9
Hampton Roads Bankshares Inc.	VA	Shore Financial Corp.	VA	Stock	1/8/2008	56	198	201	19.8	16.8	80.0

					High	$520	198%	201%	43.7x	16.8%	80.0%
					Low	0	4	4	8.5	(9.5)	2.0
					Mean	81	91	101	21.9	(0.2)	38.3
					Median	38	87	98	19.3	(0.7)	44.9

Pro Forma Merger Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger is completed in the third quarter of 2013; (2) the transaction value per share is equal to $14.00 per share of Virginia Commerce common stock, based on an exchange ratio of 0.5442 shares of United Bankshares common stock for each share of Virginia Commerce common stock and a United Bankshares 10-day average stock price of $25.73 per share; (3) a 25% reduction in Virginia Commerce’s projected operating expenses, fully realized in 2014; (4) approximately $16.0 million in pre-tax transaction costs and expenses; (5) Virginia Commerce’s performance was calculated in accordance with Virginia Commerce management’s prepared earnings projections; (6) United Bankshares’ performance was calculated in accordance with median publicly available analyst estimates for United Bankshares’ long term earnings growth rate for the year ended December 31, 2013 and the years thereafter; and (7) certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. The analyses indicated that, for the full years 2013 and 2014, the merger (excluding transaction expenses) would be accretive to United Bankshares’ projected earnings per share and slightly dilutive to United Bankshares’ tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Compensation and Other Relationships with Virginia Commerce and United Bankshares

Sandler O’Neill has acted as financial advisor to the Virginia Commerce board of directors and executive management of Virginia Commerce and its subsidiaries in connection with the merger. The Virginia Commerce board of directors and executive management of Virginia Commerce and its subsidiaries agreed to pay Sandler O’Neill a transaction fee equal to 1.05% of the aggregate purchase price of Virginia Commerce in the merger, calculated as defined in Virginia Commerce’s engagement letter with Sandler O’Neill, $250,000 of which was paid upon delivery of Sandler O’Neill’s opinion, and the remainder of which is contingent upon completion of the merger. Virginia Commerce has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses. During the two years preceding the date of its opinion to Virginia Commerce, Sandler O’Neill provided investment banking and financial advisory services to Virginia Commerce unrelated to the merger but did not receive any compensation for such services. During the same period, Sandler O’Neill also served as financial adviser to United Bankshares in connection with an unrelated transaction and received compensation of approximately $226,469 for such services from United Bankshares.

In the ordinary course of its respective broker and dealer businesses, Sandler O’Neill may purchase securities from and sell securities to Virginia Commerce and United Bankshares and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of Virginia Commerce and United Bankshares or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of United Bankshares’ Financial Advisor

On September 28, 2012, United Bankshares executed an engagement agreement with KBW. KBW’s engagement encompassed assisting United Bankshares in analyzing, structuring, negotiating and effecting a potential transaction between United Bankshares and Virginia Commerce. United Bankshares selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with United Bankshares and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On January 28, 2013, the United Bankshares board of directors held a meeting to evaluate the proposed merger of Virginia Commerce with and into United Bankshares. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an oral opinion (subsequently confirmed in writing), to United

Bankshares that, as of such date, and based upon and subject to factors and assumptions set forth therein, the merger consideration in the merger is fair, from a financial point of view, to United Bankshares. The United Bankshares board of directors approved the merger agreement at this meeting.

The full text of KBW’s written opinion, dated January 28, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C to this document and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. United Bankshares shareholders are urged to read the opinion in its entirety.

KBW’s opinion speaks only as of the date of the opinion. The opinion is directed to the United Bankshares board and addresses only the fairness, from a financial point of view to United Bankshares, of the merger consideration in the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any United Bankshares shareholder as to how the shareholder should vote at the United Bankshares special meeting on the merger or any related matter.

In connection with its opinion, KBW reviewed, analyzed and relied upon material bearing upon the merger and the financial and operating condition of United Bankshares and Virginia Commerce and the merger, including among other things, the following:

•	A draft of the merger agreement dated January 25, 2013 (the most recent draft made available to us);

•	The Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2011 of United Bankshares and Virginia Commerce, respectively;

•

Certain interim reports to shareholders and Quarterly Reports on Form 10-Q of United Bankshares and Virginia Commerce and certain other communications from United Bankshares and Virginia Commerce to their respective shareholders; and

•

Other financial information concerning the businesses and operations of United Bankshares and Virginia Commerce furnished to KBW by United Bankshares and Virginia Commerce for purposes of KBW’s analysis.

KBW also held discussions with members of senior management of United Bankshares and Virginia Commerce regarding, the past and current business operations, regulatory relations, financial condition and future prospects of the respective companies and such other matters that KBW deemed relevant to its inquiry. In addition, KBW compared certain financial and stock market information for United Bankshares and Virginia Commerce with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as KBW considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. KBW relied upon the managements of United Bankshares and Virginia Commerce as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW and KBW assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. KBW is not an expert in the independent valuation of the adequacy of allowances for loan losses, and without independent verification, assumed that the aggregate allowances for loan and lease losses for United Bankshares and Virginia Commerce are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of United Bankshares and Virginia Commerce, nor did they examine or review any individual credit files.

The projections and associated assumptions used by KBW in certain of its analyses were sourced from United Bankshares’ and Virginia Commerce’s senior management teams. United Bankshares and Virginia Commerce do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. Any estimates or projections contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates or projections of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

KBW was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the merger, other than the merger consideration, to the extent expressly specified in KBW’s opinion. Additionally, KBW’s opinion did not address the relative merits of the merger as compared to any alternative business strategies that might exist for United Bankshares, nor does it address the effect of any other business combination in which United Bankshares might engage.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	The merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	The representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	Each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	All conditions to the completion of the merger will be satisfied without any waivers or modifications to the merger agreement; and

•

In the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for as a purchase transaction under U.S. generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. KBW’s opinion is not an expression of an opinion as to the prices at which shares of United Bankshares common stock will trade since the announcement of the proposed merger or the actual value of the United Bankshares common shares when issued pursuant to the merger, or the prices at which the United Bankshares common shares will trade following the completion of the merger.

In performing its analyses, KBW considered such financial and other factors that it deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of United Bankshares and Virginia Commerce; (ii) the assets and liabilities of United Bankshares and Virginia Commerce; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. KBW also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally.

The merger consideration was determined through negotiation between United Bankshares and Virginia Commerce and the decision to enter into the merger was solely that of United Bankshares’ board of directors. In addition, the KBW opinion was among several factors taken into consideration by the United Bankshares board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the United Bankshares board with respect to the fairness of the merger consideration in the merger.

Summary of Analysis by KBW

The following is a summary of the material financial analyses presented by KBW to the United Bankshares board, in connection with rendering the fairness opinion described above. The following summary is not a complete description of the financial analyses performed by KBW in rendering its opinion or the presentation made by KBW to the United Bankshares board, nor does the order of analysis described represent relative importance or weight given to any particular analysis by KBW and is qualified in its entirety by reference to the written opinion of KBW attached as Appendix C. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth herein, without considering the analysis as a whole, could create an incomplete view of the processes underlying KBW’s opinion. In arriving at its opinion, KBW considered the results of its entire analysis and KBW did not attribute any particular weight to any analysis or factor that it considered. Rather, KBW made its determination as to fairness on the basis of its experience and professional judgment after considering the results of its entire analysis. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal. Pursuant to the terms of the merger agreement, each outstanding share of common stock, $1.00 par value per share, of Virginia Commerce not owned by United Bankshares or any of its wholly-owned subsidiaries, other than shares held by them in a fiduciary capacity or as a result of debts previously contracted, shall receive in respect thereof, shares of United Bankshares stock equal to $14.00 per share divided by the 10-day average stock price of United Bankshares prior to the announcement of the merger, as more fully described in the merger agreement.

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance and financial condition of Virginia Commerce to the following public banks and thrifts traded on a major exchange headquartered in Virginia and Maryland with assets between $1 billion and $5 billion. Companies included in this group were:

TowneBank	American National Bankshares Inc.
Union First Market Bankshares Corporation	Middleburg Financial Corporation
Sandy Spring Bancorp, Inc.	Shore Bancshares, Inc.
Eagle Bancorp, Inc.	Community Bankers Trust Corporation
Cardinal Financial Corporation	Monarch Financial Holdings, Inc.
StellarOne Corporation	National Bankshares, Inc.
First Community Bancshares, Inc.	Franklin Financial Corporation
Hampton Roads Bankshares, Inc.	Eastern Virginia Bankshares, Inc.
First United Corporation

To perform this analysis, KBW used financial information as of or for the three month period ended December 31, 2012, if available, otherwise the three month period ended September 30, 2012. Certain financial data prepared by KBW, and as referenced in the tables presented below may not correspond to the data presented in Virginia Commerce’s historical financial statements. In addition, the data may not correspond to the data prepared by Sandler O’Neill & Partners, L.P. presented under the section “Opinion of Virginia Commerce’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning Virginia Commerce’s financial performance:

	Virginia Commerce	Virginia Commerce Selected Companies Minimum	Virginia Commerce Selected Companies Maximum
Core Return on Average Assets(1)	0.91%	(1.03%)	1.80%
Core Return on Average Equity(1)	9.03%	(14.23%)	20.15%
Net Interest Margin	3.73%	2.62%	4.51%
Fee Income / Revenue Ratio(2)	9.9%	9.6%	71.9%
Efficiency Ratio	50.7%	42.9%	85.2%

(1)	Core income excludes extraordinary items, non-recurring items and gains/losses on sale of securities.
(2)	Excludes gains/losses on sale of securities.

KBW’s analysis showed the following concerning Virginia Commerce’s financial condition:

	Virginia Commerce	Virginia Commerce Selected Companies Minimum	Virginia Commerce Selected Companies Maximum
Tangible Common Equity / Tangible Assets	8.69%	4.27%	23.30%
Total Risk-Based Capital Ratio	14.51%	12.19%	27.87%
Gross Loans Held for Investment / Total Deposits	97.3%	64.0%	91.7%
Loan Loss Reserve / Gross Loans	1.94%	1.06%	3.69%
Nonperforming Assets / Loans + OREO	4.23%	0.53%	12.08%
Net Charge-Offs / Average Loans	0.20%	(0.56)%	3.21%

KBW’s analysis showed the following concerning Virginia Commerce’s market performance:

	Virginia Commerce	Virginia Commerce Selected Companies Minimum	Virginia Commerce Selected Companies Maximum
Stock Price Performance: % One Year Price Change	37.6%	(63.1%)	108.8%
Stock Price Performance: % One Year Total Return	37.6%	(63.1%)	108.8%
Stock Price Performance: % YTD Price Change	32.5%	(2.4%)	10.7%
Stock Price / Book Value per Share	1.54x	0.38x	1.73x
Stock Price / Tangible Book Value per Share	1.54x	0.44x	1.75x
Stock Price / 2013 EPS Estimate (1)	14.7x	8.3x	19.6x
Stock Price / 2014 EPS Estimate (1)	13.3x	7.5x	14.1x
Dividend Yield	0.0%	0.0%	4.6%
2013 Dividend Payout Ratio	0.0%	0.0%	59.1%

(1)	First Call earnings per share estimates of research analysts tracking Virginia Commerce.

Selected National Transactions Analysis. KBW reviewed publicly available information related to acquisitions of banks and thrifts headquartered in the United States announced after January 1, 2011 with aggregate transaction values between $100 million and $1 billion. The transactions included in the group were:

Acquiror:	Acquired Company:
Prosperity Bancshares, Inc.	Coppermark Bancshares, Inc.
PacWest Bancorp	First California Financial Group, Inc.
NBT Bancorp Inc.	Alliance Financial Corporation
Columbia Banking System, Inc.	West Coast Bancorp
Investors Bancorp, Inc. (MHC)	Marathon Banking Corporation
Berkshire Hills Bancorp, Inc.	Beacon Federal Bancorp, Inc.
Hilltop Holdings Inc.	PlainsCapital Corporation
Capital Bank Financial Corporation	Southern Community Financial Corporation
Cadence Bancorp, LLC	Encore Bancshares, Inc.
Carlile Bancshares, Inc.	Northstar Financial Corporation
Tompkins Financial Corporation	VIST Financial Corp.
Old National Bancorp	Indiana Community Bancorp
Prosperity Bancshares, Inc.	American State Financial Corporation
Susquehanna Bancshares, Inc.	Tower Bancorp, Inc.
F.N.B. Corporation	Parkvale Financial Corporation
Valley National Bancorp	State Bancorp, Inc.
Brookline Bancorp, Inc.	Bancorp Rhode Island, Inc.
IBERIABANK Corporation	Cameron Bancshares, Inc.
Susquehanna Bancshares, Inc.	Abington Bancorp, Inc.
People’s United Financial, Inc.	Danvers Bancorp, Inc.

Transaction multiples for the merger were derived from an offer price of $14.00 per share for Virginia Commerce. For each precedent transaction, KBW derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	Tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;

•

Tangible common equity premium to core deposits (total deposits less time deposits greater than $100,000) based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition; and

•	Market premium based on the latest closing price 1-day prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

Transaction Price to:	United Bankshares/ Virginia Commerce Merger	National Transactions Minimum	National Transactions Maximum
Tangible Book Value	1.82x	1.11x	2.40x
Core Deposit Premium	11.6%	3.1%	17.6%
Market Premium	18.0%	12.0%	130.9%

No company or transaction used as a comparison in the above analysis is identical to United Bankshares, Virginia Commerce or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Financial Impact Analysis. KBW performed pro forma merger analyses that combined projected income statement and balance sheet information of United Bankshares and Virginia Commerce. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of United Bankshares. In the course of this analysis, KBW used an earnings estimate for United Bankshares for 2014 from United Bankshares management and used an earnings estimate for Virginia Commerce for 2014 from United Bankshares management. This analysis indicated that the merger is expected to be accretive to United Bankshares’ estimated earnings per share in 2014. The analysis also indicated that the merger is expected to be accretive to book value per share and dilutive to tangible book value per share for United Bankshares and that United Bankshares would maintain capital ratios in excess of those required for United Bankshares to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by United Bankshares following the merger will vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Virginia Commerce. In this analysis, KBW assumed discount rates ranging from 10.0% to 14.0% to derive (i) the present value of the estimated free cash flows that Virginia Commerce could generate over a five-year period, including certain cost savings forecasted as a result of the merger, and (ii) the present value of Virginia Commerce’s terminal value at the end of year five. Terminal values for Virginia Commerce were calculated based on a range of 11.0x to 15.0x estimated 2018 earnings. In performing this analysis, KBW used estimates per United Bankshares management for Virginia Commerce. Certain data was adjusted to account for certain restructuring charges anticipated by United Bankshares management to result from the merger. KBW assumed that Virginia Commerce would maintain a tangible common equity / tangible asset ratio of 7.50% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for Virginia Commerce.

Based on these assumptions, KBW derived a range of implied value of Virginia Commerce of $12.46 per share to $18.22 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Virginia Commerce.

The United Bankshares board of directors retained KBW as an independent contractor to act as financial adviser to United Bankshares regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, United Bankshares and Virginia Commerce. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of United Bankshares and Virginia Commerce for KBW’s own account and for the accounts of its customers.

United Bankshares and KBW entered into an agreement relating to the services to be provided by KBW in connection with the merger. United Bankshares agreed to pay KBW a cash fee of $300,000 concurrently with the rendering of its opinion. In addition, United Bankshares agreed to pay to KBW at the time of closing a cash fee equal to $900,000. Pursuant to the KBW engagement agreement, United Bankshares also agreed to reimburse KBW for all reasonable out-of-pocket expenses and disbursements, including fees and reasonable expenses of counsel, incurred in connection with the engagement and to indemnify KBW and related parties against certain liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

Nonpublic Financial Projections Provided to the Financial Advisors

Virginia Commerce does not, as a matter of course, publicly disclose forecasts or internal projections as to their future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, Virginia Commerce provided Sandler O’Neill with financial projections prepared by Virginia Commerce management that were considered by Sandler O’Neill for the purpose of preparing the financial analysis used in rendering Sandler O’Neill’s fairness opinion, as described in this prospectus and joint proxy statement under the heading “The Merger Agreement – Opinion of Virginia Commerce’s Financial Advisor” beginning on page [—].

Additionally, Virginia Commerce’s financial advisor, Sandler O’Neill, provided United Bankshares and KBW with financial projections prepared by Virginia Commerce management, that, as adjusted by United Bankshares’ management, were reviewed, analyzed and relied upon by KBW for the purpose of preparing the financial analysis used in KBW’s fairness opinion, as described in this prospectus and joint proxy statement under the heading “The Merger – Opinion of United Bankshares’ Financial Advisor” beginning on page [—]. A summary of these projections is included below in this prospectus and joint proxy statement solely because such projections were made available to Sandler O’Neill and KBW as described above.

The financial projections set forth below were prepared by Virginia Commerce during the third quarter of 2012, and reviewed and adjusted during the fourth quarter of 2012. At the time the financial projections were prepared, the projections represented the best estimates and judgments of Virginia Commerce management and, to the best of Virginia Commerce management’s knowledge and belief, the future financial performance of Virginia Commerce. While the financial projections set forth below were prepared in good faith, no assurance can be given regarding future events. The financial projections were not prepared with a view toward public disclosure or with a view toward complying with generally accepted accounting principles or guidelines established by the American Institute of Certified Public Accountants or the SEC with respect to prospective financial information. Although presented with numeric specificity, the financial projections reflect numerous estimates and assumptions that may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of Virginia Commerce. The inclusion of these financial projections should not be interpreted as an indication that Virginia Commerce considers this information a reliable prediction of future results, or that the projections would be the same if prepared as of the date of this prospectus and joint proxy statement. Virginia Commerce and United Bankshares shareholders are cautioned not to unduly rely on these financial projections.

These financial projections represent Virginia Commerce’s evaluation at the time the projections were prepared of its future financial performance on a stand-alone basis, and without reference to the proposed merger or transaction-related costs or benefits. Neither Virginia Commerce’s independent registered public accounting firm nor any other independent accounting firm examined, compiled or performed any procedures with respect to these financial projections and, accordingly, no opinion or any other form of assurance on such information or its achievability is expressed with respect to such financial projections.

The financial projections set forth below are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. There can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially different than those contained in the financial projections. For a discussion of some of the reasons why Virginia Commerce’s actual results could differ from these financial projections, see “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [—]. Except to the extent required by law, Virginia Commerce does not intend to disclose publicly any update or other revision to these financial projections to reflect circumstances arising since their preparation or to reflect the occurrence of unanticipated events or changes in general economic or industry conditions.

($ in millions, except per share data)
	Projections for Year Ended December 31,
	2012E	2013E	2014E
Balance Sheet Highlights:
Gross Loans	$2,195	$2,322	$2,503
Total Assets	3,059	3,242	3,501
Deposits	2,260	2,392	2,585
Non-Performing Assets	$42.2	$33.2	$18.0
Net Charge-Offs	22.1	14.0	10.0
Income Statement Highlights:
Net Interest Income	$108.3	$114.3	$125.3
Non-Interest Income	15.1	12.4	16.3

Total Revenue	$123.4	$126.7	$141.6
Non-Interest Expense	$62.7	$64.1	$69.8
Pre-Provision Revenue	60.7	62.6	71.8
Provision for Loan Losses	14.7	12.0	8.0
Income Before Taxes	45.9	50.6	63.8
Income Taxes	15.4	17.2	21.7
Net Income	30.6	33.4	42.1
Effective Dividend on Preferred Stock	7.4	0.0	0.0
Net Income Available to Common	23.2	33.4	42.1
Per Share Data:
Diluted Earnings per Common Share	$0.69	$0.99	$1.25
Total Shares Outstanding	31.7	33.2	33.2
Total Diluted Shares	32.2	33.7	33.7
Ratio Analysis:
Net Interest Margin	3.80%	3.72%	3.81%
Efficiency Ratio	50.8%	50.6%	49.3%
ROAA	1.01%	1.06%	1.25%
ROAE	11.80%	13.00%	14.10%

United Bankshares Board of Directors Following Completion of the Merger

Upon completion of the merger, the number of directors constituting the United Bankshares board of directors will be increased by two, to 17 members, and Mr. Converse and another individual affiliated with Virginia Commerce, will be appointed as directors to complete the larger board.

Public Trading Markets

United Bankshares common stock trades on the Nasdaq under the symbol “UBSI.” Virginia Commerce common stock trades on the Nasdaq under the symbol “VCBI.” Upon completion of the merger, Virginia

Commerce common stock will be delisted from the Nasdaq and deregistered under the Exchange Act. The newly issued United Bankshares common stock issuable pursuant to the merger agreement will be listed on the Nasdaq.

Dissenters’ Rights

Virginia Commerce Shareholders Do Not Have Dissenters’ Rights in the Merger

In general, dissenters’ appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Section 13.1-730 of the Virginia Stock Corporation Act provides that shareholders of a Virginia corporation such as Virginia Commerce have the right, in some circumstances, to dissent from certain corporate action and to instead demand payment of the fair value of their shares. However, shareholders do not have dissenters’ rights with respect to shares of any class of stock that listed on the New York Stock Exchange or the American Stock Exchange or listed on Nasdaq on the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights.

Virginia Commerce common stock is listed on Nasdaq; therefore, holders of Virginia Commerce common stock will not be entitled to dissenters’ appraisal rights in the merger with respect to their shares of Virginia Commerce common stock.

United Bankshares Shareholders Do Not Have Appraisal Rights in the Merger

Dissenters’ appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Under the West Virginia Business Corporation Act, shareholders are not entitled to relief as dissenting shareholders if the shares of the corporation for which the dissenting shareholder would otherwise be entitled to relief are listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., like Nasdaq, as of the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the merger.

Because United Bankshares common stock is listed on the Nasdaq, an interdealer quotation system, and because the proposed merger otherwise satisfies the foregoing requirements, holders of United Bankshares common stock will not be entitled to dissenters’ appraisal rights in the merger with respect to their shares of United Bankshares common stock.

Interests of Certain Virginia Commerce Directors and Executive Officers in the Merger

In considering the recommendations of the Virginia Commerce board of directors that Virginia Commerce shareholders vote in favor of the Virginia Commerce Merger Proposal, Virginia Commerce shareholders should be aware that Virginia Commerce directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of Virginia Commerce. The Virginia Commerce board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Service as a Director of United Bankshares and United Bank (Virginia)

Under the merger agreement, two individuals from Virginia Commerce will join the United Bankshares board of directors at the effective time of the merger. In addition, the merger agreement provides for the appointment of three individuals from Virginia Commerce, each of whom is expected to be a current director of Virginia Commerce Bank, to be appointed to the board of directors of United Bank (Virginia) following completion of the merger of United Bank (Virginia) and Virginia Commerce Bank. Although not required by the merger agreement, United Bank (Virginia) is contemplating adding a fourth individual from Virginia Commerce to its board of directors. The two individuals from Virginia Commerce who will join the United Bankshares board of directors are Mr. Converse and [—], each of whom currently serves on the Virginia Commerce board of directors. Mr. Converse will also join the board of directors of United Bank (Virginia) following completion of the merger of United Bank (Virginia) and Virginia Commerce Bank. With the exception of Mr. Converse, as directors of United Bankshares or United Bank (Virginia), these former Virginia Commerce and Virginia Commerce Bank directors will be eligible to receive the same cash compensation paid to other members of the United Bankshares or United Bank (Virginia) boards of directors, respectively. United Bankshares and United Bank (Virginia) are not required by the merger agreement to re-nominate the former Virginia Commerce and Virginia Commerce Bank directors at future United Bankshares or United Bank (Virginia) shareholder meetings.

Options to Acquire Virginia Commerce Common Stock

As of the record date for the Virginia Commerce special meeting, the Virginia Commerce and Virginia Commerce Bank directors and executive officers owned, in the aggregate, options to purchase [—] shares of Virginia Commerce common stock granted under Virginia Commerce’s stock option plan. Under the merger agreement, at the effective time of the merger each such stock option that is outstanding and not yet exercised immediately prior to the merger, whether vested or unvested, will vest pursuant to the terms thereof and will be converted into an option to acquire, on the same terms and conditions as were applicable under such stock option, the number of shares of United Bankshares common stock equal to (a) the number of shares of Virginia Commerce common stock subject to such stock option multiplied by (b) 0.5442. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each United Bankshares stock option issued for the Virginia Commerce stock option shall equal (y) the exercise price per share of shares of Virginia Commerce common stock that were purchasable pursuant to such Virginia Commerce stock option divided by (z) 0.5442.

Each Virginia Commerce stock option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the effective time of the merger, Virginia Commerce must use its reasonable best efforts to obtain any necessary consents from optionees with respect to the Virginia Commerce stock option plans to permit replacement of the outstanding Virginia Commerce stock options by United Bankshares and to permit United Bankshares to assume the Virginia Commerce stock option plan. Virginia Commerce must take all action necessary to amend the Virginia Commerce stock option plans to eliminate automatic grants or awards thereunder following the effective time. At the effective time of the merger, United Bankshares shall assume the Virginia Commerce stock option plans; but that assumption shall only be with respect to the United Bankshares granted replacement options pursuant to the merger agreement and, United Bankshares shall have no obligation to make any additional grants or awards under the Virginia Commerce stock option plans.

Restricted Shares of Virginia Commerce Common Stock

As of the record date for the Virginia Commerce special meeting, the Virginia Commerce and Virginia Commerce Bank directors and executive officers owned, in the aggregate, [—] restricted shares of Virginia Commerce common stock granted under Virginia Commerce’s stock option plan. At the effective time of the merger almost all of such restricted shares that are outstanding immediately prior to the merger will vest under the terms of the restricted stock agreements pursuant to which these restricted shares were granted and will be freely transferable. Restricted shares that were granted to an executive as TARP-compliant restricted stock less than two years prior to the effective time of the merger will not experience vesting acceleration unless the executive’s employment is also terminated in connection with the merger. Shares of restricted stock that are outstanding immediately prior to the effective time of the merger will be converted into shares of United Bankshares common stock at the effective time of the merger in accordance with the exchange ratio, whether or not such shares are vested. To the extent a restricted share of Virginia Commerce common stock does not experience accelerated vesting as a result of the merger, such unvested shares will be converted into restricted shares of United Bankshares common stock in accordance with the exchange ratio and will continue to be subject to time-based vesting in accordance with their original vesting schedule.

Warrants to Acquire Virginia Commerce Common Stock

As of the record date for the Virginia Commerce special meeting, the Virginia Commerce and Virginia Commerce Bank directors and executive officers owned, in the aggregate, warrants to purchase 1,500,000 shares of Virginia Commerce common stock that were issued in connection with Virginia Commerce’s trust preferred securities. All of these warrants expire on September 24, 2013. Virginia Commerce and United Bankshares expect the holders of the trust preferred securities to exercise their warrants on or before September 23, 2013 to acquire shares of Virginia Commerce common stock, which shares of common stock would be eligible for the merger consideration on the same basis as all other shares of Virginia Commerce common stock. Under the merger agreement and pursuant to the terms of these warrants, at the effective time of the merger each warrant to acquire Virginia Commerce common stock issued in connection with Virginia Commerce’s trust preferred securities that is outstanding and unexercised immediately prior to the merger will be converted into a warrant to purchase shares of United Bankshares common stock with the following adjustments: (i) the number of shares of United Bankshares common stock to be subject to such warrant will be equal to the product of the number of shares of Virginia Commerce common stock subject to the original warrant and 0.5442 (and any fractional shares of United Bankshares common stock resulting from such multiplication shall be rounded down to the next whole share); and (ii) the exercise price per share of United Bankshares common stock under such warrant will be equal to the exercise price per share of Virginia Commerce common stock under the original warrant divided by 0.5442 (and the exercise price resulting from such division results in a fractional cent, the exercise price shall be rounded up to the next cent).

Virginia Commerce Trust Preferred Securities

As of the record date for the Virginia Commerce special meeting, the Virginia Commerce and Virginia Commerce Bank directors and executive officers owned, in the aggregate, $[—] in liquidation value of trust preferred securities issued by Virginia Commerce in connection with VCBI Capital Trust IV. Under the merger agreement, at the effective time of the merger each trust preferred security that is outstanding immediately prior to the merger will be assumed by United Bankshares.

Employment Agreements for Virginia Commerce Executive Officers

Virginia Commerce and/or Virginia Commerce Bank currently have employment agreements with each of their executive officers, including each of the named executive officers set forth in the table below. With the exception of Mr. Anderson’s employment agreement discussed below, United Bank (Virginia) will assume these agreements at the effective time of the merger. These agreements each have a term that continues until February 28, 2014, and renew for successive one-year periods unless either party provides written notice of non-renewal at least 90 days prior to end of original or renewal term, as the case may be.

Subject to certain bank regulatory requirements, each of these agreements, other than the agreement for Mr. Converse, provides that if the executive’s employment is terminated without cause (as defined in the agreements) within one year following a change of control (as defined in the agreements) or if the executive terminates his or her employment for good reason (as defined in the agreements) within one year following a change of control, then the executive is entitled to (1) (a) any unpaid base salary for the time worked through the date of termination; (b) any incentive or bonus compensation due and owing pursuant to the terms of any incentive or bonus plan; and (c) any benefits due and owing pursuant to the terms of any other plans, policies or programs (the payments and benefits described in (a) through (c) are collectively referred to as the “accrued obligations”); and, if the executive delivers a general release to Virginia Commerce or Virginia Commerce Bank, as applicable, he or she will be entitled to (2) an amount equal to two times his or her then-current salary, payable over 24 months; (3) if the termination occurs on or after October 1 of a calendar year but before the end of that year, the executive will be eligible to receive a portion of the annual bonus, if any, to which he or she would have been entitled under the Virginia Commerce incentive plan for that year (the “pro-rata bonus”); and (4) up to 24 months of continued health care coverage for the executive and his or her spouse and dependents, subject to certain limitations (the payments and benefits described in (1) through (4) are collectively referred to as the “change of control severance benefits”). Mr. Converse’s agreement includes the same provisions (including the requirement that he deliver a general release to Virginia Commerce and Virginia Commerce Bank in order to be entitled to the payments and benefits described in (2) through (4)), except that the change of control severance benefits for Mr. Converse will include 2.99 times his then-current salary and up to 36 months of continued health care coverage, subject to certain limitations.

Under the agreements, a change of control is a significant change of the ownership, management or assets of Virginia Commerce that fits into one of these categories: (i) a person or group of persons acting together becomes the owner of Virginia Commerce securities having at least 50% of the total Virginia Commerce voting power; (ii) a majority of the members of the Virginia Commerce board of directors are replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the Virginia Commerce board of directors before the date of such appointment or election; or (iii) a person or group of persons acting together acquires assets from Virginia Commerce or Virginia Commerce Bank, either in a single transaction or in a series of transactions over a 12-month period, worth at least 50% of the total gross fair market value of all of the assets of Virginia Commerce or Virginia Commerce Bank, as applicable, immediately before such acquisition or acquisitions. The merger will constitute a change of control for purposes of these agreements.

Under the agreements for each Virginia Commerce executive other than Messrs. Converse and Merrill, termination for cause means termination for (i) misconduct in connection with the performance of his or her duties which Virginia Commerce Bank believes does or may result in substantial harm to the bank; (ii) misappropriation or embezzlement of funds or property of Virginia Commerce Bank; (iii) fraud with respect to Virginia Commerce Bank or any dishonest act in connection with the performance of the executive’s duties that results in harm to Virginia Commerce Bank or, in the good faith judgment of the bank, could result in harm to the bank, including damaging the relationship of trust between the executive and the Virginia Commerce or Virginia Commerce Bank boards of directors; (iv) failure to perform any of the executive’s material duties and responsibilities, including failure to meet material performance expectations, or the willful failure to follow reasonable instructions or Virginia Commerce Bank policies, if in either case the executive fails to remedy the failure after receiving notice of and a reasonable opportunity and period to remedy such failure; (v) conviction of, indictment for (or its procedural equivalent), or entering a plea of guilty or no contest with respect to any felony or any crime involving moral turpitude; (vi) conviction of or entering a plea of guilty or no contest with respect to any crime if imprisonment is a possible punishment for the crime; (vii) breach of a material term of the executive’s employment agreement, or a material violation of any code or standard of behavior generally applicable to officers of Virginia Commerce Bank, if in either case the executive fails to remedy the breach or violation after receiving notice of and a reasonable opportunity and period to remedy such breach or violation; (viii) breach of the executive’s fiduciary duties owed to Virginia Commerce Bank; or (ix) conduct which, in the good faith judgment of Virginia Commerce Bank, is reasonably likely to result in material monetary or other injury to the bank if such conduct became known by any regulatory or governmental agency or by the public. The agreements for Messrs. Converse and Merrill define termination for cause to include all of the above circumstances with respect to Virginia Commerce Bank and, to the extent so applicable, with respect to Virginia Commerce as well.

Under the agreements, termination for good reason means termination for (i) the non-temporary assignment to the executive of continued duties materially inconsistent with the position, authority, duties or responsibilities contemplated in his or her employment agreement; (ii) without the executive’s consent, the relocation of the executive’s primary place of employment to a place that is more than 50 miles from the executive’s assigned place of employment when he or she entered into the agreement, unless such relocation is in connection with the relocation of the Virginia Commerce Bank headquarters (or the relocation of either the Virginia Commerce or the Virginia Commerce Bank headquarters in the case of Messrs. Converse and Merrill); (iii) without the executive’s consent, a reduction of 10% or more in the executive’s then-current salary or health, welfare and retirement benefits, unless substantially the same reduction is made with respect to all Virginia Commerce Bank executive officers (or all Virginia Commerce or Virginia Commerce Bank executive officers in the case of Messrs. Converse and Merrill); or (iv) a material breach of the agreement by Virginia Commerce Bank (or by Virginia Commerce or Virginia Commerce Bank in the case of Messrs. Converse and Merrill). The above circumstances do not constitute good reason unless the executive notifies Virginia Commerce Bank (or Virginia Commerce or Virginia Commerce Bank in the case of Messrs. Converse and Merrill) within 90 days of the initial existence of the condition, and Virginia Commerce or Virginia Commerce Bank, as applicable, fails to remedy the condition within 30 days following such notice. In addition, good reason does not include any isolated, insubstantial or inadvertent action not taken in bad faith by Virginia Commerce or Virginia Commerce Bank, as applicable, and does not include any resignation by the executive if Virginia Commerce or Virginia Commerce Bank, as applicable, has cause to terminate his or her employment.

In exchange for certain promised severance benefits, each of the agreements provides for the executive to comply with certain covenants following the termination of his or her employment. For the remaining term of the agreement or for 24 months after his or her employment ceases, whichever is greater, the executive will not engage in competition (as defined in the agreements) with Virginia Commerce Bank (or with Virginia Commerce or Virginia Commerce Bank in the case of Messrs. Converse and Merrill) (the “non-competition covenant”) and, during that same period, will not solicit, divert or do business with certain depositors or customers of Virginia Commerce Bank if the purpose is to provide products or services that compete with Virginia Commerce Bank (the “non-piracy covenant”). In addition, for a period of 12 months after his or her employment ceases, the executive will not hire or solicit for hire or induce any person to cease his or her employment with Virginia Commerce Bank (or with Virginia Commerce or Virginia Commerce Bank in the case of Messrs. Converse and Merrill), if the purpose is to compete with Virginia Commerce and/or Virginia Commerce Bank (the “non-solicitation covenant”). Finally, for a period of 5 years after his or her employment ceases, or for such longer period as may be required by law, the executive will not use or disclose the confidential information of Virginia Commerce Bank (or of Virginia Commerce or Virginia Commerce Bank in the case of Messrs. Converse and Merrill) except as described in the agreement (the “non-disclosure covenant”). In the event the executive violates any of these covenants, the change of control severance benefits shall cease to be paid, provided that, in the event Virginia Commerce Bank (or Virginia Commerce or Virginia Commerce Bank in the case of Messrs. Converse and Merrill) is not permitted to pay the change of control severance benefits as a result of bank regulatory requirements, the non-competition covenant and non-piracy covenant shall not apply.

Under the agreements, if the payments or benefits received or to be received by the executive would constitute an “excess parachute payment” based on Section 280G of the Code, thereby resulting in a loss of an income tax deduction by the company or the imposition of an excise tax on the executive, then the total benefits paid to such executive will be reduced to one dollar less than the maximum amount (the “280G limit”) which may be paid without causing any such payment or benefit to be nondeductible.

As discussed below, it is currently anticipated that Mr. Anderson will be employed by United Bank (Virginia) following the closing of the merger and that Mr. Converse will be employed by United Bank (Virginia) for a brief period following the closing of the merger until he resigns his employment with “good reason” and then becomes an independent contractor. Other than temporary transition services that are expected to be provided by Ms. Ostrander in the weeks immediately following the closing of the merger, it is currently anticipated that none of Virginia Commerce’s other executive officers will be employed by United Bankshares or United Bank (Virginia) following the merger and that each of them, therefore, including Ms. Ostrander and Mr. Converse following his resignation with “good reason,” will be entitled to the change of control severance benefits provided under their employment agreements and certain other benefits provided by Virginia Commerce in connection with a change of control and will be subject to the covenants described above with respect to

United Bankshares and United Bank (Virginia). Mr. Reeder and another executive officer of Virginia Commerce have accepted other employment with a banking institution in Maryland that would constitute “competition” under their agreements. United Bankshares or United Bank (Virginia), as applicable, has agreed to waive the non-competition covenants for these executive officers in exchange for payment of a reduced change of control cash severance benefit. United Bankshares or United Bank (Virginia), as applicable, has indicated that it is willing to consider similar amendments to other Virginia Commerce executive officers’ agreements.

Certain Compensation for Virginia Commerce Named Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC, regarding certain compensation which Virginia Commerce named executive officers may receive that is based on or that otherwise relates to the merger. The amounts are calculated assuming that the effective date of the merger and a qualifying termination of employment occurred on June 30, 2013. The merger-related compensation payable to Virginia Commerce named executive officers is subject to a non-binding advisory vote of Virginia Commerce shareholders, as described under “Proposal No. 2 – Advisory (Non-Binding) Vote on Certain Merger-Related Compensation for Virginia Commerce Named Executive Officers” beginning on page [—].

Golden Parachute Compensation*

Name(1)	Cash ($)(2)	Equity ($)(3)(4)	Pension/ NQDC ($)		Perquisites/ Benefits ($)(5)	Tax Reimbursement ($)(6)	Other ($)	Total ($)
Peter A. Converse	$1,459,751	$740,635	—		$58,591	—	—	$2,258,977
Mark S. Merrill	$517,950	$119,833	$6,278	(7)	$52,383	—	—	$696,444
Richard B. Anderson, Jr.(8)	$573,734	$284,222	—	(9)	$36,411	—	—	$894,367
Patricia M. Ostrander	$435,078	$200,957	—		$36,411	—	—	$672,446
Steven A. Reeder(10)	$517,950	$254,278	—		$47,918	—	—	$820,146

*	This table assumes the merger was completed on June 30, 2013, and that all required conditions to the payment of these amounts have been satisfied.
(1)	Virginia Commerce’s other named executive officer, Wilmer L. Tinley, Jr., is no longer employed by Virginia Commerce, and, thus, is not entitled to receive payments in connection with the merger.
(2)

Represents a double-trigger cash severance payment that would be payable if, within one year after a “change of control,” the executive’s employment is terminated by United Bankshares without “cause” or the executive resigns for “good reason,” as such terms are defined in each executive’s employment agreement. For Mr. Converse, the cash severance payment would be 2.99 times his then-current base salary. For each executive other than Mr. Converse, the cash severance payment would be two times the executive’s then-current base salary. Subject to the following sentence, the employment agreements provide for each cash severance payment to be paid in 48 equal semi-monthly installments beginning 30 days following termination of employment. In most cases, however, payment of each cash severance payment will be delayed for six months following the executive’s termination date to comply with the requirements of Section 409A of the Code. Any terminations must meet the “separation from service” standards of Section 409A of the Code. Any payments required to be delayed will be paid at the end of the six-month period in one lump sum. Any payments due after the end of the six-month period will be paid at the normal payment date provided under the employment agreements. In light of Mr. Reeder’s anticipated employment with a banking institution in Maryland that would constitute “competition” under his employment agreement, United Bank (Virginia) has agreed to waive Mr. Reeder’s non-competition covenant in exchange for payment of a reduced cash severance payment. Under these circumstances, notwithstanding the provisions in Mr. Reeder’s employment agreement, Mr. Reeder’s cash severance payment would be an amount equal to his then-current base salary ($258,975), to be paid in 24 equal semi-monthly installments beginning 30 days following termination of employment, provided that it is expected payment will be delayed for six months following the termination date to comply with the requirements of Section 409A of the Code, as further described above in this footnote. Assuming that the effective date of the merger and a qualifying termination of employment occurred on June 30, 2013, no executive would be entitled to a pro-rated cash bonus under the Virginia Commerce Executive Incentive Plan, because a pro-rated bonus under such plan is only available if termination occurs on or after October 1 of a calendar year.
(3)	Represents a single-trigger acceleration of unvested stock options, expressed as an aggregate dollar value which represents the difference between $13.18 (the average closing market price of Virginia Commerce common stock over the first five business days following the first public announcement of the merger) and the exercise price of each unvested stock option for which vesting will be accelerated as a result of the merger. The aggregate dollar value of the acceleration of unvested stock options in connection with the merger for each executive is as follows: Mr. Converse – $21,732; Mr. Merrill – $0; Mr. Anderson – $97,844; Ms. Ostrander – $75,127; and Mr. Reeder – $86,022. This value is different from the stock option valuation for purposes of Section 280G of the Code (the “280G option value”). The 280G option value is determined as of the date of the change of control and is based on several factors, including the difference between the option’s exercise price and the common stock’s fair market value, and the length of time until the option would vest and become exercisable, assuming no change of control.
(4)	Represents either a single-trigger or double-trigger acceleration (depending on the structure of the particular restricted stock award being accelerated) of unvested shares of Virginia Commerce restricted common stock, expressed as an aggregate dollar value which represents $13.18 (the average closing market price of Virginia Commerce common stock over the first five business days following the first public announcement of the merger) for each unvested share of common stock for which vesting will be accelerated as a result of the merger. The aggregate dollar value of the single-trigger acceleration of unvested shares of common stock in connection with the merger for each executive is as follows: Mr. Converse – $85,762; Mr. Merrill – $75,904; Mr. Anderson – $84,088; Ms. Ostrander – $125,830; and Mr. Reeder – $75,904. The aggregate dollar value of the double-trigger acceleration of unvested shares of common stock in connection with a termination due to the merger for each executive is as follows: Mr. Converse – $633,141; Mr. Merrill – $43,929; Mr. Anderson – $102,290; Ms. Ostrander – $0; and Mr. Reeder – $92,352. These values are different from the restricted stock valuation for purposes of Section 280G of the Code (the “280G restricted stock value”). The 280G restricted stock value is determined as of the date of the change of control and is based on several factors, including the stock’s fair market value, and the length of time until the unvested shares would vest, assuming no change of control.
(5)	Represents a double-trigger benefit that would be payable if, within one year after a “change of control,” the executive’s employment is terminated by United Bankshares without “cause” or the executive resigns for “good reason,” as such terms are defined in each executive’s employment agreement. The benefit generally requires the continuation of coverage under any health care (medical, dental and vision) plan or plans provided to the executive and his or her spouse and dependents at the date of termination, with Virginia Commerce paying the normal company-paid contribution therefor, on a monthly or more frequent basis (the “Health Care Continuance Benefit”), provided that continued participation is permitted under the general terms and provisions of the health care plans. If continued participation is not permitted, or if such continued participation would adversely affect the tax status of the health care plans, comparable coverage is to be provided or a comparable payment of the estimated cost of expected company contribution is to be made. For Mr. Converse, the Health Care Continuance Benefit will continue for 36 months, provided that it will cease sooner if and when Mr. Converse has obtained comparable health care coverage from a subsequent employer. For each executive other than Mr. Converse, the Health Care Continuance Benefit will continue for 24 months, provided that it will cease sooner if and when the executive has obtained comparable health care coverage from a subsequent employer. The aggregate dollar value of the Health Care Continuance Benefit was estimated by assuming a 10% increase in then-current premium costs on July 1 of each calendar year during the applicable Health Care Continuance Benefit period. In addition, the executives’ employment agreements state that continuation coverage under COBRA will begin when the Health Care Continuance Benefit ends. If this is not the case under applicable law and the terms of the health care plans, additional company payments may be made to the executives in order for the executives to obtain comparable benefits for such extended period.

(6)	Virginia Commerce named executive officers will not receive tax reimbursements in connection with the merger.
(7)	Represents a single-trigger acceleration of vesting of the unvested company matching contribution accrued under the Virginia Commerce Bank 401(k) plan. In connection with the merger, Mr. Merrill will become fully vested in the portion of the Virginia Commerce company matching contribution that was accrued but unvested prior to the merger, and Virginia Commerce’s 401(k) plan will be merged with United Bankshares’ Savings and Stock Investment Plan at or shortly after the closing of the merger.
(8)	In light of his anticipated employment with United Bank (Virginia), Mr. Anderson is not expected to receive any of the change of control severance benefits described in this table, other than single-trigger acceleration of unvested stock options and unvested shares.
(9)	Mr. Anderson is a participant in the Virginia Commerce Executive and Director Deferred Compensation Plan. No related dollar value is included in this table because Mr. Anderson is currently fully vested in the account balance maintained for him under such plan and such account balance will not be increased or enhanced in connection with the merger, although as discussed further below, the timing of distribution may be accelerated due to the plan termination as a result of the merger.
(10)	In light of Mr. Reeder’s anticipated employment with a banking institution in Maryland that would constitute “competition” under his employment agreement, United Bank (Virginia) has agreed to waive Mr. Reeder’s non-competition covenant in exchange for payment of a reduced cash severance payment. Under these circumstances, notwithstanding the provisions in Mr. Reeder’s employment agreement, Mr. Reeder’s cash severance payment would be $258,975, and the aggregate compensation which he may receive that is based on or that otherwise relates to the merger would be $561,171.

The post-termination cash severance payments and the payment of the Health Care Continuance Benefit are conditioned upon the executive providing the release contemplated by his or her employment agreement within 30 days after termination of employment and upon the executive’s continued compliance with certain restrictive covenants set forth in his or her employment agreement. For additional information on these employment agreements with Virginia Commerce, and the non-competition, non-piracy, non-solicitation and non-disclosure covenants set forth therein, please see “—Employment Agreements for Virginia Commerce Executive Officers.” The cash severance payments and the Health Care Continuance Benefit will cease to be paid in the event the executive violates any of these covenants, provided that, in the event the cash severance payments and the Health Care Continuance Benefit cannot be paid as a result of bank regulatory requirements, the non-competition covenant and non-piracy covenant shall not apply. These amounts are payable by Virginia Commerce and/or Virginia Commerce Bank or the successors thereto, pursuant to the terms of each executive’s employment agreement.

If the payments or benefits received or to be received by any of the named executive officers included in the table above would constitute an “excess parachute payment” based on Section 280G of the Code, thereby resulting in a loss of an income tax deduction by the company or the imposition of an excise tax on the executive, then the total benefits paid to such executive will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. Any reduction is taken first from cash compensation and then from equity compensation on a pro-rated basis. Assuming the merger closes in 2013, the 280G limit for each individual is estimated as follows: Mr. Converse – $1,394,153; Mr. Merrill – $795,311; Mr. Anderson – $770,354; Ms. Ostrander – $518,402; and Mr. Reeder – $638,672.

Payments to named executive officers who are “specified employees” at the date of separation from service are subject to a six-month delay if required under Section 409A of the Code.

The Virginia Commerce Executive and Director Deferred Compensation Plan will be terminated at or shortly before the closing of the merger. Eight Virginia Commerce employees, including Mr. Anderson who is a named executive officer included in the table above, have account balances accrued under this plan and each employee’s interest in his account balance is currently fully vested without regard to the merger. Virginia Commerce established a grantor trust to hold assets to be used to pay the benefits due under this plan. The accrued amounts payable under this plan will be distributed from the grantor trust to each participant in a lump sum in connection with the plan’s termination. Under the current terms of the plan, absent a plan termination, the accrued amounts generally would be payable to participants upon the earlier of a specified date (if elected) or six months following a termination of employment, unless a participant specifically elected that his accrued account balance be payable upon a change of control.

To the extent that a named executive officer, following the merger, chooses to accept other employment with a banking institution that would constitute “competition” under the executive officer’s agreement, United Bankshares or United Bank (Virginia), as applicable, has indicated that it is willing to consider appropriate amendments to the executive officer’s agreement, including the waiver of the non-competition covenant for the executive officer in exchange for payment of a reduced change of control severance benefit. United Bankshares or United Bank (Virginia), as applicable, has agreed to waive the non-competition covenants for Mr. Reeder and another executive officers of Virginia Commerce in exchange for payment of a reduced change of control cash severance benefit.

Please refer to “Proposal No. 2—Advisory (Non-Binding) Vote on Certain Merger-Related Compensation for Virginia Commerce Named Executive Officers” for additional information regarding these potential payments.

Employment and Engagement with United Bank (Virginia) Following the Merger

To ensure assistance with a smooth transition of the operations of Virginia Commerce and its subsidiaries, United Bankshares has agreed with Virginia Commerce that Mr. Converse will be appointed to serve as President of United Bank (Virginia) at the effective time of the merger and will provide certain services on a significantly reduced basis as an independent contractor following the closing of the merger. The exact duties and responsibilities for Mr. Converse have not been determined, but it is anticipated that such duties and responsibilities will be permanently and materially inconsistent with Mr. Converse’s current position, authority, duties and responsibilities for Virginia Commerce and Virginia Commerce Bank. Accordingly, it is anticipated that, at or shortly after the effective time of the merger, Mr. Converse will give the required notice of termination for “good reason” and after the 30-day period for the employer to cure the “good reason” has expired, will thereupon resign his employment with “good reason” and that Mr. Converse will be entitled to the change of control severance benefits provided under the employment agreement and certain other benefits provided by Virginia Commerce in connection with a change of control. For additional information on the change of control benefits payable to Mr. Converse, please see “—Employment Agreements for Virginia Commerce Executive Officers” and “—Certain Compensation for Virginia Commerce Named Executive Officers.” United Bankshares and Mr. Converse have agreed that the services Mr. Converse will provide to United Bankshares, including any duties associated with Mr. Converse’s service on the boards of directors of United Bankshares and United Bank (Virginia), will be 20% or less of the average level of services Mr. Converse provides to Virginia Commerce and Virginia Commerce Bank prior to the effective time of the merger. It is anticipated that Mr. Converse will provide the services for up to two years and that Mr. Converse will receive compensation appropriate for this level of service.

It is currently anticipated that Mr. Anderson will be employed by United Bank (Virginia) following the closing of the merger, as a regional president in Virginia. United Bank (Virginia) and Mr. Anderson are currently negotiating a new employment agreement, the terms of which have not yet been finalized, to replace Mr. Anderson’s existing employment agreement with Virginia Commerce Bank at the effective time of the merger. Although the terms of Mr. Anderson’s employment with United Bank (Virginia) have not been finalized, the agreement is expected to include a two-year term, an initial annual base salary of $235,000, a signing bonus of $400,000, eligibility for an annual incentive bonus in accordance with plans adopted by the boards of directors of United Bankshares or United Bank (Virginia), equity awards to be determined by United Bankshares, a car allowance and reimbursement of Mr. Anderson’s country club dues. The agreement is also expected to require Mr. Anderson to be responsible for the applicable portion of his health insurance premiums, as contemplated in the applicable health plan in which Mr. Anderson participates, and to provide for a severance benefit and a non-

compete covenant mutually acceptable to United Bankshares and Mr. Anderson. In light of his anticipated employment with United Bank (Virginia), Mr. Anderson is not expected to receive any of the change of control severance benefits provided under his existing agreement. However, United Bankshares does intend to continue for Mr. Anderson a pre-separation death benefit in the amount of $100,000 (plus an additional amount to cover taxes) currently offered to executive officers by Virginia Commerce. United Bankshares does not intend to continue this benefit for any other Virginia Commerce executive officer.

Accounting Treatment of the Merger

The merger will be accounted for as a “purchase,” as that term is used under U.S. generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Virginia Commerce as of the effective time of the merger will be recorded at their respective fair values and added to those of United Bankshares. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of United Bankshares issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical consolidated financial position or results of operations of Virginia Commerce.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this prospectus and joint proxy statement as Appendix A and is incorporated by reference into this document. This summary may not contain all of the information about the merger agreement that may be important to you. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Terms of the Merger

Each of the United Bankshares board of directors and the Virginia Commerce board of directors has approved the merger agreement, which provides for the merger of Virginia Commerce with and into George Mason, a wholly-owned intermediate holding company of United Bankshares. George Mason will be the surviving corporation in the merger. Each share of Virginia Commerce common stock issued and outstanding immediately prior to the completion of the merger (other than shares held by United Bankshares and its subsidiaries, in each case except for shares held by them in a fiduciary capacity or as a result of debts previously contracted) will be converted into the right to receive 0.5442 shares of United Bankshares common stock, which is referred to herein as the exchange ratio. If the number of shares of common stock of United Bankshares or Virginia Commerce changes before the merger is completed because of a reclassification, recapitalization, stock dividend, stock split, reverse stock split or similar event, then a proportionate adjustment will be made to the exchange ratio.

Under certain circumstances, if United Bankshares elects to delay the effective date of the merger as provided by the merger agreement, each holder of Virginia Commerce common stock may be entitled to additional consideration in the merger in exchange for each such holder’s shares of Virginia Commerce common stock. For additional information see “-Closing Date; Effective Time” beginning on page [—].

The George Mason articles of incorporation and the George Mason bylaws as in effect immediately prior to the completion of the merger will be the articles of incorporation and bylaws of the surviving corporation.

Treatment of Virginia Commerce Stock Options

Under the merger agreement, each stock option to buy Virginia Commerce common stock granted under Virginia Commerce’s equity plan that is outstanding and not yet exercised immediately prior to the merger, whether vested or unvested, will vest pursuant to the terms thereof and will be converted into an option to acquire, on the same terms and conditions as were applicable under such stock option, the number of shares of United Bankshares common stock equal to (a) the number of shares of Virginia Commerce common stock subject to such stock option multiplied by (b) 0.5442. Such product will be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each United Bankshares stock option issued for a Virginia Commerce stock option will equal (y) the exercise price per share of shares of Virginia Commerce common stock that were purchasable pursuant to such Virginia Commerce stock option divided by (z) 0.5442.

Each Virginia Commerce stock option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) will be adjusted in accordance with the requirements of Section 424 of the Code and all Virginia Commerce stock options will be adjusted in a manner that maintains the options’ exemption from Section 409A of the Code. At or prior to the effective time of the merger, Virginia Commerce must use its reasonable best efforts to obtain any necessary consents from optionees with respect to the Virginia Commerce stock option plans to permit replacement of the outstanding Virginia Commerce stock options by United Bankshares and to permit United Bankshares to assume the Virginia Commerce stock option plan. Virginia Commerce must take all action necessary to amend the Virginia Commerce stock option plans to eliminate automatic grants or awards thereunder following the effective time. At the effective time of the merger, United Bankshares will assume the Virginia Commerce stock option plans, but such assumption will only be with respect to the United Bankshares replacement options granted pursuant to the merger agreement and United Bankshares will have no obligation to make any additional grants or awards under the Virginia Commerce stock option plans.

Treatment of Virginia Commerce Warrants

Under the merger agreement, each warrant to buy Virginia Commerce common stock issued in connection with Virginia Commerce’s trust preferred securities that is then outstanding and unexercised will cease to represent a right to acquire Virginia Commerce common stock and will be converted automatically into a warrant to purchase shares of United Bankshares common stock with the following adjustments: (i) the number of shares of United Bankshares common stock to be subject to such warrant will be equal to the product of the number of shares of Virginia Commerce common stock subject to the original warrant and 0.5442 (and any fractional shares of United Bankshares common stock resulting from such multiplication will be rounded down to the next whole share); and (ii) the exercise price per share of United Bankshares common stock under such warrant will be equal to the exercise price per share of Virginia Commerce common stock under the original warrant divided by 0.5442 (and if the exercise price resulting from such division results in a fractional cent, the exercise price shall be rounded up to the next cent).

Pursuant to their terms, the warrants issued in connection with Virginia Commerce’s trust preferred securities must be exercised on or before September 23, 2013, and if not so exercised, the rights thereunder will be forfeited by the holders of the warrants. Virginia Commerce and United Bankshares expect the holders of the trust preferred securities to exercise their warrants on or before September 23, 2013 to acquire shares of Virginia Commerce common stock, which shares of common stock would be eligible for the merger consideration on the same basis as all other shares of Virginia Commerce common stock.

Under the merger agreement, the TARP warrant, if still outstanding and unexercised, will cease to represent a right to acquire Virginia Commerce common stock and will be converted automatically into a warrant to purchase shares of United Bankshares common stock with the following adjustments: (i) the number of shares of United Bankshares common stock to be subject to the warrant will be equal to the product of the number of shares of Virginia Commerce common stock subject to the original warrant and 0.5442 (rounded to the nearest one-hundredth of a share); and (ii) the exercise price per share of United Bankshares common stock under such warrant will be equal to the quotient of the exercise price per share of Virginia Commerce common stock under the original warrant divided by 0.5442 (rounded to the nearest one-tenth of a cent).

While not a term of the merger agreement, it is the present intention of United Bankshares, either alone or together with Virginia Commerce, to repurchase the TARP warrant held by the Treasury on or about the effective date of the merger for a purchase price equal to its fair value, which is assumed to be $26.845 million, subject to final negotiation with the Treasury and the approval of the Federal Reserve. If the TARP warrant has not been repurchased as of the effective date, it will be converted into a warrant to purchase common stock of United Bankshares in accordance with the terms set forth in the merger agreement, as discussed above.

Conditions of the Merger

The respective obligations of United Bankshares and Virginia Commerce to consummate the merger are subject to the satisfaction of certain mutual conditions, including the following:

•

The shareholders of Virginia Commerce approve the merger agreement and the transactions contemplated thereby, described in the prospectus and joint proxy statement at the meeting of shareholders for Virginia Commerce;

•

The shareholders of United Bankshares approve the issuance of the merger consideration and the merger agreement and the transactions contemplated thereby, described in the prospectus and joint proxy statement at the meeting of shareholders for United Bankshares;

•

All regulatory approvals required by law to consummate the transactions contemplated by the merger agreement are obtained from the Federal Reserve, the Virginia Bureau of Financial Institutions and the other appropriate federal and/or state regulatory agencies without unreasonable conditions, all waiting periods after such approvals required by law or regulation expire and no such approvals will contain any conditions, restrictions or requirements applicable either before or after the effective time of the merger that United Bankshares reasonably determines in good faith would have a material adverse effect on United Bankshares and its subsidiaries as a whole, taking into account the consummation of the merger with Virginia Commerce;

•

The registration statement (of which this prospectus and joint proxy statement is a part) registering shares of United Bankshares common stock to be issued in the merger is declared effective and not subject to a stop order and no proceedings suspending the effectiveness of the registration statement shall have been initiated or threatened by the SEC;

•

The absence of any statute, rule, regulation, judgment, decree, injunction or other order being enacted, issued, promulgated, enforced or entered by a governmental authority effectively prohibiting consummation of the merger;

•	Authorization for the listing on Nasdaq of the shares of United Bankshares common stock to be issued in the merger; and

•

All supplemental and amended documents required to be executed by United Bankshares to assume Virginia Commerce’s obligations with respect to certain trust preferred securities shall have been executed and delivered by United Bankshares.

In addition to the mutual conditions described above, United Bankshares’ obligation to consummate the merger is subject to the satisfaction, unless waived, of the following other conditions:

•

The representations and warranties of Virginia Commerce made in the merger agreement are true and correct as of the date of the merger agreement and as of the effective time of the merger and United Bankshares receives a certificate of the chief executive officer and the chief financial officer of Virginia Commerce to that effect;

•

Virginia Commerce performs in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger and delivers to United Bankshares a certificate of its chief executive officer and chief financial to that effect; and

•

United Bankshares shall have received an opinion of Bowles Rice LLP, counsel to United Bankshares, dated as of the effective time of the merger, that the merger will be treated as a “reorganization” under Section 368 of the Code.

In addition to the mutual conditions described above, Virginia Commerce’s obligation to complete the merger is subject to the satisfaction, unless waived, of the following other conditions:

•

The representations and warranties of United Bankshares made in the merger agreement are true and correct as of the date of the merger agreement and as of the effective time of the merger and Virginia Commerce receives a certificate of the chief executive officer and chief financial officer of United Bankshares to that effect;

•

United Bankshares performs in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger and delivers to Virginia Commerce a certificate of its chief executive officer and chief financial officer to that effect; and

•

Virginia Commerce shall have received an opinion of Troutman Sanders LLP, counsel to Virginia Commerce, dated as of the effective time of the merger, that the merger will be treated as a “reorganization” under Section  368 of the Code.

Representations and Warranties

The merger agreement contains representations and warranties by United Bankshares and Virginia Commerce. These representations and warranties are qualified by a materiality standard, which means that neither United Bankshares nor Virginia Commerce is in breach of a representation or warranty unless the existence of any fact, event or circumstance, individually, or taken together with other facts, events or circumstances has had or is reasonably likely to have a material adverse effect on United Bankshares or Virginia Commerce. These include, among other things, representations and warranties by United Bankshares and Virginia Commerce to each other as to:

•	Organization and good standing of each entity and its subsidiaries;

•	Each entity’s capital structure;

•	Each entity’s (including George Mason) power and authority relative to the execution and delivery of, and performance of its obligations under, the merger agreement;

•	Absence of material adverse changes since December 31, 2011;

•	Consents and approvals required;

•	Regulatory matters;

•	Accuracy of documents, including financial statements and other reports, filed by each entity with the SEC;

•	Absence of defaults under contracts and agreements;

•	Absence of environmental problems;

•	Absence of conflicts between each entity’s obligations under the merger agreement and its charter documents and contracts to which it is a party or by which it is bound;

•	Litigation and related matters;

•	Taxes and tax regulatory matters;

•	Compliance with applicable laws, the Sarbanes-Oxley Act and accounting controls;

•	Absence of brokerage commissioners, except as disclosed for financial advisors;

•	Employee benefit matters;

•	Risk management instruments in effect for each entity;

•	The taking of all actions necessary to exempt the merger agreement from any takeover laws;

•	Books and records being fully and accurately maintained and fairly presenting events and transactions;

•	Insurance matters; and

•	Labor matters.

In addition, United Bankshares represents and warrants to Virginia Commerce that United Bankshares has sources of capital to pay the cash consideration and to effect the merger.

No representation or warranty contained in the merger agreement shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in the merger agreement has had or is reasonably likely to have a “material adverse effect”.

For the purposes of the merger agreement, a “material adverse effect” means any event, change, effect, development, state of facts, condition, circumstances or occurrence that, individually or in the aggregate, (i) is material and adverse to the financial position, results of operations or business of United Bankshares and its subsidiaries taken as a whole or Virginia Commerce and its subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either United Bankshares or Virginia Commerce to perform its obligations under the merger agreement or otherwise materially threaten or materially impede the consummation of the merger and the other transactions contemplated by the merger agreement; provided, that the impact of the following items shall not be deemed to be a material adverse effect:

•

Changes in tax, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities except to the extent that such changes have a disproportionate impact on United Bankshares or Virginia Commerce, as the case may be, relative to the overall effects on the banking industry;

•

Changes in U.S. generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent that such changes have a disproportionate impact on United Bankshares or Virginia Commerce, as the case may be, relative to the overall effects on the banking industry;

•

Changes in economic conditions affecting financial institutions generally, including changes in market interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets except to the extent that such changes have a disproportionate impact on United Bankshares or Virginia Commerce, as the case may be, relative to the overall effects on the banking industry;

•	Any modifications or changes to valuation policies and practices in connection with the merger in accordance with U.S. generally accepted accounting principles;

•	Actions and omissions of United Bankshares or Virginia Commerce taken with the prior written consent of the other in contemplation of the transactions contemplated by the merger agreement;

•	Any outbreak or escalation of hostilities or war (whether or not declared) or any act of terrorism, or any earthquakes, hurricanes, tornados or other natural disasters;

•	Failure of United Bankshares or Virginia Commerce to meet any internal financial forecasts or any earnings projections (whether made by United Bankshares or Virginia Commerce or any other person);

•	The public disclosure of the merger agreement and the impact thereof on relationships with customers or employees; or

•

The effects of compliance with the merger agreement on the operating performance of the parties, including, expenses incurred by the parties in consummating the transactions contemplated by the merger agreement.

Waiver and Amendment

Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefiting by the provision or amended or modified by an agreement in writing between the parties, except that, after the Virginia Commerce special meeting, the merger agreement may not be amended if it would violate the Virginia Stock Corporation Act.

Indemnification; Directors’ and Officers’ Insurance

United Bankshares has agreed to indemnify the directors, officers and employees of Virginia Commerce and its subsidiaries for a period of six years from the effective time of the merger to the fullest extent that Virginia Commerce or any of its subsidiaries is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the Commonwealth of Virginia, the articles of incorporation and bylaws of Virginia Commerce and/or any of its subsidiaries and any indemnification agreements in effect between Virginia Commerce and/or any of its subsidiaries and any director, officer or employee thereof. Additionally, United Bankshares has agreed to maintain in effect (i) the current provisions of the articles of incorporation and bylaws of Virginia Commerce and/or its subsidiaries and (ii) any indemnification agreements in place with any directors, officers or employees of Virginia Commerce and/or its subsidiaries, for a period of six years following the effective time of the merger.

United Bankshares has also agreed for a period of six years from the effective time of the merger to use its reasonable best efforts to cause the directors and officers of Virginia Commerce to be covered by a directors’ and officers’ liability insurance policy maintained by United Bankshares with respect to claims against such officers and directors arising from facts or events that occurred prior to the effective time of the merger. United Bankshares is not required to expend more than 200% of the current amount expended by Virginia Commerce to maintain or procure such directors and officers liability insurance coverage.

Acquisition Proposals

Virginia Commerce has agreed that it will not, and that it will cause its officers, directors, agents, advisors, and affiliates not to solicit or encourage inquiries or proposals with respect to, engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any person relating to any proposal to acquire the stock or assets of Virginia Commerce or other business combination transactions with Virginia Commerce, unless the Virginia Commerce board of directors concludes in good faith, after consultation with outside counsel, that the failure to take such actions in response to a written unsolicited acquisition proposal, would be reasonably likely to constitute a breach of its fiduciary duties to shareholders under applicable law. In such a case, Virginia Commerce would be permitted to provide non-public information to, and negotiate with, the person or entity who made the written unsolicited acquisition proposal. Additionally, Virginia Commerce must promptly inform United Bankshares of all relevant details of any inquires or contacts by third parties relating to the possible disposition of the business or capital stock of Virginia Commerce, or any merger, change of control or other business combination involving Virginia Commerce. If the board of directors of Virginia Commerce terminates the merger agreement in order to concurrently enter into an agreement with respect to an unsolicited competing acquisition proposal received and considered by Virginia Commerce that, if consummated, would be more favorable to Virginia Commerce’s shareholders from a financial point of view than the merger with United Bankshares and provided that United Bankshares does not make a counteroffer that is at least as favorable to the other proposal, Virginia Commerce is obligated to pay to United Bankshares the termination fee equal to $20,000,000. See “– Effect of Termination; Termination Fee” on page [—].

Closing Date; Effective Time

The merger will be consummated and become effective upon the issuance of a certificate of merger by the Virginia State Corporation Commission (or on such other date as may be specified in the articles of merger to be filed with the Virginia State Corporation Commission). Unless otherwise agreed to by United Bankshares or Virginia Commerce, the closing of the merger will take place on the fifth business day to occur after the last of the conditions to the merger have been satisfied or waived, or, at the election of United Bankshares, on the last business day of the month in which such fifth business day occurs.

If United Bankshares elects to delay the closing of the merger to the last business day of the month in which such fifth business day occurs, and if during the period of such delay United Bankshares sets a record date for any dividend or other distribution in respect of shares of United Bankshares common stock such that holders of Virginia Commerce common stock would not be entitled to participate in such dividend or distribution, each holder of Virginia Commerce common stock will receive a payment equal to the amount and kind of dividend or distribution that each such holder of Virginia Commerce common stock would have received had such holder been a holder of record of the shares of United Bankshares common stock issuable to such holder in the merger on the record date for such United Bankshares dividend or distribution.

Regulatory Approvals

The merger and the other transactions contemplated by the merger agreement require the approval of the Federal Reserve and the Virginia Bureau of Financial Institutions. As a bank holding company, United Bankshares is subject to regulation under the BHCA. Virginia Commerce is a Virginia corporation, a member bank of the Federal Reserve System, and is subject to the Virginia banking and finance statutes in Title 6.2 of the Code of Virginia. United Bankshares, Virginia Commerce, George Mason, Virginia Commerce Bank and United Bank (Virginia) have filed all required applications seeking approval of the merger with the Federal Reserve and the Virginia Bureau of Financial Institutions.

Under the BHCA, the Federal Reserve is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve has the authority to deny an application if it concludes that the combined organization would have inadequate capital. In addition, the Federal Reserve can withhold approval of the merger if, among other things, it determines that the effect of the merger would be to substantially lessen competition in the relevant market. Further, the Federal Reserve must consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977 by assessing the involved entities’ records of meeting the credit needs of the local communities in which they operate, consistent with the safe and sound operation of such institutions. The Virginia Bureau of Financial Institutions will review the merger under similar standards.

In addition, a period of 15 to 30 days must expire following approval by the Federal Reserve before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws.

The merger cannot be consummated prior to receipt of all required approvals. There can be no assurance that required regulatory approvals for the merger will be obtained and, if the merger is approved, as to the date of such approvals or whether the approvals will contain any unacceptable conditions. There can likewise be no assurance that the United States Department of Justice will not challenge the merger during the waiting period set aside for such challenges after receipt of approval from the Federal Reserve.

United Bankshares and Virginia Commerce are not aware of any governmental approvals or actions that may be required for consummation of the merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the merger.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Virginia Commerce common stock to United Bankshares common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

As of the date of this prospectus and joint proxy statement, no regulatory approvals have been received. While United Bankshares and Virginia Commerce do not know of any reason why necessary regulatory approval would not be obtained in a timely manner, they cannot be certain when or if they will receive them, or if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after completion of the merger.

Conduct of Business Pending the Merger

The merger agreement contains reciprocal forbearances made by Virginia Commerce and United Bankshares to each other. Virginia Commerce and United Bankshares have agreed that, until the effective time of the merger, neither of them nor any of their subsidiaries, without the prior written consent of, or as previously disclosed to, the other, will:

•

Conduct business other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon its ability to perform any of its material obligations under the merger agreement;

•	Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by U.S. generally accepted accounting principles or its regulatory authorities;

•

Except as required by applicable law or regulation, implement or adopt any material change in its interest rate or other risk management policies, practices or procedures, fail to materially follow existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or

•

Take any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Code, or knowingly take any action that is intended or is reasonably likely to result in any of the conditions to the merger not being satisfied, or a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law or regulation.

Virginia Commerce has also agreed that, prior to the effective time, without the prior written consent of, or as previously disclosed to, United Bankshares, it will not and will cause each of its subsidiaries not to:

•

Other than pursuant to rights previously disclosed and outstanding on the date of the merger agreement, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Virginia Commerce common stock or any rights to purchase Virginia Commerce common stock, enter into any agreement with respect to the foregoing, or permit any additional shares of Virginia Commerce common stock to become subject to new grants of employee or director stock options, other rights or similar stock based employee rights (other than equity compensation awards and issuances of Virginia Commerce common stock, rights, employee or director stock options or similar equity compensation awards under Virginia Commerce’s stock plans in the ordinary course of business consistent with past practice);

•

Make, declare, pay or set aside for payment any dividend (other than dividends from wholly owned subsidiaries to Virginia Commerce, or another wholly owned subsidiary of Virginia Commerce) on or in respect of, or declare or make any distribution on, any shares of Virginia Commerce stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

•

Enter into or amend or renew any employment, consulting, compensation, severance or similar agreements or arrangements with any director, officer or employee of Virginia Commerce or its subsidiaries, or grant any salary or wage increase or increase any employee benefit, except for normal individual increases in compensation to employees in the ordinary course of business consistent with past practices, individual cash bonus awards under the Virginia Commerce Executive Incentive Plan in the ordinary course of business consistent with past practice and for the retention bonus pool of not less than $500,000 in the aggregate that Virginia Commerce and United Bankshares have agreed to establish for the purpose of retaining certain employees of Virginia Commerce before and after the effective time of the merger;

•

Enter into, establish, adopt or amend (except as may be required by applicable law or to satisfy previously disclosed contractual obligations existing as of the date of the merger agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Virginia Commerce or its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

•

Except as previously disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its subsidiaries taken as a whole;

•

Except as previously disclosed or in the ordinary course of business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

•	Amend Virginia Commerce’s articles of incorporation or bylaws or the articles of incorporation or bylaws (or similar governing documents) of any of Virginia Commerce’s subsidiaries;

•

Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts in a manner that is material to Virginia Commerce and its subsidiaries taken as a whole;

•

Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Virginia Commerce and its subsidiaries taken as whole;

•	Incur any indebtedness for borrowed money other than in the ordinary course of business;

•	Make any capital expenditure in excess of $200,000; or

•	Agree or commit to do any of the foregoing.

United Bankshares has agreed that, prior to the effective time, without the prior written consent of, or as previously disclosed to, Virginia Commerce, it will not and will cause each of its subsidiaries not to:

•	Make, declare, pay or set aside for payment any extraordinary dividend, other than in connection with the United Bankshares Stock Repurchase Program;

•

Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving United Bankshares and/or a United Bankshares subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to or does result in the termination of the merger agreement, materially delay or jeopardize the receipt of the approval of any regulatory authority or the filing of an application therefor, or cause the anticipated tax treatment of the transactions contemplated in the merger agreement to be unavailable; provided, however, that nothing in such covenant shall prohibit any such transaction that by its terms contemplates the consummation of the merger in accordance with the provisions of the merger agreement and that treats holders of Virginia Commerce common stock, upon completion of the merger and their receipt of United Bankshares stock, in the same manner as the holders of United Bankshares stock;

•	Amend United Bankshares’ articles of incorporation or bylaws in a manner that would materially and adversely affect the benefits of the merger to the shareholders of Virginia Commerce; or

•	Agree or commit to do an of the foregoing.

Termination of the Merger Agreement

Virginia Commerce and United Bankshares may mutually agree to terminate the merger agreement at any time.

Either Virginia Commerce or United Bankshares may terminate the merger agreement if the merger is not complete by November 30, 2013, unless the failure of the merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate.

United Bankshares may terminate the merger agreement if any of the following occurs:

•

The approval of any governmental entity required for consummation of the merger is denied by a final non-appealable action of such governmental entity or the shareholders of Virginia Commerce or United Bankshares do not approve the merger agreement;

•	Virginia Commerce materially breaches any of its representations or obligations under the merger agreement, and does not cure the breach within 30 days;

•

Virginia Commerce is not able to confirm, as of the effective date of the merger, (i) the continued accuracy of its representations and warranties in the merger agreement as of the effective date of the merger or (ii) the performance in all material respects of all of its obligations in the merger agreement; or

•	Virginia Commerce’s board of directors fails to recommend approval of the merger agreement, withdraws its recommendation or modifies its recommendation in a manner adverse to United Bankshares.

Virginia Commerce may terminate the merger agreement if any of the following occurs:

•

The approval of any governmental entity required for consummation of the merger is denied by a final non-appealable action of such governmental entity or the shareholders of United Bankshares or Virginia Commerce do not approve the merger agreement;

•	United Bankshares materially breaches any of its representations or obligations under the merger agreement, and does not cure the breach within 30 days;

•

United Bankshares is not able to confirm, as of the effective date of the merger, (i) the continued accuracy of its representations and warranties in the merger agreement as of the effective date of the merger or (ii) the performance in all material respects of all of its obligations in the merger agreement;

•

The United Bankshares board of directors fails to recommend approval of the merger agreement and the issuance of United Bankshares common stock in connection with the merger to the United Bankshares shareholders, withdraws its recommendation or modifies its recommendation in a manner adverse to Virginia Commerce; or

•

The price of United Bankshares common stock declines by more than 20% from $25.83 and underperforms an index of banking companies by more than 15% over a designated measurement period unless United Bankshares agrees to increase the number of shares of United Bankshares common stock to be issued to holders of Virginia Commerce common stock who are to receive shares of United Bankshares common stock in the merger to an amount that equals the economic value of the merger consideration to be received by Virginia Commerce shareholders as of the date the merger agreement was executed.

Additionally, Virginia Commerce may terminate the merger agreement in order to enter into an agreement with respect to an unsolicited acquisition proposal that if consummated would result in a transaction more favorable to Virginia Commerce shareholders from a financial point of view, provided that United Bankshares does not make a counteroffer that is at least as favorable to the other proposal (as determined by the Virginia Commerce board of directors) and Virginia Commerce pays the termination fee described below.

Effect of Termination; Termination Fee

If the merger agreement is validly terminated, the merger agreement will become void without any liability on the part of any party except that provisions relating to expenses and the termination fee will continue in effect and termination will not relieve a breaching party from liability for any willful breach of the merger agreement.

Virginia Commerce has agreed to pay a termination fee to United Bankshares equal to $20,000,000 if:

•

If Virginia Commerce terminates the merger agreement in order to concurrently enter into an agreement with respect to an unsolicited competing acquisition proposal received and considered by Virginia Commerce that, if consummated, would be more favorable to its shareholders from a financial point of view than the merger with United Bankshares and provided that United Bankshares does not make a counteroffer that is at least as favorable as the other proposal; or

•

If United Bankshares terminates the merger agreement because Virginia Commerce’s board of directors fails to recommend, withdraws, modifies or changes its recommendation of the merger in a manner adverse to United Bankshares and within 12 months after the date of termination of the merger agreement, Virginia Commerce enters into an agreement with respect to an acquisition proposal or consummates an acquisition proposal.

Surrender of Stock Certificates

Computershare Limited will act as exchange agent in the merger and in that role will process the exchange of Virginia Commerce stock certificates for United Bankshares common stock. The exchange agent, or United Bankshares and Virginia Commerce if the exchange agent declines to do so, will also be making any computations required by the merger agreement, and all such computations will be conclusive and binding on the holders of Virginia Commerce common stock in the absence of manifest error. In any event, do not forward your Virginia Commerce stock certificates with your proxy card.

After the effective time of the merger, each certificate formerly representing Virginia Commerce common stock, until so surrendered and exchanged, will evidence only the right to receive the number of whole shares of United Bankshares common stock that the holder is entitled to receive in the merger, any cash payment in lieu of a fractional share of United Bankshares common stock and any dividend or other distribution with respect to United Bankshares common stock with a record date occurring after the effective time of the merger. The holder of such unexchanged certificate will not be entitled to receive any dividends or distributions payable by United Bankshares until the certificate has been exchanged. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of United Bankshares common stock, will be paid without interest.

After the completion of the merger, there will be no further transfers of Virginia Commerce common stock. Virginia Commerce stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If your Virginia Commerce stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, our exchange agent, Computershare Limited, will send you instructions on how to provide evidence of ownership.

No Fractional Shares

Each holder of shares of common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of United Bankshares common stock shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of United Bankshares common stock multiplied by (ii) the average of the daily closing prices for United Bankshares common stock for the 20 consecutive full trading days on which shares of United Bankshares common stock are actually traded on Nasdaq ending on the tenth trading day prior to the date of completion of the merger. A Virginia Commerce shareholder whose direct shareholdings are represented by multiple Virginia Commerce stock certificates will have all shares associated with those stock certificates aggregated for purposes of calculating whole shares and cash in lieu of fractional shares to be received upon completion of the merger.

Assumption of Virginia Commerce Trust Preferred Securities

At the effective time of the merger, United Bankshares will expressly assume all of Virginia Commerce’s obligations under the debentures issued by Virginia Commerce to VCBI Capital Trust II, VCBI Capital Trust III and VCBI Capital Trust IV and any trust preferred securities issued by Virginia Commerce that are intended to be “qualified trust preferred securities” (as defined in applicable regulatory capital guidelines) or that are eligible for such treatment as grandfathered trust preferred securities. In connection therewith, to the extent applicable, as of the effective time of the merger, United Bankshares will be substituted for Virginia Commerce on such indentures, the subordinated debentures and trust preferred securities and will have executed any and all documents, instruments and agreements, including any supplemental indentures, guarantees or declarations of trust required by the aforementioned indentures, the subordinated debentures or the trust preferred securities issued by VCBI Capital Trust II, VCBI Capital Trust III and VCBI Capital Trust IV, or as may reasonably be requested by the trustees thereunder, and thereafter shall perform all of Virginia Commerce’s obligations with respect to the subordinated debentures and the trust preferred securities issued by VCBI Capital Trust II, VCBI Capital Trust III and VCBI Capital Trust IV.

Dissenters’ or Appraisal Rights

Shareholders will not have any dissenters’ or appraisal rights in connection with the merger and the other matters described in this prospectus and joint proxy statement.

Accounting Treatment

The merger will be accounted for as a business combination, as that term is used under U.S. generally accepted accounting principles. As such, the assets and liabilities of Virginia Commerce, as of the completion of the merger, will be recorded at their fair values as well as any identifiable intangible assets. Any remaining excess purchase price will be allocated to goodwill, will not be amortized and will be evaluated for impairment annually. Consolidated financial statements of United Bankshares issued after the consummation of the merger will reflect such values. In addition, costs incurred in connection with the business combination will be expensed as incurred unless related to the equity issuance. The operating results of Virginia Commerce will be included in United Bankshares’ consolidated financial statements from the date the merger is consummated and afterwards.

Management and Operations after the Merger

Two individuals from Virginia Commerce will join the United Bankshares board of directors at the effective time of the merger. In addition, the merger agreement provides for the appointment of three individuals from Virginia Commerce to the board of directors of United Bank (Virginia). Although not required by the merger agreement, United Bank (Virginia) is contemplating adding a fourth individual from Virginia Commerce to its board of directors. Peter A. Converse shall be appointed to serve as the President of United Bank (Virginia) following completion of the merger of United Bank (Virginia) and Virginia Commerce Bank. See “The Merger – Interests of Certain Virginia Commerce Directors and Executive Officers in the Merger” beginning on page [—].

The remaining current directors and senior officers of United Bankshares are expected to continue in their current positions. Information about the current United Bankshares directors and executive officers can be found in the documents listed under “Where You Can Find More Information” beginning on page [—].

Resales of United Bankshares Common Stock

The shares of United Bankshares common stock to be issued to shareholders of Virginia Commerce under the merger agreement have been registered under the Securities Act of 1933 and, except for those restricted shares that will not experience accelerated vesting in the merger, may be freely traded without restriction by holders, including holders who were affiliates of Virginia Commerce on the date of the special meeting (except for such holders who become affiliates of United Bankshares as of the effective time of the merger via their appointment to the board of directors of United Bankshares or otherwise). All directors and executive officers of Virginia Commerce are considered affiliates of Virginia Commerce for this purpose.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following summary sets forth the anticipated material U.S. federal income tax consequences of the merger to “U.S. holders” of Virginia Commerce common stock who exchange such stock for shares of United Bankshares common stock pursuant to the merger. This summary is based upon the opinions of tax counsel for each of United Bankshares and Virginia Commerce, which are filed as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement on Form S-4 of which this prospectus and joint proxy statement is a part. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Such a change could affect the continuing validity of this summary. No assurance can be given that the Internal Revenue Service, or the IRS, would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

For purposes of this summary, a “U.S. holder” is a beneficial owner of Virginia Commerce common stock that for U.S. federal income tax purposes is: (1) a citizen or resident of the United States; (2) a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof; (3) a trust (A) if (i) the administration thereof is subject to the primary supervision of a court within the United States, and (ii) one or more United States persons have the authority to control all substantial decisions of such trust or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or (4) an estate that is subject to U.S. federal income tax on its income regardless of the source.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds Virginia Commerce common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Virginia Commerce common stock, you should consult your tax advisor.

The following summary addresses only those U.S. Holders that hold their Virginia Commerce common stock as a capital asset within the meaning of Section 1221 of the Code. It does not address all the tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, including, without limitation: financial institutions; tax-exempt organizations; S corporations, partnerships or other pass-through entities (or an investor in an S corporation, partnership or other pass-through entities); insurance companies; mutual funds; dealers in stocks or securities, or foreign currencies; non-U.S. holders; a trader in securities who elects the mark-to-market method of accounting for the securities; persons that hold shares as a hedge against currency risk, a straddle or a constructive sale or conversion transaction; holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; and holders of Virginia Commerce stock options, stock warrants or debt instruments. In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

The Merger

Virginia Commerce and United Bankshares have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Consummation of the merger is conditioned upon United Bankshares receiving an opinion from Bowles Rice LLP and upon Virginia Commerce receiving an opinion from Troutman Sanders LLP, both to the effect that, based upon facts, representations and assumptions set forth in such opinions, the merger constitutes a reorganization within the meaning of Section 368(a) of the Code. The issuance of the opinions is conditioned on, among other things, such tax counsel’s receipt of representation letters from each of

Virginia Commerce or United Bankshares, in each case in form and substance reasonably satisfactory to such counsel, and on customary factual assumptions. Neither of these opinions of counsel is binding on the IRS or the courts and no ruling has been, or will be, sought from the IRS as to the U.S. federal income tax consequences of the merger. Accordingly, each Virginia Commerce shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

The discussion set forth below under “Consequences to Virginia Commerce and United Bankshares” and “Consequences to Shareholders” assumes that, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

Consequences to Virginia Commerce and United Bankshares

Each of Virginia Commerce and United Bankshares will be a party to the merger within the meaning of Section 368(b) of the Code, and neither Virginia Commerce nor United Bankshares will recognize any gain or loss as a result of the merger.

Consequences to Shareholders

Exchange of Virginia Commerce Common Stock for United Bankshares Common Stock. U.S. holders of Virginia Commerce common stock that exchange all of their Virginia Commerce common stock for United Bankshares common stock will not recognize income, gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of United Bankshares common stock.

Cash in Lieu of Fractional Shares. U.S. holders of Virginia Commerce common stock that receive cash in lieu of fractional shares of United Bankshares common stock in the merger generally will be treated as if the fractional shares of United Bankshares common stock had been distributed to them as part of the merger, and then redeemed by United Bankshares in exchange for the cash actually distributed in lieu of the fractional shares, with the redemption generally qualifying as an “exchange” under Section 302 of the Code. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period of such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Basis in United Bankshares Common Stock. Each U.S. holder’s aggregate tax basis in United Bankshares common stock received in the merger will be equal to the U.S. holder’s aggregate adjusted tax basis in the Virginia Commerce common stock exchanged in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received (described above). The holding period of United Bankshares common stock received by a U.S. holder in the merger will include the holding period of the Virginia Commerce common stock exchanged in the merger if the Virginia Commerce common stock exchanged is held as a capital asset at the time of the merger. If a U.S. holder acquired different blocks of Virginia Commerce common stock at different times or at different prices, the United Bankshares common stock such holder receives will be allocated pro rata to each block of Virginia Commerce common stock, and the basis and holding period of each block of United Bankshares common stock such holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Virginia Commerce common stock exchanged for such block of United Bankshares common stock.

Backup Withholding and Reporting Requirements

U.S. holders of Virginia Commerce common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 28% with respect to any cash payment received in the merger in lieu of fractional shares. However, backup withholding will not apply to any U.S. holder that either (a) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding or (b) otherwise proves to United Bankshares and its exchange agent that the U.S. holder is exempt from backup withholding.

In addition, U.S. holders of Virginia Commerce common stock are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of Virginia Commerce stock exchanged, the number of shares of United Bankshares stock received, the fair market value and tax basis of Virginia Commerce shares exchanged and the U.S. holder’s tax basis in the United Bankshares common stock received.

If a U.S. holder of Virginia Commerce common stock that exchanges such stock for United Bankshares common stock is a “significant holder” with respect to Virginia Commerce, the U.S. holder is required to include a statement with respect to the exchange on or with the federal income tax return of the U.S. holder for the year of the exchange. A U.S. holder of Virginia Commerce common stock will be treated as a significant holder in Virginia Commerce if the U.S. holder’s ownership interest in Virginia Commerce is five percent (5%) or more of Virginia Commerce’s issued and outstanding common stock or if the U.S. holder’s basis in the shares of Virginia Commerce stock exchanged is one million dollars ($1,000,000) or more. The statement must be prepared in accordance with Treasury Regulation Section 1.368-3 and must be entitled “STATEMENT PURSUANT TO §1.368-3 BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER”. The statement must include the names and employer identification numbers of Virginia Commerce and United Bankshares, the date of the merger, and the fair market value and tax basis of Virginia Commerce shares exchanged (determined immediately before the merger).

The discussion of material U.S. federal income tax consequences set forth above does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Virginia Commerce common stock. We strongly encourage shareholders of Virginia Commerce to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

INFORMATION ABOUT UNITED BANKSHARES AND VIRGINIA COMMERCE

United Bankshares

United Bankshares is a West Virginia corporation registered as a bank holding company pursuant to the BHCA. United Bankshares was incorporated on March 26, 1982, organized on September 9, 1982, and began conducting business on May 1, 1984 with the acquisition of three wholly-owned subsidiaries. Since its formation in 1982, United Bankshares has acquired twenty-eight banking institutions. At December 31, 2012, United Bankshares has two banking subsidiaries “doing business” under the name of United Bank, one operating under the laws of West Virginia referred to as United Bank (West Virginia) and the other operating under the laws of Virginia referred to as United Bank (Virginia). United Bankshares’ banking subsidiaries offer a full range of commercial and retail banking services and products. United Bankshares also owns nonbank subsidiaries that engage in other community banking services such as asset management, real property title insurance, investment banking, financial planning and brokerage services.

As a bank holding company registered under the BHCA, United Bankshares’ present business is community banking. As of December 31, 2012, United Bankshares’ consolidated assets approximated $8.4 billion and total shareholders’ equity approximated $992 million. At December 31, 2012, United Bankshares’ loan portfolio, net of unearned income, was $6.5 billion and its deposits were $6.7 billion.

The principal executive offices of United Bankshares are located in Parkersburg, West Virginia at Fifth and Avery Streets. The telephone number for United Bankshares’ principal executive offices is (304) 424-8800. United Bankshares operates 115 full service offices – 56 located throughout West Virginia, 54 throughout the Shenandoah Valley region of Virginia and the Northern Virginia, Maryland and Washington, D.C. metropolitan areas, 4 in southwestern Pennsylvania and 1 in southeastern Ohio.

For more information regarding United Bankshares, please see United Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2012 and its proxy statement for its 2013 Annual Meeting of shareholders, both of which are incorporated into this prospectus and joint proxy statement by reference.

Virginia Commerce

Virginia Commerce was organized under Virginia law on November 5, 1999 to become the holding company for Virginia Commerce Bank. Virginia Commerce acquired all of the outstanding shares of Virginia Commerce Bank on December 22, 1999, upon the effectiveness of the Agreement and Plan of Share Exchange dated September 22, 1999 between Virginia Commerce and Virginia Commerce Bank. As a result of the Agreement and Plan of Share Exchange, each share of Virginia Commerce Bank’s common stock was automatically exchanged for and converted into one share of Virginia Commerce common stock.

Virginia Commerce Bank was organized as a national banking association and commenced operations on May 16, 1988. On June 1, 1995, Virginia Commerce Bank converted from a national banking association to a Virginia chartered bank which is a member of the Federal Reserve System.

As of December 31, 2012, Virginia Commerce’s consolidated assets approximated $2.8 billion and total stockholders’ equity approximated $245 million. At December 31, 2012, Virginia Commerce’s loan portfolio, net of allowances for loan losses was approximately $2.1 billion and its deposits totaled approximately $2.2 billion.

Virginia Commerce’s and Virginia Commerce Bank’s executive offices and main branch are located at 5350 Lee Highway, Arlington, Virginia. The telephone number for Virginia Commerce’s principal executive offices is (703) 534-0700. Virginia Commerce Bank currently has twenty-seven additional full service branch offices throughout Northern Virginia, an investment services office in Vienna, Virginia and a residential mortgage lending office in Chantilly, Virginia.

For more information regarding Virginia Commerce, please see Virginia Commerce’s Annual Report on Form 10-K for the year ended December 31, 2012 and its proxy statement for its 2013 Annual Meeting of Stockholders, both of which are incorporated into this prospectus and joint proxy statement by reference.

DESCRIPTION OF UNITED BANKSHARES CAPITAL STOCK

General

The authorized capital stock of United Bankshares consists of 100,000,000 shares of common stock, par value $2.50 per share, and 50,000,000 shares of preferred stock, par value of $1.00 per share. United Bankshares has 50,867,630 shares of common stock issued (including 525,973 shares held as treasury shares) and no shares of preferred stock issued, each as of April 30, 2013. The outstanding shares are held by approximately 7,183 shareholders of record, as well as 16,342 shareholders in street name as of April 30, 2013. All outstanding shares of United Bankshares common stock are fully paid and nonassessable. The unissued portion of United Bankshares’ authorized common stock (subject to registration approval by the SEC) and the treasury shares are available for issuance as the board of directors of United Bankshares determines advisable.

In May, 2011, the United Bankshares shareholders approved the 2011 Long-Term Incentive Plan, or the 2011 LTI Plan, to replace the 2006 Stock Option Plan, which expired in May, 2011. The purpose of the 2011 LTI Plan is to assist United Bankshares and its affiliates to attract and retain highly competent individuals to serve as key employees to United Bankshares and non-employee directors who will contribute to United Bankshares’ success, and to motivate such individuals to achieve long-term objectives that will inure to the benefits of all shareholders of United Bankshares.

Under the 2011 LTI Plan, United Bankshares may award non-qualified stock options or incentive stock options, stock appreciation rights, restricted stock or restricted stock units. The maximum number of shares of United Bankshares common stock that may be issued under the plan is up to 1,500,000 shares over the five-year term of the plan to qualified officers or non-officer directors of United Bankshares and its subsidiaries. Any and all shares may be issued in respect of any of the types of awards, provided that (1) the aggregate number of shares that may be issued in respect of restricted stock awards, and restricted stock units awards that are settled in shares is 350,000, and (2) the aggregate number of shares that may be issued pursuant to stock options is 1,150,000. Any restricted stock or restricted stock units awarded under the plan will vest in 25% increments over the first four anniversaries of the award unless otherwise determined by United Bankshares Compensation Committee. Participants will become shareholders of United Bankshares with respect to all shares of restricted stock and will have all of the rights of a shareholder, including, but not limited to, the right to vote such shares and the right to receive dividends (or dividend equivalents). Any options granted by United Bankshares will have an exercise price equal to the fair market value of United Bankshares stock based on the closing stock price of United Bankshares’ common stock as of the date of grant. United Bankshares’ practice is to grant option awards as of the date approved by the Compensation Committee. United Bankshares has never granted an option priced on a date other than the grant date. These stock options will have value only if the market price of the common stock increases after the grant date. United Bankshares is prohibited from exchanging underwater stock options for a cash settlement. Options granted under the plan vest according to a schedule designated at the grant date. As of April 30, 2013, 105,525 shares of restricted stock and 378,000 shares representing stock options have been granted under the 2011 LTI Plan.

United Bankshares currently has options outstanding from various option plans other than the 2011 LTI Plan, or the Prior Plans; however, no shares of United Bankshares common stock are available for grants under the Prior Plans as these plans have expired. Awards outstanding under the Prior Plans will remain in effect in accordance with their respective terms. The maximum term for options granted under the plans is ten years. As of April 30, 2013, the number of shares of United Bankshares common stock underlying option awards issued under Prior Plans that remain in effect are 1,369,462 shares.

In May 2006, the United Bankshares board of directors approved a stock repurchase plan, whereby United Bankshares could buy up to 1,700,000 shares of its common stock in the open market. As of April 30, 2013, United Bankshares had repurchased 1,377,800 shares under the repurchase plan.

Common Stock

Voting Rights. United Bankshares has only one class of stock issued and outstanding and all voting rights are vested in the holders of United Bankshares common stock. On all matters subject to a vote of shareholders, the shareholders of United Bankshares will be entitled to one vote for each share of common stock owned. United Bankshares does not have a classified board of directors. Shareholders of United Bankshares have cumulative voting rights with regard to election of directors. At the present time, no senior securities of United Bankshares are outstanding, nor does the board of directors presently contemplate issuing senior securities.

Dividend Rights. The shareholders of United Bankshares are entitled to receive dividends when and as declared by its board of directors. Dividends have been paid quarterly. Dividends were $1.24 per share in 2012, $1.21 per share in 2011 and $1.20 per share in 2010. The payment of dividends is subject to the restrictions set forth in the West Virginia Business Corporation Act and the limitations imposed by the Federal Reserve.

Payment of dividends by United Bankshares is dependent upon receipt of dividends from its banking subsidiaries. Payment of dividends by United Bankshares’ state member banking subsidiaries is regulated by the West Virginia Business Corporation Act and the limitations imposed by the Federal Reserve and generally, the prior approval of the Federal Reserve is required if the total dividends declared by a state member bank in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years. Additionally, prior approval of the Federal Reserve is required when a state member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years. The Federal Reserve may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice. The Federal Reserve has issued guidelines for dividend payments by state member banks emphasizing that proper dividend size depends on the bank’s earnings and capital.

Liquidation Rights. Upon any liquidation, dissolution or winding up of its affairs, the holders of United Bankshares common stock are entitled to receive pro rata all of the assets of United Bankshares for distribution to shareholders. There are no redemption or sinking fund provisions applicable to the common stock.

Assessment and Redemption. Shares of United Bankshares common stock presently outstanding are validly issued, fully paid and nonassessable. There is no provision for any voluntary redemption of United Bankshares common stock.

Transfer Agent and Registrar. The transfer agent and registrar for United Bankshares common stock is Computershare Limited.

Preferred Stock

On December 23, 2008, the shareholders of United Bankshares authorized the issuance of preferred stock up to 50,000,000 shares with a par value of $1.00 per share. The authorized preferred stock may be issued by the United Bankshares board of directors in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the United Bankshares board of directors. Currently, no shares of preferred stock have been issued.

The authorization of preferred stock will not have an immediate effect on the holders of United Bankshares common stock. The actual effect of the issuance of any shares of preferred stock upon the rights of the holders of common stock cannot be stated until the United Bankshares board of directors determines the specific rights of any shares of preferred stock. However, the effects might include, among other things, restricting dividends on common stock, diluting the voting power of common stock, reducing the market price of common stock or impairing the liquidation rights of the common stock without further action by the shareholders. Holders of the common stock will not have preemptive rights with respect to the preferred stock.

Preemptive Rights

No holder of any share of the capital stock of United Bankshares has any preemptive right to subscribe to an additional issue of its capital stock or to any security convertible into such stock.

Certain Provisions of the Bylaws

Indemnification and Limitations on Liability of Officers and Directors

As permitted by the West Virginia Business Corporation Act, the articles of incorporation of United Bankshares contain provisions that indemnify its directors and officers to the fullest extent permitted by West Virginia law. These provisions do not limit or eliminate the rights of United Bankshares or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, the articles of incorporation of United Bankshares provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. United Bankshares has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The rights of indemnification provided in the articles of incorporation of United Bankshares are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling United Bankshares pursuant to the foregoing provisions, United Bankshares has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shares Eligible for Future Sale

All of the shares that will be exchanged for shares of United Bankshares common stock upon consummation of the merger will be freely tradable without restriction or registration under the Securities Act .

United Bankshares cannot predict the effect, if any, that future sales of shares of its common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of United Bankshares common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

COMPARATIVE RIGHTS OF SHAREHOLDERS

The rights of United Bankshares shareholders are governed by the West Virginia Business Corporation Act. The rights of Virginia Commerce shareholders are governed by the Virginia Stock Corporation Act. The rights of shareholders under both corporations are also governed by their respective articles of incorporation and bylaws. Following the merger, the rights of Virginia Commerce shareholders that receive United Bankshares common stock will be governed by the articles and bylaws of United Bankshares. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Virginia Commerce’s articles of incorporation and bylaws, United Bankshares’ articles of incorporation and bylaws, Virginia law and West Virginia law.

Authorized Capital Stock

United Bankshares

100,000,000 shares of common stock, $2.50 par value per share and 50,000,000 shares of preferred stock, $1.00 par value per share.

Virginia Commerce

50,000,000 shares of common stock, $1.00 par value per share and 1,000,000 shares of preferred stock, $1.00 par value per share.

Preemptive Rights

United Bankshares

The articles of incorporation of United Bankshares provide that shareholders do not have preemptive rights to purchase, subscribe for, or take any part of any stock, whether unissued or treasury shares, or any part of the notes, debentures, bonds or other securities issued, optioned or sold by United Bankshares.

Virginia Commerce

The articles of incorporation of Virginia Commerce provide that shareholders shall not have the preemptive right to acquire unissued shares of any class of stock of Virginia Commerce.

Size of Board of Directors

United Bankshares

United Bankshares’ bylaws provide that the board of directors shall consist of at least 5 and no more than 35 directors, provided that the number may be increased or decreased from time to time by an amendment to the bylaws, but no decrease shall have the effect of shortening the term of any incumbent director. The United Bankshares board of directors currently consists of 15 individuals, and immediately following the merger will consist of 17 individuals, all of whom are elected annually.

Virginia Commerce

Virginia Commerce’s bylaws provide that the board of directors shall be fixed from time to time by resolution of the board of directors or by resolution of the shareholders of any meeting thereof but shall be not less than 5 nor more than 25 directors. Currently, 9 individuals serve on the board of directors of Virginia Commerce.

Cumulative Voting for Directors

Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Where cumulative voting is not permitted, holders of all outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation.

United Bankshares	Virginia Commerce

United Bankshares shareholders are allowed to cumulate their votes in the election of directors. Each share of United Bankshares stock may be voted for as many individuals as there are directors to be elected. Directors are elected by a plurality of the votes cast by the holders entitled to vote at the meeting.	Virginia Commerce shareholders are not allowed to cumulate their votes in the election of directors. Directors are elected by a plurality of the votes cast by the holders entitled to vote at the meeting.

Classes of Directors

United Bankshares	Virginia Commerce

United Bankshares only has one class of directors.	Virginia Commerce has only one class of directors.

Qualifications of Directors

United Bankshares	Virginia Commerce

United Bankshares has retirement provisions based on age in its Corporate Governance Policy. United Bankshares’ bylaws do not require that a person own shares of stock of United Bankshares to be qualified as a director.	Virginia Commerce’s bylaws state that no person 80 years of age or older is eligible for election, reelection or appointment to the board of directors, and no director may continue to serve on the board of directors beyond the date of the meeting of shareholders for the election of the director immediately following his or her 80th birthday. Virginia Commerce’s bylaws do not require that a person own shares of stock of Virginia Commerce to be qualified as a director.

Filling Vacancies on the Board

United Bankshares	Virginia Commerce

United Bankshares’ bylaws provide that each vacancy existing on the board of directors and any directorship to be filled by reason of an increase in the number of directors, unless the articles of incorporation or bylaws provide that a vacancy shall be filled in some other manner, may be filled by the affirmative vote of a majority of the remaining directors at an annual, regular or special meeting of the board of directors. Any directorship to be filled by the board of directors by reason of a vacancy or an increase in the number of directors may be filled for a term of office continuing only until the next election of directors by the shareholders.	Virginia Commerce’s bylaws provide that when any vacancy occurs among the directors, the vacancy may be filled by Virginia Commerce shareholders, by the board of directors at a regular meeting or special meeting called for that purpose, or, if the remaining directors constitute less than a quorum, by the affirmative vote of a majority of the directors remaining in office. Any directorship to be filled by the board of directors by reason of a vacancy or an increase in the number of directors may be filled for a term of office continuing only until the next election of directors by the shareholders.

Removal of Directors

United Bankshares	Virginia Commerce

Under West Virginia law any member of the board may be removed, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors; provided, however, that a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal.	Under Virginia law the shareholders of Virginia Commerce, at a special meeting called for such purpose, may remove any member of the board of directors with or without cause.

Notice of Shareholder Proposals and Director Nominations

United Bankshares	Virginia Commerce

Shareholders may make a nomination for director provided that such nomination or nominations must be made in writing, signed by the shareholder and received by the Chairman or President of United Bankshares no later than 10 days from the date the notice on the meeting of shareholders was mailed; however, in the event the notice is mailed less than 13 days prior to the meeting, such nomination or nominations must be received no later than three days prior to any meeting of the shareholders wherein directors are to be elected. United Bankshares’ bylaws do not address shareholder proposals except with regard to the nomination of directors.	Virginia Commerce’s bylaws provide that any shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of Virginia Commerce not later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of the shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Such notices must contain specific information as further delineated in Virginia Commerce’s bylaws. Virginia Commerce’s bylaws do not address shareholder proposals except with regard to the nomination of directors.

Anti-Takeover Provisions – Business Combinations

United Bankshares	Virginia Commerce

United Bankshares’ articles of incorporation and bylaws do not contain any anti-takeover provisions. In addition, West Virginia corporate law does not contain statutory provisions concerning restrictions on business combinations.	Virginia Commerce’s articles of incorporation and bylaws do not contain any anti-takeover provisions. Under Virginia law, there are statutory provisions concerning “affiliated transactions” and “control share acquisitions,” neither of which is applicable to the transactions contemplated by the merger.

Shareholder Action Without a Meeting

West Virginia law provides that action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice, if a written consent which describes the action is signed by all of the shareholders entitled to vote on the matter and is filed with the records of the shareholder meeting.

Unless otherwise set forth in the corporation’s articles of incorporation, Virginia law provides that action required or permitted by law to be adopted or taken at a shareholders’ meeting may be adopted or taken without a meeting and if the action is adopted or taken by all shareholders entitled to vote on the action, and any such written consent shall be signed by all shareholders entitled to vote on the action, bear the date of each signature and delivered for inclusion with the minutes or corporate records of the corporation.

United Bankshares	Virginia Commerce

United Bankshares’ articles of incorporation and bylaws are silent as to shareholder action without a meeting. Accordingly, West Virginia law would govern.	Virginia Commerce’s bylaws do not modify the rights of shareholders to act by written consent without a meeting.

Calling Annual Meetings of Shareholders

United Bankshares	Virginia Commerce

The annual meeting of the shareholders of United Bankshares shall be held on the third Monday in May of each calendar year or on such other date as may be designated in the notice and call of such meeting, at the principal office of United Bankshares, or at such other place either within or without the State of West Virginia as the board of directors shall, from time to time, determine, and the place and the hour at which such meeting shall be held shall be stated in the notice and call of such meeting.	The regular annual meeting of shareholders for the election of directors and for the transaction of whatever other business may properly come before the meeting, shall be held at the main office of Virginia Commerce, or such other place as the board of directors may designate, each year on such day as the board of directors determine.

Notice of Meetings

United Bankshares	Virginia Commerce

United Bankshares’ bylaws require that the notice of annual and special meetings be given by mailing to each shareholder a written notice specifying the time and place of such meeting, and, in the case of special meetings, the business to be transacted. The notice must be mailed to the last addresses of the shareholders as they respectively appear upon the books of United Bankshares, and in the case of annual meetings, not less than 10 days, and in the case of special meetings, not less than 5 days, before the date of such meeting.	Notice of any annual or special meeting of Virginia Commerce shareholders must be mailed postage prepaid, at least 10 days prior to but not more than 60 days prior to the date thereof, addressed to each shareholder at his address appearing on the books of Virginia Commerce unless notice is waived by unanimous consent of all shareholders. However, Virginia law requires that for a meeting of shareholders to act on an amendment to the articles of incorporation, a plan of merger, a share exchange or certain other extraordinary measures specified by Virginia law, notice must be given at least 25 days prior to, but not more than 60 days prior to, the meeting.

Vote Required for Amendments to Articles of Incorporation and Certain Transactions

West Virginia law and Virginia law provide that on matters other than the election of directors and certain extraordinary corporate actions, if a quorum is present, then action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the vote of a greater number is required by law or the articles of incorporation or bylaws. The articles of incorporation or bylaws of United Bankshares and Virginia Commerce do not require a greater number. An abstention is not considered a “vote cast” for purposes of the voting requirements, but a shareholder who abstains in person or by proxy is considered present for purposes of the quorum requirement.

United Bankshares	Virginia Commerce

Under West Virginia law, the United Bankshares articles of incorporation may be amended by the affirmative vote of a majority of all votes of shareholders entitled to be cast on the matter, unless a different number is specified in the articles of incorporation or required by the board of directors. The articles of incorporation of United Bankshares do not specify a different number.

Under West Virginia law, a consolidation, merger, share exchange or transfer must be approved by the shareholders of the corporation at a meeting at which a quorum exists consisting of at least a majority of the votes entitled to be cast on the matter. The articles of incorporation of United Bankshares do not provide for a different number.

Virginia Commerce’s articles of incorporation require the affirmative vote of a majority (50.1%) of the shares of its capital stock issued, outstanding and entitled to vote to approve any amendment to its articles of incorporation, any merger or consolidation, any share exchange, or certain other extraordinary actions.

Amendment of Bylaws

United Bankshares	Virginia Commerce

Under West Virginia law, the United Bankshares bylaws may be amended by the affirmative vote of a majority of all votes of shareholders entitled to be cast on the matter, unless a different number is specified in the articles of incorporation or required by the board of directors. The articles of incorporation of United Bankshares do not specify a different number.

Under West Virginia law and United Bankshares’ bylaws, both the board of directors and shareholders have the power to amend the bylaws.

Virginia Commerce’s bylaws may be amended, altered or repealed at any regular meeting of the board of directors, by a vote of a majority of the total number of directors, or at any special or annual meeting of shareholders, by a vote of a majority of the shares of Virginia Commerce’s capital stock issued, outstanding and entitled to vote.

Appraisal Rights

United Bankshares	Virginia Commerce

Under West Virginia law, shareholders are generally entitled to object and receive payment of the fair value of their stock in the event of any of the following corporate actions: merger, transfer of all or substantially all of the corporation’s assets, participation in a share exchange as the corporation the stock of which is to be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by shareholders to a fraction of a share if the corporation has the obligation or right to repurchase the fractional shares. However, appraisal rights are not available to shareholders in the event of one of the foregoing corporate actions if the stock is (i) listed on the New York Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held by 2,000 or more shareholders and the outstanding shares of stock, excluding shares held by affiliates or shareholders holding more than 10% of the outstanding shares, have an aggregate market value of $20 million or more.

Appraisal rights will not be available to the shareholders of United Bankshares in connection with the proposed merger of Virginia Commerce into United Bankshares because the stock of United Bankshares is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

Under Virginia law, shareholders are generally entitled to object and receive payment of the fair value of their stock in the event of any of the following corporate actions: merger, transfer of all or substantially all of the corporation’s assets, participation in a share exchange as the corporation the stock of which is to be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by shareholders to a fraction of a share if the corporation has the obligation or right to repurchase the fractional shares. However, appraisal rights are not available to shareholders in the event of one of the foregoing corporate actions if the stock (i) is traded in an organized market and (ii) has 2,000 or more shareholders and an aggregate market value of $20 million or more, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial shareholders owning more than 10% of such shares.

Appraisal rights will not be available to the shareholders of Virginia Commerce in connection with the proposed merger of Virginia Commerce into United Bankshares because the stock of Virginia Commerce is listed on Nasdaq.

Dividends

United Bankshares	Virginia Commerce

A West Virginia corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any shareholders who have rights superior to those receiving the dividend.	A Virginia corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any shareholders who have rights superior to those receiving the dividend.

Discharge of Duties; Exculpation and Indemnification

West Virginia law requires that a director of a West Virginia corporation discharge duties as a director in good faith, in a manner reasonably believed to be in the best interest of the corporation and with the care that a person in a like position would reasonably believe appropriate under similar circumstances.

Virginia law requires that a director of a Virginia corporation discharge duties as a director in accordance with his or her good faith business judgment of the best interests of the corporation.

United Bankshares	Virginia Commerce

United Bankshares’ articles of incorporation provide that each director or officer of United Bankshares shall be indemnified for costs and expenses arising out of any criminal or civil suit or proceeding against the director or officer by reason of being a director or officer of United Bankshares. However, a director or officer shall not be indemnified if he or she is adjudged in such suit or proceeding to be liable for gross negligence or willful misconduct in performance of a duty owed to the corporation.	Virginia Commerce’s articles of incorporation provide that, to the full extent permitted by the Virginia Stock Corporation Act, a director or officer of Virginia Commerce shall not be liable to Virginia Commerce or its shareholders for monetary damages. Virginia Commerce’s articles of incorporation provide that, to the full extent permitted by the Virginia Stock Corporation Act, Virginia Commerce shall indemnify a director or officer who is or was a party to any proceeding by reason of the fact that he or she was a director or officer of Virginia Commerce or serving at the request of Virginia Commerce as a director, officer, employee or agent of another entity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF

UNITED BANKSHARES

The following table sets forth certain information as of May 1, 2013, concerning the number and percentage of shares of United Bankshares common stock beneficially owned by each of United Bankshares’ directors and named executive officers and by United Bankshares’ directors and executive officers as a group. In addition, the table includes information with respect to persons known to United Bankshares who own or may be deemed to own more than 5% of United Bankshares common stock as of May 1, 2013. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security.

	Number of Shares Beneficially Owned(1)		Percentage of Class Beneficially Owned(2)
Directors:
Richard M. Adams, Chairman and CEO, Director	819,675		1.61%
Robert G. Astorg, Director	39,205		*
W. Gaston Caperton, III, Director	31,984		*
Lawrence K. Doll, Director	4,700		*
Theodore J. Georgelas, Director	46,178		*
F. T. Graff, Jr. , Director	38,096		*
Douglas J. Leech, Director	51,600		*
John M. McMahon, Director	300,000		*
J. Paul McNamara, Director	96,597		*
Mark R. Nesselroad, Director	76,271		*
William C. Pitt, III, Director	7,559		*
Donald L. Unger, Director	21,659		*
Mark K. Weddle, Director	7,112		*
Gary G. White, Director	40,626		*
P. Clinton Winter, Jr. , Director	495,568		*

Named Executive Officers:
Steven E. Wilson, Executive Vice President, Chief Financial Officer, Secretary and Treasurer	176,275		*
James B. Hayhurst, Jr., Executive Vice President	100,588		*
James J. Consagra, Jr., Executive Vice President	86,222		*
Richard M. Adams, Jr., Executive Vice President	116,334		*

5% Shareholders who are not Directors or Named Executive Officers
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	4,544,369	(3)	9.04%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	2,867,943	(4)	5.70%
United Bank (WV) Trust Department 514 Market Street, Parkersburg, WV 26101 (2,564,173 shares or 5.09% are registered under the nominee name of Parbanc Co.)	2,564,173	(5)	5.09%

All Directors and Executive Officers as a Group (22)	4,521,133		9.85%

(1)

Includes stock held by United Bank (West Virginia)’s Trust Department which shares beneficial ownership as described in this footnote. The following directors each exercise voting authority over the number of shares indicated as follows: Mr. Caperton, 3,351 shares; Mr. Graff, 32,296 shares; Mr. Pitt, 1,359 shares; Ms. Weddle, 7,112 shares; and Mr. Winter, 8,153 shares. United Bank (West Virginia)’s Board of Directors exercises voting authority over 2,418,219 shares held by United Bank (West Virginia)’s Trust Department. All of these shares are included in the 4,521,133 shares held by all directors, nominees and executive officers as a group. Also includes shares pledged as collateral as follows: Mr. R. Adams, 54,428 shares; Mr. Astorg, 19,400 shares; Mr. Georgelas, 43,964 shares; Mr. Graff, 4,000 shares; and Mr. Winter, 89,996 shares. Unless otherwise indicated, beneficial ownership shares listed represent sole voting power. The following number of shares may be held in the name of spouses, children, certain relatives, trust, estates and certain affiliated companies as to which shared voting and/or shared investment powers may exist: Mr. R. Adams, 13,444 shares; Mr. Astorg, 19,808 shares; Mr. Caperton, 28,633 shares; Mr. Georgelas, 1,314 shares; Mr. Graff, 13,800 shares; Mr. McNamara, 40,800 shares; Mr. Nesselroad, 61,493 shares; Mr. Unger, 19,799 shares; Mr. White, 30,000 shares; and Mr. Winter, 44,852 shares.
(2)*	Indicates the director owns less than 1% of United Bankshares’ issued and outstanding shares.
(3)	BlackRock, Inc. or BlackRock, is a global investment management firm that serves institutional and retail clients, including pension funds, foundations, endowments, official institutions, insurance companies, subadvisory relationships, high net worth individuals, family offices and private banks. BlackRock beneficially owns 4,544,369 or 9.04% of United Bankshares common stock. BlackRock holds sole voting and dispositive authority for these shares. BlackRock’s address and holdings are based solely on a Schedule 13G filing with SEC dated January 31, 2013 made by BlackRock setting forth information as of December 31, 2012.
(4)	The Vanguard Group, or Vanguard, is one of the world’s largest investment management companies, serving individual investors, institutions, employer-sponsored retirement plans, and financial professionals. Vanguard beneficially owns 2,867,943 or 5.70% of United Bankshares common stock. Of these beneficially-owned shares, Vanguard holds sole voting authority over 75,950 shares, sole dispositive authority over 2,794,693 shares, and shared dispositive authority over 73,250 shares. Vanguard’s address and holdings are based solely on a Schedule 13G filing with the SEC dated February 12, 2013 made by Vanguard setting forth information as of December 31, 2012.
(5)	The Trust Department of United Bank (West Virginia), a wholly-owned subsidiary of United, holds in fiduciary or agency capacity 2,564,173 shares or 5.09% of United Bankshares stock. The investment authority for these shares is held by the Trust Department and is exercised by United Bank (West Virginia)’s Board of Directors. Of these total shares, the Trust Department holds sole voting authority for 2,418,219 shares or 4.75% of United’s outstanding common stock which is exercised by United Bank (West Virginia)’s Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF VIRGINIA COMMERCE

The following table sets forth certain information as of May 1, 2013, concerning the number and percentage of shares of Virginia Commerce common stock beneficially owned by each of Virginia Commerce’s directors and named executive officers and by Virginia Commerce’s directors and executive officers as a group. In addition, the table includes information with respect to persons known to Virginia Commerce who own or may be deemed to own more than 5% of Virginia Commerce common stock as of May 1, 2013. Except as otherwise indicated, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security.

Directors:	Number of Shares Beneficially Owned		Percentage of Class Beneficially Owned(1)
Leonard Adler, Director	1,010,951	(2)	3.08%
Michael G. Anzilotti, Director	138,489	(3)	0.42%
Thomas A. Burdette, Director	30,396	(4)	0.09%
Peter A. Converse, Director, President and Chief Executive Officer of the Company, President and Chief Executive Officer of the Bank	1,176,729	(5)	3.59%
W. Douglas Fisher, Chairman of the Board of Directors	738,753	(6)	2.26%
David M. Guernsey, Vice Chairman of the Board of Directors	392,783	(7)	1.20%
Kenneth R. Lehman, Director and Secretary	1,441,441	(8)	4.42%
Norris E. Mitchell, Director 8560 Georgetown Pike McLean, Virginia 22102	1,721,509	(9)	5.19%
Todd A. Stottlemyer, Director	15,280	(10)	0.05%
Named Executive Officers Who Are Not Directors:(10)
Mark S. Merrill, Executive Vice President, CFO	12,692	(11)	0.04%
Richard B. Anderson, Jr., Executive Vice President, CLO	277,357	(12)	0.85%
Patricia M. Ostrander, Executive Vice President, CAO	81,794	(13)	0.25%
Steven A. Reeder, Executive Vice President, CDO	61,646	(14)	0.19%
Wilmer L. Tinley, Jr., Former Interim CFO	—	(15)	—
All directors and executive officers as a group (15 persons)	7,118,665	(16)	20.88%
5% Shareholders Who Are Not Directors or Named Executive Officers
The Banc Funds Company. LLC 20 North Wacker Drive, Suite 3300 Chicago, Illinois 60606	1,891,452	(17)	5.81%

(1)	Based on 32,579,740 shares outstanding as of May 1, 2013, except with respect to individuals holding options or warrants to acquire common stock exercisable within sixty days of May 1, 2013 (presently exercisable options and warrants), in which event this column represents the percentage of shares issued and outstanding as of May 1, 2013, plus the number of such options and warrants held by such person, and in the case of all directors and the executive officers as a group, represents the percentage of shares outstanding as of May 1, 2013, plus the number of such options and warrants held by all such persons as a group. Certain shares beneficially owned by Virginia Commerce’s directors and executive officers may be held in accounts with third party firms, where such shares may from time to time be subject to a security interest for margin credit provided in accordance with such firm’s policies.
(2)	Includes presently exercisable options and warrants to acquire 267,225 shares of common stock, 198,133 shares held by Adler NN, LLC, over which shares Mr. Adler has sole voting power, and 4,080 shares of restricted stock over which Mr. Adler has sole voting power but which cannot be transferred prior to vesting.
(3)	Includes presently exercisable options and warrants to acquire 94,330 shares of common stock, 38,594 shares held jointly by Mr. Anzilotti and his wife, over which they share voting and investment power, and 5,532 shares of restricted stock over which Mr. Anzilotti has sole voting power but which cannot be transferred prior to vesting.

(4)	Includes 2,714 shares of restricted stock over which Mr. Burdette has sole voting power but which cannot be transferred prior to vesting.
(5)	Includes presently exercisable options and warrants to acquire 154,221 shares of common stock, and 58,883 shares of restricted stock over which Mr. Converse has sole voting power but which cannot be transferred prior to vesting. Mr. Converse has pledged 482,339 shares of common stock as collateral.
(6)	Includes presently exercisable options and warrants to acquire 87,225 shares of common stock, and 4,080 shares of restricted stock over which Mr. Fisher has sole voting power but which cannot be transferred prior to vesting. Mr. Fisher has pledged 30,000 shares of common stock as collateral and 1,254 held in a margin account.
(7)	Includes presently exercisable options and warrants to acquire 117,225 shares of common stock, 10,265 shares held by Guernsey Office Products, Inc., of which Mr. Guernsey is Chief Executive Officer and principal shareowner and over which shares Mr. Guernsey has sole voting power, and 4,080 shares of restricted stock over which Mr. Guernsey has sole voting power but which cannot be transferred prior to vesting.
(8)	Includes 978,312 shares held jointly by Mr. Lehman and his wife, over which they share voting and investment power, and 4,080 shares of restricted stock over which Mr. Lehman has sole voting power but which cannot be transferred prior to vesting. Mr. Lehman has pledged 341,000 shares of common stock as collateral.
(9)	Includes presently exercisable options and warrants to acquire 615,600 shares of common stock, and 4,080 shares of restricted stock over which Mr. Mitchell has sole voting power but which cannot be transferred prior to vesting. Mr. Mitchell’s options and warrants include 600,000 warrants owned by an LLC in which he has a 50% ownership interest. Mr. Mitchell disclaims beneficial ownership of 300,000 warrants attributable to the interests of other members of the LLC. Mr. Mitchell has pledged 150,000 shares of common stock as collateral.
(10)	Includes 4,080 shares of restricted stock over which Mr. Stottlemyer has sole voting power but which cannot be transferred prior to vesting.
(11)	Includes 3,600 shares held jointly by Mr. Merrill and his wife, over which they share voting and investment power and 9,092 shares of restricted stock over which Mr. Merrill had sole voting power but which cannot be transferred prior to vesting.
(12)	Includes presently exercisable options and warrants to acquire 87,224 shares of common stock, 14,141 shares of restricted stock over which Mr. Anderson has sole voting power but which cannot be transferred prior to vesting and 145,805 shares held jointly by Mr. Anderson and his wife, over which they share voting and investment power.
(13)	Includes presently exercisable options to acquire 42,295 shares of common stock, 28,775 shares held jointly by Ms. Ostrander and her husband, and 10,724 shares of restricted stock over which Ms. Ostrander has sole voting power but which cannot be transferred prior to vesting.
(14)	Includes presently exercisable options to acquire 47,263 shares of common stock, 12,766 shares of restricted stock over which Mr. Reeder has sole voting power but which cannot be transferred prior to vesting and 1,000 shares held jointly by Mr. Reeder and his wife, over which they share voting and investment power.
(15)	Mr. Tinley served as Interim Chief Financial Officer until February 20, 2012.
(16)	Includes presently exercisable options and warrants to acquire 1,521,008 shares of common stock. Includes 2,000 presently exercisable options and 4,838 shares of restricted stock over which Mr. Ewing, Executive Vice President and Chief Operating Officer has sole voting power but which cannot be transferred prior to vesting; and 1,000 shares, 6,400 presently exercisable options and 4,607 shares of restricted stock over which Mr. Coombe, Executive Vice President and Chief Credit Officer has sole voting power but which cannot be transferred prior to vesting.
(17)

According to Schedule 13G/A filed with the SEC on February 11, 2013. The amount shown consists of 275,376 shares owned by Banc Fund VI L.P., 572,045 shares owned by Banc Fund VII L.P., and 1,044,031 shares owned by Banc Fund VIII L.P. The Banc Funds Company, L.L.C. is the general partner of MidBanc VI L.P., MidBanc VII L.P., and MidBanc VIII L.P., which are the general partners of Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P., respectively. The principal shareholder of The Banc Funds

Company, L.L.C. is Charles J. Moore. Mr. Moore is the manager of Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P. and has voting control and investment power over the shares of common stock owned by Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P.

LEGAL MATTERS

Troutman Sanders LLP and Bowles Rice LLP will opine as to the qualification of the merger as a merger and the tax treatment of the consideration paid in connection with the merger under the Code. Bowles Rice LLP will opine as to the legality of the common stock of United Bankshares offered by this prospectus and joint proxy statement. F. T. Graff, Jr., a member of the board of directors of United Bankshares, is a senior partner in the law firm of Bowles Rice LLP in Charleston, West Virginia. Bowles Rice LLP rendered legal services to United Bankshares and its subsidiaries during 2012 and it is expected that the firm will continue to render certain services to both in the future. The fees paid to Bowles Rice LLP represented less than 5% of Bowles Rice LLP’s and United Bankshares’ revenues for 2012.

EXPERTS

The consolidated financial statements of United Bankshares appearing in United Bankshares’ Annual Report (Form 10-K) for the year ended December 31, 2012, and the effectiveness of United Bankshares’ internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and United Bankshares management’s assessment of the effectiveness of internal controls over financial reporting as December 31, 2012 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Virginia Commerce appearing in this prospectus and joint proxy statement for the year ended December 31, 2012, and the effectiveness of Virginia Commerce’s internal control over financial reporting as of December 31, 2012 have been audited by Yount, Hyde & Barbour, P.C., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Virginia Commerce management’s assessment of the effectiveness of internal controls over financial reporting as December 31, 2012 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

VIRGINIA COMMERCE ANNUAL MEETING SHAREHOLDER PROPOSALS

Virginia Commerce held its 2013 annual meeting of shareholders on April 24, 2013. If the merger is completed, Virginia Commerce will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the merger is not completed or if Virginia Commerce is otherwise required to do so under applicable law, Virginia Commerce will hold a 2014 annual meeting of shareholders. Any shareholder nominations or proposals for other business intended to be presented at Virginia Commerce’s next annual meeting must be submitted to Virginia Commerce as set forth below.

Any shareholder proposal intended for inclusion in Virginia Commerce’s proxy statement and proxy card relating to its 2014 annual meeting of shareholders must have been submitted in writing to the Corporate Secretary of Virginia Commerce at 14201 Sullyfield Circle, Suite 500, Chantilly, Virginia 20151 no later than November 28, 2013, pursuant to the proxy solicitation regulations of the SEC. Nothing in this paragraph shall be deemed to require Virginia Commerce to include in its proxy statement and proxy card for such meeting any shareholder proposal that does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Virginia Commerce must receive written notice of any other matter (other than a director nomination) to be acted upon at its 2014 annual meeting of shareholders (in the event this meeting is held), for which inclusion in Virginia Commerce’s proxy materials is not sought, by February 11, 2014. Virginia Commerce must receive written notice of any director nomination to be acted upon at the 2014 annual meeting of shareholders by January 24, 2014, if Virginia Commerce holds an annual meeting in 2014, and such notice must also comply with Virginia Commerce’s bylaws.

UNITED BANKSHARES ANNUAL MEETING SHAREHOLDER PROPOSALS

Presently, the next annual meeting of United Bankshares shareholders is scheduled for May 19, 2014. Under the SEC rules, any shareholder proposals to be presented at the 2014 annual meeting must be received at the principal office of United Bankshares no later than December 6, 2013 for inclusion in the proxy statement and form of proxy relating to the 2014 annual meeting of shareholders. If the scheduled date for the 2014 annual meeting of shareholders is changed by more than 30 days, shareholders will be informed of the new meeting date and the revised date by which shareholder proposals must be received. We strongly encourage any shareholder interested in submitting a proposal to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a proposal does not guarantee that United Bankshares will include it in its proxy statement.

In order to be considered for possible action by shareholders at the 2014 annual meeting, shareholder proposals not included in United Bankshares’ proxy statement must be submitted to the principal office of United Bankshares by February 19, 2014, which is 45 calendar days before the one year anniversary of the date United Bankshares released the previous year’s annual proxy statement to its shareholders. If notice is not provided by February 19, 2014, the proposal will be considered untimely and, if presented at the 2014 annual meeting, the persons named in United Bankshares’ proxy for the 2014 annual meeting will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended. All shareholder proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, as well as United Bankshares’ Restated Bylaws.

WHERE YOU CAN FIND MORE INFORMATION

United Bankshares filed with the SEC under the Securities Act the registration statement on Form S-4 to register the shares of United Bankshares common stock to be issued to Virginia Commerce shareholders in connection with the merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about United Bankshares and its common stock. The rules and regulations of the SEC allow United Bankshares to omit certain information included in the registration statement from this prospectus and joint proxy statement. This prospectus and joint proxy statement is part of the registration statement and is a prospectus of United Bankshares in addition to being Virginia Commerce’s and United Bankshares’ prospectus and joint proxy statement for each of their special meetings.

Both United Bankshares (File No. 0-13322) and Virginia Commerce (File No. 0-28635) file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like United Bankshares and Virginia Commerce, that file electronically with the SEC. The address of that site is http://www.sec.gov. United Bankshares and Virginia Commerce also posts its SEC filings on its web site. The website addresses are www.ubsi-wv.com and www.vcbonline.com, respectively. Information contained on the United Bankshares website or the Virginia Commerce website is not incorporated by reference into this prospectus and joint proxy statement, and you should not consider information contained in its website as part of this prospectus and joint proxy statement. You can also inspect reports, proxy statements and other information that United Bankshares and Virginia Commerce have filed with the SEC at the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20096.

The SEC allows United Bankshares and Virginia Commerce to “incorporate by reference” information into this prospectus and joint proxy statement. This means that we can disclose important information to you by referring you to another document filed separately by United Bankshares and Virginia Commerce with the SEC. The information incorporated by reference is considered to be a part of this prospectus and joint proxy statement, except for any information that is superseded by information that is included directly in this prospectus and joint proxy statement.

This prospectus and joint proxy statement incorporates by reference the documents listed below that United Bankshares has previously filed with the SEC:

• Annual Report on Form 10-K	Year ended December 31, 2012.

• Quarterly Report on Form 10-Q	Filed on May 9, 2013.

• Current Reports on Form 8-K	Filed on January 30, 2013, January 31, 2013, February 25, 2013, April 4, 2013 and May 24, 2013.

•   The description of United Bankshares common stock set forth in United Bankshares’ registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions

Filed on May 1, 1984.

This prospectus and joint proxy statement incorporates by reference the documents listed below that Virginia Commerce has previously filed with the SEC:

• Annual Report on Form 10-K	Year ended December 31, 2012.

• Quarterly Report on Form 10-Q	Filed on May 9, 2013.

• Current Reports on Form 8-K	Filed on January 30, 2013, January 31, 2013 and April 29, 2013.

United Bankshares and Virginia Commerce also incorporate by reference additional documents that may be filed under Sections 13(a) and 15(d) of the Securities Exchange Act with the SEC between the date of this prospectus and joint proxy statement and the date of Virginia Commerce’s and United Bankshares’ special meeting of shareholders or the termination of the merger agreement. These include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You can obtain additional copies of the documents incorporated by reference in this prospectus and joint proxy statement free of charge by requesting them in writing or by telephone from the following address:

United Bankshares, Inc. 514 Market Street Parkersburg, West Virginia 26102 Attention: Jennie Singer Telephone: (304) 424-8800	Virginia Commerce Bancorp, Inc. 14201 Sullyfield Circle, Suite 500 Chantilly, Virginia 20151 Attention: Jennifer Manning Telephone: (703) 633-6120 x237

Georgeson, Inc. 480 Washington Blvd., 26th Floor Jersey City, New Jersey 07310 Telephone: (212) 440-9800	Eagle Rock Proxy Advisors, LLC 12 Commerce Drive Cranford, New Jersey 07016 Telephone: (877) 705-6164

If you would like to request any documents, please do so by [—], 2013, in order to receive them before the shareholder meeting.

Neither United Bankshares nor Virginia Commerce has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this prospectus and joint proxy statement or in any of the materials that we have incorporated into this prospectus and joint proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. Information in this prospectus and joint proxy statement about United Bankshares has been supplied by United Bankshares and information about Virginia Commerce has been supplied by Virginia Commerce. The information contained in this prospectus and joint proxy statement speaks only as of the date of this prospectus and joint proxy statement unless the information specifically indicates that another date applies.

The representations, warranties and covenants described in this document and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of United Bankshares and Virginia Commerce, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between United Bankshares and Virginia Commerce rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of United Bankshares, Virginia Commerce or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by United Bankshares or Virginia Commerce. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this prospectus and joint proxy statement and in the documents incorporated by reference into this prospectus and joint proxy statement. See “Where You Can Find More Information” on page [—] .

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

dated as of January 29, 2013

by and between

UNITED BANKSHARES, INC.

and

VIRGINIA COMMERCE BANCORP, INC.

A-i

Exhibit A	Supplement for Merger Sub Accession to Agreement
Exhibit B	Plan of Merger merging Virginia Commerce with and into Merger Sub
Exhibit C	Bank Merger Agreement
Exhibit D	Plan of Merger merging Virginia Commerce Bank with and into Buyer Bank
Exhibit E	Form of Support Agreement

A-ii

AGREEMENT AND PLAN OF REORGANIZATION, dated as of January 29, 2013, (this “Agreement”), by and between VIRGINIA COMMERCE BANCORP, INC. (“Virginia Commerce”) and UNITED BANKSHARES, INC. (“Buyer”).

RECITALS

A. Virginia Commerce. Virginia Commerce is a Virginia corporation, having its principal place of business in Arlington, Virginia.

B. Buyer. Buyer is a West Virginia corporation, having its principal place of business in Charleston, West Virginia.

C. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

D. Board Action. The respective Boards of Directors of each of Buyer and Virginia Commerce have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

Certain Definitions

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Agreement” has the meaning set forth in Section 9.03(a).

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Virginia Commerce or any of its Significant Subsidiaries or any proposal or offer to acquire equity interests representing 24.99% or more of the voting power of, or at least 24.99% of the assets or deposits of, Virginia Commerce or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Average Closing Price” has the meaning set forth in Section 4.03.

“Bank Merger” has the meaning set forth in Section 3.01(a).

“Bank Merger Agreement” means the Agreement and Plan of Merger of Virginia Commerce Bank with and into Buyer Bank, attached as Exhibit C.

“Bank Merger Effective Date” has the meaning set forth in Section 3.02.

“Book Entry Shares” has the meaning set forth in Section 4.04.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Bank” means United Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia.

“Buyer Board” means the Board of Directors of Buyer.

“Buyer By-Laws” means the By-Laws of Buyer.

“Buyer Common Stock” means the common stock, par value $2.50 per share, of Buyer.

“Buyer Compensation and Benefit Plans” has the meaning set forth in Section 6.04(l)(i).

“Buyer Consultants” has the meaning set forth in Section 6.04(l)(i).

“Buyer Directors” has the meaning set forth in Section 6.04(l)(i).

“Buyer Employees” has the meaning set forth in Section 6.04(l)(i).

“Buyer ERISA Affiliate” has the meaning set forth in Section 6.04(l)(iii).

“Buyer ERISA Affiliate Plan” has the meaning set forth in Section 6.04(l)(iii).

“Buyer Meeting” has the meaning set forth in Section 7.02(b).

“Buyer Pension Plan” has the meaning set forth in Section 6.04(l)(ii).

“Buyer Ratio” has the meaning set forth in Section 9.01(i)(i).

“Buyer SEC Documents” has the meaning set forth in Section 6.04(g).

“Code” has the meaning set forth in the recitals.

“Compensation and Benefit Plans” has the meaning set forth in Section 6.03(m).

“Consultants” has the meaning set forth in Section 6.03(m).

“Costs” has the meaning set forth in Section 7.10(a).

“Deferred Compensation Plan” has the meaning set forth in Section 6.03(m)(xi).

“Determination Date” has the meaning set forth in Section 4.03.

“Directors” has the meaning set forth in Section 6.03(m).

“Disclosure Schedule” has the meaning set forth in Section 6.01.

“DOL” means the United States Department of Labor.

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” means the effective time of the Merger, as provided for in Section 2.02(a).

“Employees” has the meaning set forth in Section 6.03(m).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 6.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means Computershare Limited.

“Exchange Fund” has the meaning set forth in Section 4.04(a).

“Exchange Ratio” has the meaning set forth in Section 4.01(a).

“Fee” has the meaning set forth in Section 9.03(a).

“Final Index Price” has the meaning set forth in 9.01(i)(ii).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“IRS” has the meaning set forth in Section 6.03(m)(ii).

“Indemnified Party” has the meaning set forth in Section 7.10(a).

“Index Group” has the meaning set forth in Section 9.01(i)(ii).

“Index Price” has the meaning set forth in Section 9.01(i)(ii).

“Index Ratio” has the meaning set forth in Section 9.01(i)(ii)

“Insurance Amount” has the meaning set forth in Section 7.10(c).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means, with respect to Buyer or Virginia Commerce, any event, change, effect, development, state of facts, condition, circumstances or occurrence that, individually or in the aggregate, (i) is material and adverse to the financial position, results of operations or business of Buyer and its Subsidiaries taken as a whole or Virginia Commerce and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Buyer or Virginia Commerce to perform its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that Material Adverse Effect shall not include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities except to the extent that such changes have a disproportionate impact on Buyer or Virginia Commerce, as the case may be, relative to the overall effects on the banking industry, (b) changes in

GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent that such changes have a disproportionate impact on Buyer or Virginia Commerce, as the case may be, relative to the overall effects on the banking industry, (c) changes in economic conditions affecting financial institutions generally, including changes in market interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets except to the extent that such changes have a disproportionate impact on Buyer or Virginia Commerce, as the case may be, relative to the overall effects on the banking industry, (d) any modifications or changes to valuation policies and practices in connection with the Merger in accordance with GAAP, (e) actions and omissions of Buyer or Virginia Commerce taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (f) any outbreak or escalation of hostilities or war (whether or not declared) or any act of terrorism, or any earthquakes, hurricanes, tornados or other natural disasters, (g) failure of Buyer or Virginia Commerce to meet any internal financial forecasts or any earnings projections (whether made by Buyer or Virginia Commerce or any other Person), (h) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, or (i) the effects of compliance with this Agreement on the operating performance of the parties, including, expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

“Merger” has the meaning set forth in Section 2.01(b).

“Merger Consideration” has the meaning set forth in Section 4.01(a).

“Merger Sub” means George Mason Bankshares, Inc., a Virginia second-tier bank holding company.

“NASDAQ” means as The NASDAQ Stock Market, Inc.’s Global Select Market.

“New Certificate” has the meaning set forth in Section 4.04(a).

“Old Certificate” has the meaning set forth in Section 4.04(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 6.03(m)(ii).

“Person” means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Plan of Merger” means the Plan of Merger in the form hereof attached as Exhibit B.

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule or in its SEC Documents.

“Proxy Statement” has the meaning set forth in Section 7.03(a).

“Registration Statement” has the meaning set forth in Section 7.03(a).

“Regulatory Authorities” has the meaning set forth in Section 6.03(i)(i).

“Regulatory Communication” has the meaning set forth in Section 7.09(a).

“Replacement Option” has the meaning set forth in Section 4.06.

“Rights” means, with respect to any Person, securities, agreements, plans (including any employee stock purchase plans, dividend reinvestment plans or other equity plans) or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means any registration statement, prospectus, report, schedule and definitive proxy statement and other documents filed with or furnished to the SEC by Buyer or Virginia Commerce or any of their Subsidiaries pursuant to the Securities Act or Exchange Act.

“Secretary of State” means the Secretary of State of the State of West Virginia.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Starting Date” has the meaning set forth in Section 9.01(i)(ii).

“Starting Price” has the meaning set forth in Section 9.01(i)(ii).

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 Section 210.1-(2)(w) of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 9.01(h).

“Surviving Corporation” has the meaning set forth in Section 2.01(b).

“Surviving Treasury Warrant” has the meaning set forth in Section 4.07(b).

“Surviving TRUPs Warrant” has the meaning set forth in Section 4.07(a).

“Takeover Laws” has the meaning set forth in Section 6.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Treasury Warrants” has the meaning set forth in Section 6.03(b).

“TRUPs Warrants” has the meaning set forth in Section 6.03(b).

“Virginia Commerce” has the meaning set forth in the preamble to this Agreement.

“Virginia Commerce Bank” means Virginia Commerce Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia and a wholly owned direct subsidiary of Virginia Commerce.

“Virginia Commerce Board” means the Board of Directors of Virginia Commerce.

“Virginia Commerce By-Laws” means the By-laws of Virginia Commerce.

“Virginia Commerce Certificate” means the Articles of Incorporation of Virginia Commerce, as amended.

“Virginia Commerce Common Stock” means the common stock, par value $1.00 per share, of Virginia Commerce.

“Virginia Commerce Meeting” has the meaning set forth in Section 7.02(a).

“Virginia Commerce Preferred Stock” means the Fixed Rate Cumulative Perpetual Preferred Stock, Series A of Virginia Commerce, par value of $1.00 per share.

“Virginia Commerce Stock Options” has the meaning set forth in Section 4.06.

“Virginia Commerce Stock Plans” has the meaning set forth in Section 4.06.

“Virginia Commerce’s SEC Documents” has the meaning set forth in Section 6.03(g)(i).

“VSCA” means the Virginia Stock Corporation Act, as amended.

“VSCC” means the State Corporation Commission of the Commonwealth of Virginia.

“WVBCA” means the West Virginia Business Corporation Act, as amended.

ARTICLE II

The Merger

2.01 The Merger.

(a) Prior to the Effective Time, Buyer shall take any and all action necessary (i) to cause Merger Sub to become a party to this Agreement, to be evidenced by the execution by the Merger Sub of a supplement to this Agreement in substantially the form of Exhibit A and delivery thereof to Virginia Commerce; and (ii) to cause Merger Sub to take all actions necessary or proper to comply with the obligations of Buyer and such Merger Sub to consummate the transactions contemplated hereby.

(b) Subject to the terms and conditions hereinafter set forth, including the Plan of Merger substantially in the form attached as Exhibit B, at the Effective Time, Virginia Commerce shall merge with and into Merger Sub (the “Merger”), the separate corporate existence of Virginia Commerce shall cease and Merger Sub shall survive and continue to exist as a Virginia corporation (Merger Sub, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”). Buyer may at any time prior to the Effective Time change the method of effecting the combination with Virginia Commerce (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, that no such change shall (i) alter or change the amount or kind of Merger Consideration, or the relative proportions of cash and Buyer Common Stock included therein, (ii) adversely affect the tax-free treatment of the Merger to Virginia Commerce’s stockholders as a result of receiving the Merger Consideration, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided further, that Buyer shall provide Virginia Commerce prior written notice of such change and the reasons therefor.

(c) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective upon (i) (A) the filing with the VSCC articles of merger in accordance with Section 13.1-720 of the VSCA, and the issuance by the VSCC of a certificate of merger relating to the Merger, and (B) the filing with the Secretary of State articles of merger in accordance with Section 31D-11-1106 of the WVBCA, and issuance by the Secretary of State of a certificate of merger relating to the Merger, or (ii) effective upon such later date and time as may be set forth in such articles of merger. The Merger shall have the effects prescribed in the VSCA and the WVBCA.

(d) The Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.02 Effective Date and Effective Time.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall cause the effective date of the Merger (the “Effective Date”) to occur on either (i) the fifth business day to occur after the last of the conditions set forth in Article VIII shall have been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger (or, at the election of Buyer, on the last business day of the month in which such fifth business day occurs), or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the “Effective Time.”

(b) Notwithstanding any other provision in this Agreement to the contrary, if Buyer shall exercise its right to delay the Effective Date pursuant to Section 2.02(a)(i), and a record date for any dividend or other distribution in respect of the Buyer Common Stock is taken during the period of such delay such that the Virginia Commerce stockholders will not be entitled to participate in such dividend, each stockholder of Virginia Commerce shall be entitled to receive, upon surrender of the Old Certificates or Book-Entry Shares and compliance with the other provisions of Article IV, a payment equal to the amount and kind of dividend or other distribution that such holder would have received had such holder been a holder of record of the shares of Buyer Common Stock issuable to such holder in the Merger on the record date for such dividend or other distribution.

2.03 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE III

The Bank Merger

3.01 The Bank Merger.

(a) After the Effective Time, Virginia Commerce Bank, the wholly owned subsidiary of Virginia Commerce, shall merge with and into Buyer Bank, a wholly owned subsidiary of Buyer (the “Bank Merger”), pursuant to the terms and conditions of the Bank Merger Agreement including the Plan of Merger substantially in the form attached as Exhibit D, the separate existence of Virginia Commerce Bank shall cease and Buyer Bank shall survive and continue to exist as a banking corporation chartered under the laws of the Commonwealth of Virginia. Buyer may at any time prior to the Effective Time, change the method of effecting the combination with Virginia Commerce Bank (including, without limitation, the provisions of this Article III) if and to the extent it deems such changes necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration, or the relative proportions of cash and Buyer Common Stock included therein, (ii) adversely affect the ability of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code to Virginia Commerce’s stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided, further, that Buyer shall provide Virginia Commerce with seven days prior written notice of such change and the reasons therefore.

(b) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Bank Merger shall become effective upon the filing with the VSCC articles of merger in accordance with Section 13.1-720 of the VSCA, and the issuance by the VSCC of a certificate of merger relating to the Bank Merger, or such later date and time as may be set forth in such articles of merger. The Bank Merger shall have the effects prescribed in the VSCA.

3.02 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, it being agreed that any required consents, approvals, and authorizations from any Governmental Authorities to effect the Bank Merger shall not be a condition to the consummation of the Merger, the parties shall use reasonable efforts to cause the effective date of the Bank Merger (the “Bank Merger Effective Date”) to occur as soon as reasonably practicable after the Effective Date or such later date to which the parties may agree in writing.

ARTICLE IV

Consideration; Exchange Procedures

4.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) Merger Consideration. Each holder of a share of Virginia Commerce Common Stock (other than Buyer and its Subsidiaries, in each case except for shares held by them in a fiduciary capacity or as a result of debts previously contracted) shall receive in respect thereof, subject to the limitations set forth in this Agreement, 0.5442 shares (determined by dividing $14.00 by the average closing price of Buyer Common Stock for the ten full trading days prior to the public announcement of the execution of this Agreement) (“Exchange Ratio”) of Buyer Common Stock (the “Merger Consideration”).

(b) Outstanding Buyer Stock. Each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(c) Merger Sub Shares. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Merger, and no consideration shall be issued in exchange therefor.

4.02 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Virginia Commerce Common Stock shall cease to be, and shall have no rights as, stockholders of Virginia Commerce, other than to receive the Merger Consideration (if so provided in Section 4.01(a)) and any dividend or other distribution with respect to such Virginia Commerce Common Stock with a record date occurring prior to the Effective Time, the payment, if any, in lieu of certain dividends on Buyer Common Stock provided for in Section 2.02(b), and the consideration provided under this Article IV. After the Effective Time, there shall be no transfers on the stock transfer books of Virginia Commerce or the Surviving Corporation of shares of Virginia Commerce Common Stock.

4.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, Buyer shall pay to each holder of Virginia Commerce Common Stock who would otherwise be entitled to a fractional share of Buyer Common Stock (after taking into account all Old Certificates registered in the name of such holder or Book-Entry Shares held by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the daily closing prices for the shares of Buyer Common Stock for the 20 consecutive full trading days on which such shares are actually traded on the NASDAQ (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the tenth trading day (the “Determination Date”) immediately preceding the Effective Date) (the “Average Closing Price”).

4.04 Exchange Procedures.

(a) At or prior to the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates formerly representing shares of Virginia Commerce Common Stock (“Old Certificates”) and holders of non-certificated shares of Virginia Commerce Common Stock (“Book-Entry Shares”), for exchange in accordance with this Article IV, (i) certificates representing shares of Buyer Common Stock or non-certificated shares of Buyer Common Stock (collectively, “New Certificates”) and (ii) an amount of cash necessary for payments required by Section 4.03 (the “Exchange Fund”). The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in connection with merger transactions.

(b) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Old Certificates or Book-Entry Shares a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates or Book-Entry Shares shall pass, only upon delivery of the Old Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates or Book-Entry Shares in exchange for New Certificates, if any, that the holders of the Old Certificates or Book-Entry Shares are entitled to receive pursuant to Article IV, any cash in lieu of fractional shares into which the shares of Virginia Commerce Common Stock represented by the Old Certificates or Book-Entry Shares shall have been converted pursuant to this Agreement and any payment required pursuant to Section 2.02(b) of this Agreement. Upon proper surrender of an Old Certificate or Book-Entry Shares for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor (i) a New Certificate representing that number of whole shares of Buyer Common Stock that such holder has the right to receive pursuant to Article IV, if any, (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificates or Book-Entry Shares surrendered pursuant to the provisions of this Article IV, and (iii) any payment required by Section 2.02(b), and the Old Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled.

(c) Neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of Virginia Commerce Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) No dividends or other distributions with respect to Buyer Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate or Book-Entry Shares representing shares of Virginia Commerce Common Stock converted in the Merger into the right to receive shares of such Buyer Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefore in accordance with the procedures set forth in this Section 4.04. After becoming so entitled in accordance with this Section 4.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock such holder had the right to receive upon surrender of the Old Certificates or Book-Entry Shares.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Virginia Commerce on the business day after the one-year anniversary of the Effective Date shall be paid to Buyer. Any stockholders of Virginia Commerce who have not theretofore complied with this Article IV shall thereafter look only to Buyer for payment of the Merger Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on Buyer Common Stock deliverable in respect of each share of Virginia Commerce Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

4.05 Anti-Dilution Provisions. In the event Buyer changes (or establishes a record date for changing) the number of shares of Buyer Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the outstanding Buyer Common Stock and the record date therefor shall be prior to the Effective Date, or shall establish a record date prior to the Effective Date with respect to any dividend or other distribution in respect of the Buyer Common Stock other than a cash dividend consistent with past practice, the Exchange Ratio shall be proportionately adjusted to provide the holders of Virginia Commerce Common Stock the same economic effect as contemplated by this Agreement prior to such event.

4.06 Options. At the Effective Time, the holders of each outstanding option (each, a “Virginia Commerce Stock Option”) to purchase shares of Virginia Commerce Common Stock, whether vested or unvested as of the date of this Agreement, under any and all plans of Virginia Commerce under which stock options have been granted (collectively, the “Virginia Commerce Stock Plans”) shall vest pursuant to the terms thereof and shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such Virginia Commerce Stock Option, the number of shares of Buyer Common Stock equal to (a) the number of shares of Virginia Commerce Common Stock subject to the Virginia Commerce Stock Option multiplied by (b) the Exchange Ratio. Such product shall be rounded down to the nearest whole number. The exercise price per share (rounded up to the next whole cent) of each Replacement Option shall equal (y) the exercise price per share of shares of Virginia Commerce Common Stock that were purchasable pursuant to such Virginia Commerce Stock Option divided by (z) the Exchange Ratio. Notwithstanding the foregoing, each Virginia Commerce Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and all other options shall be adjusted in a manner that maintains the options exemption from Section 409A of the Code. At or prior to the Effective Time, Virginia Commerce shall use its reasonable best efforts to obtain any necessary consents from optionees with respect to the Virginia Commerce Stock Plans to permit replacement of the outstanding Virginia Commerce Stock Options by Buyer pursuant to this Section and to permit Buyer to assume the Virginia Commerce Stock Plans. Virginia Commerce shall further take all action necessary to amend the Virginia Commerce Stock Plans to eliminate automatic grants or awards thereunder following the Effective Time. At the Effective Time, Buyer shall assume the Virginia Commerce Stock Plans; provided that such assumption shall only be with respect to the Replacement Options and shall have no obligation to make any additional grants or awards under the Virginia Commerce Stock Plans.

4.07 Warrants.

(a) At the Effective Time, each TRUPs Warrant which is then outstanding and unexercised shall cease to represent a right to acquire Virginia Commerce Common Stock and shall be converted automatically into a warrant to purchase shares of Buyer Common Stock (a “Surviving TRUPs Warrant”) in an amount and at an exercise price determined as provided below (and otherwise subject to the terms under which such TRUPs Warrant was granted, including vesting rights, the agreements evidencing grants thereunder and any other agreements between Virginia Commerce and a warrant holder regarding TRUPs Warrants):

(i) the number of shares of Buyer Common Stock to be subject to the Surviving TRUPs Warrant will be equal to the product of the number of shares of Virginia Commerce Common Stock subject to the original TRUPs Warrant and the Exchange Ratio; provided that any fractional shares of Buyer Common Stock resulting from such multiplication shall be rounded down to the next whole share; and

(ii) the exercise price per share of Buyer Common Stock under the Surviving TRUPs Warrant shall be equal to the exercise price per share of Virginia Commerce Common Stock under the original TRUPs Warrant divided by the Exchange Ratio; provided that if the exercise price resulting from such division results in a fractional cent, the exercise price shall be rounded up to the next cent.

(b) At the Effective Time each Treasury Warrant which is then outstanding and unexercised shall cease to represent a right to acquire Virginia Commerce Common Stock and shall be converted automatically into a warrant to purchase shares of Buyer Common Stock (a “Surviving Treasury Warrant”) in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of such Treasury Warrant):

(i) the number of shares of Buyer Common Stock to be subject to the Surviving Treasury Warrant will be equal to the product of the number of shares of Virginia Commerce Common Stock subject to the original Treasury Warrant and the Exchange Ratio, rounded to the nearest one-hundredth of a share; and

(ii) the exercise price per share of Buyer Common Stock under the Surviving Treasury Warrant shall be equal to the quotient of the exercise price per share of Virginia Commerce Common Stock under the original Treasury Warrant divided by the Exchange Ratio, rounded to the nearest one-tenth of a cent.

4.08 Withholding Rights. Buyer or the Exchange Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority by or on behalf of Buyer or the Exchange Agent, as the case may be, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Buyer or the Exchange Agent, as the case may be.

ARTICLE V

Actions Pending the Effective Time

5.01 Forebearances of Virginia Commerce. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Virginia Commerce will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of Virginia Commerce and its Subsidiaries other than in the ordinary and usual course, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, make any capital expenditure in excess of $200,000 or take any action reasonably likely to have an adverse effect upon Virginia Commerce’s ability to perform any of its material obligations under this Agreement.

(b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Virginia Commerce Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Virginia Commerce Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights; provided that none of the foregoing shall restrict Virginia Commerce from making equity compensation awards and issuing shares of Virginia Commerce Common Stock, rights, employee or director stock options, or similar equity compensation awards under the Virginia Commerce Stock Plans in the ordinary course of business consistent with past practice, provided further that any such awards to executive officers of Virginia Commerce or Virginia Commerce Bank will not exceed the amounts set forth in Section 5.01(b) of Virginia Commerce’s Disclosure Schedule.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend (other than dividends from wholly-owned Subsidiaries to Virginia Commerce or another wholly-owned Subsidiary of Virginia Commerce) on or in respect of, or declare or make any distribution on any shares of Virginia Commerce Common Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock; provided that none of the foregoing shall restrict Virginia Commerce from acquiring shares of its capital stock pursuant to the surrender of any such shares in payment of an exercise price or in satisfaction of a Tax withholding obligation, or pursuant to similar transactions, in connection with (x) the exercise of Virginia Commerce Stock Options, Virginia Commerce Warrants and other Rights Previously Disclosed, and (y) vesting of restricted shares of Virginia Commerce Common Stock.

(d) Compensation; Employment Agreements; Etc. (i) Enter into or amend or renew any employment, consulting, compensation, severance or similar agreements or arrangements with any director, officer or employee of Virginia Commerce or its Subsidiaries, or (ii) grant any salary or wage increase or increase any employee benefit, except (A) Virginia Commerce may award normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (B) Virginia Commerce may make individual cash bonus awards under the Virginia Commerce Bancorp, Inc. Executive Incentive Plan in the ordinary course of business consistent with past practice, and (C) Virginia Commerce and Buyer will establish a retention bonus pool of not less than $500,000 in the aggregate that will be dedicated to certain employees of Virginia Commerce designated by officers of Virginia Commerce for purposes of retaining such employees prior to and after the Effective Time; provided that, with respect to executive officers of Virginia Commerce and Virginia Commerce Bank, any increase in compensation contemplated by Section 5.01(d)(ii)(A) and any individual cash bonus award contemplated by Section 5.01(d)(ii)(B) will not exceed the amounts set forth in Section 5.01(d)(ii) of Virginia Commerce’s Disclosure Schedule.

(e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Virginia Commerce or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

(g) Acquisitions. Except as Previously Disclosed or in the ordinary course of its business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

(h) Governing Documents. Amend the Virginia Commerce Certificate, Virginia Commerce By-Laws or the certificate of incorporation or by-laws (or similar governing documents) of any of Virginia Commerce’s Subsidiaries.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or its Regulatory Authorities.

(j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 6.03(k)) or amend or modify any of its existing material contracts in a manner that is material to Virginia Commerce and its Subsidiaries taken as a whole.

(k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Virginia Commerce and its Subsidiaries, taken as a whole.

(l) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VIII not being satisfied or (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(m) Risk Management. Except as required by applicable law or regulation, or by formal or informal agreements entered into with Regulatory Authorities, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

(o) Commitments. Agree or commit to do any of the foregoing.

5.02 Forebearances of Buyer. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Virginia Commerce (which consent shall not be unreasonably withheld, delayed or conditioned), Buyer will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of Buyer and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon Buyer’s ability to perform any of its material obligations under this Agreement.

(b) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(c) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or its Regulatory Authorities.

(d) Dividends. Make, declare, pay or set aside for payment any extraordinary dividend, other than in connection with the United Stock Repurchase Program.

(e) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VIII not being satisfied or (2) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(f) Transactions Involving Buyer. Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving Buyer and/or a Buyer Subsidiary, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to or does result in the termination of this Agreement, materially delay or jeopardize the receipt of the approval of any Regulatory Authority or the filing of an application therefor, or cause the anticipated tax treatment of the transactions contemplated hereby to be unavailable; provided, that nothing herein shall prohibit any such transaction that by its terms contemplates the consummation of the Merger in accordance with the provisions of this Agreement and which treats holders of Virginia Commerce Common Stock, upon completion of the Merger and their receipt of Buyer Common Stock, in the same manner as the holders of Buyer Common Stock.

(g) Governing Documents. Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of Virginia Commerce.

(h) Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

Representations and Warranties

6.01 Disclosure Schedules. On or prior to the date hereof, Buyer has delivered to Virginia Commerce a schedule and Virginia Commerce has delivered to Buyer a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 6.03 or 6.04 or to one or more of its covenants contained in Article V; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 6.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation. All of Virginia Commerce’s and Buyer’s representations, warranties and covenants contained in this Agreement are qualified by reference to its respective Disclosure Schedule and none thereof shall be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of the other party.

6.02 Standard. No representation or warranty of Virginia Commerce or Buyer contained in Section 6.03 or 6.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 6.03 or 6.04 has had or is reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “knowledge” shall mean (i) with respect to Buyer, actual knowledge of Richard M. Adams, Richard M. Adams, Jr., James J. Consagra, Jr., James B. Hayhurst, Jr., Craig L. Smith, W. Mark Tatterson, Joe L. Wilson and Steven E. Wilson, and (ii) with respect to Virginia Commerce, actual knowledge of Peter A. Converse, Mark S. Merrill, Richard B. Anderson, Jr., Dennis M. Coombe, Christopher J. Ewing, Steven A. Reeder and Patricia M. Ostrander.

6.03 Representations and Warranties of Virginia Commerce. Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, Virginia Commerce hereby represents and warrants to Buyer:

(a) Organization and Standing. Virginia Commerce is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Virginia Commerce is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capitalization. As of the date hereof, the authorized capital stock of Virginia Commerce consists of (i) 50,000,000 shares of Virginia Commerce Common Stock, of which as of the date hereof, 32,048,128 shares are outstanding, and (ii) 1,000,000 shares of Virginia Commerce Preferred Stock, none of which as of the date hereof are outstanding. As of the date hereof, except pursuant to (i) the terms of options and stock issued pursuant to the Virginia Commerce Stock Plans, (ii) warrants originally issued to the United States Department of the Treasury in connection with the Company’s participation in the Troubled Asset Relief Program Capital Purchase Program (such warrants, the “Treasury Warrants”), and (iii) warrants originally issued in connection with an offering of trust preferred securities (such warrants, the “TRUPs Warrants”), Virginia Commerce does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Virginia Commerce Common Stock, Virginia Commerce Preferred Stock or any other equity securities of Virginia Commerce or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Virginia Commerce Common Stock, Virginia Commerce Preferred Stock or other equity securities of Virginia Commerce or any of its Subsidiaries. As of the date hereof, Virginia Commerce has 1,306,931 shares of Virginia Commerce Common Stock that are issuable and reserved for issuance upon the exercise of Virginia Commerce Stock Options. As of the date hereof, Virginia Commerce has 1,500,000 shares of Virginia Commerce Common Stock that are issuable and reserved for issuance upon the exercise of TRUPs Warrants. As of the date hereof, Virginia Commerce has 2,696,203 shares of Virginia Commerce Common Stock that are issuable and reserved for issuance upon the exercise of Treasury Warrants. The outstanding shares of Virginia Commerce Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(c) Subsidiaries. Virginia Commerce has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary. (A) Virginia Commerce owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, or, in the case of VCBI Capital Trust II, VCBI Capital Trust III and VCBI Capital Trust IV, all of the outstanding common securities, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by Virginia Commerce or its Subsidiaries are fully paid and nonassessable and are owned by Virginia Commerce or its Subsidiaries free and clear of any Liens.

(i) Virginia Commerce has Previously Disclosed a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of the date hereof.

(ii) Each of Virginia Commerce’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(d) Corporate Power. Each of Virginia Commerce and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Virginia Commerce has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of required approvals by the stockholders of Virginia Commerce, to consummate the transactions contemplated hereby.

(e) Corporate Authority. Subject to receipt of the requisite approval of this Agreement (including the Merger and Plan of Merger) by the holders of more than a majority (50.1%) of the outstanding shares of Virginia Commerce Common Stock entitled to vote thereon (which is the only vote of Virginia Commerce stockholders required thereon), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Virginia Commerce and the Virginia Commerce Board. Assuming due authorization, execution and delivery by Buyer, this Agreement is a valid and legally binding obligation of Virginia Commerce, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Consents and Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Virginia Commerce or any of its Subsidiaries in connection with the execution, delivery or performance by Virginia Commerce of this Agreement or to consummate the Merger except for (A) filings of applications or notices with federal and state banking and insurance authorities, (B) the filing of articles of merger with the VSCC pursuant to the VSCA and the issuance of certificates of merger in connection with the Merger and the Bank Merger, and the filing of articles of merger with the Secretary of State pursuant to the WVBCA and the issuance of a certificate of merger in connection with the Merger, and (C) the filing of the Proxy Statement with the SEC. As of the date hereof, Virginia Commerce is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).

(ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument of Virginia Commerce or of any of its Subsidiaries or to which Virginia Commerce or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Virginia Commerce Certificate or the Virginia Commerce By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or any agreement, indenture or instrument.

(g) Financial Reports and SEC Documents; Absence of Certain Changes or Events.

(i) Virginia Commerce’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2009, 2010 and 2011 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2011, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “Virginia Commerce’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of Virginia Commerce contained in or incorporated by reference into any of Virginia Commerce’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Virginia Commerce and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of Virginia Commerce in any of Virginia Commerce’s SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Virginia Commerce and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

(ii) Section 6.03(g)(ii) of Virginia Commerce’s Disclosure Schedule lists, and upon request, Virginia Commerce has delivered to Buyer, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K) effected by Virginia Commerce or its Subsidiaries, since December 31, 2011. Yount, Hyde & Barbour, P.C., which has expressed its opinion with respect to the audited financial statements of Virginia Commerce and its Subsidiaries (including the related notes) included in Virginia Commerce’s SEC Documents is and has been throughout the periods covered by such financial statements an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002).

(iii) Virginia Commerce has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2008. Section 6.03(g)(iii) of Virginia Commerce’s Disclosure Schedule lists and, except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) two days prior to the date of this Agreement, Virginia Commerce has delivered to Buyer copies in the form filed with the SEC of (A) its Annual Reports on Form 10-K for each fiscal year of the Company beginning after December 31, 2008, (B) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of Virginia Commerce referred to in clause (A) above, (C) all proxy statements relating to Virginia Commerce’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the first fiscal year referred to in clause (A) above, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Buyer pursuant to this Section 6.03(g), filed by Virginia Commerce with the SEC since the beginning of the first fiscal year referred above, and (F) all comment letters received by Virginia Commerce from the staff of the SEC since December 31, 2011 and all responses to such comment letters by or on behalf of Virginia Commerce.

(iv) Virginia Commerce maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Virginia Commerce and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Virginia Commerce maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act and as of December 31, 2009, such internal control over financial reporting was effective in providing reasonable assurance to Virginia Commerce’s management and its board of directors regarding the preparation and fair presentation of published financial statements in accordance with GAAP. To Virginia Commerce’s knowledge, each director and executive officer of Virginia Commerce has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2011. As used in this Section 6.03(g), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(v) Since December 31, 2011, Virginia Commerce and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(vi) Since December 31, 2011, (A) Virginia Commerce and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 6.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Virginia Commerce.

(h) Litigation. No litigation, claim or other proceeding before any Governmental Authority is pending against Virginia Commerce or any of its Subsidiaries and, to Virginia Commerce’s knowledge, no such litigation, claim or other proceeding has been threatened.

(i) Regulatory Matters.

(i) Neither Virginia Commerce nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the VSCC, the Federal Reserve Board and the Federal Deposit Insurance Corporation) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).

(ii) Neither Virginia Commerce nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii) Virginia Commerce is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(j) Compliance with Laws. Each of Virginia Commerce and its Subsidiaries:

(i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Virginia Commerce’s knowledge, no suspension or cancellation of any of them is threatened;

(iii) has received, since December 31, 2002, no notification or communication from any Governmental Authority (A) asserting that Virginia Commerce or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Virginia Commerce’s knowledge, do any grounds for any of the foregoing exist);

(iv) Since January 1, 2010, is in compliance with the privacy provisions of the Gramm-Leach-Bailey Act, and all other applicable laws relating to consumer privacy; and

(v) At the Effective Time, the assumption by Buyer of Virginia Commerce’s obligations under Section 7.10 would be in compliance with Section 13(k) of the Exchange Act.

(k) Material Contracts; Defaults. Except for this Agreement, neither Virginia Commerce nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither Virginia Commerce nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) No Brokers. No action has been taken by Virginia Commerce that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Sandler O’Neill + Partners, L.P.

(m) Employee Benefit Plans.

(i) Virginia Commerce has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Employees”), current or former consultant (the “Consultants”) or current or former director (the “Directors”) of Virginia Commerce or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the “Compensation and Benefit Plans”). Except as required by the terms of this Agreement or as Previously Disclosed, neither Virginia Commerce nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

(ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service (“IRS”) or the Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Virginia Commerce is not aware of any circumstances that could adversely affect such qualification or that are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of Virginia Commerce, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits. Neither Virginia Commerce nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Virginia Commerce or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) No Compensation and Benefit Plans currently maintained, or maintained within the last six years, by Virginia Commerce or any of its Subsidiaries or any entity (an “ERISA Affiliate”) that is considered one employer with Virginia Commerce under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code is or was subject to Title IV of ERISA or is or was a multiemployer plan under Subtitle E of Title IV of ERISA. To the knowledge of Virginia Commerce, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which Virginia Commerce or any of its Subsidiaries is a party have been timely made or have been reflected on Virginia Commerce’s financial statements. None of Virginia Commerce, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(v) Neither Virginia Commerce nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and there has been no communication to Employees by Virginia Commerce or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi) Virginia Commerce and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

(vii) With respect to each Compensation and Benefit Plan, if applicable, Virginia Commerce has provided or made available to Buyer, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for minimum payments); (G) most recent determination or opinion letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan other than the Virginia Commerce Stock Plans and except as otherwise provided for in this Agreement or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix) Neither Virginia Commerce nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Buyer nor Virginia Commerce, or any of their respective Subsidiaries will be obligated to make a payment to an Employee of Virginia Commerce or any of its Subsidiaries that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(xi) As of the Effective Date, there are no supplemental employment retirement plans (SERPs) between Virginia Commerce and any of its employees and the Virginia Commerce Bank Executive and Director Deferred Compensation Plan (the “Deferred Compensation Plan”) has assets through a grantor trust of which Virginia Commerce Bank is the grantor within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code that are subject to claims of creditors, and the Virginia Commerce Board has, within 30 days preceding the Effective Date, taken action to terminate the Deferred Compensation Plan and to distribute the vested account balances, if any to participants in a lump sum prior to the Effective Date, but in any event, within 12 months of such termination.

(xii) Neither Virginia Commerce nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Virginia Commerce or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Virginia Commerce or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under

Section 409A of the Code. As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Virginia Commerce nor any of its Subsidiaries will be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to Virginia Commerce or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Compensation and Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.

(n) Labor Matters. Neither Virginia Commerce nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Virginia Commerce or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Virginia Commerce or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Virginia Commerce’s knowledge, threatened, nor is Virginia Commerce aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Takeover Laws. Virginia Commerce has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state applicable to Virginia Commerce, including Article 14.1 of the VSCA (collectively, “Takeover Laws”).

(p) Environmental Matters. To Virginia Commerce’s knowledge, neither the conduct nor operation of Virginia Commerce or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Virginia Commerce’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Virginia Commerce’s knowledge, neither Virginia Commerce nor any of its Subsidiaries has received any notice from any person or entity that Virginia Commerce or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(q) Tax Matters.

(i) All Tax Returns that are required to be filed by or with respect to Virginia Commerce and its Subsidiaries have been timely filed (taking into account all applicable extensions), and all Taxes shown to be due on such Tax Returns have been paid in full, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Virginia Commerce’s consolidated financial statements as of December 31, 2012. All assessments for Taxes of Virginia Commerce or any of its Subsidiaries due with respect to completed and settled examinations or any concluded litigations have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon Virginia Commerce or any of its Subsidiaries. Neither Virginia Commerce nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. Neither Virginia Commerce nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2012 in excess of the amounts accrued with respect thereto that are reflected in the consolidated financial statements of Virginia Commerce as of December 31, 2012. As of the date hereof, neither Virginia Commerce nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(ii) Virginia Commerce is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.

(r) Risk Management Instruments. Neither Virginia Commerce nor any of its subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Virginia Commerce’s own account, or for the account of one or more of Virginia Commerce’s Subsidiaries or their customers.

(s) Books and Records. The books and records of Virginia Commerce and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

(t) Insurance. Virginia Commerce Previously Disclosed all of the insurance policies, binders, or bonds maintained by Virginia Commerce or its Subsidiaries. Virginia Commerce and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Virginia Commerce reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Virginia Commerce and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

6.04 Representations and Warranties of Buyer. Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, Buyer hereby represents and warrants to Virginia Commerce:

(a) Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. Buyer is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capitalization.

(i) As of the date hereof, the authorized capital stock of Buyer consists of (A) 100,000,000 shares of Buyer Common Stock, of which as of the date hereof, 50,867,630 shares were outstanding, and (B) 50,000,000 shares of preferred stock with par value of $1.00 per share, as of the date hereof, none of which are outstanding. As of the date hereof, except as set forth in its Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock or any other equity securities of Buyer or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock or other equity securities of Buyer or any of its Subsidiaries. As of the date hereof, Buyer had 1,629,237 shares of Buyer Common Stock which are issuable and reserved for issuance upon exercise of Buyer Stock Options. The outstanding shares of Buyer Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(ii) The shares of Buyer Common Stock to be issued in exchange for shares of Virginia Commerce Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on the NASDAQ.

(c) Subsidiaries. Each of Buyer’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries. Buyer has Previously Disclosed a list of all of its Subsidiaries, together with the jurisdiction of organization of each Subsidiary.

(d) Corporate Power. Each of Buyer and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of approval of this Agreement by the stockholders of Buyer, to consummate the transactions contemplated hereby.

(e) Corporate Authority. Subject to receipt by Buyer of the requisite stockholder approvals required by (i) NASDAQ Listing Rule 5635 with respect to issuing the Merger Consideration and (ii) Sections 31D-6-621 and 31D-11-1104 of the WVBCA with respect to issuing the Merger Consideration and approving the Merger, such approvals constituting the affirmative vote of a majority of the votes cast if a quorum is present (which are the only votes of Buyer stockholders required thereon), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and the Buyer Board. Assuming due authorization, execution and delivery by Virginia Commerce, this Agreement is a valid and legally binding agreement of Buyer, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Consents and Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Buyer or any of its Subsidiaries in connection with the execution, delivery or performance by Buyer of this Agreement or to consummate the Merger except for (A) filings of applications and notices with the federal and state banking and insurance authorities; (B) filings with the NASDAQ regarding the Buyer Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of the Proxy Statement; (E) the filing of articles of merger with the VSCC pursuant to the VSCA and the issuance of certificates of merger in connection with the Merger and the Bank Merger, and the filing of articles of merger with the Secretary of State pursuant to the WVBCA and the issuance of a certificate of merger in connection with the Merger; (F) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Buyer Stock in the Merger; and (G) receipt of the approvals set forth in Section 8.01(b). As of the date hereof, Buyer is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of Buyer or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and SEC Documents; Absence of Certain Changes or Events.

(i) Buyer’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2009, 2010 and 2011 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2011, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “Buyer’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of Buyer contained in or incorporated by reference into any of Buyer’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Buyer and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of Buyer in any of Buyer’s SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Buyer and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

(ii) Section 6.04(g)(ii) of Buyer’s Disclosure Schedule lists, and upon request, Buyer has delivered to Virginia Commerce, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K) effected by Buyer or its Subsidiaries, since December 31, 2011. Ernst & Young LLP, which has expressed its opinion with respect to the financial statements of Buyer and its Subsidiaries (including the related notes) included in the Buyer SEC Documents is and has been throughout the periods covered by such financial statements an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002).

(iii) Buyer has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2008. Section 6.04(g)(iii) of Buyer’s Disclosure Schedule lists and, except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) two days prior to the date of this Agreement, Buyer has delivered to Virginia Commerce copies in the form filed with the SEC of (A) its Annual Reports on Form 10-K for each fiscal year of the Company beginning after December 31, 2008, (B) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of Buyer referred to in clause (A) above, (C) all proxy statements relating to Buyer’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the first fiscal year referred to in clause (A) above, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Virginia Commerce pursuant to this Section 6.04(g), filed by Buyer with the SEC since the beginning of the first fiscal year referred above, and (F) all comment letters received by Buyer from the staff of the SEC since December 31, 2011 and all responses to such comment letters by or on behalf of Buyer.

(iv) Buyer maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Buyer and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Buyer’s filings with the SEC and other public disclosure documents. Buyer maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act and as of December 31, 2009, such internal control over financial reporting was effective in providing reasonable assurance to Buyer’s management and its board of directors regarding the preparation and fair presentation of published financial statements in accordance with GAAP. To Buyer’s knowledge, each director and executive officer of Buyer has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2011. As used in this Section 6.04(g), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(v) Since December 31, 2011, Buyer and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(vi) Since December 31, 2011, (A) Buyer and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 6.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Buyer.

(h) Litigation. No litigation, claim or other proceeding before any Governmental Authority is pending against Buyer or any of its Subsidiaries and, to Buyer’s knowledge, no such litigation, claim or other proceeding has been threatened.

(i) Regulatory Matters. Neither Buyer nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

(i) Neither Buyer nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(ii) Buyer is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(j) Compliance with Laws. Each of Buyer and its Subsidiaries:

(i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

(iii) has received, since December 31, 2002, no notification or communication from any Governmental Authority (A) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Buyer’s knowledge, do any grounds for any of the foregoing exist); and

(iv) since July 1, 2003, is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy.

(k) Material Contracts; Defaults. Except for this Agreement, neither Buyer nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither Buyer nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) Employee Benefit Plans.

(i) Buyer has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Buyer Employees”), current or former consultant (the “Buyer Consultants”) or current or former director (the “Buyer Directors”) of Buyer or any of its Subsidiaries participates or to which any Buyer Employees, Buyer Consultants or Buyer Directors are a party (the “Buyer Compensation and Benefit Plans”).

(ii) Each Buyer Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Buyer Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Buyer Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Buyer is not aware of any circumstances which could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of Buyer, threatened legal action, suit or claim relating to the Buyer Compensation and Benefit Plans other than routine claims for benefits. Neither Buyer nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Buyer Compensation and Benefit Plan that would reasonably be expected to subject Buyer or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Buyer or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (a “Buyer ERISA Affiliate”) which is considered one employer with Buyer under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a “Buyer ERISA Affiliate Plan”). None of Buyer, any of its Subsidiaries or any Buyer ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Buyer Compensation and Benefit Plan or by any Buyer ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or Buyer ERISA Affiliate Plan and, to Buyer’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of Buyer, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Buyer Compensation and Benefit Plan. Under each Buyer Pension Plan and Buyer ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Buyer Pension Plan or Buyer ERISA Affiliate Plan), did not exceed the then current value of the assets of such Buyer Pension Plan or Buyer ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Buyer Pension Plan or Buyer ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

(iv) All contributions required to be made under the terms of any Buyer Compensation and Benefit Plan or Buyer ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Buyer or any of its Subsidiaries is a party have been timely made or have been reflected on Buyer’s financial statements. Neither any Buyer Pension Plan nor any Buyer ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Buyer Pension Plan or Buyer ERISA Affiliate Plan have been made on or before their due dates. None of Buyer, any of its Subsidiaries or any Buyer ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Buyer Pension Plan or to any Buyer ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(v) Neither Buyer nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Buyer Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Buyer Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder and there has been no communication to Employees by Buyer or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi) Buyer and its Subsidiaries do not maintain any Buyer Compensation and Benefit Plans covering foreign Employees.

(vii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Buyer Employee, Buyer Consultant or Buyer Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Buyer Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Buyer Compensation and Benefit Plan.

(viii) Except for compensation paid to Richard M. Adams, neither Buyer nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(ix) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Buyer nor Virginia Commerce, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(x) Neither Buyer nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Buyer Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Buyer or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Buyer or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code.

(m) No Brokers. No action has been taken by Buyer that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to Keefe, Bruyette & Woods, Inc.

(n) Labor Matters. Neither Buyer nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Buyer or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Buyer’s knowledge, threatened, nor is Buyer aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Takeover Laws. Buyer has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Buyer.

(p) Environmental Matters. To Buyer’s knowledge, neither the conduct nor operation of Buyer or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Buyer’s knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Buyer’s knowledge, neither Buyer nor any of its Subsidiaries has received any notice from any person or entity that Buyer or its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property.

(q) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to Buyer and its Subsidiaries have been timely filed (taking into account all applicable extensions), and all Taxes shown to be due on such Tax Returns have been paid in full, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Buyer’s consolidated financial statements as of December 31, 2012. All assessments for Taxes of Buyer or any of its Subsidiaries due with respect to completed and settled examinations or any concluded litigations have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon Buyer or any of its Subsidiaries. Neither Buyer nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. Neither Buyer nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2012 in excess of the amounts accrued with respect thereto that are reflected in the consolidated financial statements of Buyer as of December 31, 2012. As of the date hereof, neither Buyer nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(r) Risk Management Instruments. Neither Buyer not any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Buyer’s own account, or for the account of one or more of Buyer’s Subsidiaries or their customers.

(s) Books and Records. The books and records of Buyer and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly reflect the substance of events and transactions included therein.

(t) Insurance. Buyer Previously Disclosed all of the insurance policies, binders, or bonds maintained by Buyer or its Subsidiaries. Buyer and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Buyer reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Buyer and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u) Funds Available. Buyer has, and will have available to it at the Effective Time, sources of capital and authorized shares of Buyer Common Stock sufficient to pay the Merger Consideration and the amounts payable pursuant to Section 4.03.

(v) Representations and Warranties of Buyer with Respect to Merger Sub.

(i) Organization, Standing and Authority. Merger Sub is duly organized and validly existing in good standing under the laws of the state of its organization, and is or prior to the Effective Time will be duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Merger Sub will have been organized for the purpose of the transactions contemplated by this Agreement, and no newly chartered Merger Sub will have previously conducted any business or incurred any liabilities.

(ii) Power. Merger Sub has, or prior to the Effective Time will have, the power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(iii) Authority. This Agreement and the transactions contemplated hereby have been, or prior to the Effective Time will have been, authorized by all requisite action on the part of Merger Sub and its respective subsidiaries or members. Upon execution and delivery of Exhibit A, this Agreement will be a valid and legally binding agreement of Merger Sub enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

ARTICLE VII

Covenants

7.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Virginia Commerce and Buyer agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

7.02 Stockholder Approvals.

(a) Virginia Commerce agrees to take, in accordance with applicable law and the Virginia Commerce Certificate and Virginia Commerce By-laws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Virginia Commerce’s stockholders for consummation of the Merger (including any adjournment or postponement, the “Virginia Commerce Meeting”), as promptly as practicable after the Registration Statement is declared effective. The Virginia Commerce Board will recommend that the Virginia Commerce stockholders approve and adopt the Agreement and the transactions contemplated hereby, provided that the Virginia Commerce Board may fail to make such recommendation, or withdraw, modify or change any such recommendation, if the Virginia Commerce Board, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Virginia Commerce Board under applicable law.

(b) Buyer agrees to take, in accordance with applicable law and the Buyer Certificate and Buyer By-Laws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the issuance of the Merger Consideration pursuant to NASDAQ Listing Rule 5635 and pursuant to Section 31D-6-621 of the WVBCA, and any other matters required to be approved by Buyer’s stockholders for consummation of the Merger and the transactions contemplated by the Agreement (including any adjournment or postponement, the “Buyer Meeting”), as promptly as practicable after the Registration Statement is declared effective. The Buyer Board will recommend that the Buyer stockholders approve the issuance of the Merger Consideration and, as necessary, the transactions contemplated by the Agreement, provided that the Buyer Board may fail to make such a recommendation, or withdraw, modify or change any such recommendation, if the Buyer Board, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would be reasonably likely to constitute a breach of the fiduciary duties of the members of the Buyer Board under applicable law.

7.03 Registration Statement.

(a) Buyer agrees to prepare a registration statement on Form S-4 (the “Registration Statement”) to be filed by Buyer with the SEC in connection with the issuance of Buyer Common Stock in the Merger (including the prospectus of Buyer and proxy solicitation materials of Buyer and Virginia Commerce constituting a part thereof (the “Proxy Statement”) and all related documents). Virginia Commerce and Buyer agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement. Buyer agrees to file the Registration Statement (including the Proxy Statement in preliminary form) with the SEC as promptly as reasonably practicable and in any event within 90 days from the date of this Agreement. Each of Virginia Commerce and Buyer agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Buyer also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each of Buyer and Virginia Commerce agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors and stockholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer, Virginia Commerce or their respective Subsidiaries to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Virginia Commerce shall have the right to review and consult with Buyer and approve the form of, and any characterization of such information included in, the Registration Statement prior to its being filed with the SEC.

(b) Each of Virginia Commerce and Buyer agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration

Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Virginia Commerce Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Virginia Commerce and Buyer further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

(c) Buyer agrees to advise Virginia Commerce, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

7.04 Press Releases. Each of Virginia Commerce and Buyer agrees that it will not, without the prior approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules.

7.05 Access; Information.

(a) Each of Virginia Commerce and Buyer agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Buyer or its Subsidiaries nor Virginia Commerce or its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Buyer, Virginia Commerce or their respective Subsidiaries, as the case may be, or contravene any applicable law or regulation or binding contract, agreement or arrangement entered into prior to the date of this Agreement; and in any such event, the parties will make appropriate substitute disclosure arrangements.

(b) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Merger and the other transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this

Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party that furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(c) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

7.06 Acquisition Proposals. Virginia Commerce agrees that it shall not, and shall cause its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any person relating to, any Acquisition Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Buyer with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Virginia Commerce will inform Buyer promptly of all relevant details of any inquiries or contacts by third parties relating to the possible disposition of the business or the capital stock of Virginia Commerce or any merger, change or control or other business combination involving Virginia Commerce. Notwithstanding the foregoing, if, at any time the Virginia Commerce Board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, Virginia Commerce, in response to a written Acquisition Proposal that was unsolicited after the date of this Agreement or that did not otherwise result from a breach of this Section 7.06, may furnish non-public information with respect to Virginia Commerce to the Person who made such Acquisition Proposal and participate in negotiations regarding such Acquisition Proposal.

7.07 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.

7.08 Exemption from Liability Under Section 16(b). Buyer and Virginia Commerce agree that, in order to most effectively compensate and retain certain directors and officers of Virginia Commerce in connection with the Merger, both prior to and after the Effective Time, it is desirable that the directors and officers of Virginia Commerce not be subject to a risk of liability under Section 16(b) of the Exchange Act, and for that compensatory and retentive purposes agree to the provisions of this Section 7.08. The Virginia Commerce Board, or a committee of “Non-Employee Directors” (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, shall adopt a resolution providing that the disposition by the directors and officers of Virginia Commerce Common Stock and Virginia Commerce Stock Options, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act.

7.09 Regulatory Applications.

(a) Buyer and Virginia Commerce and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under any applicable law, regulation or decree, including agreeing to divest any assets, deposits, lines of business or branches; provided, that Buyer shall not be required to agree to any condition or take any action if such agreements or the taking of such action is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 8.01(b). Each of Buyer and Virginia Commerce shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other party upon receiving any communication from a Governmental Authority the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any required consent or approval from a Governmental Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”). Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing paragraphs, Buyer shall, to the extent permitted by applicable law (i) promptly advise Virginia Commerce of the receipt of any substantive communication from a Governmental Authority with respect to the transactions contemplated hereby, (ii) provide Virginia Commerce with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Governmental Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) provide Virginia Commerce with the opportunity to participate in any meetings or substantive telephone conversations that Buyer or its Subsidiaries or their respective representatives may have from time to time with any Governmental Authority with respect to the transactions contemplated by this Agreement.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

7.10 Indemnification.

(a) Following the Effective Date and for a period of six years thereafter, Buyer shall indemnify, defend and hold harmless the present directors, officers and employees of Virginia Commerce and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that Virginia Commerce is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the Commonwealth of Virginia, the Virginia Commerce Certificate, the Virginia Commerce By-Laws and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under Virginia law, the Virginia Commerce Certificate, the Virginia Commerce By-Laws and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to Buyer) selected by Buyer and reasonably acceptable to such officer or director. Buyer shall comply with any indemnification agreements between Virginia Commerce or its Subsidiaries on the one hand, and their respective directors and officers on the other hand; provided, however, that each of Virginia Commerce and its Subsidiaries, as applicable, agrees to exercise its reasonable best efforts to obtain amendments to each indemnification agreement applicable to it prior to the Effective Date so that terms of any such agreement aligns with the time periods set forth in this Section 7.10.

(b) For a period of six years from and after the Effective Time, Buyer shall (i) maintain in effect (A) the current provisions regarding indemnification of and the advancement of expenses to Indemnified Parties contained in the Virginia Commerce Certificate and Virginia Commerce By-Laws (or comparable organizational documents) of each of Virginia Commerce and its Subsidiaries and (B) any indemnification agreements of Virginia Commerce and its Subsidiaries with or for the benefit of any Indemnified Parties existing on the date hereof, and (ii) indemnify the Indemnified Parties to the fullest extent permitted by applicable law. For purposes of the foregoing: (i) in the event any claim is asserted within the six year period during which Virginia Commerce and its Subsidiaries, (A) all such rights in respect of any such claim shall continue until disposition thereof and (B) the Indemnified Party shall be entitled to advancement of expenses within five business days following receipt of any such claim involving such Indemnified Party; and (ii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under VSCA, the Virginia Commerce Certificate or Virginia Commerce By-Laws or any such agreement, as the case may be, for purposes of the allowance of indemnification or advancement of expenses, shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to Buyer. The fees and expenses of such independent legal counsel shall be paid for by Buyer.

(c) For a period of six years from the Effective Time, Buyer shall use its reasonable best efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Virginia Commerce or any of its Subsidiaries (determined as of the Effective Time) (as opposed to Virginia Commerce) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Virginia Commerce; provided, that in no event shall Buyer be required to expend more than 200% of the current amount expended by Virginia Commerce (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if Buyer is unable to maintain or obtain the insurance called for by this Section 7.10(c), Buyer shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Virginia Commerce or any Subsidiary may be required to make application and provide customary representations and warranties to Buyer’s insurance carrier for the purpose of obtaining such insurance.

(d) Any Indemnified Party wishing to claim indemnification under Section 7.10(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Buyer thereof; provided that the failure so to notify shall not affect the obligations of Buyer under Section 7.10(a) unless and to the extent that Buyer is actually prejudiced as a result of such failure.

(e) If Buyer or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 7.10.

(f) The provisions of this Section 7.10, (i) shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by agreement or otherwise.

7.11 Benefit Plans.

(a) At and following the Effective Time (i) Buyer shall provide employees of Virginia Commerce and its Subsidiaries with employee benefit plans substantially similar to those provided to similarly situated employees of Buyer, except with respect to the Buyer Pension Plan, (ii) Buyer shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such employees and their eligible dependents, and (iii) all employees of Virginia Commerce and its

Subsidiaries shall receive credit for years of service with Virginia Commerce, its Subsidiaries and their predecessors prior to the Effective Time for purposes of eligibility and vesting (but not for purposes of benefit accrual other than accrual for vacation or paid time off; provided, that, in accordance with Buyer’s policies, no vacation or paid time off shall be thereafter carried over into a subsequent calendar year) under Buyer’s benefit plans, except with respect to the Buyer Pension Plan. All employees of Virginia Commerce and its Subsidiaries and their eligible dependents will receive credit for co-payments, deductibles and out-of-pocket maximums satisfied by such employees and dependents under the Compensation and Benefit Plans. Except as provided in this Agreement, Buyer shall maintain Virginia Commerce’s and its Subsidiaries’ existing employee benefit plans until such time as Buyer has provided similar plans to employees of Virginia Commerce and its Subsidiaries as contemplated in the preceding sentence. Employees of Virginia Commerce and its Subsidiaries shall not be entitled to accrual of benefits or allocation of contributions under Buyer’s benefit plans based on years of service with Virginia Commerce, its Subsidiaries and their predecessors prior to the Effective Date, except with respect to any vacation or paid time off accrual.

(b) Except for employees of Virginia Commerce and its Subsidiaries with individual agreements that provide for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements and shall not have a right to employer-paid outplacement services), Buyer agrees that each employee of Virginia Commerce and its Subsidiaries who is involuntarily terminated by Buyer or any of its Subsidiaries (other than for cause) on or within six months of the Effective Date, shall receive (i) a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at Virginia Commerce or its Subsidiaries (with credit for partial years of service) with a minimum payment equal to four weeks of base pay and a maximum payment equal to twenty-six weeks of base pay and (ii) reimbursement of costs associated with reasonable outplacement services actually incurred no later than the date that is six months after the date of the employee’s termination of employment, so that after reimbursement, such services will be at no cost to the employee; provided that (A) documentation of such expenses is provided to Buyer by the terminated employee and (B) such services are provided by an outplacement agency selected by Buyer.

(c) Prior to the Effective Time, Virginia Commerce shall one hundred percent vest all accrued benefits provided under Virginia Commerce’s 401(k) plan, subject to consummation of the Merger. Buyer and Virginia Commerce shall use reasonable efforts to take such action as may be necessary to merge Virginia Commerce’s 401(k) plan with and into Buyer’s 401(k) plan, including, in Buyer’s sole discretion, the receipt of a favorable determination letter from the IRS relating to such merger.

(d) At and following the Effective Time, Buyer shall honor, and Buyer shall be obligated to perform, or shall cause its Subsidiaries to honor and perform, in accordance with their terms and applicable law, the contractual rights of Employees, Consultants and Directors of Virginia Commerce and its Subsidiaries existing as of the Effective Time.

7.12 Notification of Certain Matters. Each of Virginia Commerce and Buyer shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

7.13 Directors and Officers.

(a) Buyer agrees to cause two individuals from Virginia Commerce to be appointed as directors of Buyer at the Effective Time. The individuals shall be chosen by Virginia Commerce, subject to consent by Buyer, which shall not be unreasonably withheld.

(b) Buyer agrees to cause three individuals from Virginia Commerce to be appointed to the board of directors of Buyer Bank at the effective time of the Bank Merger. The individuals chosen by Virginia Commerce to serve as directors of Buyer Bank shall be subject to the consent of the Buyer Board, which shall not be unreasonably withheld.

(c) Buyer agrees to cause the President and Chief Executive Officer of Virginia Commerce to be appointed to serve as President of Buyer Bank at the effective time of the Bank Merger.

7.14 Compliance with Laws. Each of Virginia Commerce and its Subsidiaries shall comply in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to employees conducting such businesses.

7.15 Assumption of TRUPs. Buyer acknowledges that VCBI Capital Trust II, VCBI Capital Trust III, and VCBI Capital Trust IV hold subordinated debentures issued by Virginia Commerce and has issued preferred securities which are intended to be “qualified trust preferred securities” as defined in applicable regulatory capital guidelines, or which are eligible for such treatment as grandfathered trust preferred securities. Buyer agrees that at the Effective Time, it shall expressly assume all of Virginia Commerce’s obligations under the indentures relating to such subordinated debentures (including, without limitation, being substituted for Virginia Commerce) and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees, or declarations of trust required by said indentures, the subordinated debentures or the trust preferred securities issued by VCBI Capital Trust II, VCBI Capital Trust III, and VCBI Capital Trust IV, or as may reasonably be requested by the trustees thereunder, and thereafter shall perform all of Virginia Commerce’s obligations with respect to the subordinated debentures and the trust preferred securities issued by VCBI Capital Trust II, VCBI Capital Trust III, and VCBI Capital Trust IV (the “TRUPs Assumption”).

ARTICLE VIII

Conditions to Consummation of the Merger

8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Buyer and Virginia Commerce to consummate the Merger is subject to the fulfillment or written waiver by Buyer and Virginia Commerce prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement and any other matters required to be approved by Virginia Commerce’s stockholders for consummation of the Merger shall have been duly approved by the requisite vote of the stockholders of Virginia Commerce, and the Merger and the issuance of the Merger Consideration shall have been duly approved by the requisite vote of the stockholders of Buyer.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements applicable either before or after the Effective Time which the Buyer Board reasonably determines in good faith would have a Material Adverse Effect on Buyer and its Subsidiaries taken as a whole taking into account the consummation of the Merger in making such determination.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Listing. The shares of Buyer Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(f) TRUPs Assumption. Buyer shall have executed and delivered, subject to the effectiveness of the Merger, all supplemental and amended documents required to be executed by Buyer to effect the TRUPs Assumption.

8.02 Conditions to Obligation of Virginia Commerce. The obligation of Virginia Commerce to consummate the Merger is also subject to the fulfillment or written waiver by Virginia Commerce prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Virginia Commerce shall have received a certificate, dated the Effective Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Virginia Commerce shall have received a certificate, dated the Effective Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(c) Opinion of Virginia Commerce’s Counsel. Virginia Commerce shall have received an opinion of Troutman Sanders LLP, counsel to Virginia Commerce, in form and substance reasonably satisfactory to Virginia Commerce, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368 of the Code. In rendering its opinion, Troutman Sanders LLP may require and rely upon representations contained in letters from Virginia Commerce, Buyer, officers and employees of Virginia Commerce or Buyer, and others, reasonably satisfactory in form and substance to it.

8.03 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Merger is also subject to the fulfillment or written waiver by Buyer prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Virginia Commerce set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Buyer shall have received a certificate, dated the Effective Date, signed on behalf of Virginia Commerce by the Chief Executive Officer and the Chief Financial Officer of Virginia Commerce to such effect.

(b) Performance of Obligations of Virginia Commerce. Virginia Commerce shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Buyer shall have received a certificate, dated the Effective Date, signed on behalf of Virginia Commerce by the Chief Executive Officer and the Chief Financial Officer of Virginia Commerce to such effect.

(c) Opinion of Buyer’s Counsel. Buyer shall have received an opinion of Bowles Rice LLP, counsel to Buyer, in form and substance reasonably satisfactory to Buyer, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” under Section 368 of the Code. In rendering its opinion, Bowles Rice LLP may require and rely upon representations contained in letters from Buyer, Virginia Commerce, officers and employees of Buyer or Virginia Commerce, and others, reasonably satisfactory in form and substance to it.

(d) Support Agreement. All of the directors of Virginia Commerce and Virginia Commerce Bank in office as of the date of execution of this Agreement shall have, concurrently with the execution of this agreement, entered into a Support Agreement in substantially the form attached hereto as Exhibit E.

ARTICLE IX

Termination

9.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Buyer and Virginia Commerce, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach. At any time prior to the Effective Time, by Buyer or Virginia Commerce (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 6.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which material breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

(c) Delay. At any time prior to the Effective Time, by Buyer or Virginia Commerce, if its Board of Directors so determines by vote of a majority of the members of such party’s entire Board of Directors, in the event that the Merger is not consummated by November 30, 2013, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 9.01(c).

(d) Failure of Buyer Conditions. By Buyer (provided that Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions in Sections 8.03(a) or 8.03(b) of this Agreement have not been satisfied by Virginia Commerce within five business days after satisfaction of the last condition in Section 8.01 to be satisfied (and cannot be, or have not been, cured by Virginia Commerce within 30 days after the giving of written notice of such failure) and have not been waived by Buyer.

(e) Failure of Virginia Commerce Conditions. By Virginia Commerce (provided that Virginia Commerce is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions in Sections 8.02(a) or 8.02(b) of this Agreement have not been satisfied by Buyer within five business days after satisfaction of the last condition in Section 8.01 to be satisfied (and cannot be, or have not been, cured by Buyer within 30 days after the giving of written notice of such failure) and have not been waived by Virginia Commerce.

(f) No Approval. By Virginia Commerce or Buyer, if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) any stockholder approval required by Section 8.01(a) herein is not obtained at the Virginia Commerce Meeting or the Buyer Meeting.

(g) Failure to Recommend, Etc.

(i) At any time prior to the Virginia Commerce Meeting, by Buyer if the Virginia Commerce Board shall have failed to make its recommendation referred to in Section 7.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Buyer.

(ii) At any time prior to the Buyer Meeting, by Virginia Commerce if the Buyer Board shall have failed to make its recommendation referred to in Section 7.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Virginia Commerce.

(h) Superior Proposal. By Virginia Commerce, if the Virginia Commerce Board so determines by a vote of the majority of the members of its entire board, at any time prior to the Virginia Commerce Meeting, in order to concurrently enter into an agreement with respect to an unsolicited Acquisition Proposal that was received and considered by Virginia Commerce in compliance with Section 7.06 and that would, if consummated, result in a transaction that is more favorable to Virginia Commerce’s stockholders from a financial point of view than the Merger (a “Superior Proposal”); provided, that (i) this Agreement may be terminated by Virginia Commerce pursuant to this Section 9.01(h) only after the fifth business day following Buyer’s receipt of written notice from Virginia Commerce advising Buyer that Virginia Commerce is prepared to enter into an agreement with respect to a Superior Proposal and only if, during such five business day period, Buyer does not make an offer to Virginia Commerce that the Virginia Commerce Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal and (ii) Virginia Commerce pays the Fee specified in Section 9.03.

(i) Decline in Buyer Common Stock Price. By Virginia Commerce, if the Virginia Commerce Board so determines by a vote of the majority of the members of the entire Virginia Commerce Board, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “Buyer Ratio”) shall be less than 0.80; and

(ii) (x) the Buyer Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.15 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If Virginia Commerce elects to exercise its termination right pursuant to this Section 9.01(i), it shall give written notice to Buyer (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Buyer shall have the option to increase the consideration to be received by the holders of Virginia Commerce Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Buyer Ratio. If Buyer so elects within such five-day period, it shall give prompt written notice to Virginia Commerce of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.01(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

For purposes of this Section 9.01(i), the following terms shall have the meanings indicated:

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price on such date of the Index Group.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of Buyer Common Stock on the NASDAQ (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

9.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.03, (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination, and (iii) Sections 7.03(b), 7.05(b), 9.02, 9.03, 10.05, 10.06, 10.07, 10.08, 10.09 and 10.10 shall survive any termination of this Agreement.

9.03 Fees and Expenses.

(a) In the event that, (i) this Agreement shall be terminated by Virginia Commerce pursuant to Section 9.01(h), then Virginia Commerce shall pay Buyer promptly (but in no event later than two business days after the date of termination of this Agreement by Virginia Commerce) a fee of $20,000,000 (the “Fee”), which amount shall be payable in immediately available funds or (ii) this Agreement is terminated by Buyer pursuant to Section 9.01(g), and prior to that date that is 12 months after such termination, Virginia Commerce or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is consummated before or after termination of this Agreement), then Virginia Commerce shall pay Buyer the Fee on the earlier of such date of execution or consummation, which amount shall be payable in immediately available funds. For the purposes of this Section, “Acquisition Agreement” shall mean any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal. For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning set forth in the definition of “Acquisition Proposal” in Section 1.01 except that the references to “24.99%” shall be deemed to be references to “51%.” In no event shall Virginia Commerce be required to pay the Fee on more than one occasion.

(b) In the event that Virginia Commerce shall fail to pay the Fee when due, then Virginia Commerce shall pay the Fee plus the costs and expenses actually incurred by Buyer (including, without limitation, fees and expenses of counsel) in connection with the collection of the Fee under the enforcement of this Section 9.03, together with interest on such unpaid Fee and costs and expenses, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s Base Rate plus 2.00%.

ARTICLE X

Miscellaneous

10.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 2.02(b), 7.10, 7.11, 7.13, and this Article X and those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, all of which shall survive the Effective Time).

10.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Virginia Commerce Meeting, this Agreement may not be amended if it would violate the VSCA.

10.03 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

10.04 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

10.05 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable). The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia.

10.06 Expenses. Subject to the obligations of Virginia Commerce set forth in Section 9.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses shall be shared equally between Virginia Commerce and Buyer.

10.07 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Virginia Commerce, to:

Virginia Commerce Bancorp, Inc.

5350 Lee Highway

Arlington, Virginia 22207

Attn: Peter A. Converse

President and Chief Executive Officer

With a copy to:

Troutman Sanders LLP

1001 Haxall Point

Richmond, Virginia 23219

Facsimile: (804) 698-6014

Attn: Jacob A. Lutz, III, Esq.

If to Buyer, to:

United Bankshares, Inc.

514 Market Street

Parkersburg, West Virginia 26101

Attn: Richard M. Adams

 Steven Wilson

With a copy to:

Bowles Rice LLP

600 Quarrier Street

Charleston, West Virginia 25301

Facsimile: (304) 343-3058

Attn: Sandra M. Murphy, Esq.

10.08 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 7.10, which shall inure to the benefit of the Persons referred to in such Sections, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.09 Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other parties, Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.10 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any other Section to which the relevance of such item is reasonably apparent.

10.11 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated. The Disclosure Schedules as well as all other schedules and exhibits to this Agreement shall be deemed to be part of this Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires. No provision of this Agreement shall be construed to require Virginia Commerce, Buyer or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation. The parties hereto acknowledge that each party hereto has reviewed, and has had an opportunity to have its counsel review, this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

10.12 Publicity. Buyer and Virginia Commerce each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated hereby and prior to making any filings with respect to any third party and/or any Governmental Authority with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with, or rules of, the NASDAQ or in connection with the regulatory application process, in which case the party required to make the release or announcement shall consult with the other to the extent practicable. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

[Signature page follows this page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

VIRGINIA COMMERCE BANCORP, INC.

By:	/s/ Peter A. Converse
Peter A. Converse
Title:	Chief Executive Officer

UNITED BANKSHARES, INC.

By:	/s/ Richard M. Adams
Richard M. Adams
Title:	Chairman of the Board and Chief Executive Officer

Signature Page to the Agreement and Plan of Reorganization

Exhibit A

Form of Supplement for

Merger Sub Accession to Agreement and Plan of Reorganization

This SUPPLEMENT FOR MERGER SUB ACCESSION TO AGREEMENT AND PLAN OF REORGANIZATION, dated as of the              day of             , 2013 (this “Supplement”), to the Agreement and Plan of Reorganization, dated as of January     , 2013 (as may be amended from time to time in accordance with the terms thereof, the “Agreement”), by and between United Bankshares, Inc., a West Virginia corporation (“United”) and Virginia Commerce Bancorp, Inc., a Virginia corporation (“VCBI”).

WHEREAS, terms used but not otherwise defined herein have the meanings specified in the Agreement; and

WHEREAS, pursuant to Section 2.01 of the Agreement, United has determined to consummate the Merger in part through the merger of VCBI with and into George Mason Bankshares, Inc., a Virginia corporation (the “Merger Sub”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations and warranties contained in the Agreement, the parties agree as follows:

1. Agreement. Merger Sub agrees (i) to be bound by and subject to the terms of the Agreement, (ii) to become a party to the Agreement, as provided by Section 2.01 thereof, (iii) to perform all obligations and agreements set forth therein, and (iv) to adopt the Agreement with the same force and effect as if the undersigned were originally a party thereto.

2. Notice. Any notice required to be provided pursuant to Section 10.07 of the Agreement shall be given to the Merger Sub at the following address:

11185 Main Street

Fairfax, Virginia 22030

[Insert facsimile number]

A-A-1

IN WITNESS WHEREOF, this Supplement has been duly executed and delivered by the undersigned, duly authorized thereunto as of the date first hereinabove written.

GEORGE MASON BANKSHARES, INC.

By:
Name:	Richard M. Adams
Title:	President

VIRGINIA COMMERCE BANCORP, INC.

By:
Name:	Peter A. Converse
Title:	President and Chief Executive Officer

UNITED BANKSHARES, INC.

By:
Name:	Richard M. Adams
Title:	Chairman of the Board and
Chief Executive Officer

A-A-2

Exhibit B

PLAN OF MERGER

merging

VIRGINIA COMMERCE BANCORP, INC.,

a Virginia bank holding company,

with and into

GEORGE MASON BANKSHARES, INC.,

a Virginia second-tier bank holding company.

1. Merger. Virginia Commerce Bancorp, Inc. (“VCBI”), a Virginia bank holding company incorporated pursuant to the Virginia Stock Corporation Act (the “VSCA”), shall upon the Effective Time (as defined in Section 2.a) be merged (the “Merger”) with and into George Mason Bankshares, Inc., a Virginia second-tier banking holding Company incorporated pursuant to the VSCA (“George Mason”) and a wholly owned subsidiary of United Bankshares, Inc. (“UBSI”), a West Virginia bank holding company incorporated pursuant to the West Virginia Business Corporation Act, in accordance with the applicable provisions of the VSCA. As a result of the Merger, the separate corporate existence of VCBI shall cease and George Mason shall continue as the surviving corporation (the “Surviving Corporation”) following the Merger. The corporate existence of George Mason, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected and unimpaired by the Merger.

2. Effective Time; Effects of the Merger.

a. The Merger shall become effective at the latest of (i) the issuance by the Virginia State Corporation Commission (the “SCC”) of a certificate of merger relating to the Merger; and (ii) the time set forth in articles of merger relating to the Merger filed with the SCC; such time referred to herein as the “Effective Time.”

b. At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the separate corporate existence of VCBI shall cease and all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of VCBI shall be vested in, and all debts, liabilities and obligations of VCBI shall be the obligation of, George Mason as the Surviving Corporation, all without further act or deed, in accordance with the applicable provisions of the VSCA.

3. Articles of Incorporation. The Articles of Incorporation of George Mason in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed as provided therein or by applicable law.

4. Bylaws. The Bylaws of George Mason in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed as provided therein or by applicable law.

5. Board of Directors; Officers. From and after the Effective Time, the directors of George Mason immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors are duly appointed or elected. From and after the Effective Time, the officers of George Mason immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors are duly appointed or elected. At the Effective Time, the VCBI Nominees (as defined in Section 10) shall be appointed to the Board of Directors of UBSI.

A-B-1

6. Manner and Basis of Converting Securities. At the Effective Time, by virtue of the Merger and without any action on the part of UBSI, George Mason, VCBI, or any holder of any shares of capital stock of VCBI, USBI or George Mason:

a. VCBI Common Stock. At the Effective Time, each holder of a share of common stock, $1.00 par value per share, of VCBI (“VCBI Common Stock”) (excluding shares of VCBI Common Stock held by UBSI, George Mason, or any UBSI or George Mason Subsidiary, in each case other than in a fiduciary capacity or as a results of debts previously contracted, which shares shall (i) not be exchanged for shares of UBSI Common Stock and (ii) be canceled and extinguished for no consideration, and shall be marked “canceled in merger” as of the Effective Time) outstanding immediately prior to the Effective Time shall automatically be converted into and exchangeable for the right to receive 0.5442 (the “Exchange Ratio”) shares of common stock, $2.50 par value per share, of UBSI (“UBSI Common Stock”) (the “Stock Consideration”). The Stock Consideration, together with cash in lieu of fractional shares as provided in Section 6.b below, are referred to herein collectively as the “Merger Consideration.”

Effective as of the Effective Time, each share of VCBI Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of certificates which immediately prior to the Effective Time evidenced shares of VCBI Common Stock (each, a “VCBI Certificate”), and each holder of non-certificated shares of VCBI Common Stock (“VCBI Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such VCBI Certificate or VCBI Book-Entry Shares in accordance with Section 7.

b. No Fractional Shares. No fractional shares of UBSI Common Stock shall be issued in respect of shares of VCBI Common Stock that are to be converted in the Merger into the right to receive shares of UBSI Common Stock. Holders of VCBI Common Stock entitled to fractional shares shall be entitled to receive in lieu of any fractional share of UBSI Common Stock to which such holder would otherwise have been entitled pursuant to Sections 6.a and 7 an amount in cash (without interest) (the “Cash Consideration”), rounded to the nearest whole cent (with one-half cent being rounded upwards), equal to the product obtained by multiplying (i) the fractional share of UBSI Common Stock to which such holder would otherwise be entitled (after taking into account all shares of VCBI Common Stock held by such holder immediately prior to the Effective Time) by (ii) the average of the daily closing prices for UBSI Common Stock for the 20 consecutive full trading days on which such shares are actually traded on the NASDAQ Global Select Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the tenth trading day (the “Determination Date”) immediately preceding the Effective Date (the “Average Closing Price”).

c. Adjustment for Certain Transactions in UBSI Common Stock. If, on or after the date of the Agreement and Plan of Reorganization, by and between UBSI and VCBI, dated as of January 29, 2013 (the “Merger Agreement”) and prior to the Effective Time, UBSI changes (or establishes a record date for changing) the number of shares of UBSI Common Stock issued and outstanding as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the then outstanding UBSI Common Stock, or establishes a record date prior to the Effective Date with respect to any dividend or distribution in respect of UBSI Common Stock other than a cash dividend consistent with past practice, the Exchange Ratio shall be proportionately adjusted to provide holders of VCBI Common Stock the same economic effect as contemplated by the Merger Agreement prior to such action.

d. Delay in Effective Date; Dividends on UBSI Common Stock. If UBSI exercises its right to delay the effective date of the Merger (the “Effective Date”) pursuant to Section 2.02(a)(i) of the Merger Agreement, and during the period of such delay UBSI sets a record date for any dividend or other distribution in respect of UBSI Common Stock such that holders of VCBI Common Stock are not entitled to participate in such dividend, each holder of VCBI Common Stock shall be entitled to receive, upon surrender of VCBI Certificates or VCBI Book-

A-B-2

Entry Shares, a payment equal to the amount and kind of dividend or other distribution that such holder would have received had such holder been a holder of record of the shares of UBSI Common Stock issuable to such holder in the Merger on the record date for such dividend or other distribution.

e. UBSI and George Mason Common Stock. Each share of UBSI Common Stock and each share of George Mason Common Stock outstanding immediately prior to the Effective Time shall be unchanged, and shall continue to represent an issued and outstanding share of UBSI Common Stock and an issued and outstanding share of George Mason Common Stock, respectively.

f. VCBI Common Stock Held by UBSI and George Mason. All shares of VCBI Common Stock owned directly or indirectly by UBSI, George Mason or any of UBSI’s or George Mason’s respective wholly owned subsidiaries (other than shares held in a fiduciary capacity or as a result of debts previously contracted) shall be cancelled and retired and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for the Merger Consideration; such cancelled and retired shares are referred to herein as the “Excluded Shares”.

g. VCBI Stock Options. At the Effective Time, each option (the “VCBI Options”), whether or not vested or exercisable, issued and outstanding immediately prior to the Effective Time under the VCBI 1998 Stock Option Plan (the “VCBI 1998 Plan”) and the VCBI 2010 Equity Plan (the “VCBI 2010 Plan”) will by virtue of the Merger and without any action on the part of any holder of a VCBI Option vest pursuant to the terms thereof and shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such VCBI Option, the number of shares of UBSI Common Stock equal to (a) the number of shares of VCBI Common Stock subject to the VCBI Option multiplied by (b) the Exchange Ratio, and such product shall be rounded down to the nearest whole number. The exercise price per share of each Replacement Option shall equal (y) the exercise price per share of shares of VCBI Common Stock that were purchasable pursuant to such VCBI Option divided by (z) the Exchange Ratio, rounded up to the next whole cent. Notwithstanding anything else contained in this Section 6.g, it is the intention of the parties that the assumption of VCBI Options hereunder shall meet the requirements of Section 424(a) of the Code, and that each Replacement Option shall qualify immediately after the Effective Time as an incentive stock option (as defined in Section 422 of the Code) to the extent the related VCBI Option so qualified immediately prior to the Effective Time, and that each other Replacement Option shall be adjusted in a manner that maintains the options exemption from Section 409A of the Code, and the foregoing provisions of this Section 6.g shall be interpreted to further such purpose and intention. Prior to the Effective Time, VCBI shall take any and all actions under the VCBI 1998 Plan and the VCBI 2010 Plan necessary to effectuate this Section 6.g., including, without limitation, amending the VCBI 1998 Plan and the VCBI 2010 Plan to eliminate automatic grants or awards thereunder following the Effective Time. At the Effective Time, UBSI shall assume the VCBI 1998 Plan and the VCBI 2010 Plan; provided that such assumption shall only be with respect to the Replacement Options and shall have no obligation to make any additional grants or awards under the VCBI 1998 Plan and the VCBI 2010 Plan.

h. Warrants.

(i) At the Effective Time, each warrant originally issued in connection with an offering of trust preferred securities (the “TRUPs Warrant”) which is then outstanding and unexercised shall cease to represent a right to acquire VCBI Common Stock and shall be converted automatically into a warrant to purchase shares of UBSI Common Stock (a “Surviving TRUPs Warrant”) in an amount and at an exercise price determined as provided below (and otherwise subject to the terms under which such TRUPs Warrant was granted, including vesting rights, the agreements evidencing grants thereunder and any other agreements between VCBI and a warrant holder regarding TRUPs Warrants):

(A) the number of shares of UBSI Common Stock to be subject to the Surviving TRUPs Warrant will be equal to the product of the number of shares of VCBI Common Stock subject to the original TRUPs Warrant and the Exchange Ratio; provided that any fractional shares of VCBI Common Stock resulting from such multiplication shall be rounded down to the next whole share; and

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(B) the exercise price per share of UBSI Common Stock under the Surviving TRUPs Warrant shall be equal to the exercise price per share of VCBI Common Stock under the original TRUPs Warrant divided by the Exchange Ratio; provided that if the exercise price resulting from such division results in a fractional cent, the exercise price shall be rounded up to the next cent.

(ii) At the Effective Time each warrant originally issued to the United States Department of the Treasury in connection with VCBI’s participation in the Troubled Asset Relief Program Capital Purchase Program (the “Treasury Warrant”) which is then outstanding and unexercised shall cease to represent a right to acquire VCBI Common Stock and shall be converted automatically into a warrant to purchase shares of UBSI Common Stock (a “Surviving Treasury Warrant”) in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of such Treasury Warrant):

(A) the number of shares of UBSI Common Stock to be subject to the Surviving Treasury Warrant will be equal to the product of the number of shares of VCBI Common Stock subject to the original Treasury Warrant and the Exchange Ratio, rounded to the nearest one-hundredth of a share; and

(B) the exercise price per share of UBSI Common Stock under the Surviving Treasury Warrant shall be equal to the quotient of the exercise price per share of VCBI Common Stock under the original Treasury Warrant divided by the Exchange Ratio, rounded to the nearest one-tenth of a cent.

7. VCBI Common Stock Exchange Procedures.

a. Exchange Agent; Merger Consideration. UBSI shall appoint its transfer agent, Computershare Limited, or, with the written consent of VCBI, which shall not be unreasonably withheld, another agent independent of and unaffiliated with UBSI, George Mason or VCBI (the “Exchange Agent”), for the purpose of exchanging VCBI Certificates and VCBI Book-Entry Shares for the Merger Consideration. At or prior to the Effective Time, UBSI shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of VCBI Common Stock and for exchange in accordance with this Plan of Merger, or shall duly authorize and direct issuance by the Exchange Agent in accordance with this Section 7 of, (i) certificates, or, at UBSI’s option, evidence of shares in book-entry form, representing the shares of UBSI Common Stock that constitute the Stock Consideration and (ii) an amount of cash necessary to pay the Cash Consideration.

b. Surrender of VCBI Certificates and VCBI Book-Entry Shares. UBSI shall cause the Exchange Agent, not later than five (5) Business Days after the Effective Time, to mail to each holder of one or more VCBI Certificates or of VCBI Book-Entry shares a form letter of transmittal for return to the Exchange Agent containing instructions for use in effecting the surrender of the VCBI Certificates and VCBI Book-Entry Shares in exchange for the Merger Consideration into which the VCBI Common Stock represented by such VCBI Certificates and VCBI Book-Entry Shares shall have been converted as a result of the Merger. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the VCBI Certificates and VCBI Book-Entry Shares shall pass, only upon delivery of the VCBI Certificates and VCBI Book-Entry Shares to the Exchange Agent. Upon proper surrender of a VCBI Certificate or VCBI Book-Entry Shares for exchange and cancellation to the Exchange Agent or compliance with the provisions of Section 7.e, together with a properly completed letter of transmittal, duly executed, the holder of such VCBI Certificate or VCBI Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration and the VCBI Certificate and/or VCBI Book-Entry Shares so surrendered shall be cancelled. Any portion of the Merger Consideration that remains unclaimed by the holders of VCBI Common Stock on the business day after the one-year anniversary of the Effective Date shall be paid to UBSI. Any holders of VBCI Common Stock who have not theretofore complied with this Section 7.b. shall thereafter look only to UBSI for payment of the Merger Consideration, cash in lieu of fractional shares and unpaid dividends and distributions on UBSI Common Stock deliverable in respect of each share of VBCI Common Stock such stockholder holds as determined pursuant to the Merger Agreement, in each case, without any interest thereon. Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of VCBI, without interest, upon proper surrender of his or her Certificates or delivery of an affidavit of loss as described in Section 7.e.

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c. Rounding of Cash in Lieu of Fractional Shares. All dollar amounts payable to any shareholder as a result of the payment of cash in lieu of fractional shares pursuant to Section 6.b will be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares registered in such shareholder’s name. No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

d. Automatic Conversion of VCBI Certificates and VCBI Book-Entry Shares. Following the Effective Time, VCBI Certificates and VCBI Book-Entry Shares which formerly represented shares of VCBI Common Stock which are to be converted into the Stock Consideration shall be deemed for all purposes to represent the number of whole shares of UBSI Common Stock into which they have been converted, except that until exchanged in accordance with the provisions of this Section 7, the holders of such shares shall not be entitled to receive dividends or other distributions or payments in respect of UBSI Common Stock.

e. Lost VCBI Certificates; Failure to Surrender VCBI Certificates. If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such VCBI Certificate to be lost, stolen or destroyed and, if required by UBSI, the posting by such person of a bond, in such reasonable amount as UBSI may direct, as indemnity against any claim that may be made against it with respect to such VCBI Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed VCBI Certificate, the Merger Consideration to be paid in respect of the shares of VCBI Common Stock represented by such VCBI Certificate.

8. Amendment. Subject to the terms of the Merger Agreement, this Plan of Merger may be amended by the Boards of Directors of George Mason and VCBI at any time prior to the Effective Time; provided, however, that any amendment made subsequent to the approval of this Plan of Merger by the shareholders of George Mason, UBSI and VCBI shall not:

a. alter or change the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property or rights to be received under this Plan of Merger by the VCBI shareholders;

b. alter or change any of the other terms or conditions of this Plan of Merger if the change would adversely VCBI shareholders in any material respect; or

c. alter or change any term of the Articles of Incorporation of VCBI or George Mason.

9. Abandonment. At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Merger Agreement, without further shareholder action in the manner determined by the Boards of Directors of UBSI, George Mason and VCBI. Written notice of such abandonment shall be filed with the SCC prior to the Effective Time.

10. Defined Terms. As used in this Plan of Merger, the following terms shall have the meaning set forth below:

a. “VCBI Nominees” means two (2) current members of the Board of Directors of VCBI that UBSI shall appoint, at the Effective Time, as members of the Board of Directors of UBSI, to serve as directors of UBSI until their successors are duly elected and qualified.

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Exhibit C

AGREEMENT AND PLAN OF MERGER

OF

VIRGINIA COMMERCE BANK

with and into

UNITED BANK

THIS AGREEMENT AND PLAN OF MERGER by and between Virginia Commerce Bank (“VCB”) and United Bank (“United Bank”) is dated as of [                    ], 2013 (the “Bank Merger Agreement”).

WHEREAS, VCB is a Virginia chartered commercial bank organized and existing under the Code of Virginia (the “Virginia Code”) with its principal office at 5350 Lee Highway, Arlington, Virginia 22207, with an authorized capitalization of 5,000,000 shares of common stock, $1.00 par value per share (“VCB Capital Stock”), of which 1,968,985 shares of VCB Capital Stock are outstanding, and 1,000,000 shares of preferred stock, par value $5.00 per share, none of which is outstanding; and

WHEREAS, United Bank is a Virginia chartered commercial bank organized and existing under the Virginia Code with its principal office at 11185 Main Street, Fairfax, Virginia 22030, with an authorized capitalization of 200,000 shares of common stock, par value $10.00 per share (“United Bank Capital Stock”), of which 200,000 shares are outstanding; and

WHEREAS, VCB is a wholly owned subsidiary of Virginia Commerce Bancorp, Inc., a Virginia corporation and registered bank holding company having its headquarters at 5350 Lee Highway, Arlington, Virginia 22207 (“Virginia Commerce”); and

WHEREAS, United Bank is a wholly owned subsidiary of George Mason Bankshares, Inc., a Virginia corporation and second-tier holding company having its headquarters at 11185 Main Street, Fairfax, Virginia 22030 (“George Mason”); and

WHEREAS, George Mason is a wholly owned subsidiary of United Bankshares, Inc., a West Virginia corporation and registered bank holding company having its headquarters at 300 United Center, 500 Virginia Street, East, Charleston, West Virginia 25301 (“United”); and

WHEREAS, prior to the entry into this Bank Merger Agreement, United and Virginia Commerce entered into an Agreement and Plan of Reorganization dated as of January 29, 2013 (as such agreement may hereafter be amended or supplemented from time to time, the “Reorganization Agreement”) pursuant to which United has agreed to acquire Virginia Commerce by means of the merger of Virginia Commerce with and into George Mason with George Mason surviving such merger (the “Merger”); and

WHEREAS, it is contemplated pursuant to the Reorganization Agreement that, after the Merger, VCB will be merged with and into United Bank, with United Bank surviving the merger (the “Bank Merger”); and

WHEREAS, each of the Boards of Directors of VCB and United Bank has determined that the Bank Merger would be in the best interests of its respective bank, has approved the Bank Merger and has authorized its respective bank to enter into this Bank Merger Agreement; and

WHEREAS, the parties hereto intend that the Bank Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Bank Merger Agreement is intended to be adopted as a “plan of reorganization for purposes of Sections 354 and 361 of the Code;

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NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties do hereby agree as follows:

ARTICLE I

At the Effective Time (as defined in Section 4.1), subject to the terms and conditions of this Bank Merger Agreement, VCB shall be merged with and into United Bank, and United Bank shall be the surviving institution resulting from the Bank Merger (the “Merged Bank”), pursuant to Section 6.2-822 of the Virginia Code. The Bank Merger shall have the effect provided in Section 6.2-822.C of the Virginia Code.

ARTICLE II

The name of the Merged Bank in the Bank Merger shall be “United Bank.”

ARTICLE III

The business of the Merged Bank shall be that of a Virginia chartered commercial bank. The business shall be conducted by the Merged Bank at its principal office, which shall be located at the principal office of United Bank at 11185 Main Street, Fairfax, Virginia 22030; at all duly authorized and operating branches of United Bank and VCB as of the Effective Time (as hereinafter defined), together with the principal office of VCB, which shall be operated as a branch of the Merged Bank; and at all other offices and facilities of United Bank and VCB established as of the Effective Time.

ARTICLE IV

Section 4.1 At the time the Bank Merger becomes effective (the “Effective Time”), the separate existence of VCB shall cease and the corporate existence of United Bank, as the Merged Bank, shall continue unaffected and unimpaired by the Bank Merger; and the Merged Bank shall be deemed to be the same business and corporate entity as each of VCB and United Bank. At the Effective Time, by virtue of the Bank Merger and without any further act, deed, conveyance or other transfer, all of the property, rights, powers and franchises of VCB and United Bank shall vest in United Bank as the Merged Bank, and the Merged Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of VCB and United Bank, and to have succeeded to all of the relationships, fiduciary or otherwise, of VCB and United Bank as fully and to the same extent as if such property, rights, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Merged Bank; provided, however, that the Merged Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Merged Bank by the Virginia Code or applicable regulations.

Section 4.2 The Merged Bank, upon the consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of VCB and United Bank immediately prior to the Effective Time.

ARTICLE V

Section 5.1 At the Effective Time, (i) all of the shares of VCB Capital Stock validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor, and (ii) the shares of United Bank Capital Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

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Section 5.2 At and after the Effective Time, certificates evidencing shares of VCB Capital Stock shall thereafter not evidence any interest in VCB or the Merged Bank.

Section 5.3 The stock transfer book of VCB shall be closed as of the Effective Time and, thereafter, no transfer of any shares of VCB Capital Stock shall be recorded therein.

ARTICLE VI

Section 6.1 Upon the Effective Time, the Board of Directors of the Merged Bank shall be comprised of those persons serving as directors of United Bank immediately prior to the Effective Time, together with the three (3) current members of the Board of Directors of VCB that United Bank shall appoint, at the Effective Time, as members of the Board of Directors of the Merged Bank, to serve as directors of the Merged Bank until their successors are duly elected and qualified (the “VCB Nominees”). Each such Director shall hold office until the next annual meeting of the shareholder of the Merged Bank at which Directors are elected, unless sooner removed, resigned, disqualified or deceased, and until his or her successor has been elected and qualified. United Bank shall take such actions as shall be required to effect the election or appointment of the VCB Nominees as members of the Board of Directors of the Merged Bank, as of the Effective Time. The VCB Nominees shall provide such information with respect to their qualifications as United Bank shall reasonably request and shall comply with any policies and conditions regarding board service applicable to all United Bank directors. This Section 6.1 does not establish a contractual right to continued service on the United Bank Board of Directors by the VCB Nominees. The inclusion of the VCB Nominees on slates of nominees put forward by the United Bank Board of Directors from and after their appointment pursuant to this Section 6.1 shall be determined in the same manner as all other nominees and incumbent Directors.

Section 6.2 The officers of United Bank serving immediately prior to the Effective Time shall serve as the officers of the Merged Bank, as the successor institution, together with Peter A. Converse as President of the Merged Bank, until their successors are duly appointed by the Board of Directors of the Merged Bank.

ARTICLE VII

From and after the Effective Time, (i) the Articles of Incorporation of the Merged Bank shall be the Articles of Incorporation of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law, and (ii) the Bylaws of the Merged Bank shall be the Bylaws of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

ARTICLE VIII

This Bank Merger Agreement may be amended by a subsequent writing signed by all of the parties hereto, except that no provision in Article IX may be amended or waived at any time pursuant to its terms. This Bank Merger Agreement may be terminated by mutual consent of VCB Bank and United Bank at any time prior to the Effective Time. In addition, this Bank Merger Agreement will terminate, and be of no further force or effect, upon the termination of the Reorganization Agreement without any action by either party hereto.

ARTICLE IX

Section 9.1 This Bank Merger Agreement and the Bank Merger shall be adopted and approved by the written consent of the sole holder of all of the outstanding shares of VCB Capital Stock and by the written consent of the sole holder of all of the outstanding shares of United Bank Capital Stock.

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Section 9.2 The Effective Time shall be the later of (i) the time and date designated by United Bank to the Virginia Bureau of Financial Institutions as the time and date on which the Bank Merger shall be effective and (ii) the time and date on which the Virginia Bureau of Financial Institutions orders the Bank Merger to be effective; provided, however, that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the Merger.

Section 9.3 Notwithstanding any provision of this Bank Merger Agreement to the contrary, it shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, (i) immediately prior to the Effective Time, the Merger shall have been consummated and George Mason shall be the sole holder of all of the issued and outstanding shares of VCB Capital Stock and all of the issued and outstanding shares of United Bank Capital Stock, either directly or indirectly, and (ii) all required regulatory approvals shall have been obtained and any waiting periods shall have expired.

Section 9.4 Each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Reorganization Agreement.

ARTICLE X

Any notice or other communication required or permitted under this Bank Merger Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

if to VCB:

Peter A. Converse, President & Chief Executive Officer

Virginia Commerce Bancorp, Inc.

5350 Lee Highway

Arlington, Virginia 22207

Fax: (703) 534-7216

E-mail: pconverse@vcbonline.com

Copy to:

Jacob A. Lutz, III

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

Fax (804) 698-6014

E-mail: jake.lutz@troutmansanders.com

if to United Bank:

James J. Consagra, Jr., President and Chief Executive Officer

United Bank

1118 Main Street

Fairfax, Virginia 22030

Fax (703) 442-7190

E-mail: jconsagra@unitedbank-va.com

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Copy to:

Sandra M. Murphy

Bowles Rice LLP

600 Quarrier Street

Charleston, West Virginia 25301

Fax (304) 343-3058

E-mail: smurphy@bowlesrice.com

or to such other address as such party may designate by notice to the others and shall be deemed to have been given upon receipt.

ARTICLE XI

From time to time as and when reasonably requested by the Merged Bank and to the extent permitted by law and at the expense of the Merged Bank, the officers and directors of VCB and United Bank last in office shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Merged Bank title to, and possession of, all of the property, rights, power and franchises of VCB and United Bank, including, without limitation, all rights and interests of VCB and United Bank in any fiduciary and/or custodial capacity, and otherwise to carry out the purposes of this Bank Merger Agreement, and the proper officers and directors of the Merged Bank, as the receiving and surviving entity, are fully authorized to take any and all such action in the name of VCB and United Bank or otherwise.

ARTICLE XII

This Bank Merger Agreement is binding upon and is for the benefit of VCB and United Bank and their respective successors and permitted assigns; provided, however, that neither this Bank Merger Agreement nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of each other party hereto. This Bank Merger Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Bank Merger Agreement.

ARTICLE XIII

This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent federal law may be applicable.

ARTICLE XIV

This Bank Merger Agreement shall constitute a plan of “reorganization” for the Bank Merger within the meaning of Section 368(a) of the Code.

ARTICLE XV

This Bank Merger Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, VCB and United Bank have each caused this Agreement and Plan of Merger to be executed as of the date first above written.

VIRGINIA COMMERCE BANK

By:
Peter A. Converse
Title:	President & Chief Executive Officer

UNITED BANK

By:
James J. Consagra, Jr.
Title:	President & Chief Executive Officer

Signature Page to the Agreement and Plan of Merger

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Exhibit D

PLAN OF MERGER

merging

VIRGINIA COMMERCE BANK,

a Virginia chartered commercial bank

with and into

UNITED BANK,

a Virginia chartered commercial bank

1. Merger. Virginia Commerce Bank (“VCB”), a Virginia chartered commercial bank, shall upon the Effective Time (as defined in Section 2.a below) be merged (the “Bank Merger”) with and into United Bank (“United Bank”), a Virginia chartered commercial bank, in accordance with the applicable provisions of the Virginia Stock Corporation Act (the “VSCA”) and Title 6.2 of the Code of Virginia. As a result of the Bank Merger, the separate corporate existence of VCB shall cease and United Bank shall continue as the surviving corporation (the “Successor Institution”) following the Bank Merger. The corporate existence of United Bank shall continue unaffected and unimpaired by the Bank Merger.

2. Effective Time; Effects of the Merger.

a. The Bank Merger shall become effective at the later of (i) the time and date designated by United Bank to the Virginia Bureau of Financial Institutions as the time and date on which the Bank Merger shall be effective and (ii) the time and date on which the Virginia Bureau of Financial Institutions orders the Bank Merger to be effective; provided, however, that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the merger (the “Merger”) of Virginia Commerce Bancorp, Inc., the parent company of VCB (“Virginia Commerce”), with and into George Mason Bankshares, Inc., the parent company of United Bank (“George Mason”), and wholly-owned subsidiary of United Bankshares, Inc. (“UBSI”); such time referred to herein as the “Effective Time.”

b. The business of the Successor Institution shall be that of a Virginia chartered commercial bank. The business shall be conducted by the Successor Institution at its principal office, which shall be located at the principal office of United Bank at 1118 Main Street, Fairfax, Virginia 22030; at all duly authorized and operating branches of United Bank and VCB as of the Effective Time, together with the principal office of VCB, which shall be operated as a branch of the Successor Institution; and at all other offices and facilities of United Bank and VCB established as of the Effective Time.

c. At the Effective Time, the Bank Merger shall have the effects set forth in Section 13.1-721 of the VSCA. At the Effective Time, the separate existence of VCB shall cease and the corporate existence of United Bank, as the Successor Institution, shall continue unaffected and unimpaired by the Bank Merger; and the Successor Institution shall be deemed to be the same business and corporate entity as each of VCB and United Bank. At the Effective Time, by virtue of the Bank Merger and without any further act, deed, conveyance or other transfer, all of the property, rights, powers and franchises of VCB and United Bank shall vest in United Bank as the Successor Institution, and the Successor Institution shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of VCB and United Bank, and to have succeeded to all of the relationships, fiduciary or otherwise, of VCB and United Bank as fully and to the same extent as if such property, rights, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Successor Institution; provided, however, that the Successor Institution shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Successor Institution by the Code of Virginia or applicable regulations.

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d. The Successor Institution, upon the consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of VCB and United Bank immediately prior to the Effective Time.

e. The name of the Successor Institution in the Bank Merger shall be “United Bank.”

3. Manner and Basis of Converting Securities.

a. At the Effective Time, (i) all of the shares of the capital stock of VCB validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor, and (ii) the shares of the capital stock of United Bank issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

b. At and after the Effective Time, certificates evidencing shares of capital stock of VCB shall thereafter not evidence any interest in VCB or the Successor Institution.

c. The stock transfer book of VCB shall be closed as of the Effective Time and, thereafter, no transfer of any shares of capital stock of VCB shall be recorded therein.

4. Board of Directors. Upon the Effective Time, the Board of Directors of the Succesor Institution shall be comprised of those persons serving as directors of United Bank immediately prior to the Effective Time, together with the VCB Nominees (as defined in Section 11 hereof). Each such Director shall hold office until the next annual meeting of the shareholder of the Successor Institution at which directors are elected, unless sooner removed, resigned, disqualified or deceased, and until his or her successor has been elected and qualified. United Bank shall take such actions as shall be required to effect the election or appointment of the VCB Nominees as members of the Board of Directors of the Successor Institution, as of the Effective Time.

5. Officers. Upon the Effective Time, the officers of the Successor Institution shall be comprised of those persons serving as officers of United Bank immediately prior to the Effective Time, together with the VCB Officer (as defined in Section 11 hereof). Each such officer shall hold office until his or her successor has been duly appointed by the Board of Directors of the Successor Institution.

6. Articles of Incorporation. From and after the Effective Time, the Articles of Incorporation of the Successor Institution shall be the Articles of Incorporation of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

7. Bylaws. From and after the Effective Time, the Bylaws of the Successor Institution shall be the Bylaws of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

8. Amendment. Subject to the terms of the Agreement and Plan of Merger by and between United Bank and VCB, dated January 29, 2013 (the “Bank Merger Agreement”), this Plan of Merger may be amended by the Boards of Directors of United Bank and VCB at any time prior to the Effective Time; provided, however, that any amendment made subsequent to the approval of this Plan of Merger by the shareholder of VCB and the shareholder of United Bank shall not:

a. alter or change the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property or rights to be received under this Plan of Merger by such shareholders;

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b. alter or change any of the other terms or conditions of this Plan of Merger if the change would adversely affect such shareholders in any material respect; or

c. alter or change any term of the Articles of Incorporation of VCB or United Bank.

9. Condition Precedent; Termination. It shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, (i) immediately prior to the Effective Time, the Merger shall have been consummated and George Mason shall be the sole holder of all of the issued and outstanding shares of capital stock of VCB and all of the issued and outstanding shares of capital stock of United Bank, either directly or indirectly, and (ii) all required regulatory approvals shall have been obtained and any waiting periods shall have expired. This Plan of Merger may be terminated by mutual consent of VCB and United Bank at any time prior to the Effective Time. In addition, this Plan of Merger will terminate, and be of no further force or effect, upon the termination of the Reorganization Agreement without any action by either party hereto.

10. Abandonment. At any time prior to the Effective Time, the Bank Merger may be abandoned, subject to regulatory approval and to the terms of the Bank Merger Agreement, without further shareholder action in the manner determined by the Boards of Directors of United Bank and VCB. Written notice of such abandonment shall be filed with the Virginia State Corporation Commission prior to the Effective Time.

11. Defined Terms. As used in this Plan of Merger, the following terms shall have the meaning set forth below:

a.	“Reorganization Agreement” means the Agreement and Plan of Reorganization by and between Virginia Commerce and UBSI, dated January 29, 2013, pursuant to which Virginia Commerce will be merged with and into UBSI, with UBSI surviving such merger.

b.	“VCB Officer” means the current President and Chief Executive Officer of VCB that the Successor Institution shall appoint, at the Effective Time, as President of the Successor Institution, to serve as an officer of the Successor Institution.

c.	“VCB Nominees” means three (3) current members of the Board of Directors of VCB that the Successor Institution shall appoint, at the Effective Time, as members of the Board of Directors of the Successor Institution, to serve as directors of the Successor Institution until their successors are duly elected and qualified.

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Exhibit E

SUPPORT AGREEMENT

This Agreement, made as of this 29th day of January, 2013, between United Bankshares, Inc., a West Virginia corporation (“Buyer”), and the stockholder of Virginia Commerce Bancorp, Inc., a Virginia corporation (“Virginia Commerce”), identified on the signature page hereto in such Stockholder’s capacity as a stockholder of Virginia Commerce (the “Stockholder”).

WHEREAS, Buyer and Virginia Commerce have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the “Reorganization Agreement”) pursuant to which all of the outstanding shares of Virginia Commerce Common Stock will be exchanged for shares of Buyer Common Stock in accordance with the terms of the Reorganization Agreement; and

WHEREAS, the Stockholder owns or possesses the sole right to vote or direct the voting of, the number of shares of Virginia Commerce Common Stock set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, the Stockholder owns or possesses the sole power to dispose of or to direct the disposition of, the Covered Shares the number of shares of Virginia Commerce Common Stock set forth on the signature page hereto; and

WHEREAS, the Stockholder has the right to acquire pursuant to the exercise of Virginia Commerce Stock Options issued and outstanding pursuant to the Virginia Commerce Stock Plans, the number of shares of Virginia Commerce Common Stock set forth on the signature page hereto; and

WHEREAS, as a material inducement for Buyer to enter into the Reorganization Agreement and consummate the transactions contemplated thereby, the Stockholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Reorganization Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Representations and Warranties of Stockholder. The Stockholder represents and warrants as follows: That he/she is now, and at all times until the Effective Time of the Merger will be, the sole owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of Covered Shares. The Stockholder has, and through the Effective Time will continue to have, the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, all of the Covered Shares. The Stockholder has full right, power and authority to enter into, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, and is enforceable in accordance with its terms.

2. Covenants of Stockholder. (a) The Stockholder agrees that he/she shall cause the Covered Shares to be present at the Virginia Commerce Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Reorganization Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(e), unless: (i) Buyer is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Reorganization Agreement or (ii) in accordance with Section 7.02 of the Reorganization Agreement, the Board of Directors of Virginia Commerce has failed to make, withdrawn, modified or otherwise changed (or publicly proposed or resolved to do the foregoing) its recommendation to Virginia Commerce stockholders.

(b) The Stockholder agrees that until the termination of this Agreement as provided in Section 2(e), that he/she shall not, without the prior written consent of Buyer, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or

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encumber any of the Covered Shares, or any options to acquire Virginia Commerce Common Stock issued and outstanding pursuant to the Virginia Commerce Stock Plans, provided that this restriction shall not apply to shares that are hypothecated or as to which a security interest already has been granted as of the date hereof. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee.

(c) The Stockholder agrees that he/she shall not, and he/she shall not authorize, direct, induce, or encourage any other person, including but not limited to any holder of Virginia Commerce Common Stock, or any officer, employee or director of Virginia Commerce to, solicit from any third party any inquiries or proposals relating to the disposition of Virginia Commerce’s business or assets or the business or assets of Virginia Commerce Bank, a Virginia chartered commercial bank and wholly-owned subsidiary of Virginia Commerce (“VCB”), or the acquisition of Virginia Commerce or VCB’s voting securities, or the merger of Virginia Commerce or VCB with any person other than Buyer or any subsidiary of Buyer, or except as provided in Section 7.06 of the Reorganization Agreement: (i) provide any such person with information or assistance or negotiate or (ii) conduct any discussions with any such person in furtherance of such inquiries or to obtain a proposal.

(d) The Stockholder agrees that he/she shall not, without the prior written consent of Buyer, sell on NASDAQ, or submit an offer to sell on NASDAQ, or otherwise directly or indirectly sell, transfer or dispose of (other than by an exercise), any Covered Shares or any options, warrants, rights or other securities convertible into or exchangeable for shares of Virginia Commerce Common Stock prior to the Effective Time of the Merger.

(e) This Agreement shall terminate upon the earlier to occur of: (a) the termination of the Reorganization Agreement by any of the parties thereto, provided that such termination shall not be in violation of any provision of the Reorganization Agreement; or (b) the Effective Time of the Merger.

3. Additional Shares and Options. Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of Virginia Commerce Common Stock which the Stockholder currently has the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all such shares of Virginia Commerce Common Stock as to which the Stockholder may hereafter acquire the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all Virginia Commerce Stock Options which the Stockholder may currently own or hereafter acquire.

4. Governing Law. This Agreement shall be governed in all respects by the law of the Commonwealth of Virginia, without regard to the conflict of laws principles thereof.

5. Assignment; Successors. This Agreement may not be assigned by the Stockholder without the prior written consent of Buyer. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

6. Scope of Agreement. The parties hereto acknowledge and agree that this Agreement shall not confer upon Buyer any right or ability to acquire the shares of Virginia Commerce Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of the Stockholder in his/her capacity as a director or officer of Virginia Commerce or VCB, but only in his/her capacity as a holder of shares of Virginia Commerce Common Stock or of Virginia Commerce Stock Options.

7. Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

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8. Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9. Defined Terms. Capitalized terms used and not defined herein and defined in the Reorganization Agreement shall have the meaning ascribed to them in the Reorganization Agreement.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

BUYER

By:

Name:
Title:

STOCKHOLDER

Name:

Shares as to which Stockholder has sole:

Voting Power:

Dispositive Power:

Options held by Stockholder:

[Signature Page to Support Agreement]

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List of Disclosure Schedules

to the

Agreement and Plan of Reorganization

dated January 29, 2013

between

United Bankshares, Inc. and Virginia Commerce Bancorp, Inc.

Buyer Disclosure Schedule

Section 6.04(b)(i)	Outstanding Options
Section 6.04(g)(ii)	Financial Reports and SEC Documents
Section 6.04(g)(iii)	Reports
Section 6.04(t)	Insurance

VIRGINIA COMMERCE DISCLOSURE SCHEDULE

Section 5.01 – Forebearances of Virginia Commerce

Section 5.01(b)	Capital Stock
Section 5.01(d)	Compensation; Employment Agreements; Etc.
Section 5.01(e)	Benefit Plans

Section 6.03 – Representations and Warranties of Virginia Commerce

Section 6.03(a)	Organization and Standing
Section 6.03(b)	Capitalization
Section 6.03(c)	Subsidiaries
Section 6.03(d)	Corporate Power
Section 6.03(e)	Corporate Authority
Section 6.03(f)	Consents and Approvals; No Defaults
Section 6.03(g)	Financial Reports; Absence of Certain Changes or Events
Section 6.03(h)	Litigation
Section 6.03(i)	Regulatory Matters
Section 6.03(j)	Compliance with Laws
Section 6.03(k)	Material Contracts; Defaults
Section 6.03(l)	No Brokers
Section 6.03(m)	Employee Benefit Plans
Section 6.03(n)	Labor Matters
Section 6.03(o)	Takeover Laws
Section 6.03(p)	Environmental Matters
Section 6.03(q)	Tax Matters
Section 6.03(r)	Risk Management Instruments
Section 6.03(s)	Books and Records
Section 6.03(t)	Insurance

Appendix B

[Letterhead of Sandler O’Neill & Partners, L.P.]

January 29, 2013

Board of Directors

Virginia Commerce Bancorp, Inc.

5350 Lee Highway

Arlington, VA 22207

Ladies and Gentlemen:

Virginia Commerce Bancorp, Inc. (“VCBI”) and United Bankshares, Inc. (“United”) have entered into an agreement and plan of reorganization dated as of January 29, 2013 (the “Agreement”) pursuant to which VCBI will merge with and into a wholly-owned subsidiary of United (the “Merger”). Pursuant to the terms of the merger, upon the effective date of the Merger, each share of VCBI common stock issued and outstanding immediately before the Effective Time will be converted into and represent the right to receive 0.5442 of a share of common stock of United (the “Merger Consideration”). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of VCBI common stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of VCBI that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of United that we deemed relevant; (iv) internal financial projections for VCBI for the years ending December 31, 2013 and December 31, 2014 and estimated long-term growth rates for the years thereafter as provided by and discussed with senior management of VCBI; (v) internal financial projections for United for the year ended December 31, 2013 and an estimated long term growth rate for the years thereafter as provided by and discussed with senior management of United; (vi) the pro forma financial impact of the Merger on United based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of United; (vii) a comparison of certain stock trading, financial and other information for VCBI and United with similar publicly available information for certain other commercial banks, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions in the commercial banking sector; (ix) the current market environment generally and in the commercial banking sector in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of VCBI the business, financial condition, results of operations and prospects of VCBI and held similar discussions with the senior management of United regarding the business, financial condition, results of operations and prospects of United.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by VCBI and United or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the senior management of VCBI and United that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of VCBI or United or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of

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VCBI, United or the combined entity after the Merger and we have we not reviewed any individual credit files relating to VCBI or United. We have assumed, with your consent, that the respective allowances for loan losses for both VCBI and United are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections as provided by the respective senior management of VCBI and United. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of United. With respect to these projections, the respective senior managements of VCBI and United confirmed to us that those projections reflected the estimates and judgments of those respective managements of the future financial performance of VCBI and United, respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of VCBI and United since the date of the most recent financial data made available to us, as of the date hereof. We have also assumed in all respects material to our analysis that VCBI and United would remain as a going concern for all periods relevant to our analyses and that the Merger will be consummated as a tax-free reorganization under Section 368 of the Internal Revenue Code. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof.

We have acted as VCBI’s financial advisor in connection with the Merger and a significant portion of our fees are contingent upon the closing of the Merger. We also will receive a fee from VCBI for providing this opinion. VCBI has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to VCBI and United and their affiliates. We may also actively trade the securities of VCBI and United or their affiliates for our own account and for the accounts of our customers.

This letter is directed to the Board of Directors of VCBI in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of VCBI as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of VCBI common stock and does not address the underlying business decision of VCBI to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for VCBI or the effect of any other transaction in which VCBI might engage. This opinion shall not be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent, which consent will not be unreasonably withheld. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by VCBI’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of VCBI.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of VCBI common stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

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Appendix C

January 28, 2013

The Board of Directors

United Bankshares, Inc.

300 United Center

500 Virginia Street,

Charleston, WV 25301

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to United Bankshares, Inc. (“United”) of the Merger Consideration (as defined below), in the proposed merger (the “Merger”) of Virginia Commerce Bancorp, Inc. (“Virginia Commerce”) with and into United, pursuant to the draft Agreement and Plan of Reorganization, dated as of January 25, 2013, by and between Virginia Commerce and United (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, $1.00 par value per share, of Virginia Commerce not owned by United or any of its wholly-owned subsidiaries, other than shares held by them in a fiduciary capacity or as a result of debts previously contracted, shall receive in respect thereof, shares of United stock equal to $14.00 per share (the “Merger Consideration”) divided by the 10-day average stock price of United prior to the announcement of the Merger, as more fully described in the Agreement.

Keefe, Bruyette & Woods, Inc. has acted as financial advisor to United and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, United and Virginia Commerce, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of United and Virginia Commerce for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to United. We have acted exclusively for the Board of Directors of United in rendering this fairness opinion and will receive a fee from United for our services. A portion of our fee is contingent upon the successful completion of the Merger.

In the past two years, we have not provided investment banking and financial advisory services to United or to Virginia Commerce. We may in the future provide investment banking and financial advisory services to United and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of United and Virginia Commerce and the Merger, including among other things, the following: (i) a draft of the Agreement dated January 25, 2013 (the most recent draft made available to us); (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2011 of United and Virginia Commerce, respectively; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of United and Virginia Commerce and certain other communications from United and Virginia Commerce to their respective stockholders; and (iv) other financial information concerning the businesses and operations of United and Virginia Commerce furnished to us by United and Virginia Commerce for purposes of our analysis. We have also held discussions with senior management of United and Virginia Commerce regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for United and Virginia

Commerce with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of United and Virginia Commerce as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for United and Virginia Commerce are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property, assets or liabilities of United or Virginia Commerce, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement (the final version of which will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Merger Consideration; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of United and Virginia Commerce; (ii) the assets and liabilities of United and Virginia Commerce; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of United to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to United.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration in the Merger to United. We express no view or opinion as to any terms or other aspects of the Merger.

Further, we are not expressing any opinion about the fairness of the amount or nature of the compensation to any of Virginia Commerce’s or United’s officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of Virginia Commerce in connection with the Merger.

In addition, this opinion does not in any manner address the prices at which the United common stock will trade following the consummation of the Merger and we express no view or opinion as to how the stockholders of Virginia Commerce or United should vote at the stockholders meeting to be held in connection with the Merger.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to United.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Under Article V of its articles of incorporation, United Bankshares is required under certain circumstances to indemnify its directors and officers, former directors and officers, and individuals serving at the request of subsidiaries of United, for liabilities and costs arising out of any claim, action, suit or proceeding, whether civil or criminal, to which they are made a party by reason of being or having been such director or officer of United. Indemnification is not required or permitted in circumstances in which such person is adjudged to have committed gross negligence or willful misconduct in serving the corporation in question. In addition, if the board of directors of United Bankshares makes the judgment that settlement of any claim, action, suit or proceeding against such a director or officer or former director or officer is in the best interest of United, then that individual shall be reimbursed by United Bankshares for his reasonable expenses in connection with the matter and the settlement thereof. These provisions are in addition to all other rights which any director or officer may be entitled as a matter of law. The full text of Article V is set forth below. Reference is made to W Va. Code § 31D-8-851 through § 31D-8-856 which sets forth the indemnification rights permitted under West Virginia law. The full text of the relevant codes are set forth below.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (“the Act”) may be permitted to directors, officers, and controlling persons of United Bankshares, United Bankshares has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable.

Article V of the articles of incorporation of United Bankshares contains the following indemnification provision:

Each director and officer of this corporation, or former director or officer of this corporation, or any person who may have served at its request as a director or officer of another corporation, his heirs and personal representative shall be indemnified by this corporation against costs and expenses at any time reasonably incurred by him arising out of or in connection with any claim, action, suit or proceeding, civil or criminal, against him or to which he may be made a party by reason of his being or having been such director or officer except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of a duty to the corporation. If in the judgment of the board of directors of this corporation a settlement of any claim, action, suit or proceeding so arising be deemed in the best interests of the corporation, any such director or officer shall be reimbursed for any amounts paid by him in effecting such settlement and reasonable expenses incurred in connection therewith. The foregoing right of indemnification shall be in addition to any and all other rights to which any director or officer may be entitled as a matter of law.

W. Va. Code § 31D-8-851 through § 31D-8-856 provide:

§31D-8-851. Permissible indemnification.

(a) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if:

(1) (A) He or she conducted himself or herself in good faith; and

(B) He or she reasonably believed: (i) In the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation; and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation; and

(C) In the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or

(2) He or she engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by subdivision (5), subsection (b), section two hundred two, article two of this chapter.

(b) A director’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement of subparagraph (ii), paragraph (B), subdivision (1), subsection (a) of this section.

(c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not determinative that the director did not meet the relevant standard of conduct described in this section.

(d) Unless ordered by a court under subdivision (3), subsection (a), section eight hundred fifty-four of this article, a corporation may not indemnify a director:

(1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) of this section; or

(2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

§31D-8-852. Mandatory Indemnification.

A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

§31D-8-853. Advance for expenses.

(a) A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

(1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in section eight hundred fifty-one of this article or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by subdivision (4), subsection (b), section two hundred two, article two of this chapter; and

(2) His or her written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification under section eight hundred fifty-two of this article and it is ultimately determined under section eight hundred fifty-four or eight hundred fifty-five of this article that he or she has not met the relevant standard of conduct described in section eight hundred fifty-one of this article.

(b) The undertaking required by subdivision (2), subsection (a) of this section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

(c) Authorizations under this section are to be made:

(1) By the board of directors:

(A) If there are two or more disinterested directors, by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote; or

(B) If there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c), section eight hundred twenty-four of this article in which authorization directors who do not qualify as disinterested directors may participate; or

(2) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization; or

(3) By special legal counsel selected in a manner in accordance with subdivision (2), subsection (b), section eight hundred fifty-five of this article.

§31D-8-854. Circuit court-ordered indemnification and advance for expenses.

(a) A director who is a party to a proceeding because he or she is a director may apply for indemnification or an advance for expenses to the circuit court conducting the proceeding or to another circuit court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the circuit court shall:

(1) Order indemnification if the circuit court determines that the director is entitled to mandatory indemnification under section eight hundred fifty-two of this article;

(2) Order indemnification or advance for expenses if the circuit court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by subsection (a), section eight hundred fifty-eight of this article; or

(3) Order indemnification or advance for expenses if the circuit court determines, in view of all the relevant circumstances, that it is fair and reasonable:

(A) To indemnify the director; or

(B) To advance expenses to the director, even if he or she has not met the relevant standard of conduct set forth in subsection (a), section eight hundred fifty-one of this article, failed to comply with section eight hundred fifty-three of this article or was adjudged liable in a proceeding referred to in subdivision (1) or (2), subsection (d), section eight hundred fifty-one of this article, but if he or she was adjudged so liable his or her indemnification is to be limited to reasonable expenses incurred in connection with the proceeding.

(b) If the circuit court determines that the director is entitled to indemnification under subdivision (1), subsection (a) of this section or to indemnification or advance for expenses under subdivision (2) of said subsection, it shall also order the corporation to pay the director’s reasonable expenses incurred in connection with obtaining circuit court-ordered indemnification or advance for expenses. If the circuit court determines that the director is entitled to indemnification or advance for expenses under subdivision (3) of said subsection, it may also order the corporation to pay the director’s reasonable expenses to obtain circuit court-ordered indemnification or advance for expenses.

§31D-8-855. Determination and authorization of indemnification.

(a) A corporation may not indemnify a director under section eight hundred fifty-one of this article unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in section eight hundred fifty-one of this article.

(b) The determination is to be made:

(1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote;

(2) By special legal counsel:

(A) Selected in the manner prescribed in subdivision (1) of this subsection; or

(B) If there are fewer than two disinterested directors, selected by the board of directors in which selection directors who do not qualify as disinterested directors may participate; or

(3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

(c) Authorization of indemnification is to be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification is to be made by those entitled under paragraph (B), subdivision (2), subsection (b) of this section to select special legal counsel.

§31D-8-856. Indemnification of officers.

(a) A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

(1) To the same extent as a director; and

(2) If he or she is an officer but not a director, to a further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for:

(A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

(B) Liability arising out of conduct that constitutes:

(i) Receipt by him or her of a financial benefit to which he or she is not entitled;

(ii) An intentional infliction of harm on the corporation or the shareholders; or

(iii) An intentional violation of criminal law.

(b) The provisions of subdivision (2), subsection (a) of this section apply to an officer who is also a director if the basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

(c) An officer of a corporation who is not a director is entitled to mandatory indemnification under section eight hundred fifty-two of this article and may apply to a court under section eight hundred fifty-four of this article for indemnification or an advance for expenses in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 21. Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibits
2.1	Agreement and Plan of Reorganization, dated as of January 29, 2013, by and between United Bankshares, Inc. and Virginia Commerce Bancorp, Inc. (included as Appendix A to the prospectus and joint proxy statement).

2.2	Supplement for Merger Sub Accession to Merger Agreement dated as of May 30, 2013.

3.1	Amended and Restated Articles of Incorporation of United Bankshares, Inc. as in effect on the date hereof (incorporated by reference to Exhibit 3.1 to United Bankshares’ Current Report on Form 8-K dated December 23, 2008 and filed December 31, 2008).

3.2	Restated Bylaws of United Bankshares, Inc., as in effect on the date hereof (incorporated by reference to Exhibit 3.2 to United Bankshares’ Current Report on Form 8-K dated January 25, 2010 and filed January 29, 2010).

5.1	Opinion of Bowles Rice LLP, including consent.*

8.1	Tax Opinion of Bowles Rice LLP, including consent.

8.2	Tax Opinion of Troutman Sanders LLP , including consent.

21	Subsidiaries of Registrant (Incorporated herein by reference to United Bankshares, Inc.’s Form 10-K for the year ended December 31, 2012).

23.1	Consent of Bowles Rice LLP (included in Legal Opinion, Exhibit 5.1).*

23.2	Consent of Bowles Rice LLP (included in Legal Opinion, Exhibit 8.1).

23.3	Consent of Troutman Sanders LLP (included in Legal Opinion, Exhibit 8.2).

23.4	Consent of Ernst & Young LLP.

23.5	Consent of Yount, Hyde & Barbour, P.C.

23.6	Consent of Keefe, Bruyette & Woods, Inc.

23.7	Consent of Sandler O’Neill & Partners, L.P.

24	Powers of Attorney (signature page).*

99.1	Form of Proxy Card for United Bankshares, Inc.*

99.2	Form of Proxy Card for Virginia Commerce Bancorp, Inc.*

* Previously filed.

(b) Financial Statement Schedules

Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

(c) Opinion

The opinion of Sandler O’Neil & Partners, L.P. to the board of directors of Virginia Commerce Bancorp, Inc. is included in Appendix B to the prospectus and joint proxy statement, and the opinion of Keefe, Bruyette & Woods, Inc. to the board of directors of United Bankshares, Inc. is included in Appendix C to the prospectus and joint proxy statement.

Item 22. Undertakings.

1. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters in addition to the information called for by the other items of the applicable form.

2. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

4. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration when it became effective.

6. The undersigned registrant hereby undertakes:

a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

b. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

7. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

8. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parkersburg, State of West Virginia, on July 18, 2013.

UNITED BANKSHARES, INC.

By:	/s/ Richard M. Adams
Chairman of the Board and Chief Executive Officer

By:	/s/ Steven E. Wilson
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Richard M. Adams Richard M. Adams	Chairman of the Board, Director, and Chief Executive Officer	July 18, 2013

/s/ Steven E. Wilson Steven E. Wilson	Chief Financial Officer, Chief Accounting Officer	July 18, 2013

* Robert G. Astorg	Director	July 18, 2013

* W. Gaston Caperton, III	Director	July 18, 2013

* Lawrence K. Doll	Director	July 18, 2013

* Theodore J. Georgelas	Director	July 18, 2013

* F. T. Graff, Jr.	Director	July 18, 2013

* Douglas J. Leech	Director	July 18, 2013

* John M. McMahon	Director	July 18, 2013

* J. Paul McNamara	Director	July 18, 2013

* Mark R. Nesselroad	Director	July 18, 2013

* William C. Pitt, III	Director	July 18, 2013

Signatures	Title	Date

* Donald L. Unger	Director	July 18, 2013

* Mary K. Weddle	Director	July 18, 2013

* Gary G. White	Director	July 18, 2013

* P. Clinton Winter, Jr.	Director	July 18, 2013

*Signed pursuant to Powers of Attorney dated May 29, 2013, included as part of the signature page to the Registration Statement on Form S-4 for United Bankshares, Inc. filed May 29, 2013.

/s/ Richard M. Adams
Richard M. Adams
Chairman of the Board, Director and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

2.1	Agreement and Plan of Reorganization, dated as of January 29, 2013, by and between United Bankshares, Inc. and Virginia Commerce Bancorp, Inc. (included as Appendix A to the prospectus and joint proxy statement).

2.2	Supplement for Merger Sub Accession to Merger Agreement dated as of May 30, 2013.

3.1	Amended and Restated Articles of Incorporation of United Bankshares, Inc. as in effect on the date hereof (incorporated by reference to Exhibit 3.1 to United Bankshares’ Current Report on Form 8-K dated December 23, 2008 and filed December 31, 2008).

3.2	Restated Bylaws of United Bankshares, Inc., as in effect on the date hereof (incorporated by reference to Exhibit 3.2 to United Bankshares’ Current Report on Form 8-K dated January 25, 2010 and filed January 29, 2010).

5.1	Opinion of Bowles Rice LLP, including consent.*

8.1	Tax Opinion of Bowles Rice LLP, including consent.

8.2	Tax Opinion of Troutman Sanders LLP, including consent.

21	Subsidiaries of Registrant (Incorporated herein by reference to United Bankshares, Inc.’s Form 10-K for the year ended December 31, 2012).

23.1	Consent of Bowles Rice LLP (included in Legal Opinion, Exhibit 5.1).*

23.2	Consent of Bowles Rice LLP (included in Legal Opinion, Exhibit 8.1).

23.3	Consent of Troutman Sanders LLP (included in Legal Opinion, Exhibit 8.2).

23.4	Consent of Ernst & Young LLP.

23.5	Consent of Yount, Hyde & Barbour, P.C.

23.6	Consent of Keefe, Bruyette & Woods, Inc.

23.7	Consent of Sandler O’Neill & Partners, L.P.

24	Powers of Attorney (signature page).*

99.1	Form of Proxy Card for United Bankshares, Inc.*

99.2	Form of Proxy Card for Virginia Commerce Bancorp, Inc.*

* Previously filed.